IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

---------------------------------------------------------------

In re:
HVIDE MARINE INCORPORATED,
et al.,
                       Debtors.

---------------------------------------------------------------

                                                  Chapter 11
                                                  Case No. 99-3024 (PJW)
                                                  (Jointly Administered)

          FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125
               OF THE BANKRUPTCY CODE FOR THE FIRST AMENDED JOINT
                 PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS

                                          KRONISH LIEB WEINER & HELLMAN LLP
                                          1114 Avenue of the Americas
                                          New York, New York 10036-7798
                                          (212) 479-6000

                                                         - and -

                                          YOUNG, CONAWAY, STARGATT &
                                          TAYLOR LLP
                                          Rodney Square North, 11 Floor
                                          P.O. Box 391
                                          Wilmington, Delaware 19899-0391
                                          (302) 571-6600

                                          Co-Counsel for the Debtors and
                                          Debtors in Possession

Dated: Wilmington, Delaware
       November 1, 1999

                               TABLE OF CONTENTS

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I.     INTRODUCTION......................................................     1
       A.    General Information.........................................     1
       B.    Right to Vote on the Plan...................................     4
       C.    Voting Instructions.........................................     5
       D.    Confirmation Hearing........................................     5

II.    OVERVIEW OF THE PLAN..............................................     6
       A.    Classification and Treatment of All Claims and Interests
             Under the Plan..............................................     6
       B.    Ownership of New HMI Common Stock; Dilution.................     9
       C.    Recommendation With Respect to The Plan.....................     9

III.   SUMMARY OF BUSINESS, PROPERTIES AND OTHER INFORMATION WITH RESPECT
       TO THE DEBTORS....................................................     9
       A.    Description of the Company and its Business.................     9
       B.    Industry Segments...........................................    10
       C.    Competition.................................................    15
       D.    Environmental and Other Regulation..........................    15
       E.    Insurance...................................................    19
       F.    Legal Proceedings...........................................    19
       G.    Employees...................................................    19
       H.    Properties..................................................    20
       I.    Selected Consolidated Financial Data........................    20
       J.    Events Leading to the Commencement of the Chapter 11
             Cases.......................................................    24

IV.    SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES....................    26
       A.    Continuation of Business; Stay of Litigation................    26
       B.    Appointment of the Creditors' Committee.....................    26
       C.    Representation of Debtors and Committee.....................    26
       D.    DIP Credit Facility.........................................    27
       E.    Employee Retention Plan.....................................    27
       F.    Motion to Pay Critical Vendors..............................    28
       G.    Scrapping of the Seabulk Challenger.........................    28
       H.    Scrapping of the HMI Astrachem..............................    28
       I.    Assumption of Certain Leases and Executory Contracts........    28

V.     THE PLAN OF REORGANIZATION........................................    29
       A.    Classification and Treatment of Claims and Interests........    29
             1. Administrative Expense and Priority Tax Claims...........    29
                a. Administrative Expense Claims.........................    29
                b. Priority Tax Claims...................................    30
             2. Class 1 -- Other Priority Claims.........................    30
             3. Class 2 -- Secured Claims................................    30
                a.  Class 2A -- MARAD Claims.............................    30
                b. Class 2B -- Capital Lease Claims......................    31
                c.  Class 2C -- Other Secured Claims.....................    32
             4. Class 3 -- Unsecured Claims..............................    32
                a.  Class 3A -- General Unsecured Claims.................    32
                b. Class 3B -- Senior Note Claims........................    32
                c.  Class 3C -- Trust Preferred Claims...................    33


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                d. Class 3D -- Intercompany Claims.......................    34
             5. Class 4 -- Debt Securities Trading Claims................    34
                a.  Class 4A -- Senior Note Securities Trading Claims....    34
                b.  Class 4B -- Convertible Subordinated Debenture
                    Securities Trading Claims............................    34
             6. Class 5 -- Common Stock in Subsidiary Debtors............    35
             7. Class 6 -- HMI Common Stock and HMI Common Stock
                Securities Trading Claims................................    35
             8. Class 7 -- HMI Options...................................    36

       B.    Summary of Other Provisions of the Plan.....................    36
             1. General Description of New Securities....................    36
                a. New HMI Common Stock..................................    36
                b. The Class A Warrants..................................    37
             2. The Registration Rights Agreement........................    39
             3. Repayment of the DIP Credit Facility/Exit Financing......    39
             4. Conditions Precedent to the Plan.........................    40
             5. Time and Method of Distributions Under the Plan..........    40
             6. Executory Contracts and Unexpired Leases.................    41
             7. Retiree Benefits.........................................    42
             8. Provisions for Treatment of Disputed Claims..............    42
             9. Reorganized HMI Certificate of Incorporation and
                By-laws..................................................    43
             10. Discharge of the Debtors................................    47
             11. Amendment of the Plan...................................    47
             12. Indemnification.........................................    47
             13. Revocation of the Plan..................................    47
             14. Preservation of Causes of Action........................    48
             15. Termination of Creditors' Committee.....................    48
             16. Exculpation and Releases................................    48
             17. Termination of Hvide Capital Trust......................    49
             18. Supplemental Documents..................................    49

VI.    CONFIRMATION AND CONSUMMATION PROCEDURE...........................    49
       A.    Solicitation of Votes.......................................    49
       B.    The Confirmation Hearing....................................    49
       C.    Confirmation................................................    50
             1. Acceptance...............................................    50
             2. Unfair Discrimination and Fair and Equitable Tests.......    50
                a.  Secured Creditors....................................    51
                b. Unsecured Creditors...................................    51
                c.  Interests............................................    51
             3. Feasibility..............................................    51
             4. Best Interests Test......................................    52
             5. Valuation................................................    53
       D.    Consummation................................................    54

VII.   MANAGEMENT OF THE REORGANIZED DEBTOR..............................    54
       A.    Board of Directors and Management...........................    55
             1. Composition of the Board of Directors....................    55
             2. Identity of Officers and Directors.......................    55
       B.    Compensation of Executive Officers..........................    58
       C.    New Long-Term Incentive Plan................................    58
       D.    Post-Effective Date Security Ownership of Certain Beneficial
             Owners......................................................    59

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VIII.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE
       REORGANIZED HMI COMMON STOCK AND CLASS A WARRANTS TO BE
       DISTRIBUTED UNDER THE PLAN........................................    59
       A.    Issuance Of Securities......................................    59
             1. Generally................................................    59
             2. Resale Considerations....................................    60
             3. Delivery of Disclosure Statement.........................    61

IX.    CERTAIN RISK FACTORS TO BE CONSIDERED.............................    61
       A.    Projected Financial Information.............................    61
       B.    Depressed Industry Conditions and Substantial Cash
             Requirements Have Adversely Affected the Company's
             Liquidity...................................................    62
       C.    Recent Adverse Publicity About the Company, Including its
             Chapter 11 Filing, Has Harmed the Company's Ability to
             Compete in Highly Competitive Businesses....................    62
       D.    The Company Is Dependent on the Oil and Gas Industry, Which
             Is Cyclical.................................................    62
       E.    Excess Vessel Supply and Vessel Newbuilds Are Depressing Day
             Rates and Adversely Affecting Operating Results.............    63
       F.    Excess Vessel Supply and Vessel Newbuilds Are Likely to
             Cause Any Recovery of the Offshore Energy Support Market to
             Lag Increases in Oil and Gas Prices.........................    63
       G.    The Company May Be at a Competitive Disadvantage in
             Responding to Any Improved Demand in the Offshore Energy
             Support Industry............................................    63
       H. The Company's Plans to Cancel the Construction of Vessels Currently under Construction Could Subject it to
             Liabilities.................................................    63
       I.    The Company Conducts International Operations, Which Involve
             Additional Risks............................................    64
       J.    The Company's Offshore Energy Support Fleet Includes Many
             Older Vessels...............................................    64
       K.    The Company's Business Is Subject to Environmental Risk and
             Regulations.................................................    64
       L.    The Company's Business Involves Hazardous Activities and
             Other Risks of Loss Against Which it May Not Be Adequately
             Insured.....................................................    64
       M.    The Company Could Lose Jones Act Protection.................    65
       N.    Restriction on Foreign Ownership of Stock...................    65
       O.    The Company Will Have to Remove Some of its Vessels from the
             Jones Act Trade.............................................    65
       P.    The Company Has Been Required to Consolidate Certain Debt,
             Causing Further Deterioration in its Reported Financial
             Condition and Results of Operations.........................    65
       Q.    There Is No Established Trading Market for the New
             Securities..................................................    66
       R.    Dividend Policy.............................................    66
       S.    Preferred Stock.............................................    66

X.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN...............    66
       A.    Consequences to the Company.................................    67
             1. Cancellation of Debt.....................................    67
             2. Limitations on NOL Carryforwards and Other Tax
                Attributes...............................................    67
             3. Alternative Minimum Tax..................................    68
       B.    Consequences to Holders of Senior Notes.....................    68
             1. Gain or Loss.............................................    69
             2. Distributions in Discharge of Accrued Interest...........    69
             3. Subsequent Sale of New HMI Common Stock..................    69
             4. Withholding..............................................    69
       C.    Consequences to Holders of Trust Preferred Securities.......    70
             1. Gain or Loss.............................................    70
             2. Distributions in Discharge of Accrued Interest or OID....    70
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                                       iii

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             3. Subsequent Sale of New HMI Common Stock..................    71
             4. Withholding..............................................    71
       D.    Consequences to Holders of Existing HMI Common Stock........    71

XI.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE
       PLAN..............................................................    72
       A.    Liquidation Under Chapter 7.................................    72
       B.    Alternative Plan of Reorganization..........................    72

XII.   CONCLUSION AND RECOMMENDATION.....................................    72

EXHIBITS

Exhibit A  The Plan of Reorganization
Exhibit B  Disclosure Statement Approval Order
Exhibit C  Hvide Marine Incorporated's Form 10-K 1998 Annual Report and
           Form 10-K/A Amendment
Exhibit D  Hvide Marine Incorporated's Form 10-Q Quarterly Report for
           the Quarter Ended June 30, 1999
Exhibit E  Hvide Marine Incorporated's Projected Financial Information
Exhibit F  Hvide Marine Incorporated Liquidation Analysis

                                I.  INTRODUCTION

A. GENERAL INFORMATION

     Hvide Marine Incorporated ("HMI") and its subsidiary and affiliate debtors listed below(1) (collectively, the "Debtors," the "Company" or "Hvide"), are hereby soliciting acceptances of their First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of
---------------

(1) HVIDE MARINE
 INTERNATIONAL, INC.
HVIDE MARINE
 TRANSPORT, INC.
HVIDE MARINE TOWING, INC.
HVIDE MARINE TOWING
 SERVICES, INC.
HVIDE CAPITAL TRUST
HMI CAYMAN HOLDINGS, INC.
HMI OPERATORS, INC.
LIGHTSHIP LIMITED PARTNER
 HOLDINGS, LLC
LONE STAR MARINE
 SERVICES, INC.
OCEAN SPECIALTY TANKERS
 CORPORATION
OFFSHORE MARINE
 MANAGEMENT INTERNATIONAL, INC.
SEABULK ALBANY, INC.
SEABULK ALKATAR, INC.
SEABULK AMERICA
 PARTNERSHIP, LTD.
SEABULK ARABIAN, INC.
SEABULK ARCTIC EXPRESS, INC.
SEABULK ARIES II, INC.
SEABULK ARZANAH, INC.
SEABULK BARRACUDA, INC.
SEABULK BATON ROUGE, INC.
SEABULK BECKY, INC.
SEABULK BETSY, INC.
SEABULK BUL HANIN, INC.
SEABULK CAPRICORN, INC.
SEABULK CARDINAL, INC.
SEABULK CAROL, INC.
SEABULK CAROLYN, INC.
SEABULK CHAMP, INC.
SEABULK CHRISTOPHER, INC.
SEABULK CLAIBORNE, INC.
SEABULK CLIPPER, INC.
SEABULK COMMAND, INC.
SEABULK CONDOR, INC.
SEABULK CONSTRUCTOR, INC.
SEABULK COOT I, INC.
SEABULK COOT II, INC.
SEABULK CORMORANT, INC.
SEABULK CYGNET I, INC.
SEABULK CYGNET II, INC.
SEABULK DANAH, INC.
SEABULK DAYNA, INC.
SEABULK DEBBIE, INC.
SEABULK DEFENDER, INC.
SEABULK DIANA, INC.
SEABULK DISCOVERY, INC.
SEABULK DUKE, INC.
SEABULK EAGLE II, INC.
SEABULK EAGLE, INC.
SEABULK EMERALD, INC.
SEABULK ENERGY, INC.
SEABULK EXPLORER, INC.
SEABULK FALCON II, INC.
SEABULK FALCON, INC.
SEABULK FREEDOM, INC.
SEABULK FULMAR, INC.
SEABULK GABRIELLE, INC.
SEABULK GANNET I, INC.
SEABULK GANNET II, INC.
SEABULK GAZELLE, INC.
SEABULK GIANT, INC.
SEABULK GREBE, INC.
SEABULK HABARA, INC.
SEABULK HAMOUR, INC.
SEABULK HARRIER, INC.
SEABULK HATTA, INC.
SEABULK HAWAII, INC.
SEABULK HAWK, INC.
SEABULK HERCULES, INC.
SEABULK HERON, INC.
SEABULK HORIZON, INC.
SEABULK HOUBARE, INC.
SEABULK IBEX, INC.
SEABULK ISABEL, INC.
SEABULK JASPER, INC.
SEABULK JEBEL ALI, INC.
SEABULK KATIE, INC.
SEABULK KESTREL, INC.
SEABULK KING, INC.
SEABULK KNIGHT, INC.
SEABULK LAKE EXPRESS, INC.
SEABULK LARA, INC.
SEABULK LARK, INC.
SEABULK LIBERTY, INC.
SEABULK LINCOLN, INC.
SEABULK LULU, INC.
SEABULK MAINTAINER, INC.
SEABULK MALLARD, INC.
SEABULK MARLENE, INC.
SEABULK MARTIN I, INC.
SEABULK MARTIN II, INC.
SEABULK MASTER, INC.
SEABULK MERLIN, INC.
SEABULK MUBARRAK, INC.
SEABULK NEPTUNE, INC.
SEABULK OCEAN SYSTEMS
 CORPORATION
SEABULK OCEAN SYSTEMS
 HOLDINGS CORPORATION
SEABULK OFFSHORE ABU
 DHABI, INC.
SEABULK OFFSHORE
 DUBAI, INC.
SEABULK OFFSHORE
 HOLDINGS, INC.
SEABULK OFFSHORE
 INTERNATIONAL, INC.
SEABULK OFFSHORE
 GLOBAL HOLDINGS, INC.
SEABULK OFFSHORE LTD.
SEABULK OFFSHORE
 OPERATORS, INC.
SEABULK OFFSHORE
 OPERATORS NIGERIA LIMITED
SEABULK OFFSHORE
 OPERATORS TRINIDAD LIMITED
SEABULK OFFSHORE U.K. LTD.
SEABULK OREGON, INC.
SEABULK ORYX INC.
SEABULK OSPREY, INC.
SEABULK PELICAN, INC.
SEABULK PENGUIN I, INC.
SEABULK PENGUIN II, INC.
SEABULK PENNY, INC.
SEABULK PERSISTENCE, INC.
SEABULK PETREL, INC.
SEABULK PLOVER, INC.
SEABULK POWER, INC.
SEABULK PRIDE, INC.
SEABULK PRINCE, INC.
SEABULK PRINCESS, INC.
SEABULK PUFFIN, INC.
SEABULK QUEEN, INC.
SEABULK RAVEN, INC.
SEABULK RED TERN LIMITED
SEABULK ROOSTER, INC.
SEABULK SABINE, INC.
SEABULK SALIHU, INC.
SEABULK SAPPHIRE, INC.
SEABULK SARA, INC.
SEABULK SEAHORSE, INC.
SEABULK SENGALI, INC.
SEABULK SERVICE, INC.
SEABULK SHARI, INC.
SEABULK SHINDAGA, INC.
SEABULK SKUA I, INC.
SEABULK SNIPE, INC.
SEABULK SUHAIL, INC.
SEABULK SWAN, INC.
SEABULK SWIFT, INC.
SEABULK TANKERS, LTD.
SEABULK TAURUS, INC.
SEABULK TENDER, INC.
SEABULK TIMS I, INC.
SEABULK TITAN, INC.
SEABULK TOOTA, INC.
SEABULK TOUCAN, INC.
SEABULK TRADER, INC.
SEABULK TRANSMARINE II, INC.
SEABULK TRANSMARINE
 PARTNERSHIP, LTD.
SEABULK TREASURE
 ISLAND, INC.
SEABULK UMM SHAIF, INC.
SEABULK VERITAS, INC.
SEABULK VIRGO I, INC.
SEABULK VOYAGER, INC.
SEABULK ZAKUM, INC.
SEAMARK LTD. INC.
SUN STATE MARINE
 SERVICES, INC.
HVIDE MARINE DE
 VENEZUELA, S.R.L.
MARANTA S.A.

November 1, 1999 (the "Plan").(2) This Disclosure Statement is being distributed in connection with (i) the solicitation of acceptances of the Plan and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled for December 1, 1999 at 11:30 a.m. Eastern Standard Time.

     The Plan is intended to enhance the long-term viability and contribute to the success of the Company by adjusting its capitalization through a reduction in the amount of its long-term debt to reflect current and projected operating performance levels. The Plan is designed to reduce the Company's debt service obligations to levels that the Company believes can be supported by its projected cash flow. See Hvide Marine Incorporated's Projected Financial Information (Exhibit E).

     The Plan provides for, among other things, the refinancing of Hvide's existing senior secured DIP Credit Facility and the distribution to the holders of the $300 million principal amount of existing HMI Senior Notes of 9,800,000 shares of New HMI Common Stock, representing 98% of the outstanding shares of New HMI Common Stock on the Effective Date. All General Unsecured Claims, including without limitation Claims of the Debtors' vendors and suppliers, will be unimpaired by the Plan and will continue to be paid in the ordinary course of business.

     The Plan further provides for the cancellation of an intercompany liability represented by the $118 million principal amount of 6 1/2% Convertible Subordinated Debentures issued by HMI to a subsidiary, Hvide Capital Trust, and for the distribution to holders of Hvide Capital Trust's corresponding 6 1/2% Trust Convertible Preferred Securities of (i) 200,000 shares of New HMI Common Stock, representing 2% of the outstanding shares of New HMI Common Stock on the Effective Date, plus (ii) Class A Warrants to purchase 125,000 shares of New HMI Common Stock on the terms described elsewhere in this Disclosure Statement. Finally, the Plan provides for the cancellation of the existing shares of HMI Common Stock and the distribution to HMI Common Stockholders of Class A Warrants to purchase 125,000 shares of New HMI Common Stock on the terms described elsewhere in this Disclosure Statement. Thus, even though the value of the Company today is far less than its total indebtedness as of the Commencement Date, such that holders of existing HMI Common Stock are "under water" (see
Section IV.C.5, "Valuation"), under the Plan such stockholders are to receive Class A Warrants and thereby may retain an interest in the deleveraged Company and the opportunity to participate in its future success.(3)

     The Plan addresses the over-leveraged nature of the Company's capital structure through the elimination of a total of $433 million of debt (represented by the Senior Notes and the Convertible Subordinated Debentures, including accrued and unpaid interest thereon), together with the refinancing of the Company's existing senior secured lending facility at reasonable interest rates. This restructuring will provide the Company with a stronger balance sheet and improved cash flows that should enable the Company to survive as a going concern, continue to serve its customers and markets, modernize its fleet, and preserve jobs for its employees.

     Attached as Exhibits to this Disclosure Statement are copies of the following:

     - The Plan (Exhibit A);

     - Order of the Bankruptcy Court dated November 2, 1999, among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

     - HMI's Form 10-K 1998 Annual Report and Form 10-K/A Amendment (Exhibit C);

---------------

2 Unless otherwise defined herein, all capitalized terms contained herein have the meanings ascribed to them in the Plan, a copy of which is annexed hereto as Exhibit A.

3 As set forth in Section V.B.II, "Amendment of the Plan," the Debtors reserve the right to modify the Plan if certain limited conditions occur, in which case the distribution of New HMI Common Stock and Class A Warrants to holders of Class 3C Trust Preferred Claims and Class A Warrants to existing holders of HMI Common Stock may not be made. See also Section VI.C., "Confirmation and Consummation Procedure; Confirmation."

     - HMI's Form 10-Q Quarterly Report for the Quarter Ended June 30, 1999 (Exhibit D);

     - HMI's Projected Financial Information (Exhibit E); and

     - HMI's Liquidation Analysis (Exhibit F).

In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims and Interests that are entitled to vote to accept or reject the Plan.

     ON NOVEMBER 2, 1999 THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE APPROVED THIS DISCLOSURE STATEMENT ("DISCLOSURE STATEMENT"), WHICH APPROVAL DOES NOT CONSTITUTE A DETERMINATION ON THE FAIRNESS OR MERITS OF THE PLAN OF REORGANIZATION ANNEXED HERETO AS EXHIBIT A AND DESCRIBED IN THIS DISCLOSURE STATEMENT. THE APPROVAL OF THIS DISCLOSURE STATEMENT MEANS THAT THE BANKRUPTCY COURT HAS FOUND THAT THIS DISCLOSURE STATEMENT CONTAINS ADEQUATE INFORMATION TO PERMIT CREDITORS AND EQUITY HOLDERS OF THE DEBTORS TO MAKE A REASONABLY INFORMED DECISION IN EXERCISING THEIR RIGHT TO VOTE UPON THE PLAN.

     THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED IN THIS DISCLOSURE STATEMENT. THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS DISCLOSURE STATEMENT SINCE THE DATE OF THIS DISCLOSURE STATEMENT.

     THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. ALL CREDITORS, INTEREST HOLDERS AND OTHER INTERESTED PARTIES ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS, BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN OR TAKE A POSITION WITH RESPECT TO THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ANNEXED HERETO AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT PRIOR TO OR CONCURRENT WITH THE FILING OF THIS DISCLOSURE STATEMENT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN ARE MATERIALLY ACCURATE; AND (B) THIS DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION. ALL CREDITORS AND INTEREST HOLDERS SHOULD READ CAREFULLY AND CONSIDER FULLY THE SECTION HEREOF ENTITLED "CERTAIN RISK FACTORS TO BE CONSIDERED" BEFORE VOTING FOR OR AGAINST THE PLAN.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NONBANKRUPTCY LAW. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, IT IS THE DEBTORS' POSITION THAT THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

     IT IS ALSO THE DEBTORS' POSITION THAT THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, AND IT SHALL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE DEBTORS' REORGANIZATION ON HOLDERS OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS.

B. RIGHT TO VOTE ON THE PLAN

     Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired under the terms and provisions of a chapter 11 plan are entitled to vote to accept or reject the Plan. Holders of allowed claims or equity interests in classes of claims or equity interests that are unimpaired under the terms and provisions of a chapter 11 plan are conclusively presumed to have accepted the plan and therefore are not entitled to vote on such a plan. The Debtors believe that Classes 1, 2, 3A, 3D and 5 are unimpaired, are conclusively presumed to have accepted the Plan, and therefore do not have the right to vote on the Plan.

     Holders of Claims in Class 3B (Senior Note Claims) and Class 3C (Trust Preferred Claims) and holders of Interests in Class 6 (HMI Common Stock Interests) are impaired and therefore are entitled to vote to accept or reject the Plan. Holders of Claims in Class 4 (Debt Securities Trading Claims), if any, and Interests in Class 7 (HMI Options) do not receive any distributions under the Plan and the holders of those Claims, if any, and Interests are conclusively presumed to have rejected the Plan. Therefore, the Debtors are soliciting acceptances only from the holders of Allowed Claims in Class 3B (Senior Note Claims) and Class 3C (Trust Preferred Claims) and Allowed Interests in Class 6 (HMI Common Stock Interests).

     The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan. The Bankruptcy Code defines "acceptance" of a plan by a class of equity interests as acceptance by equity interest holders in that class that hold at least two-thirds in amount of the allowed interests that cast ballots for acceptance or rejection of the plan. For a complete description of the requirements for confirmation of the Plan, see Section VI, "Confirmation and Consummation Procedure."

     If a class of claims or equity interests rejects the Plan or is deemed to reject the Plan, the Debtors have the right, and reserve the right, to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code.
Section 1129(b) permits the confirmation of a plan notwithstanding the nonacceptance of such plan by one or more impaired classes of claims or equity interests if the proponent thereof complies with the provisions of that Section. Under that Section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VI.C.2, "Confirmation and Consummation Procedure, Unfair Discrimination and Fair and Equitable Tests."

     The Debtors believe that (i) through the Plan, holders of Claims against and Interests in Hvide will obtain a substantially greater recovery from the Debtors' estates than the recovery that would be available if the assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code and (ii) the Plan will afford Hvide the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for Hvide's employees.

     After carefully reviewing this Disclosure Statement, including the Exhibits, each holder of an Allowed Claim or Allowed Interest that is entitled to vote on the Plan should vote on the Plan.

     THE DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS, THEIR CREDITORS AND EQUITY SECURITY HOLDERS AND URGE THAT CREDITORS AND EQUITY SECURITY HOLDERS VOTE TO ACCEPT THE PLAN. THE CREDITORS' COMMITTEE ALSO BELIEVES THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF UNSECURED CLAIMS.

C. VOTING INSTRUCTIONS

     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold a Claim or Interest in more than one Class and you are entitled to vote Claims or Interests in more than one Class, you will receive separate Ballots that must be used for each separate Class of Claims or Interests. Please vote and return your Ballot(s). Your Ballot must be delivered either by mail or personal delivery, as follows:

          1. If you received a Ballot from a broker, bank or other institution, return the completed Ballot to such broker, bank or institution promptly so that it can be forwarded to the Debtors' tabulation agent, Bankruptcy Services LLC, by November 29, 1999 at 4:00 p.m. Eastern Standard Time.

        2. If you received a Ballot from the Debtors, return the completed
Ballot

           (i) if delivered by U.S. mail, to:

               Bankruptcy Services LLC
               P.O. Box 5159
               F.D.R. Station
               New York, New York 10022-5159

           (ii) or, if delivered by hand or overnight delivery, to:

                Bankruptcy Services LLC
                70 East 55th Street
                New York, New York 10022

DO NOT SURRENDER SENIOR NOTES, TRUST PREFERRED SECURITIES OR HMI COMMON STOCK CERTIFICATES AT THIS TIME OR RETURN THEM WITH YOUR BALLOT. BALLOTS SENT BY FACSIMILE TRANSMISSION ARE NOT ALLOWED AND WILL NOT BE COUNTED. BALLOTS THAT ARE NOT CORRECTLY COMPLETED WILL NOT BE COUNTED.

     TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME ON NOVEMBER 29, 1999.

     If you are a creditor or equity security holder entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Bankruptcy Services LLC at (212) 376-8494.

D. CONFIRMATION HEARING

     Pursuant to Section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on December 1, 1999 at 11:30 a.m. Eastern Standard Time before the Honorable Peter J. Walsh, United States Bankruptcy Judge, at the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received on or before November 29, 1999, 4:00 p.m. Eastern Standard Time, in the manner described below in Section VI.B, "Confirmation and Consumma-tion Procedure, The Confirmation Hearing." Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number and class of shares of stock held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court (with a copy to Chambers) and the following parties on or before November 29, 1999 at 4:00 p.m., Eastern Standard Time:

    HVIDE MARINE INCORPORATED
    2200 Eller Drive
    P.O. Box 13038
    Fort Lauderdale, Florida 33316
    Attn: Robert B. Lamm, Esq.

    KRONISH LIEB WEINER & HELLMAN LLP
    Co-Counsel for the Debtors and Debtors in Possession
    1114 Avenue of the Americas
    New York, NY 10036-7798
    Attn: Robert J. Feinstein, Esq.

    YOUNG, CONAWAY, STARGATT & TAYLOR LLP
    Co-Counsel for the Debtors and Debtors in Possession
    Rodney Square North, 11th Floor
    P.O. Box 391
    Wilmington, DE 19899-0391
    Attn: Laura Davis Jones, Esq.

    MILBANK, TWEED, HADLEY & MCCLOY LLP
    Co-Counsel for the Creditors' Committee
    One Chase Manhattan Plaza
    New York, NY 10005-1413
    Attn: Luc A. Despins, Esq.
          Dennis F. Dunne, Esq.

     ASHBY & GEDDES
     Co-Counsel for the Creditors' Committee
     One Rodney Square
     P.O. Box 1150
     Wilmington, DE 19899
     Attn: William P. Bowden, Esq.

     The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

                            II. OVERVIEW OF THE PLAN

     The following is a brief summary of the material provisions of the Plan. This overview is qualified in its entirety by reference to the provisions of the Plan, a copy of which is annexed hereto as Exhibit A, and the more detailed financial and other information contained elsewhere in this Disclosure Statement and in the Exhibits hereto. In addition, for a more detailed description of the terms and provisions of the Plan, see Section V, "The Plan of Reorganization."

A. CLASSIFICATION AND TREATMENT OF ALL CLAIMS AND INTERESTS UNDER THE PLAN

     The Plan designates 4 Classes of Claims and 3 Classes of Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

     The following table sets forth the classification and treatment of all Claims and Interests under the Plan and the consideration distributable to such Claims and Interests under the Plan. The information set forth in the following table is for convenient reference only, and each holder of a Claim or Interest should refer to the Plan for a full understanding of the classification and treatment of Claims and Interests provided for under the Plan. The Claim reconciliation procedure is an ongoing process and the actual amount of Allowed Claims may vary from the estimates.

                    SUMMARY OF CLASSIFICATION AND TREATMENT
                   OF ALL CLAIMS AND INTERESTS UNDER THE PLAN

                                             ESTIMATE OF TOTAL
                 CLASS                   AMOUNT OF CLAIMS IN CLASS                  TREATMENT
                 -----                   -------------------------                  ---------
Administrative Expense Claims            $270,000,000               Unimpaired; paid in full in Cash on the
(including total obligations of                                     Effective Date, or in accordance with the
approximately $266.8 million projected                              terms and conditions of transactions or
to be owed under DIP Credit Facility)                               agreements relating to obligations
                                                                    incurred in the ordinary course of
                                                                    business during the pendency of the
                                                                    Chapter 11 Case or assumed by the Debtors
                                                                    in Possession.

Priority Tax Claims                      $0                         Unimpaired; at the option of Reorganized
                                                                    Hvide either paid in full in Cash on the
                                                                    Effective Date, or paid over a six-year
                                                                    period from the date of assessment as
                                                                    provided in Section 1129(a)(9)(C) of the
                                                                    Bankruptcy Code with interest payable at
                                                                    the rate of 5% per annum or as otherwise
                                                                    established by the Bankruptcy Court.

Class 1                                  $0                         Unimpaired; paid in full in Cash on the
Other Priority Claims                                               Effective Date.

Class 2                                  $90,700,692                Unimpaired; Reinstated.
Secured Claims, comprising MARAD
Claims, Capital Lease Claims and Other
Secured Claims

Class 3
Unsecured Claims, comprising subclasses
3A, 3B, 3C and 3D

Class 3A General Unsecured Claims,       $45,000,000                Unimpaired; paid in full on the Effective
including Trade Claims                                              Date or Reinstated.

                    SUMMARY OF CLASSIFICATION AND TREATMENT
                 OF ALL CLAIMS AND INTERESTS UNDER THE PLAN(4)

                                             ESTIMATE OF TOTAL
                 CLASS                   AMOUNT OF CLAIMS IN CLASS                  TREATMENT
                 -----                   -------------------------                  ---------
Class 3B                                 $314,167,708               Impaired; each Holder will receive a Pro
Senior Note Claims                       plus interest              Rata Share of 9,800,000 shares of New HMI
                                                                    Common Stock, which represent 98% of the
                                                                    shares of Reorganized HMI to be
                                                                    outstanding on the Effective Date.

Class 3C                                 $120,128,680 Convertible   Impaired; each holder of an Allowed Trust
Trust Preferred Claims                   Subordinated Debentures;   Preferred Claim will receive its Pro Rata
                                         2,300,000 Trust Preferred  share of (i) 200,000 shares of New HMI
                                         Securities                 Common Stock, which represent 2% of the
                                                                    shares of Reorganized HMI to be
                                                                    outstanding on the Effective Date; and
                                                                    (ii) Class A Warrants to purchase 125,000
                                                                    shares of New HMI Common Stock on certain
                                                                    terms. The Convertible Subordinated
                                                                    Debentures, which are held by Hvide
                                                                    Capital Trust, will be cancelled.(5)
Class 3D                                 $80,000,000                Unimpaired; Reinstated.
Intercompany Claims

Class 4                                  $0                         Impaired; holders of Class 4 Debt
Debt Securities Trading Claims,                                     Securities Trading Claims will not receive
comprising Senior Note Securities                                   distributions on account of such Claims
Trading Claims and Convertible                                      nor will such holders retain property on
Subordinated Debentures Securities                                  account of such Claims under the Plan.
Trading Claims

Class 5                                  Various                    Unimpaired.
Common Stock Interests in Subsidiary
Debtors

Class 6                                  13,876,829 Class A shares  Impaired; each holder of HMI Common Stock
HMI Common Stock and HMI Common Stock    and 1,677,590 Class B      will receive its Pro Rata share of Class A
Securities Trading Claims                shares outstanding         Warrants to purchase 125,000 shares of New
                                                                    HMI Common Stock on certain terms.(5)

Class 7                                  Outstanding options to     Impaired; on the Effective Date, all HMI
HMI Options                              purchase 1,231,773 share   Options will be cancelled.
                                         of Class A Common Stock

---------------
(4) This table is only a summary of the classification and treatment of Claims and Interests under the Plan. Information as to prepetition Claims is given as of the Commencement Date. Reference is made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

(5) See footnote 3 above regarding potential adjustments to these distributions.

     For a more detailed explanation of the time and manner of distributions under the Plan, see Section V.B.5, "The Plan of Reorganization, Time and Method of Distributions Under the Plan."

B. OWNERSHIP OF NEW HMI COMMON STOCK; DILUTION

     The following tables summarize the approximate percentage ownership interest of New HMI Common Stock on the Effective Date. Figures are approximate; actual figures may vary due to rounding and other factors.

                                                              COMMON STOCK   PERCENTAGE OWNERSHIP
                                                              ------------   --------------------
Existing Senior Noteholders.................................    9,800,000              98%
Existing Trust Preferred Securities Holders.................      200,000               2%
                                                               ----------           -----
                                                               10,000,000           100.0%

     The foregoing ownership percentages are subject to dilution as a result of
(i) the exercise of Class A Warrants issued under the Plan, (ii) the issuance of shares, after consummation of the Plan, upon the exercise of options granted to Reorganized HMI management pursuant to Reorganized HMI's New Long-Term Incentive Plan, and (iii) the exercise of warrants which, if any, that be issued in connection with the Exit Financing Facility.

C. RECOMMENDATION WITH RESPECT TO THE PLAN

     THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE GREATEST AND EARLIEST POSSIBLE RECOVERIES TO HOLDERS OF CLAIMS AND INTERESTS, AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF ALL HOLDERS OF CLAIMS AND INTERESTS. THE CREDITORS' COMMITTEE ALSO BELIEVES THAT THE PLAN PROVIDES THE GREATEST POSSIBLE RECOVERIES TO HOLDERS OF UNSECURED CLAIMS, AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF SUCH HOLDERS.

 III. SUMMARY OF BUSINESS, PROPERTIES AND OTHER INFORMATION WITH RESPECT TO THE
                                    DEBTORS

A. DESCRIPTION OF THE COMPANY AND ITS BUSINESS

     Hvide is one of the world's leading providers of marine support and transportation services, primarily serving the energy and chemical industries. The Company has been an active consolidator in each of the markets in which it operates, increasing its fleet from 23 vessels in 1993 to 275 vessels currently. As a result, the Company is the third largest operator of offshore energy support vessels in the Gulf of Mexico, the largest operator of such vessels in the Arabian Gulf and a leading operator of such vessels offshore West Africa and Southeast Asia. In addition, the Company is the sole provider of commercial tug services at Port Everglades and Port Canaveral, Florida, the primary provider of such services in Tampa, Florida and a leading provider of such services in Mobile, Alabama, Lake Charles, Louisiana, and Port Arthur, Texas. The Company also provides marine transportation services, principally for specialty chemicals and petroleum products in the U.S. domestic trade, a market largely insulated from international competition under the Jones Act.

     During 1997 and 1998, the Company completed acquisitions that substantially expanded its offshore energy support operations into several new international markets, increased its deepwater energy support capability and increased its domestic offshore and harbor towing and petroleum product transportation operations. These acquisitions included the 1997 acquisitions of 79 offshore energy support vessels operating primarily in the Arabian Gulf, the February 1998 acquisition of 37 offshore energy support vessels operating primarily offshore West Africa and Southeast Asia, and the March 1998 acquisition of two petroleum product carriers and seven harbor tugs operating in Port Arthur, Texas and Lake Charles, Louisiana. During the balance of 1998 and early 1999, the Company's fleet grew through the delivery of 13 vessels (consisting of four tugs, four supply boats, two crew boats, two ship docking modules, or SDMs(R), and one barge). In addition, the Company has a 50.75% interest in five new double-hull carriers delivered in 1998 and 1999.

     The following table summarizes information concerning the vessels currently comprising the Company's fleet.

                                                              VESSELS
                                                                IN
                                                               FLEET
                                                              -------
MARINE SUPPORT SERVICES
  Domestic Offshore Energy Support
     Supply Boats...........................................     25
     Crew/Utility Boats.....................................     39
     Geophysical Boats......................................      3
                                                                ---
          Total Domestic Offshore Energy Support............     67
  International Offshore Energy Support
     Anchor Handling Tug/Supply Vessels.....................     40
     Anchor Handling Tugs...................................     30
     Supply Boats...........................................     17
     Crew/Utility Boats.....................................     35
     Specialty Units........................................     11
                                                                ---
          Total International Offshore Energy Support.......    133
  Offshore and Harbor Towing
     Tugs...................................................     37
                                                                ---
          Total Marine Support Services.....................    237
                                                                ---
MARINE TRANSPORTATION SERVICES
  Chemical/Petroleum Product Carriers.......................     12
  Fuel Barges...............................................     17
  Towboats..................................................      9
                                                                ---
          Total Marine Transportation Services..............     39
                                                                ---
          Total Vessels.....................................    275
                                                                ===

B. INDUSTRY SEGMENTS

  Marine Support Services

     OFFSHORE ENERGY SUPPORT. The Company has provided services to the oil and gas drilling industry since 1989, when it acquired its first eight offshore supply boats. In a series of acquisitions and new buildings, the Company expanded its offshore energy support fleet to 200 vessels currently.

     Until mid-1997, the Company primarily served exploration and production operations in the Gulf of Mexico, operating from facilities in Lafayette, Louisiana. At that time, the Company began the substantial expansion of its international offshore energy support fleet. In addition, in response to deteriorating market conditions in the U.S. Gulf of Mexico in 1998, the Company redeployed certain of its vessels from the Gulf to international markets. The primary international markets currently served by the Company are the Arabian Gulf and adjacent areas, West Africa, Southeast Asia and Mexico. The Company also operates offshore energy support vessels in other regions, including the North Sea and South America. The Company's operations in the Arabian Gulf and adjacent areas are directed from its facilities in Dubai, United Arab Emirates; operations offshore West Africa, and certain other international areas, are directed from the Company's facilities in Lausanne, Switzerland; operations in Southeast Asia are directed from its facilities in Singapore; and operations in Mexico are directed from the Company's offices in Lafayette, Louisiana and Tampa, Florida. In addition, the Company has sales offices and/or maintenance and other facilities in many of the countries where its offshore energy support vessels operate. Of the Company's offshore energy support vessels, 82 are currently located in the Arabian Gulf and adjacent areas, 59 in the U.S. Gulf of Mexico, 28 in West Africa, 17 in Southeast Asia, eight in Mexico and six in other areas of the world.

     OFFSHORE AND HARBOR TOWING. The harbor tugs owned or operated by the Company serve Port Everglades, Tampa and Port Canaveral, Florida, Mobile, Alabama, Port Arthur, Texas and Lake Charles, Louisiana, where they primarily assist product carriers, barges, other cargo vessels and cruise ships in docking and undocking and in proceeding in ports and harbors. The Company also operates eight tugs with offshore towing capabilities that conduct a variety of offshore towing services in the Gulf of Mexico and the Atlantic Ocean. In addition, the Company has completed the construction of three SDMs(TM) to augment the Company's harbor towing operations.

     PORT EVERGLADES. Port Everglades has the second largest petroleum non-refining storage and distribution center in the United States, providing substantially all of the petroleum products for south Florida. Since 1958, when the Company's tug operations commenced, the Company has enjoyed a franchise as the sole provider of docking services in the port. The franchise specifies, among other things, that three tugs serving the Port be less than 90 feet in length, because of the narrowness of slips in the port, and that tugs have firefighting capability. The franchise is not exclusive; consequently, another operator could be granted an additional franchise. The current franchise expires in 2007, and there can be no assurance that it will be renewed. The Company currently operates five tugs in Port Everglades and is the port's sole provider of harbor towing services.

     TAMPA. The Company expanded its harbor towing services to Tampa, Florida with an October 1997 acquisition. Because the port is comprised of three "sub-ports" (including Port Manatee) and a distant sea-buoy, a greater number of tugs are required to be a competitive operator in Tampa than in other ports of similar size. The Company currently operates 11 tugs, including five tractor tugs, in the port (including Port Manatee) and is Tampa's primary provider of harbor towing services.

     PORT CANAVERAL. In Port Canaveral, Florida, like Port Everglades, the Company has the sole franchise to provide harbor docking services. At Port Canaveral, the smallest of the Company's harbor tug operations, the Company provides docking and undocking services for commercial cargo vessels serving central Florida and for cruise ships visiting the Disney World/Kennedy Space Center attractions. The Company's franchise is a month-to-month arrangement and, although there can be no assurance that the Company will be able to retain its franchise in Port Canaveral, there has been no challenge to the franchise since 1984. The Company currently operates three tugs in Port Canaveral and is the Port's sole provider of harbor towing services.

     MOBILE. At this port, the Company provides docking and undocking services, primarily for commercial cargo vessels, including vessels transporting coal and other bulk exports. The Company believes that it provides from 40% to 50% of the harbor tug business in this port. The Company currently operates three tugs in Mobile.

     PORT ARTHUR AND LAKE CHARLES. In March 1998, the Company completed the acquisition of seven harbor tugs. Currently, four of these tugs serve Port Arthur, Texas, two serve Lake Charles, Louisiana and one serves both harbors. Each of these ports has a competing provider of harbor tug services.

     OTHER. The Company owns eight tugs with offshore towing capability, of which two are laid up and six are performing such services in the Gulf of Mexico and in the Atlantic Ocean off the east coast of the United States.

     SDMS(TM). The Company accepted delivery of its first SDM(TM) in November 1997, and two additional SDMs(TM) were delivered in 1998. Although two are scheduled to be delivered in 1999 and one in 2000, the Company plans to cancel the construction and/or dispose of the SDMs(TM) currently under construction. SDMs(TM) are innovative ship docking vessels that are designed to be more maneuverable, efficient and flexible than harbor tugs. In addition, they have lower operating costs than harbor tugs because they require fewer crewmembers. Company personnel, working in conjunction with consulting marine engineers and architects, prepared the conceptual design and detailed specifications for the SDM(TM). The Company has been awarded a patent on the design.

  Marine Transportation Services

     CHEMICAL TRANSPORTATION.  The Company's chemical carriers are as follows:

                                                                                 TONNAGE (IN DEADWEIGHT
                     VESSEL NAME                        CAPACITY (IN BARRELS)        TONS OR "DWT")
                     -----------                        ---------------------    ----------------------
Seabulk Magnachem.....................................         298,000                   39,300
Seabulk America.......................................         297,000                   46,300
HMI Petrochem.........................................         360,000                   49,900
HMI Dynachem..........................................         360,000                   49,900
HMI Astrachem.........................................         260,000                   37,100
HMI Ambrose Channel...................................         341,000                   45,000
HMI Brenton Reef......................................         341,000                   45,000

     The Company operates the Seabulk Magnachem under a long-term bareboat charter expiring in February 2002. The Company owns a 67% economic interest in the Seabulk America; the remaining 33% interest is owned by Stolt Tankers (U.S.A.), Inc. The Company has a 50.75% equity interest in the HMI Ambrose Channel and the HMI Brenton Reef. See "-- New Carriers."

     The Seabulk Magnachem, the Seabulk America, the HMI Dynachem and the HMI Petrochem have full double bottoms (as distinct from double hulls), and the HMI Astrachem has a partial double bottom. Double bottoms provide increased protection over single-hull vessels in the event of a spill. Delivered in 1977, the Seabulk Magnachem is a CATUG (or catamaran tug) integrated tug and barge, or "ITB," which has a higher level of dependability, propulsion efficiency and performance than an ordinary tug and barge. Delivered in 1990, the Seabulk America is the only vessel in the U.S. domestic trade capable of carrying large cargoes of acid, as a result of its large high-grade alloy stainless steel tanks, and the only such vessel strengthened to carry relatively heavy cargoes such as phosphoric and other acids. The Seabulk America's stainless steel tanks were constructed without internal structure, which greatly reduces cargo residue from transportation and results in less cargo degradation. Stainless steel tanks, unlike epoxy-coated tanks, also do not require periodic sandblasting and recoating. The Seabulk America was one of the first U.S.-flag carriers to be equipped with state-of-the-art-integrated navigation, cargo control monitoring and automated engine room equipment. The HMI Ambrose Channel and HMI Brenton Reef are two of the double-hull carriers described below under "-- New Carriers."

     All of the Company's chemical carriers have from 13 to 24 cargo segregations that are configured, strengthened and coated to handle various sized parcels of a wide variety of industrial chemical and petroleum products, giving them the ability to handle a broader range of chemicals than chemical-capable product carriers. Many of the chemicals transported by the Company are hazardous substances. Voyages are currently generally conducted from the Houston and Corpus Christi, Texas, and Lake Charles, Louisiana areas to such ports as New York, Philadelphia, Baltimore, Wilmington, North Carolina, Charleston, South Carolina, Los Angeles, San Francisco and Kalama, Washington. The Company's chemical carriers are also suitable for transporting other cargoes, including grain.

     Pursuant to the Oil Pollution Act of 1990 ("OPA 90"), the Seabulk America, the HMI Dynachem, the HMI Petrochem and the Seabulk Magnachem, which were built with full double bottoms but not double sides, cannot be used to transport petroleum and petroleum products in U.S. commerce after 2015, 2011, 2011 and 2007, respectively. The HMI Astrachem, which has a partial double bottom, cannot be so used after 2000, and the Company plans to sell this vessel for scrap by year-end 1999. The other vessels may be permitted to continue to carry certain chemicals in U.S. commerce.

     The Company markets its chemical carriers through its wholly owned subsidiary, Ocean Specialty Tankers Corporation ("OSTC"). The Company believes that the total capacity of these carriers represents a substantial portion of the capacity of the domestic specialty chemical carrier fleet, and that these chemical carriers (other than the HMI Astrachem) are among the last independently owned carriers scheduled to be retired under OPA 90.

     OSTC books cargoes either on a spot (movement-by-movement) or time basis. Approximately 75% of contracts for cargo are committed on a 12- to 30-month basis, with minimum and maximum cargo tonnages specified over the period at fixed or escalating rates per ton. The HMI Astrachem and HMI Dynachem were chartered to major oil companies under charters that expired in July 1999 and August 1999, respectively. The Company intends to enter into a new contract of affreightment or time charter to market the HMI Dynachem. As noted above, the Company intends to sell the HMI Astrachem for scrap by year-end 1999. OSTC is often able to generate additional revenues by chartering cargo space on competitors' vessels and by expanding the carriers' backhaul (return voyage) opportunities.

  Petroleum Product Transportation

     SEABULK CHALLENGER. The Company's 320,000-barrel, 39,300 dwt CATUG ITB Seabulk Challenger has been engaged in the transportation of fuel and other petroleum products from refineries on the U.S. Gulf Coast to tank farms and industrial sites on the U.S. East Coast. From the time it entered service in 1975 to November 1998, the Seabulk Challenger derived all of its revenue from successive voyage and time charters to Shell Oil Company. The charter was terminated in November 1998. The Seabulk Challenger subsequently operated under short-term arrangements until September 1999. At that time, the Company sold the Seabulk Challenger for scrap and the proceeds from such sale, together with approximately $275,000 of Company funds, were remitted to the leaseholder/owner.

     1998 ACQUISITIONS. In March 1998, the Company completed the acquisition of a 36,600 dwt petroleum product carrier (the HMI Defender) and a 32,200 dwt petroleum product carrier (the HMI Trader). Both vessels operate under a contract of affreightment with an oil company expiring in December 1999. Pursuant to OPA 90, the HMI Trader and the HMI Defender cannot be used to transport petroleum and petroleum products in U.S. commerce after 2000 and 2008, respectively.

     All of the Company's petroleum product carriers are marketed through OSTC.

     NEW CARRIERS. The Company currently has a 50.75% equity interest in five double-hull carriers intended to serve the market now served by single-hull carriers whose retirement is mandated by OPA 90. Three petroleum product carriers (the HMI Lookout Shoals, the HMI Nantucket Shoals and the HMI Diamond Shoals) were delivered in the fourth quarter of 1998; one chemical carrier (the HMI Ambrose Channel) was delivered in the first quarter of 1999; and an additional chemical carrier (the HMI Brenton Reef) was delivered in June 1999. Each of the carriers is approximately 46,000 dwt and can carry approximately 340,000 barrels of cargo. The carriers' operations are managed by the Company (through OSTC). One of the carriers is currently on charter, making weekly transits between Louisiana and Port Everglades, Florida; the charter expires in October 2000. The other carriers are currently operating under short-term arrangements in the U.S. domestic trade. The Company has entered into a three-year charter with a subsidiary of Tesoro Petroleum Corporation to use one of these carriers to transport oil and oil products in Alaska and other locations. The charter goes into effect in the second quarter of 2000 and has two one-year renewal options.

     The aggregate cost of the carriers was approximately $280.0 million, of which $230.0 million has been financed with the proceeds of government-guaranteed Title XI ship financing bonds.

     The Company has an option, exercisable through year-end 1999, to acquire up to an additional 25% interest in these carriers at a cost of approximately $9.6 million. If the Company exercises this option, it will have an additional option, exercisable through year-end 2000, to acquire the remaining interest in the carriers at a cost of approximately $11.0 million. If the Company exercises the first option (but not the second), from year-end 2000 to year-end 2003, the Company has a right of first refusal to purchase the remaining interest for approximately $11.0 million plus interest accrued from year-end 2000. The Company has not yet determined whether or to what extent it will exercise either option or such right; however, the Company plans to dispose of a portion of its interest in the carriers so as to reduce its aggregate interest to less than 50%. No assurance can be given as to whether or when the Company will consummate such disposition or as to the terms of such disposition.

     SUN STATE. The Company acquired Sun State Marine Services, Inc. ("Sun State") in 1994. Sun State currently owns and operates an energy transportation fleet of nine towboats and 17 fuel barges, all of which are engaged in fuel transportation along the Atlantic intracoastal waterway and the St. Johns River in Florida.

     A majority of Sun State's revenue through the third quarter of 1998 was derived from a fuel transportation contract with FPL. The remainder of its revenue was derived from fuel transportation contracts with other customers, spot towing jobs, and its marine maintenance, repair and drydocking facility. Under its contract with FPL, which expired in September 1998, Sun State transported fuel oil from Port Canaveral and Jacksonville to certain FPL electric power generating facilities at specified rates (a combination of per diem and variable rates based upon barrels transported), with an escalation provision; the contract also had a specified guaranteed minimum utilization provision. Subsequent to the expiration of the contract with FPL, Sun State has entered into a new contract to provide similar types of services to FPL at similar rates. However, the new contract does not include a guaranteed minimum utilization, and the amount of the services provided under the new contract are substantially less than under the prior contract.

     OPA 90 requires all single-hull barges, including those owned by Sun State, to discontinue transporting fuel and other petroleum products in 2015. The Company has recently constructed two double-hull barges at a cost of $1.0 million each and previously purchased four additional double-hull barges for an aggregate of $2.4 million (exclusive of refurbishment costs aggregating approximately $207,000).

  Other Services

     Through Sun State, the Company owns a small marine maintenance, repair and drydocking facility in Green Cove Springs, Florida, which is engaged principally in the maintenance of tugs and barges, offshore support vessels and other small vessels. The lease for the facility, including optional renewals, expires in 2005. This facility is capable of drydocking vessels up to 300 feet in length for repair and can make dockside repairs on vessels up to 320 feet in length. Since 1994, the Green Cove Springs facility has been utilized to overhaul or rebuild a number of the Company's harbor tugs and offshore energy support vessels. The facility (originally a U.S. government naval repair and operations station) has covered steel fabrication facilities, workshops and office spaces adjacent to a 1,840-foot finger pier and mooring basins, where the facility's three floating drydocks are located. The drydocks are 60, 80 and 108 feet in length, and are capable of lifting 300, 200 and 700 tons, respectively. The 60- and 108-foot drydocks are capable of being joined together for lifting a vessel or barge with a nominal capacity of 1,000 long tons. Sun State also maintains another yard, primarily for use in new construction projects and vessels requiring long-term repairs. The yard has a marine railway capable of lifting and launching vessels weighing up to 600 tons, and a 600-foot finger pier with adjacent covered steel fabrication facilities, workshops and office space.

     The Company also owns a 40-acre facility in Port Arthur, Texas that serves as a storage and supply base and a facility for topside repairs. This facility has 1200 feet of dock space and is suitable for development as a shipyard.

 Customers and Charter Terms

     The Company offers its offshore energy support services primarily to oil companies and large drilling companies. Consistent with industry practice, the Company's Gulf of Mexico operations are conducted primarily in the "term" market pursuant to short-term (less than six months) charters at varying day rates. Generally, such short-term charters can be terminated by either the Company or its customer upon notice of five days or less. Charters in the international markets served by the Company have terms ranging from a few days to several years.

     The Company offers its offshore and harbor towing services to vessel owners and operators and their agents. The Company's rates for harbor towing services are set forth in the Company's published tariffs and may be modified by the Company at any time, subject to competitive factors. The Company also grants volume discounts to major users of harbor services. Offshore towing services are priced based upon the service required on an ad hoc basis.

     The primary purchasers of chemical transportation services are chemical and oil companies. The primary purchasers of petroleum product transportation services are utilities, oil companies and large industrial consumers of fuel with waterfront facilities. Both services are generally contracted for on the basis of short-or long-term time charters, voyage charters, contracts of affreightment or other transportation agreements tailored to the shipper's requirements. CITGO is currently the Company's largest single customer, with a contract of affreightment for both the HMI Defender and the HMI Trader. In addition, Chevron Corporation is a purchaser of the Company's offshore energy support and chemical transportation services, and each of Phillips Petroleum Company and Amoco Corporation currently charter one of the Company's chemical carriers.

C. COMPETITION

     The Company operates in a highly competitive environment in all its operations. Recent adverse publicity concerning the Company's financial condition has harmed its ability to attract new customers and its ability to maintain favorable relationships with its existing customers and suppliers. The principal competitive factors in each of the markets in which the Company operates are suitability of equipment, personnel, price, service and reputation. Competitive factors in the offshore energy support segment also include operating conditions and intended vessel use (both of which determine the suitability of vessel type), the complexity of maintaining logistical support and the cost of transferring equipment from one market to another. The Company's vessels that provide marine transportation services compete with both other vessel operators and, in some areas and markets, with alternative modes of transportation, such as pipelines, rail tank cars and tank trucks. Moreover, the users of such services are placing increased emphasis on safety, the environment and quality, partly due to heightened liability for the cargo owner in addition to the vessel owner/operator under OPA 90. With respect to towing services, the Company's vessels compete not only with other providers of tug services, but with the providers of tug services in nearby ports. Many of the companies with which the Company competes have substantially greater financial and other resources than the Company. Additional competitors may enter the Company's markets in the future. Moreover, should U.S. coastwise laws be repealed, foreign-built, foreign-manned and foreign-owned vessels could be eligible to compete with the Company's vessels.

D. ENVIRONMENTAL AND OTHER REGULATION

     The Company's operations are subject to significant federal, state and local regulation, the principal provisions of which are described below.

     ENVIRONMENTAL. The Company's operations are subject to federal, state and local laws and regulations relating to safety and health and environmental protection, including the generation, storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials. The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend will likely continue. The Company believes that its operations currently are in substantial compliance with applicable environmental regulations.

     Governmental authorities have the power to enforce compliance with applicable regulations, and violations are subject to fines, injunction or both. The Company does not expect environmental compliance matters to have a material adverse effect on its financial position. It is not anticipated that the Company will be required in the near future to expend amounts that are material to the financial condition or operations of the Company by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, and may impose increasingly stricter requirements, the Company is unable to predict the ultimate cost of complying with such laws and regulations.

     OPA 90. OPA 90 established an extensive regulatory and liability regime for the protection of the environment from oil spills. OPA 90 affects owners and operators of facilities operating near navigable waters and owners and operators of vessels operating in United States waters, which include the navigable waters of the United States and the 200-mile exclusive economic zone of the United States. Although it applies in general to all vessels, for purposes of its liability limits and financial-responsibility and response-planning requirements, OPA 90 differentiates between tank vessels (which include the Company's chemical and petroleum products carriers and fuel barges) and "other vessels" (which include the Company's tugs and offshore energy service vessels).

     Under OPA 90, owners and operators of facilities, and owners, operators and certain charterers of vessels, are "responsible parties" and are jointly, severally and strictly liable for removal costs and damages arising from oil spills relating to their facilities and vessels, unless the spill results solely from the act or omission of a third party, an act of God or an act of war. Damages are defined broadly to include (i) natural resources damages and the costs of assessment thereof; (ii) damages for injury to, or economic losses resulting from the destruction of, real and personal property; (iii) the net loss of taxes, royalties, rents, fees and profits by the U.S. government, a state or political subdivision thereof; (iv) lost profits or impairment of earning capacity due to property or natural resources damage; (v) the net costs of providing increased or additional public services necessitated by a spill response, such as protection from fire, safety or other hazards; and (vi) the loss of subsistence use of natural resources.

     For facilities, the statutory liability of responsible parties is limited to $350 million. For tank vessels, the statutory liability of responsible parties is limited to the greater of $1,200 per gross ton or $10 million ($2 million for a vessel of 3,000 gross tons or less) per vessel; for any "other vessel," such liability is limited to the greater of $600 per gross ton or $500,000 per vessel. Such liability limits do not apply, however, to an incident proximately caused by violation of federal safety, construction or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails to report the incident or provide reasonable cooperation and assistance as required by a responsible official in connection with oil removal activities. Although the Company currently maintains pollution liability insurance, a catastrophic spill could result in liability in excess of available insurance coverage, resulting in a material adverse effect on the Company.

     Under OPA 90, with certain limited exceptions, all newly built or converted oil tankers operating in United States waters must be built with double hulls, and existing single-hull, double-side or double-bottom vessels must be phased out at some point, depending upon their size, age and place of discharge, between 1995 and 2015 unless retrofitted with double hulls. As a result of this phase-out requirement, as interpreted by the U.S. Coast Guard, the Company's single-hull chemical and petroleum product carriers will be required to cease transporting petroleum products over the next 15 years, and its "single-skinned" fuel barges will cease transporting fuel in 2015.

     OPA 90 expanded pre-existing financial responsibility requirements and requires vessel owners and operators to establish and maintain with the United States Coast Guard evidence of insurance or qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90. Coast Guard regulations require evidence of financial responsibility demonstrated by insurance, surety bond, self-insurance or guaranty. The regulations also implement the financial responsibility requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), which imposes liability for discharges of hazardous substances such as chemicals, in an amount equal to $300 per gross ton, thus increasing the overall amount of financial responsibility from $1,200 to $1,500 per gross ton. The Company has obtained "Certificates of Financial Responsibility" pursuant to the Coast Guard regulations for its product and chemical carriers through self-insurance and commercial insurance and as guarantor for the fuel barges.

     OPA 90 also amended the federal Water Pollution Control Act to require the owner or operator of certain facilities or the owner or operator of a tank vessel to prepare facility or vessel response plans and to contract with oil spill removal organizations to remove to the maximum extent practicable a worst-case discharge. The Company has complied with these requirements. As is customary, the Company's oil spill response contracts are executory in nature and are not activated unless required. Once activated, the Company's pollution liability insurance covers the cost of spill removal subject to overall coverage limitations and deductibles.

     OPA 90 does not prevent individual states from imposing their own liability regimes with respect to oil pollution incidents occurring within their boundaries, and many states have enacted legislation providing for unlimited liability for oil spills. Some states have issued implementing regulations addressing oil spill liability, financial responsibility and vessel and facility response planning requirements. The Company does not anticipate that such legislation or regulations will have any material impact on its operations.

     In addition to OPA 90, the following are examples of environmental, safety and health laws that relate to the Company's operations:

     WATER. The federal Water Pollution Control Act ("FWPCA") or Clean Water Act ("CWA") imposes restrictions and strict controls on the discharge of pollutants into navigable waters. Such discharges are typically authorized by National Pollutant Discharge Elimination System ("NPDES") permits. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges and imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum, its derivatives, hazardous substances, wastes and pollutants into state waters. In addition, the Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters.

     The Company manages its exposure to losses from potential discharges of pollutants through the use of well-maintained and well-managed facilities, well-maintained and well-equipped vessels, safety and environmental programs and its insurance program, and believes that it will be able to accommodate reasonably foreseeable environmental regulatory changes. There can be no assurance, however, that any new regulations or requirements or any discharge of pollutants by the Company will not have an adverse effect on the Company.

     SOLID WASTE. The Company's operations may generate and result in the transportation, treatment and disposal of both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act ("RCRA") and comparable state and local requirements. On August 8, 1998, the Environmental Protection Agency added four petroleum refining wastes to the list of RCRA hazardous wastes.

     CLEAN AIR REGULATIONS. The federal Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1990, requires the U.S. Environmental Protection Agency ("EPA") to promulgate standards applicable to the emission of volatile organic compounds and other air pollutants. The Company's vessels are subject to vapor control and recovery requirements when loading, unloading, ballasting, cleaning and conducting other operations in certain ports. The Company's chemical and petroleum product carriers are equipped with vapor control systems that satisfy these requirements. The fuel barges are not equipped with, and are not operated in areas that require, such systems. In addition, it is anticipated that the EPA will issue regulations addressing air emission requirements applicable to marine engines. Adoption of such standards could require modifications to existing marine diesel engines in some cases.

     COASTWISE LAWS. A substantial portion of the Company's operations is conducted in the U.S. domestic trade, which is governed by the coastwise laws of the United States (principally, the Jones Act). The coastwise laws reserve marine transportation (including harbor tug services) between points in the United States (including drilling rigs fixed to the ocean floor on the U.S. outer continental shelf) to vessels built in and documented under the laws of the United States (U.S. flag) and owned and manned by U.S. citizens. Generally, a corporation is deemed a citizen for these purposes so long as (i) it is organized under the laws of the U.S. or a state, (ii) each of its president or other chief executive officer and the chairman of its board of directors is a citizen, (iii) no more than a minority of the number of its directors necessary to constitute a quorum for the transaction of business are non-citizens, and
(iv) 75% of the interest and voting power in the corporation are held by citizens. Because the Company would lose its privilege of operating its vessels in the U.S. domestic trade if non-citizens were to own or control in excess of 25% of the Company's outstanding capital stock, the Company's existing Articles of Incorporation contain restrictions concerning foreign ownership of its stock, as will the new Certificate of Incorporation of Reorganized HMI. See Section V.B.8., "Summary of Other Provisions of the Plan; New HMI Certificate of Incorporation and By-laws." There have been repeated efforts aimed at repeal or significant change of the Jones Act. Although the Company believes that it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that Congress will not substantially modify or repeal the Jones Act. Such changes could have a material adverse effect on the Company's operations and financial condition.

     OCCUPATIONAL HEALTH REGULATIONS. The Company's facilities are subject to occupational safety and health regulations issued by the U.S. Occupational Safety and Health Administration ("OSHA") and/or comparable state programs. Such regulations currently require the Company to maintain a workplace free of recognized hazards, observe safety and health regulations, maintain records and keep employees informed of safety and health practices and duties. The Company's vessel operations are also subject to occupational safety and health regulations issued by the United States Coast Guard and, to an extent, OSHA. Such regulations currently require the Company to perform monitoring, medical testing and record keeping with respect to seamen engaged in the handling of the various cargoes transported by the Company's chemical and petroleum products carriers.

     VESSEL CONDITION. The Company's chemical and petroleum products carriers, offshore energy support vessels, certain of its tugs and its fuel barges are subject to periodic inspection and survey by, and dry-docking and maintenance requirements of, the Coast Guard and/or the American Bureau of Shipping and/or other marine classification societies whose periodic certification as to the construction and maintenance of certain vessels is required in order to maintain insurance coverage. All of the Company's vessels requiring certification to maintain insurance coverage are certified.

     OIL TANKER ESCORT REQUIREMENTS. Implementation of oil tanker escort requirements of OPA 90 and pending state legislation are expected to introduce certain performance or engineering standards on tugs to be employed as tanker escorts. The Company believes its tractor tugs will be able to comply with any existing or currently anticipated requirements for escort tugs. Adoption of such new standards could require modification or refitting of the tugs currently operated by the Company to the extent such tugs are employed as tanker escorts. The Company does not anticipate OPA 90 or state requirements to require modification of tugs, such as the Company's, involved in harbor tug operations.

     The Company believes that it is currently in compliance in all material respects with the environmental and other laws and regulations, including health and safety requirements, to which its operations are subject and is unaware of any pending or threatened litigation or other judicial, administrative or arbitration proceedings against it occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities or penalties will not be incurred by or imposed on the Company in the future.

     INTERNATIONAL LAWS AND REGULATIONS. The Company's vessels that operate internationally are subject to various international conventions, including certain safety, environmental and construction standards. Among the more significant of the conventions applicable to the fleet are: (i) the International Convention for the Prevention of Pollution from Ships, 1973, 1978 Protocol, (ii) the International Convention on the Safety of Life at Sea, 1978 Protocol, including the International Management Code for the Safe Operation of Ships and for Pollution Prevention, which went into effect for tank vessels on July 1, 1998, and (iii) the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995. These regulations govern oil spills and other matters of environmental protection, worker health and safety and the manning, construction and operation of vessels. The Company believes that it presently is in material compliance with the international environmental laws and regulations to which the Company's operations are subject. In addition, the countries under which the vessels are flagged require certain periodic inspections and drydock examinations. Generally, surveys and inspections are performed by internationally recognized classification societies. The vessels that operate internationally are principally flagged in the Marshall Islands, Panama and St. Vincent and The Grenadines. The Company is not a party to any pending environmental litigation or proceeding, and is unaware of any threatened environmental litigation or proceeding which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Company. The risks of incurring substantial compliance costs and liabilities and penalties for noncompliance, however, are inherent in offshore energy support operations. There can be no assurance that significant costs, liabilities and penalties will not be incurred by or imposed on the Company in the future.

E. INSURANCE

     The Company's marine transportation services operations are subject to the normal hazards associated with operating vessels carrying large volumes of cargo and rendering services in a marine environment. These hazards include the risk of loss of or damage to the Company's vessels, damage to third parties as a result of collision, loss or contamination of cargo, personal injury of employees, and pollution and other environmental damages. The Company maintains insurance coverage against these hazards. Risk of loss of or damage to the Company's vessels is insured through hull insurance policies in amounts that approximate fair market value. Vessel operating liabilities, such as collision, cargo, environmental and personal injury, are insured primarily through the Company's participation in the Steamship Mutual Underwriting Association (Bermuda Limited), a mutual insurance association. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience.

F. LEGAL PROCEEDINGS

     One of the Company's product carriers, the Seabulk America, is owned by a limited partnership in which the Company is the general partner and owns the majority equity interest and an unaffiliated limited partner owns the minority equity interest. The vessel was subject to a mortgage collateralizing borrowings under the Company's previous secured credit facility (the "Loan Agreement"), and the limited partnership was one of the subsidiary guarantors that guaranteed repayment of such borrowings and of the Senior Notes. In July 1999, the limited partner commenced an arbitration proceeding against the Company, alleging that the Company, as general partner, did not have authority to grant the mortgage or the guarantee and seeking unspecified damages and removal of the Company as general partner. The Company believes it had authority to grant the mortgage and guarantee, that the limited partner has suffered no damages as a result of the mortgage and guarantee, and that there are no valid grounds for the removal of the Company as general partner. In addition, borrowings under the Loan Agreement have been converted into a term loan under the DIP Credit Facility, under which
(1) the Seabulk America is no longer subject to a mortgage and (2) the limited partnership is no longer a guarantor. Moreover, under the Plan, the Senior Notes are to be converted into New HMI Common Stock and the related guarantee will be satisfied. Consequently, should the limited partner pursue its allegations, the Company would defend against those allegations and oppose such relief.

     From time to time the Company is also a party to litigation arising in the ordinary course of its business, most of which is covered by insurance.

     The arbitration proceeding referred to above, as well as all other legal proceedings against the Company pending in the United States, have been temporarily stayed pursuant to the Bankruptcy Code. See Section IV.A., "Significant Events During the Chapter 11 Cases -- Continuation of Business; Stay of Litigation," below.

G. EMPLOYEES

     As of October 28, 1999, the Company had approximately 2,400 employees. Management considers relations with employees to be satisfactory. The Seabulk America, Seabulk Magnachem and HMI Trader are manned by approximately 110 officers and crew who are subject to two collective bargaining arrangements that expire on December 31, 1999 and 2001. In addition, the HMI Dynachem, HMI Petrochem, HMI Astrachem, HMI Defender, four of the new double-hull carriers and seven harbor tugs are manned by approximately 310 members of national maritime labor unions pursuant to an agreement between the Company and a third-party employer that expires May 31, 2001. Management believes that labor relations in the Company are generally satisfactory.

H. PROPERTIES

     The Company's principal offices are located in Fort Lauderdale, Florida, where the Company leases approximately 36,000 square feet of office and shop space under a lease expiring in 2009. The Company also leases office and other facilities in Lafayette, Louisiana; the United Arab Emirates; Lausanne, Switzerland; and Singapore. In addition, the Company leases sales offices and/or maintenance and other facilities in many of the locations where its vessels operate. The Company believes that its facilities are generally adequate for current and anticipated future use, although the Company may from time to time lease additional facilities as operations require.

I. SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto included in HMI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (Exhibit D) and its 1998 Annual Report on Form 10-K (Exhibit C), especially the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in those Reports.

     The Company currently holds a 50.75% equity interest in companies that own five recently delivered double-hull product carriers. As the Company intends to reduce its equity interest in these carriers to less than 50%, this investment has been considered temporary and has been accounted for under the equity method, which means (among other things) that the related debt has not been included on the Company's balance sheet. However, because the Company has not yet been able to reduce its equity interest to less than 50%, it has been required to include this debt on its balance sheet at September 30, 1999 and to include the related interest expense on its statement of operations (even though this debt is non-recourse to the Company). The data presented below do not give effect to such consolidation. Accordingly, the Company's financial condition at June 30, 1999 and its results for the six months then ended are not indicative of its future financial position or results.

                                                                                                       SIX MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED DECEMBER 31,                      JUNE 30,
                                              --------------------------------------------------   -------------------
                                               1994      1995       1996       1997       1998       1998       1999
                                              -------   -------   --------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS)                     (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $49,792   $70,562   $109,356   $210,257   $401,906   $195,817   $160,529
Operating expenses..........................   29,873    40,664     63,777    110,283    222,889    102,966    105,921
Overhead expenses...........................    9,581    12,518     14,979     24,791     42,305     20,296     21,883
Depreciation and amortization...............    4,500     6,308      9,830     19,850     51,757     23,871     32,439
                                              -------   -------   --------   --------   --------   --------   --------
Income from operations......................    5,838    11,072     20,770     55,333     84,955     48,684        286
Interest expense, net.......................    5,302    11,460     11,631      7,024     42,442     18,380     31,009
Other (expense) income......................       11        26        437     (3,704)    (6,542)    (3,440)   (19,292)
                                              -------   -------   --------   --------   --------   --------   --------
Income (loss) before provision for (benefit
  from) income taxes, extraordinary item....      547      (362)     9,576     44,605     35,971     26,864    (50,015)
Provision for (benefit from) income taxes...      189        (2)     3,543     16,950     13,489     10,208    (17,230)
                                              -------   -------   --------   --------   --------   --------   --------
Income (loss) before extraordinary item.....      358      (360)     6,033     27,655     22,482     16,656    (32,785)
Extraordinary loss, net(1)..................       --        --      8,108      2,132        734        734         --
                                              -------   -------   --------   --------   --------   --------   --------
Net income (loss)...........................  $   358   $  (360)  $ (2,075)  $ 25,523   $ 21,748   $ 15,922   $(32,785)
                                              =======   =======   ========   ========   ========   ========   ========
Earnings (loss) per common share:
  Income (loss) before extraordinary item...  $  0.03   $ (0.14)  $   1.05   $   1.87   $   1.47   $   1.09   $  (2.12)
  Net income (loss).........................  $  0.03   $ (0.14)  $  (0.36)  $   1.73   $   1.42   $   1.04   $  (2.12)
                                              =======   =======   ========   ========   ========   ========   ========

                                                                                                       SIX MONTHS
                                                                                                          ENDED
                                                           YEAR ENDED DECEMBER 31,                      JUNE 30,
                                              --------------------------------------------------   -------------------
                                               1994      1995       1996       1997       1998       1998       1999
                                              -------   -------   --------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS)                     (UNAUDITED)
Weighted average number of common shares
outstanding.................................    5,302     2,535      5,763     14,785     15,324     15,299     15,461
                                              =======   =======   ========   ========   ========   ========   ========
  Earnings (loss) per common
    share -- assuming dilution:
  Income (loss) before extraordinary item
    and cumulative effect of change in
    accounting principle....................  $  0.03   $ (0.14)  $   0.99   $   1.75   $   1.39   $   0.97   $  (2.12)
  Net income (loss).........................  $  0.03   $ (0.14)  $  (0.24)  $   1.63   $   1.35   $   0.93   $  (2.12)
                                              =======   =======   ========   ========   ========   ========   ========
  Weighted average common and common
    equivalent shares outstanding --assuming
    dilution(2).............................    5,302     2,535      6,590     17,120     19,451     19,503     15,461
                                              =======   =======   ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
  EBITDA(3).................................  $10,338   $17,380   $ 30,600   $ 75,183   $136,712   $ 72,555   $ 32,725
  Ratio of earnings to fixed charges(4).....     1.08        --       1.40       2.75       1.38       1.58         --
  Ratio of EBITDA to interest expense,
    net.....................................     1.95      1.52       2.63      10.70       3.22       3.95       1.06
CONSOLIDATED STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in):
  Operating activities......................  $ 2,858   $ 3,948   $ 22,584   $ 40,042   $ 64,536   $ 25,946   $  5,046
  Investing activities......................  (39,815)   (8,066)   (84,354)  (261,343)  (498,806)  (407,907)   (23,548)
  Financing activities......................   41,249       805     68,337    226,636    428,495    389,659     22,572

                                                              DECEMBER 31,
                                          -----------------------------------------------------     JUNE 30,
                                            1994       1995       1996      1997        1998          1999
                                          --------   --------   --------   -------   ----------    -----------
                                                             (IN THOUSANDS)                        (UNAUDITED)
BALANCE SHEET DATA:
  Working capital (deficit).............  $  7,793   $  4,315   $ (8,704)  $25,790   $(205,026)(5) $ (188,332)(5)
  Total assets..........................   135,471    143,683    273,473   604,561    1,108,825     1,059,802
  Total long-term obligations...........    98,981    100,766    124,454   217,217      408,819       400,156
  Total debt............................   104,281    109,051    141,464   197,547      635,503       657,821
  Convertible preferred securities of a
    subsidiary trust....................        --         --         --   115,000      115,000       115,000
  Stockholders' and minority partners'
    equity..............................    14,903     13,999    101,989   227,282      258,648       217,188

---------------

(1) Reflects losses on the extinguishment of debt, net of applicable income taxes of $1.5 million, $1.3 million, $413,000, and $413,000 for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998, respectively.
(2) For 1994, the weighted average number of common shares and common share equivalents assume the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. Also, for 1994, shares outstanding assuming dilution reflects the assumed conversion of a portion of certain notes into shares of Common Stock. Such notes were issued in September 1994 and converted into shares of Common Stock in September 1996.
(3) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income (expense)) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not recognized by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity, and does not represent funds available for management's use. Further, the Company's EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) The ratio of earnings to fixed charges is computed by dividing (a) the Company's pre-tax income from continuing operations adjusted for minority interests, income or loss from equity investments and fixed charges, less capitalized interest and preference security dividend requirements, by (b) fixed charges. Fixed charges include interest expensed and capitalized, preference security dividend requirements and the interest component of rent expense. Earnings for the year ended December 31, 1995 and the six months ended June 30, 1999 were not able to cover fixed charges by $499,000 and $56,907,000 respectively.
(5) Due to the Company's noncompliance with certain covenants under the Loan Agreement, the entire balance outstanding under the Loan Agreement at December 31, 1998 and June 30, 1999 was subject to acceleration and thus classified as a current liability on the Company's balance sheet.

     A complete discussion and analysis of the Company's financial condition and historical results of operations is presented in HMI's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (Exhibit D) and Annual Report on Form 10-K (Exhibit C).

     The financial information presented below represents historical results for each of the Company's business segments. Such information does not give effect to the consolidation, as of September 30, 1999, of the Company's investment in five new double-hulled carriers, discussed above.

                                                                                      SIX MONTHS
                                                                                         ENDED
                                                 YEAR ENDED DECEMBER 31,               JUNE 30,
                                           ------------------------------------   -------------------
                                             1996       1997          1998          1998       1999
                                           --------   --------   --------------   --------   --------
                                                                 (IN THOUSANDS)       (UNAUDITED)
Revenue:
Marine support services:
  Offshore energy support................  $ 43,715   $111,385      $242,656      $123,909   $ 84,835
  Offshore and harbor towing.............    13,950     20,424        46,368        21,291     22,768
                                           --------   --------      --------      --------   --------
                                             57,665    131,809       289,024       145,200    107,603
Marine transportation services...........    51,691     78,448       112,882        50,617     52,926
                                           --------   --------      --------      --------   --------
          Total revenue..................   109,356    210,257       401,906       195,817    160,529
                                           --------   --------      --------      --------   --------
Operating expenses:
Marine support services:
  Offshore energy support................    22,525     45,322       120,207        55,277     57,051
  Offshore and harbor towing.............     7,480     12,296        22,556        11,041     11,387
                                           --------   --------      --------      --------   --------
                                             30,005     57,618       142,763        66,318     68,438
Marine transportation services...........    33,772     52,665        80,126        36,649     37,483
                                           --------   --------      --------      --------   --------
          Total operating expenses.......    63,777    110,283       222,889       102,966    105,921
                                           --------   --------      --------      --------   --------
Direct overhead expenses:
Marine support services:
  Offshore energy support................  $  2,558   $  5,866      $ 14,707      $  6,979   $  8,517
  Offshore and harbor towing.............     1,364      2,361         5,528         2,599      2,517
                                           --------   --------      --------      --------   --------
                                              3,922      8,227        20,235         9,578     11,034
Marine transportation services...........     3,494      5,739         6,845         3,214      2,641
                                           --------   --------      --------      --------   --------
          Total direct overhead..........     7,416     13,966        27,080        12,792     13,675
                                           --------   --------      --------      --------   --------
Fleet EBITDA(1):
Marine support services:
  Offshore energy support................    18,632     60,197       107,742        61,653     19,267
  Offshore and harbor towing.............     5,106      5,767        18,284         7,651      8,864
                                           --------   --------      --------      --------   --------
                                             23,738     65,964       126,026        69,304     28,131
Marine transportation services...........    14,425     20,044        25,911        10,754     12,802
                                           --------   --------      --------      --------   --------
          Total fleet EBITDA.............    38,163     86,008       151,937        80,059     40,933
Corporate overhead expenses..............     7,563     10,825        15,225         7,504      8,208
                                           --------   --------      --------      --------   --------
EBITDA(1)................................    30,600     75,183       136,712        72,555     32,725
Depreciation and amortization expenses...     9,830     19,850        51,757        23,871     32,439
                                           --------   --------      --------      --------   --------
Income from operations...................  $ 20,770   $ 55,333      $ 84,955      $ 48,684   $    286
                                           ========   ========      ========      ========   ========

---------------

(1) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interest and other non-operating income) is frequently used by securities analysts and is presented hereto provide additional information about the Company's operations. Fleet EBITDA is EBITDA before corporate overhead expenses. EBITDA and fleet EBITDA are not recognized by generally accepted accounting principles, should not be considered as alternatives to net income as indicators of the Company operating performance, or as alternatives to cash flows from operations as a measure of liquidity, and do not represent funds available for management's use. Further, the Company's EBITDA may not be comparable to similarly titled measures reported by other companies.

THIRD QUARTER 1999 RESULTS

     On October 28, 1999, the Company announced its results for the third quarter of 1999, reporting a net loss of $20.1 million or $1.29 per diluted share on revenues of $86.0 million. For the third quarter of 1998, the Company had net income of $3.9 million or $0.25 per diluted share on revenues of $100.1 million. Results in the third quarter and first nine months of 1999 have been adjusted to reflect the consolidation, as of September 30, 1999, of the Company's investment in its five new double-hull tankers, discussed above. On an operating basis (i.e., results from operations before interest and taxes), the Company had an operating loss of $6.2 million during the 1999 quarter versus operating income of $19.0 million in the 1998 quarter.

     For the nine months ended September 30, 1999, revenues of $265.4 million were off 10% from $296.0 million a year ago. The Company had a net loss of $52.9 million or $3.42 per diluted share in the 1999 nine months versus net income, before an extraordinary item, of $21.4 million or $1.28 per diluted share in the 1998 nine months.

     During the 1999 quarter, revenues from the Company's offshore energy support operations fell to $32.2 million from $60.1 million a year earlier, reflecting lower worldwide day rates and reduced international utilization. The Company's offshore and harbor towing business had revenues of $10.9 million for the quarter ended September 30, 1999, down slightly from the 1998 quarter, when the fleet numbered 41 vessels (compared to 37 in the 1999 quarter). Revenues from the Company's marine transportation sector were up more than 50% to $43.0 million, primarily as a result of the completion and deployment of the fleet of five newly constructed, double-hull chemical and petroleum product carriers.

     The following table summarizes comparative results for the quarter and nine months ended September 30, 1999 and 1998:

                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                    SEPTEMBER 30,               SEPTEMBER 30,
                                              -------------------------   -------------------------
                                                 1999          1998          1999          1998
                                              -----------   -----------   -----------   -----------
                                                      ($ MILLIONS EXCEPT PER SHARE AMOUNTS)
Revenue.....................................  $      86.0   $     100.1   $     265.4   $     296.0
Income (Loss) from Operations...............         (6.2)         19.0          (2.0)         67.4
Income (Loss) before Extraordinary Item.....        (20.1)          4.8         (52.9)         21.4
Income (Loss) Per Share before Extraordinary
  Item(1)...................................        (1.29)         0.31         (3.42)         1.28
(Loss) on Early Extinguishment of Debt......           --          (0.9)           --          (1.6)
Net Income (Loss)...........................        (20.1)          3.9         (52.9)         19.8
Net Income (Loss) Per Share.................        (1.29)         0.25         (3.42)         1.20
EBITDA(2)...................................         11.8          31.1          51.6         103.4
Average Shares Outstanding(1)...............   15,544,000    15,349,000    15,489,000    19,456,000

---------------
(1) All per share and share amounts are stated on a diluted basis. Diluted per share and share amounts for the three and nine months ended September 30, 1999 and for the three months ended September 30, 1998 do not reflect certain options outstanding and the effect of the conversion of convertible securities during the period, as their effect is antidilutive.

(2) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income

    (expense)) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not recognized by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity, and does not represent funds available for management's use. Further, the Company's EBITDA may not be comparable to similarly titled measures reported by other companies.

J. EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES

     During 1997 and 1998, the Debtors completed a number of acquisitions that substantially expanded their offshore energy support operations into several new international markets, increased their deepwater energy support capability and increased their domestic offshore and harbor towing and petroleum product transportation operations. The acquisitions included the 1997 acquisitions of 79 offshore energy support vessels operating primarily in the Arabian Gulf, the February 1998 acquisition of 37 offshore energy support vessels operating primarily offshore West Africa and Southeast Asia, and the March 1998 acquisition of two petroleum product carriers and seven harbor tugs operating in Port Arthur, Texas and Lake Charles, Louisiana. During the balance of 1998 and early 1999, the Debtors' fleet grew through the delivery of 13 vessels (consisting of four tugs, four supply boats, two crew boats, two SDMs(TM) and one barge). In addition, the Debtors have a 50.75% interest in five new double-hull carriers delivered in 1998 and 1999. In all, during 1998 and through February 1999, 61 vessels were delivered to or acquired by the Company, at a total cost of $405.4 million.

     The Company's principal sources of cash to finance the expansion and improvement of its fleet over the past several years have been bank borrowings, cash provided by operations, and proceeds from public offerings of securities, consisting of the initial public offering of Class A Common Stock in August 1996, a second offering of Class A Common Stock in February 1997, the offering of the 6 1/2% Trust Preferred Securities in 1997, and the offering of the Senior Notes in February 1998. The significant increase in the Company's indebtedness incurred to finance these acquisitions placed great demands on the Company's revenues at an inopportune time, in that market forces beyond the Company's control brought about a precipitous decline in revenues in the past year.

     The Company derives its revenues from the daily use of its vessels for hire by its customers. Thus, revenue from the Company's operations is primarily a function of the size of the Company's fleet, the rates paid for the use of the vessels ("day rates") and fleet utilization (also called "utilization rates"). Rates and utilization are primarily a function of offshore oil and gas exploration, development and production activities, which are in turn heavily dependent upon the prevailing price of crude oil and natural gas. Beginning in late 1997 and continuing through 1998 and the first half of 1999, crude oil prices declined substantially, which resulted in a severe downturn in offshore oil and gas exploration, development and production activities, and in turn, the Company's offshore energy support operations. In 1998, the Company's total revenues were approximately $402 million, and it generated earnings before interest, taxes, depreciation and amortization ("EBITDA") of approximately $137 million. As a result of the substantial decline in the Company's offshore energy support operations, revenues and EBITDA declined precipitously in the latter half of 1998 and the first half of 1999. Annual revenues for 1999 are projected to be approximately $293.3 million, and annual EBITDA is projected to be approximately $52 million.

     As a result of this decline in revenues, the Company has experienced a liquidity crisis in the past year. As of September 30, 1998, the Company was not in compliance with certain financial covenants contained in the Loan Agreement it entered into with a group of banks (the "Bank Group") in February 1998. The Loan Agreement provided for (i) a $175.0 million revolving credit facility maturing in 2003, and (ii) a $150.0 million term loan maturing in 2005, payable in equal quarterly installments beginning in June 1998. The Loan Agreement required the Company to maintain specified ratios relating to leverage, debt service and indebtedness. The Loan Agreement was amended as of September 30, 1998 to, among other things, modify those covenants and grant security interests to the Bank Group in virtually all of the Company's assets. However, due to the continuing decline in the Company's revenues, the Company was not in compliance with the modified financial covenants at the end of the first quarter of 1999. As a consequence, the Company's independent auditors issued a qualified report accompanying the Company's annual financial statements for 1998 (issued at the end of March 1999), stating that the Company's reduction in revenues and noncompliance with the Loan Agreement covenants raised substantial doubt about the Company's ability to continue as a going concern.

     The Bank Group waived the Company's noncompliance with the covenants in the Loan Agreement in a series of amendments from March through September 7, 1999. However, these amendments placed further financial burdens on the Company, as the Bank Group increased the applicable rate of interest on Company borrowings (eventually increasing the interest rate to 10.0% over the "base rate" of Citibank, N.A., for a total annual interest rate of 18.25% at the Commencement
Date), and charged substantial waiver and other fees. The Company's outstanding indebtedness under the Loan Agreement was $241.0 million at the Commencement Date. In addition, the Company had contingent reimbursement obligations under the Loan Agreement in respect of $3.2 million of outstanding letters of credit.

     In addition, an interest payment of approximately $12.5 million fell due on the Senior Notes on August 16, 1999. The Company did not have sufficient funds to make this payment.

     The precipitous decline in Hvide's revenues in the past year imposed hardships on all of Hvide's constituencies, including its many creditors and shareholders and the 2,500 employees of Hvide. Management was forced to make difficult choices in order to preserve the inherent value of the Hvide fleet during the cyclical downturn in the markets in which it operates. Among other steps, the Company engaged Seneca Financial Group, Inc. as financial advisor, and with Seneca's assistance, developed a cash management program whereby, among other things, the Company eliminated its new-build program, deferred certain scheduled drydockings of vessels, consistent with safety and operational considerations, canceled the construction of certain vessels, disposed of other vessels under construction, and sold eight vessels (excluding vessels under construction) for net proceeds of approximately $32 million.

     Further, the Company has reduced operating and overhead expenses. These reductions are estimated to generate annual savings of $11.5 million; however, these reductions have been substantially offset by increased interest on borrowings under the Loan Agreement, professional and other fees under the Loan Agreement, and other fees and costs resulting from the Company's financial condition. The Company has also improved its working capital position by, among other things, strengthening its efforts to collect receivables.

     As the liquidity problem worsened, the Company made every effort over the last several months to restructure its operations and balance sheet in order to avoid seeking protection under the Bankruptcy Code. In addition to the cost-cutting measures briefly described above, the Company also sought to refinance the secured bank debt by means of a proposed offering of secured notes. However, in late July 1999, the Company determined that it could not proceed with the offering on acceptable terms. During the same time frame, the Company was pursuing discussions with an ad hoc committee of holders of approximately 63% in principal amount of the Company's outstanding Senior Notes and approximately 50% of the Trust Convertible Securities issued by HMI's subsidiary, Hvide Capital Trust.(6) These discussions led to the instant chapter 11 filing by the Company and the filing of the Plan.

               IV. SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES

     Since the Debtors commenced their Chapter 11 Cases, they have continued to operate their businesses and manage their properties as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

---------------

6 In connection with the pre-petition discussions with the ad hoc committee, the Company paid (i) $395,440 in legal fees and expenses to counsel retained by the ad hoc committee, Milbank, Tweed, Hadley & McCloy LLP, and (ii) fees of $250,000 to Houlihan, Lokey, Howard & Zukin, financial advisors to the ad hoc committee, of which $60,000 was remitted to a maritime consulting firm.

     The following is a brief description of some of the major events during the Chapter 11 Cases.

A. CONTINUATION OF BUSINESS; STAY OF LITIGATION

     Following the commencement of the Chapter 11 Cases, the Debtors continued to operate their businesses as debtors in possession under the protection of the Bankruptcy Court. The Bankruptcy Court has certain supervisory powers over the Debtors' operations during the Chapter 11 Case, which are generally limited to reviewing and ruling on any objections raised to the Debtors' operations or proposed outside of the ordinary course transactions. The Debtors must notify parties in interest and obtain Bankruptcy Court approval of any transactions that are outside the ordinary course of business, such as any sale of a major asset of the Debtors. In addition, the Debtors must obtain Bankruptcy Court approval of certain other transactions, such as the borrowing of money on a secured basis or the employment of attorneys, accountants and other professionals.

     An immediate effect of the filing of the Chapter 11 Cases was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all pre-petition litigation against, and efforts to collect funds from, the Debtors. This injunction remains in effect unless modified or lifted by order of the Bankruptcy Court.

B. APPOINTMENT OF THE CREDITORS' COMMITTEE

     On September 23, 1999, the United States Trustee appointed an official committee of unsecured creditors (the "Creditors' Committee"), pursuant to
Section 1102 of the Bankruptcy Code, to represent unsecured creditors of the Debtor unsecured creditors of the Debtor.

     The Creditors' Committee currently consists of 5 members and includes representatives of each of the principal constituencies of unsecured creditors of Hvide. The current members of the Creditors' Committee are set forth below:

                              CREDITORS' COMMITTEE

                         Loomis Sayles & Company, L.P.

                               Lonestar Partners

                              Cohanzick Management

                           Halter Marine Group, Inc.

                   The Bank of New York, as Property Trustee
                       for the Trust Preferred Securities

C. REPRESENTATION OF DEBTORS AND COMMITTEE

     The Debtors applied for and were granted authorization from the Bankruptcy Court to retain the law firms of Kronish Lieb Weiner & Hellman LLP and Young, Conaway, Stargatt & Taylor LLP as co-bankruptcy counsel. The Debtors also applied for and were granted authorization from the Bankruptcy Court to retain Seneca Financial Group, Inc. as financial advisors and have applied for authorization from the Bankruptcy Court to retain Ernst & Young LLP as accountants.

     The Creditors' Committee applied for and was granted authorization from the Bankruptcy Court to retain the law firms of Milbank, Tweed, Hadley & McCloy LLP as its general counsel and Ashby & Geddes as its local Delaware counsel. The Creditors' Committee also applied for and was granted authorization from the Bankruptcy Court to retain Houlihan, Lokey, Howard & Zukin as financial advisors.

D. DIP CREDIT FACILITY

     Upon the commencement of the Chapter 11 Cases, the restoration of trade credit and support was of great importance to Hvide. To restore vendor support, immediately upon the commencement of the

Chapter 11 Cases, the Debtors obtained a post-petition working capital facility (the "DIP Credit Facility") from its pre-petition lenders, a syndicate of institutions led by Citibank, N.A., as Administrative Agent, and BankBoston, N.A., as Documentation Agent (the "DIP Lenders"). Pursuant to the DIP Credit Facility, the DIP Lenders agreed to make loans to, and to guarantee the issuance of letters of credit for, Hvide through the earlier of February 28, 1999 and the date that a plan of reorganization becomes effective. Pursuant to the DIP Credit Facility, the DIP Lenders extended (i) a $60 million revolving credit facility, the proceeds of which are to fund the Debtors' working capital needs, and (ii) a term loan in the amount of approximately $241 million, the proceeds of which were used to repay the Debtors' obligations to the DIP Lenders under the pre-petition Loan Agreement. The DIP Credit Facility provides that the obligations of the Debtors to the DIP Lenders constitute administrative expense obligations with priority over any and all administrative expenses of the kinds specified in Sections 503(b) and 507(b) of the Bankruptcy Code (with limited exceptions), secured by a superpriority lien on a substantial portion of Hvide's assets.

     On September 9, 1999, the Bankruptcy Court approved the DIP Credit Facility on an interim basis and on September 30, 1999, the Bankruptcy Court approved it on a final basis.

     As of September 30, 1999, the Debtors' outstanding borrowings under the DIP Credit Facility were approximately $241 million under the term loan and approximately $13 million under the revolving credit facility, for a total of approximately $254 million.

E. EMPLOYEE RETENTION PLAN

     To maintain the continued support, cooperation and morale of Hvide's employees, Hvide moved for and was granted authorization from the Bankruptcy Court to pay employees their prepetition wages, salaries and certain other compensation and benefits. In addition, to ensure the retention of managerial employees, Hvide has obtained Bankruptcy Court approval of an employee retention plan that provides eligible employees with bonus compensation for remaining with the Company through the Chapter 11 process until confirmation of the Plan. There are two components to the retention plan. First, on the Effective Date of the Plan, all salaried employees on the payroll as of the Commencement Date who remain employed through the Effective Date will receive a bonus equal to the amount of earnings forfeited for the period between April 1, 1999 and October 1, 1999 during which time the Company imposed an across-the-board 10% salary reduction. Second, an aggregate bonus pool of $1.5 million will be established for distribution on the Effective Date to salaried employees based on exceptional performance consistently above the normal standards of the position held. Awards will be determined initially by the head of each business unit, profit center or administrative unit within the Company. The $1.5 million pool will be divided among these units pro rata, based on the total payroll of such unit in relation to the Company's total payroll as of the Commencement Date. The recommendation of the head of such unit as to proposed award recipients and the amounts to be awarded will then be reviewed by the Company's Human Resources Committee, which consists of the Company's Chief Operating Officer and Chief Financial Officer and the Director of Human Resources. Final approval of the entire award package will be subject to the approval of the Chief Executive Officer and the consent of the Creditors' Committee, which shall not be unreasonably withheld. (If there is a dispute with the Creditors' Committee, the Company reserves the right to seek Court approval of the award package.) In the case of the 24 senior executives of the Company, their bonuses will be closely tied to the achievement of corporate goals during the reorganization process, including the achievement of EBITDA forecasts, confirming a plan which becomes effective by December 15, 1999, and limiting borrowings under the DIP Credit Facility.

F. MOTION TO PAY CRITICAL VENDORS

     On the Commencement Date, the Debtors sought and obtained Bankruptcy Court approval to provisionally pay, in the ordinary course of business, prepetition claims of essential trade creditors, up to an aggregate amount of $17,600,000, inclusive of (i) domestic trade claims and accrued liabilities of approximately $4,683,000; (ii) foreign trade claims and accrued liabilities of approximately $10,348,000; (iii) mortgage payments relating to certain United States Maritime Administration ("MARAD") obligations due September 4, 1999 in the principal amount of $1,263,000 plus interest in the amount of $354,000; and (iv) an operating lease payment in the approximate amount of $966,000 to U.S. Trust relating to a certain bare boat charter.

G. SCRAPPING OF THE SEABULK CHALLENGER

     Early in the case, the Debtors sought and obtained approval for a transaction involving the Seabulk Challenger/S.T.L. 3901 (the "Challenger"), an integrated tug/tank barge previously engaged in the movement of oil in the coastwise trade of the United States. Under the terms of the transaction, in full satisfaction of its remaining drydocking and repair obligations under a bareboat charter contract with the leaseholder/owner of the Challenger (which the Company estimated to range from $300,000 to $1,000,000, depending upon the defects discovered when the ship arrived at its final port destination at the end of the charter term), the Debtors agreed with the leaseholder/owner to arrange, at the Debtors' cost, for the Challenger to be scrapped, with all proceeds of the scrapping to be paid to the leaseholder/owner. The transaction further provided that the leaseholder/owner would be assured receipt of $1.1 million for the Challenger, and if the scrapping proceeds did not yield that amount, the Debtors would make up the difference. The Debtors arranged for the scrapping of the Challenger on terms that generated net proceeds of $824,875, such that the Debtors' net financial obligation was only $275,125.

H. SCRAPPING OF THE HMI ASTRACHEM

     The Debtors also moved for and obtained authority to scrap the HMI Astrachem, a U. S.-flagged specialty product and chemical tanker that was built in 1970 and acquired by HMI in August 1996. The Astrachem has a partial double bottom and has twenty-five multiple cargo tanks configured to handle various sized parcels of a wide variety of specialty chemicals, petrochemicals and more conventional clean petroleum products. The Astrachem's OPA 90 eligibility ends in December 2000, after which it must be retrofitted or taken out of service, failing which HMI could be subjected to unlimited liability in the event of a catastrophic oil spill involving the Astrachem. Accordingly, and in light of the very substantial cost of retrofitting a single-hull or partial double-hull vessel (such as the Astrachem) with a full double hull, HMI determined to scrap the Astrachem and sought Bankruptcy Court authority to do so.

I. ASSUMPTION OF CERTAIN LEASES AND EXECUTORY CONTRACTS

     As debtors in possession, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject any executory contract or unexpired lease, including, but not limited to, any employment or severance contract or agreement, as contemplated by Section 365 of the Code, in effect on the Filing Date between the Debtors and any other person (an "Executory Contract"). In this context, assumption means that the Debtors agree to perform their obligations and cure existing defaults under an Executory Contract. Rejection of an Executory Contract relieves the Debtors from their obligation to perform further under such Executory Contract. Damages resulting to the other party from the rejection of an Executory Contract are treated as a General Unsecured Claim (as defined in the Plan) arising prior to the Filing Date and are included in the appropriate Class to the extent such Claim is allowed by the Court. Claims arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court no later than 30 days after notice of entry of an order approving the rejection of such contract or lease.

                         V. THE PLAN OF REORGANIZATION

     The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the more detailed provisions set forth in the Plan.

A. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

  1. Administrative Expense and Priority Tax Claims

     a. Administrative Expense Claims

     Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Cases allowed under Section 503(b) of the Bankruptcy Code. Such Claims include the Debtors' obligations under the DIP Credit Facility, any actual and necessary costs and expenses of operating the business of the Debtors in Possession, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their businesses or the acquisition or lease of property or the rendition of services, any allowance of compensation and reimbursement of expenses to the extent allowed by a Final Order under Section 330 of the Bankruptcy Code, the actual, necessary expenses of members of the Creditors' Committee, fees or charges assessed against the Debtors' estates under Section 1930 of title 28 of the United States Code and the DIP Claims.

     Pursuant to the Plan, except to the extent that the holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Reorganized Debtors will provide to each holder of an Allowed Administrative Expense Claim
(x) Cash in an amount equal to such Allowed Administrative Expense Claim on the latest of (i) the Effective Date, (ii) the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim and (iii) the date such Allowed Administrative Expense Claim is due in accordance with the terms and conditions of the particular transaction(s) or governing documents or (y) such other treatment as the Debtors and such holders shall have agreed upon in writing, subject to the consent of the Creditors' Committee, provided, however, that Allowed Administrative Expense Claims (other than Claims under Section 330 of the Bankruptcy Code) representing obligations incurred in the ordinary course of business of or assumed by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. The Debtors estimate that Allowed Administrative Expense Claims (exclusive of compensation and reimbursement of expenses payable to professionals retained in the Chapter 11 Case) to be paid on the Effective Date will be approximately $270 million, including $25.8 million projected to be owed on the revolving credit portion of the DIP Credit Facility and $241 million owed on the term loan portion of the DIP Credit Facility. In addition, the Debtors estimate that there will be additional administrative expenses and other costs relating to the Exit Financing Facility (as defined below).

     All payments to professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors' Committee will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation and expenses. The Debtors estimate that Allowed Administrative Expenses, including compensation and reimbursement of expenses of professionals retained in the Chapter 11 Case (not including previously allowed payments) will be approximately $500,000. In addition, the orders approving the retention by the Debtors of Seneca Financial Group, Inc. and the retention by the Creditors' Committee of Houlihan, Lokey, Howard & Zukin, in accordance with their respective engagements, contemplate the payment of a fee of $1 million to each firm upon the consummation of the Plan. The Bankruptcy Court will review and determine all requests for compensation and reimbursement of expenses.

     In addition to the foregoing, Section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors, indenture trustees and other persons making a "substantial contribution" to a reorganization case, and to attorneys for, and other professional advisors to, such persons. Also, certain of the professionals retained by the Debtors or the Committee may request approval and payment of additional bonus or success compensation. The Debtors are not aware of whether any applications under Section 503(b) will be filed or the amounts, if any, that may be sought. Requests for compensation must be approved by the Bankruptcy Court after a hearing on notice at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any compensation and reimbursement of expenses.

     b. Priority Tax Claims

     Priority Tax Claims are those Claims for taxes entitled to priority in payment under Section 507(a)(7) of the Bankruptcy Code. The aggregate amount of Priority Tax Claims as reflected in the Debtors' Schedules is $0. The Debtors estimate that the amount of Allowed Priority Tax Claims is $0.

     Each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Reorganized Debtors, (i) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or (ii) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest in arrears at an annual rate equal to five percent (5%), over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, (iii) payment upon other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, or (iv) such other treatment as the Debtors and such holders shall have agreed upon in writing subject to the consent of the Creditors' Committee.

  2. Class 1 -- Other Priority Claims

     The Other Priority Claims are Claims which are entitled to priority in accordance with Section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include (i) unsecured claims for accrued employee compensation earned within ninety days prior to commencement of the Chapter 11 Case to the extent of $4,300 per employee and
(ii) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Case, but only for each such plan to the extent of (x) the number of employees covered by such plan multiplied by $4,300, less (y) the aggregate amount paid to such employees from the estates for wages, salaries and commissions. The Debtors estimate that the amount of Other Priority Claims is $0.

     Pursuant to the Plan, holders of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date such Claim becomes an Allowed Claim. Class 1 is not impaired under the Plan. Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

  3. Class 2 -- Secured Claims

     Class 2 consists of all Secured Claims, each of which will be within a separate subclass (with each subclass to be deemed a separate class for all purposes under applicable provisions of the Bankruptcy Code), as follows:

     a. Class 2A -- MARAD Claims

     Class 2A consists of all MARAD Claims. In the past, the Company has financed various vessel acquisitions through U.S. government-guaranteed Title XI ship financing bonds that are collateralized by first preferred mortgages on those vessels. Those Bonds were issued pursuant to Title XI of the Merchant Marine Act, 1936, as amended, and the repayment thereof is guaranteed by the full faith and credit of the United States, acting through the Maritime Administration ("MARAD"). As of the Commencement Date, the Company had approximately $34 million of such secured indebtedness, which is classified in the Plan as MARAD Claims.

     Pursuant to the Plan, each of the MARAD Claims in Class 2A will be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing subject to the consent of the Creditors' Committee, and shall thereby be rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. Further, the Plan provides that notwithstanding anything to the contrary in the Plan, the Debtors will not amend, abridge or modify any contractual right, covenant, term or condition of any kind under the documents, instruments and agreements upon which the MARAD

Claims are based, whether or not such contractual rights, covenants, terms or conditions pertain to the payment when due of principal and interest. The legal, equitable and contractual rights of the holders of the MARAD Claims are not altered by the Plan. The Class 2A MARAD Claims are not impaired by the Plan. Accordingly, the holders of the Class 2A MARAD Claims are conclusively presumed to have accepted the Plan as holders of Class 2A MARAD Claims and are not entitled to vote to accept or reject the Plan.

     b. Class 2B -- Capital Lease Claims

     Class 2B consists of all obligations of the Debtors under or related to six financing transactions, relating to eleven vessels, totalling approximately $39,000,000. The following is a description of those transactions, which constitute claims against one or more Debtors under capital leases:

     HMI, as lessee, entered into an equipment lease with Norlease, Inc., as lessor, for the vessels New River SDM I and St. Johns SDM II in November 1997. The original balance due under the lease was $9,996,785. The 15-year lease term began on November 26, 1997, and requires monthly payments of $77,775. The current outstanding lease obligation is $9,491,992.

     HMI, as lessee, entered into an equipment lease with AmSouth Leasing, Ltd. ("AmSouth"), as lessor, for the vessel Escambia SDM III in May 1998. The original balance due under the lease was $5,000,000. The 15-year lease term began on May 29, 1998, and requires monthly payments of $41,806. The current outstanding lease obligation is $4,795,831.

     Debtor Seabulk Offshore, Ltd., a wholly owned subsidiary of HMI ("SOL"), as lessee, entered into an equipment lease with TA Marine I, Inc., as lessor, for the vessel Seabulk Arizona in November 1998. The ten-year lease term began on January 1, 1999, at which time an initial payment of $59,807 was made. Forty quarterly payments of $223,228 each are due thereafter, totalling $8,988,928 for the entire lease. The current outstanding lease obligation is $7,579,083.

     SOL, as lessee, entered into an equipment lease with TA Marine II, Inc., as lessor, for the vessel Seabulk Wisconsin in November 1998. The ten-year lease term began on January 1, 1999, at which time an initial payment of $63,076 was made. Forty quarterly payments of $235,430 each are due thereafter, totalling $9,480,284 for the entire lease. The current outstanding lease obligation is $7,993,393.

     SOL entered into a sale-leaseback transaction with Lawrence Bedrosian (d/b/a Steel Style Marine) for the vessels Seabulk St. Andrew and Seabulk St. James in December 1998. The seven-year charter term began in December 1998. Monthly charter payments of $79,773 are required, totalling $6,354,083. The current outstanding lease obligation is $4,799,536.

     SOL, as shipowner, entered into a financing transaction with debis Financial Services, Inc. ("debis") as lender, for the vessels Seabulk Kansas and Seabulk Nebraska in February 1999. In connection with this transaction, SOL executed a $14,200,000 note in favor of debis and granted it a first preferred mortgage as security thereunder. The 10-year note is due on February 17, 2009, requiring monthly payments of $175,984, and the current outstanding balance is $13,660,015.

     Pursuant to the Plan, each of the Secured Claims in Class 2B will be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing subject to the consent of the Creditors' Committee, and shall thereby be rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. The legal, equitable and contractual rights of the holders of the Class 2B Secured Claims are not altered by the Plan. The Class 2B Secured Claims are not impaired by the Plan. Accordingly, the holders of the Class 2B Secured Claims are conclusively presumed to have accepted the Plan as holders of Class 2B Secured Claims and are not entitled to vote to accept or reject the Plan.

     c. Class 2C -- Other Secured Claims

     Class 2C consists of all Other Secured Claims. This Class of Secured Claims consists primarily of miscellaneous notes payable and related ship mortgage obligations entered into with respect to certain vessels. As of the Commencement Date, these obligations totalled approximately $18.8 million. This Class of Secured Claims also includes such Other Secured Claims, if any, as exist. The Debtors do not believe any Other Secured Claims exist beyond those identified herein.

     Pursuant to the Plan, each of the Secured Claims in Class 2C will be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing subject to the consent of the Creditors' Committee, and shall thereby be rendered unimpaired in accordance with Section 1124(2) of the Bankruptcy Code. The legal, equitable and contractual rights of the holders of the Class 2C Secured Claims are not altered by the Plan. The Class 2C Secured Claims are not impaired by the Plan. Accordingly, the holders of the Class 2C Secured Claims are conclusively presumed to have accepted the Plan as holders of Class 2C Secured Claims and are not entitled to vote to accept or reject the Plan.

  4. Class 3 -- Unsecured Claims

     a. Class 3A -- General Unsecured Claims

     Class 3A consists of General Unsecured Claims against the Debtor, i.e., all Unsecured Claims other than Claims in Classes 3B, 3C and 3D. This Class of Claims includes, but is not limited to, all Claims for payment for goods and services rendered to the Debtors, all Claims in respect of rejection of leases and executory contracts, accrued employee wages, vacation and other benefits and other miscellaneous liabilities. The Debtors estimate that the total amount of Claims in Class 3A is approximately $45,000,000.

     Under the Plan, each holder of an Allowed Class 3A Claim will, at the Debtors' option, (i) retain unaltered its legal, equitable and contractual rights; (ii) receive payment in full in Cash on the Effective Date; (iii) receive payment in any other manner agreed upon by the holder and the Debtors with the consent of the Creditors' Committee; or (iv) receive such other treatment as will render the Claim unimpaired. Such Claims shall remain subject to all legal and equitable defenses of the Debtors or the Reorganized Debtors.

     Class 3 is unimpaired by the Plan. Accordingly, the holders of Allowed Class 3A Claims are conclusively presumed to have accepted the Plan as holders of Allowed Class 3A Claims and are not entitled to vote to accept or reject the Plan.

     b. Class 3B -- Senior Note Claims

     Class 3B consists of all Senior Note Claims and includes, among other things, any claims arising from or related to the past or present ownership of the Senior Notes. Pursuant to the Plan, the Senior Note Claims are deemed to be Allowed Claims in the aggregate amount of $314,167,708, which includes the principal amount of the Senior Notes ($300 million) and all accrued and unpaid interest thereon as of the Commencement Date. Class 3B is impaired. Holders of record of Senior Notes on the date the order approving the Disclosure Statement is entered are entitled to vote to accept or reject the Plan.

     Subject to the potential upward adjustments set forth in Section 12.5.3 of the Plan, the Plan provides that, on the Effective Date, in full satisfaction of its Senior Note Claim, each holder of an Allowed Senior Note Claim will receive its Pro Rata share of 9,800,000 shares of New HMI Common Stock.

     The Plan provides that, subject to the applicable provisions of the Bankruptcy Code and Bankruptcy Court authorization and approval to the extent necessary, the Senior Note Indenture Trustee shall be entitled to payment of its reasonable fees, costs and expenses, as provided under the Senior Note Indenture, notwithstanding any contrary provision in the Plan, including without limitation Section 12.5.3 of the Plan or the absolute priority rule.

     c. Class 3C -- Trust Preferred Claims

     Class 3C consists of all Trust Preferred Claims.

     In June 1997, 2,300,000 of the Trust Preferred Securities were sold in a private offering by Hvide Capital Trust, a wholly owned subsidiary of HMI for an aggregate consideration of approximately $118.6 million. Hvide Capital Trust was formed for the sole purpose of issuing the Trust Preferred Securities and investing the proceeds from their issuance in the Convertible Subordinated Debentures issued simultaneously by HMI. By their terms, the Convertible Subordinated Debentures are subordinated to "Senior Debt" of HMI, which is defined to include, among other things, the Senior Notes.

     Hvide Capital Trust continues to be the sole holder of the Convertible Subordinated Debentures. Pursuant to the Trust Preferred Securities Declaration, in the event that HMI commences a case under the Bankruptcy Code (as it has done), Hvide Capital Trust is to be dissolved and liquidated and the holders of Trust Preferred Securities are to receive in the liquidation an aggregate principal amount of Convertible Subordinated Debentures equal to the liquidation amount of their Trust Preferred Securities. Pursuant to the Plan, holders of Trust Preferred Securities are in essence treated as holders of Convertible Subordinated Debenture Claims, which are subordinated to the Senior Notes.

     Holders of Class 3C Claims owned 2,300,000 Trust Preferred Claims as of the Commencement Date. Class 3C is impaired. Holders of record of Trust Preferred Claims on the date the order approving the Disclosure Statement is entered are entitled to vote to accept or reject the Plan.

     Subject to the potential adjustments set forth in Section 12.5.3 of the Plan(7), the Plan provides that, on the Effective Date, each holder of Allowed Trust Preferred Claims in Class 3C will receive its Pro Rata share of (i) 200,000 shares of New HMI Common Stock and (ii) 125,000 Class A Warrants, and the Trust Preferred Securities and Convertible Subordinated Debentures will be cancelled. Fractional shares of New HMI Common Stock and fractional Class A Warrants will be treated in accordance with Section 6.2.6. of the Plan.

     The Plan provides that, subject to the applicable provisions of the Bankruptcy Code and Bankruptcy Court authorization and approval to the extent necessary, each of (i) the Property Trustee and the Delaware Trustee under the Trust Preferred Securities Declaration, (ii) the Convertible Subordinated Debenture Indenture Trustee, as provided under the Convertible Subordinated Debenture Indenture, and (iii) the Guarantee Trustee under the Guarantee Agreement shall be entitled to payment of its actual, reasonable fees, costs and expenses, as provided under the Trust Preferred Securities Declaration, the Convertible Subordinated Debenture Indenture and the Guarantee Agreement, respectively, notwithstanding any contrary provision in the Plan, including without limitation Section 12.5.3 of the Plan or the absolute priority rule.

     The Debtors believe that the distributions to the holders of the Allowed Class 3C Trust Preferred Claims do not violate any provision of the Bankruptcy Code. If the Bankruptcy Court, however, finds that the distributions to the holders of the Allowed Class 3C Trust Preferred Claims violate the absolute priority rule or any other provision of the Bankruptcy Code, the Debtors reserve their right to modify the Plan to provide for no distributions to the holders of Allowed Class 3C Trust Preferred Claims as and if necessary to comply with the findings of the Bankruptcy Court.

---------------

7 See Section V.B.11, "Amendment of the Plan" and Section VI.C., "Confirmation and Consummation Procedure; Confirmation."

     d. Class 3D -- Intercompany Claims

     Class 3D consists of all Intercompany Claims. Under the Plan, on the Effective Date, each Claim in Class 3D will be Reinstated, leaving unaltered the legal, equitable and contractual rights to which such Claim entitles the holder of such Claim.

  5. Class 4 -- Debt Securities Trading Claims

     The Debtors know of no Class 4 Debt Securities Trading Claims that could be asserted or allowed. No Class 4 Debt Securities Trading Claim has been filed with the Bankruptcy Court and no litigation, action or proceeding against the Debtors with respect to a Class 4 Debt Securities Trading Claim has been threatened or commenced. The Debtors know of no facts or viable legal theories that could give rise to such a Class 4 Debt Securities Trading Claim. Accordingly, the Plan separately classifies the Class 4 Debt Securities Trading Claims in accordance with Section 510(b) of the Bankruptcy Code, will provide for no distribution of property to such claimants, and will discharge such Claims in accordance with Section 1141(d) of the Bankruptcy Code.

     NOTICE IS GIVEN TO ALL PERSONS WHO MIGHT SEEK TO ASSERT OR BELIEVE THEY POSSESS A DEBT SECURITIES TRADING CLAIM THAT, BASED ON THE FACT THAT NO SECURITIES TRADING CLAIMS HAVE BEEN THREATENED OR ASSERTED AGAINST ANY OF THE DEBTORS, THE PLAN CLASSIFIES THESE CLAIMS BUT PROVIDES FOR NO DISTRIBUTION TO BE MADE TO SUCH CLASSES, AND ALL DEBT SECURITIES TRADING CLAIMS WILL BE DEEMED TO BE DISCHARGED, SATISFIED AND BARRED BY THE ORDER TO BE ENTERED ON OR ABOUT DECEMBER 1, 1999 CONFIRMING THE PLAN. ACCORDINGLY, ANY PERSON WHO DESIRES TO ASSERT A SECURITIES TRADING CLAIM AGAINST ANY OF THE DEBTORS MUST DO SO BY NOVEMBER 29, 1999 OR SUCH CLAIM WILL BE FOREVER WAIVED AND, UNDER THE PLAN AND THE CONFIRMATION ORDER, DISCHARGED, SATISFIED AND BARRED. IN ORDER TO ASSERT A SECURITIES TRADING CLAIM, SUCH CLAIM MUST BE FILED WITH THE COURT (WITH A COPY TO CHAMBERS) AND SERVED SO THAT IT IS RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 29, 1999, BY THE COURT, CHAMBERS AND THE FOLLOWING
PARTIES: (I) HVIDE MARINE INCORPORATED, 2200 ELLER DRIVE, P.O. BOX 13038, FT. LAUDERDALE, FLORIDA, 33316, ATTN: ROBERT B. LAMM, ESQ., (II) KRONISH LIEB WEINER & HELLMAN LLP, 1114 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036, ATTN:
ROBERT J. FEINSTEIN, ESQ., CO-COUNSEL TO THE DEBTORS AND (III) MILBANK, TWEED, HADLEY & McCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10005, ATTN:
DENNIS F. DUNNE, ESQ., CO-COUNSEL TO THE CREDITORS' COMMITTEE. ALL SECURITIES TRADING CLAIMS SHALL STATE WITH PARTICULARITY THE BASIS AND NATURE OF THE CLAIM IN CONFORMITY WITH RULE 7009 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE, AND STATE THE DOLLAR FACE AMOUNT OF SECURITIES WHICH ARE THE SUBJECT OF THE CLAIM.

     a. Class 4A -- Senior Note Securities Trading Claims

     Class 4A consists of all Senior Note Securities Trading Claims. Class 4A is impaired. Because no distribution will be made under the Plan to holders of Class 4A Senior Note Securities Trading Claims nor will such holders retain any property on account of such Claims, holders of Class 4A Senior Note Securities Trading Claims are not entitled to vote to accept or to reject the Plan and are deemed to have rejected the Plan.

     b. Class 4B -- Convertible Subordinated Debenture Securities Trading Claims

     Class 4B consists of all Convertible Subordinated Debenture Trading Securities Claims. Class 4B is impaired. Because no distribution will be made under the Plan to holders of Class 4B Convertible

Subordinated Debenture Securities Trading Claims nor will such holders retain any property on account of such Claims, holders of Class 4B Convertible Subordinated Debenture Securities Trading Claims are not entitled to vote to accept or to reject the Plan and are deemed to have rejected the Plan.

  6. Class 5 -- Common Stock in Subsidiary Debtors

     Class 5 consists of the holders of all Interests directly or indirectly arising from or under, or relating in any way to, the Interests in the Subsidiary Debtors. Under the Plan, on the Effective Date, each Interest in Class 5 will be Reinstated, leaving unaltered the legal, equitable and contractual rights to which such Interest entitles the holder of such Interest.

  7. Class 6 -- HMI Common Stock and HMI Common Stock Securities Trading Claims

     Class 6 consists of all Interests directly or indirectly arising from or under, or relating in any way to, HMI Common Stock and all HMI Common Stock Securities Trading Claims. HMI has two outstanding classes of Common Stock, Class A Common Stock, par value $0.001 per share, and Class B Common Stock, par value $0.001 per share. As of the Commencement Date, there were 13,876,829 shares of Class A Common Stock and 1,677,590 shares of Class B Common Stock outstanding. In addition, as of the Commencement Date, shares of Class A Common Stock were issuable to certain officers and employees of the Company under certain of its Stock Plans. All shares of Class A and Class B Common Stock and all issuable shares of Class A Common Stock are included in Class 6 under the Plan. The Debtors do not believe there are any HMI Common Stock Securities Trading Claims.

     NOTICE IS GIVEN TO ALL PERSONS WHO MIGHT SEEK TO ASSERT OR BELIEVE THEY POSSESS AN HMI COMMON STOCK SECURITIES TRADING CLAIM THAT ALL HMI COMMON STOCK SECURITIES TRADING CLAIMS WILL BE DEEMED TO BE DISCHARGED, SATISFIED AND BARRED BY THE ORDER TO BE ENTERED ON OR ABOUT DECEMBER 1, 1999 CONFIRMING THE PLAN. ACCORDINGLY, ANY PERSON WHO DESIRES TO ASSERT AN HMI COMMON STOCK SECURITIES TRADING CLAIM MUST DO SO BY NOVEMBER 29, 1999 OR SUCH CLAIM WILL BE FOREVER WAIVED AND, UNDER THE PLAN AND THE CONFIRMATION ORDER, DISCHARGED, SATISFIED AND BARRED. IN ORDER TO ASSERT AN HMI COMMON STOCK SECURITIES TRADING CLAIM, SUCH CLAIM MUST BE FILED WITH THE COURT (WITH A COPY TO CHAMBERS) AND SERVED SO THAT IT IS RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 29, 1999, BY THE COURT, CHAMBERS AND THE FOLLOWING PARTIES: (I) HVIDE MARINE INCORPORATED, 2200 ELLER DRIVE, P.O. BOX 13038, FT. LAUDERDALE, FLORIDA, 33316,
ATTN: ROBERT B. LAMM, ESQ., (II) KRONISH LIEB WEINER & HELLMAN LLP, 1114 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036, ATTN: ROBERT J. FEINSTEIN, ESQ., CO-COUNSEL TO THE DEBTORS, AND (III) MILBANK, TWEED, HADLEY & McCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10005, ATTN: DENNIS F. DUNNE, ESQ., CO-COUNSEL TO THE CREDITOR COMMITTEE. ALL HMI COMMON STOCK SECURITIES TRADING CLAIMS SHALL STATE WITH PARTICULARITY THE BASIS AND NATURE OF THE CLAIM IN CONFORMITY WITH RULE 7009 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE, AND STATE THE NUMBER OF SHARES WHICH ARE THE SUBJECT OF THE CLAIM.

     Holders of record of HMI Common Stock on the date the order approving the Disclosure Statement is entered, and holders of Allowed HMI Common Stock Securities Trading Claims, if any, are entitled to vote to accept or reject the Plan.

     Subject to the potential adjustments set forth in Section 12.5.3. of the Plan(8), the Plan provides that, on the Effective Date, each holder of a share of HMI Common Stock (irrespective of whether such share is of Class A or Class B Common Stock) and each holder of an Allowed HMI Common Stock Securities Trading Claim will receive its Pro Rata share of 125,000 Class A Warrants. Fractional Class A Warrants will be treated in accordance with Section 6.2.6. of the Plan.

     The Debtors believe that the distributions to the holders of the Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Securities Trading Claims do not violate any provision of the Bankruptcy Code. If the Bankruptcy Court, however, finds that the distributions to the holders of the Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Securities Trading Claims violate the absolute priority rule or any other provision of the Bankruptcy Code, the Debtors reserve their right to modify the Plan to provide for no distributions to the holders of Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Securities Trading Claims as and if necessary to comply with the findings of the Bankruptcy Court.

  8. Class 7 -- HMI Options

     Class 7 consists of all Interests directly or indirectly arising from or under, or relating in any way to HMI Options to purchase HMI Common Stock and all other rights and awards issued pursuant to the Stock Plans, other than any shares of Common Stock issuable but not earned or vested thereunder prior to the Commencement Date (which shares are included in Class 7). As of the Commencement Date, there were outstanding HMI Options to purchase 1,231,773 shares of HMI Common Stock (i.e., 1,231,773 HMI Options), with exercise prices ranging from $6 to $28 per share.

     Under the Plan, no distribution will be made to holders of HMI Option Interests in Class 7 on account of such Interests, and such HMI Options will be cancelled on the Effective Date.

B. SUMMARY OF OTHER PROVISIONS OF THE PLAN

     The following paragraphs summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

  1. General Description of New Securities

     a. New HMI Common Stock

     Pursuant to the Plan, Reorganized HMI will have authority to issue 20,000,000 shares of New HMI Common Stock, par value $0.01 per share.

     Under the New Certificate of Incorporation and By-laws of Reorganized HMI, copies of which are annexed to the Plan as Exhibits C and D, respectively, holders of the New HMI Common Stock will be entitled to receive such dividends as may be declared from time to time by the Board of Directors of Reorganized HMI out of assets available therefor, after payment of dividends required to be paid on outstanding preferred stock, if any. See Section X, "Certain Risk Factors To Be Considered." In the event of the liquidation, dissolution or winding up of Reorganized HMI, the holders of New HMI Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of the holders of preferred stock then outstanding, if any. The New HMI Common Stock will have no preemptive or conversion rights and will not be subject to further calls or assessments by Reorganized HMI. The New HMI Common Stock will, upon issuance, pursuant to the Plan, be duly authorized, validly issued, fully paid and nonassessable.

     Holders of New HMI Common Stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. For a more detailed description of the process by which Reorganized HMI will

---------------

8 See Section V.B.11, "Amendment of the Plan" and Section VI.C., "Confirmation and Consummation Procedure; Confirmation."

elect its Board of Directors, see Section VII.A.1, "Management of the Reorganized Debtor, Board of Directors and Management, Composition of the Board of Directors." Certain significant matters will require the approval of the holders of a majority of the outstanding shares of New HMI Common Stock to the extent required by Delaware law. See Section V.B.9, "The Plan of Reorganization, Summary of Other Provisions of the Plan, Reorganized HMI Certificate of Incorporation and By-laws."

     b. The Class A Warrants

     Pursuant to the Plan, Reorganized HMI will have authority to issue 250,000 Class A Warrants. The following is a summary of certain terms and provisions of the Warrant Agreement, a copy of which is annexed to the Plan as Exhibit B.

     The Class A Warrants will be issued pursuant to (i) the Warrant Agreement (the "Warrant Agreement") between Reorganized HMI and the warrant agent thereunder (the "Warrant Agent"). The warrant agent under the Warrant Agreement has not been selected as of the date hereof. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement, which is annexed to the Plan of Reorganization as Exhibit B thereto.

GENERAL

     Each Class A Warrant, when exercised, will entitle the holder thereof to purchase one share of New HMI Common Stock at an exercise price of $38.49 per share (the "Class A Exercise Price"). The exercise price and the number of shares of New HMI Common Stock issuable upon the exercise of the Class A Warrants (the "Warrant Shares") are both subject to adjustment in certain cases referred to below. The Class A Warrants are exercisable at any time on or after the Effective Date. Unless exercised, the Class A Warrants will automatically expire at 5:00 p.m. on the date that is four years following the Effective Date (the "Expiration Date"). The Class A Warrants will entitle the holders thereof to purchase in the aggregate approximately 2.5% of the New HMI Common Stock outstanding on a fully diluted basis after giving effect to consummation of the Plan but without giving effect to the issuance of stock or stock options pursuant to the New Long-Term Incentive Plan or the issuance of warrants, if any, in connection with the Exit Financing Facility. The initial aggregate exercise price of the Class A Warrants will be approximately $9.6 million.

     The Class A Warrants may be exercised by surrendering to Reorganized HMI the certificates evidencing such Class A Warrants, if any, with the accompanying form of election to purchase, properly completed and executed, together with payment of the Class A Exercise Price. Payment of the Class A Exercise Price may be made in the form of cash or a certified or official bank check, payable to the order of Reorganized HMI. Upon surrender of the Warrant certificate and payment of the Class A Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Class A Warrants and the Warrant Agreement, including without limitation any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise. If less than all of the Class A Warrants evidenced by a Class A Warrant certificate are exercised, a new Class A Warrant certificate will be issued for the remaining number of Class A Warrants.

     Reorganized HMI shall not issue fractional Warrant Shares on the exercise of Class A Warrants. If more than one Class A Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon such exercise will be computed on the basis of the aggregate number of Warrant Shares acquirable on exercise of the Class A Warrants so presented. If any fraction of a Warrant Share would be issuable on the exercise of any Class A Warrant (or specified portion thereof), Reorganized HMI shall direct the transfer agent to pay an amount in cash calculated by it to equal the then current market price (as defined in the Warrant Agreement) per Warrant Share multiplied by such fraction computed to the nearest whole cent.

     Certificates for Class A Warrants will be issued in registered form only, and no service charge will be made for registration for transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. Reorganized HMI may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration for transfer or exchange of Class A Warrant certificates.

     The holders of the Class A Warrants have no right to vote on matters submitted to the stockholders of Reorganized HMI and have no right to receive cash dividends. The holders of the Class A Warrants are not entitled to share in the assets of Reorganized HMI in the event of the liquidation, dissolution or winding up of Reorganized HMI's affairs.

ADJUSTMENTS

     The number of Warrant Shares purchasable upon the exercise of the Class A Warrants and the Exercise Price both will be subject to adjustment in certain events, including in the event that Reorganized HMI (A) pays a dividend or make a distribution on its New HMI Common Stock in shares of its capital stock (whether shares of New HMI Common Stock or of capital stock of any other class),
(B) subdivides the outstanding shares of New HMI Common Stock, (C) combines the outstanding shares of New HMI Common Stock into a smaller number of shares, or
(D) issues by reclassification of the shares of New HMI Common Stock any shares of capital stock of Reorganized HMI. The Class A Exercise Price in effect and the number of Warrant Shares issuable upon exercise of each Class A Warrant immediately prior to such action shall be adjusted so that the holder of any Class A Warrant thereafter exercised shall be entitled to receive the number of shares of capital stock of Reorganized HMI which such holder would have owned immediately following such action had such Class A Warrant been exercised immediately prior thereto.

     In case of certain consolidations or mergers of Reorganized HMI, or the sale of all or substantially all of the assets of Reorganized HMI, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Class A Warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

     The Company has authorized and reserved for issuance such number of shares of New HMI Common Stock as will be issuable upon the exercise of all outstanding Class A Warrants. Such shares of New HMI Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

AMENDMENT

     From time to time, the Company and the Warrant Agent, without consent of the holders of the Class A Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Class A Warrants requires the written consent of the holders of a majority of the then outstanding Class A Warrants. The consent of each holder of the Class A Warrants affected is required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Class A Warrants would be decreased (other than pursuant to adjustments provided for in the Class A Warrant Agreement as generally described above).

  2. The Registration Rights Agreement

     On or prior to the Effective Date of the Plan, the Debtors and the investment advisor or manager (the "Advisor") for certain holders or beneficial owners of the New HMI Common Stock will enter into a registration rights agreement that provides the following, among other things: (i) Reorganized HMI will, if eligible, file a shelf registration statement (the "SRS") with the SEC for the purpose of allowing the unrestricted re-sale of the New HMI Common Stock; (ii) Reorganized HMI will file the SRS within 15 days after the Effective Date of the Plan and obtain the effectiveness of the SRS within 90 days after the Effective Date of the Plan; (iii) to the extent that the SRS is ineffective, the Advisor shall have the right to demand registration at such time(s); (iv) the Advisor will have unlimited piggyback rights to participate in capital market transactions initiated by or on behalf of Reorganized HMI; and (v) Reorganized HMI will use its reasonable best efforts to list the New HMI Common Stock on a national exchange or for quotation on NASDAQ and will in any event obtain and maintain trading symbols for the New HMI Common Stock.

  3. Repayment of the DIP Credit Facility/Exit Financing

     In order to consummate the Plan, Reorganized HMI and its debtor and non-debtor subsidiaries will enter into one or more credit facilities (collectively, the "Exit Financing Facility") to repay the $240 million term loan and outstanding revolving credit balance under the DIP Credit Facility and to fund working capital requirements in the amount of not less than $25 million and in any case in an amount which, as reasonably determined by the Debtors, will provide the Reorganized Debtors with adequate working capital. In addition, the Exit Financing Facility may be used for trade letters of credit and standby letters of credit. The Company is currently negotiating an Exit Financing Facility which is anticipated to be secured by substantially all of the Company's unencumbered assets, and to contain customary affirmative and negative covenants, financial covenants and events of default. It is expected that the Exit Financing Facility will consist of one or more tranches of term loans (the number and amount of which will be finalized prior to the closing of the Exit Financing Facility) totaling $200 million and a revolving credit loan of up to $25 million ratably secured by a senior lien on substantially all of the Company's unencumbered assets, and senior secured second lien notes in the amount of $75 million secured by a second priority security interest in such assets. The Company expects that the terms and conditions of the Exit Financing Facility should be no less favorable to the Company than the following:

     TERM LOAN FACILITY A:

Principal:      $75,000,000

Maturity:       5 Years

Interest Rate:  Prime Rate plus 2.25% or Eurodollar Rate plus 3.25%

Amortization:     YEAR 1      YEAR 2      YEAR 3       YEAR 4       YEAR 5
                ----------  ----------  -----------  -----------  -----------
                $5,000,000  $7,500,000  $12,500,000  $22,500,000  $27,500,000

     TERM LOAN FACILITY B:

Principal:      $30,000,000

Maturity:       6 Years

Interest Rate:  Prime Rate plus 2.75% or Eurodollar Rate plus 3.75%

Amortization:     YEAR 1      YEAR 2      YEAR 3       YEAR 4       YEAR 5       YEAR 6
                 --------    --------    --------     --------     --------    -----------
                 $300,000    $300,000    $300,000     $300,000     $300,000    $28,500,000

     TERM LOAN FACILITY C:

Principal:      $95,000,000

Maturity:       7 Years

Interest Rate:  Prime Rate plus 3.25% or Eurodollar Rate plus 4.25%

Amortization:     YEAR 1      YEAR 2      YEAR 3       YEAR 4       YEAR 5       YEAR 6       YEAR 7
                 --------    --------    --------     --------     --------     --------    -----------
                 $950,000    $950,000    $950,000     $950,000     $950,000     $950,000    $89,300,000

     REVOLVING LOAN FACILITY:

Principal:      $25,000,000

Maturity:       5 Years

Interest Rate:  Prime Rate plus 2.25% or Eurodollar Rate plus 3.25%

  SENIOR SECURED SECOND LIEN NOTES:

Principal:      $75,000,000

Maturity:       7.5 Years

     The covenants relating to the Senior Secured Second Lien Notes are expected to be generally similar to the covenants in a high-yield financing. There is also a probability that holders of such Notes will be granted warrants to purchase New HMI Stock on terms to be negotiated.

     The foregoing is based upon discussions to date with prospective lenders. Final rates, fees and other terms will be determined through negotiations with the proposed lenders and are expected to be customary.

  4. Conditions Precedent to the Plan

     The Plan will not become effective unless and until: (a) the Bankruptcy Court shall have entered a Confirmation Order in form and substance satisfactory to the Debtors and the Creditors' Committee providing, among other things: (i) that all securities to be issued to holders of Claims and Interests pursuant to the Plan, i.e., the New HMI Stock (including New HMI Stock issued upon the exercise of the Class A Warrants) and the Class A Warrants, are exempt from registration pursuant to Section 1145 of the Bankruptcy Code; (ii) for the approval of (A) the Class A Warrant Agreement, (B) the Registration Rights Agreement, (C) the New By-laws of Reorganized HMI, (D) the New Certificate of Incorporation of Reorganized HMI, (E) the Exit Financing Facility and (F) the New Long-Term Incentive Plan, all of which shall be in form and substance satisfactory to the Creditors' Committee, and such Order shall have become a Final Order unless such requirement is waived by the mutual consent of the Debtors and the Creditors' Committee; (b) the Reorganized Debtors shall have closed on the Exit Financing Facility such that the Reorganized Debtors shall have credit availability thereunder to repay the DIP Credit Facility in full and to provide working capital sufficient to meet their requirements as determined by the Reorganized Debtors and the Creditors' Committee; and (c) consummation of the Plan, including distribution of the securities in accordance with the terms of the Plan, shall not preclude the Reorganized Debtors from operating their respective businesses in compliance with the Jones Act. In the event that any of the conditions precedent specified in the Plan has not been satisfied or waived on or before 60 days after the Confirmation Date, the Debtors may, upon notification submitted by them to the Creditors' Committee and the Bankruptcy Court, terminate the Plan, in which event (i) the Confirmation Order will be vacated, (ii) no distributions will be made under the Plan, (iii) the Debtors and all holders of Claims and Interests will be returned to the status quo ante and (iv) all of the Debtors' obligations with respect to the Claims and Interests will remain unchanged.

  5. Time and Method of Distributions Under the Plan

     All distributions under the Plan will be made by the Reorganized Debtors on the Effective Date or soon as practicable thereafter.

     All distributions of New HMI Common Stock to be made to holders of Senior Notes under the Plan will be made by Reorganized HMI to the indenture trustee for such Senior Notes. All distributions of New HMI Common Stock and Class A Warrants made to holders of Trust Preferred Securities under the Plan will be made by Reorganized HMI to the Property Trustee of Hvide Capital Trust (as defined under the Amended and Restated Declaration among Hvide Marine Incorporated, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware) as Delaware Trustee and the Administrative Trustees named therein, dated as of June 27, 1997 re: Hvide Capital Trust). All distributions of Class A Warrants to holders of HMI Common Stock under the Plan will be made by Reorganized HMI to the transfer agent for the HMI Common Stock. The Plan further provides that each holder of a promissory note or other instrument evidencing an obligation under the DIP Credit Facility shall surrender such promissory note or instrument to Reorganized HMI; that holders of Class 3B Senior Note Claims shall deliver to the Senior Note Indenture Trustee standard and customary evidence of their Senior Notes; that holders of Class 3C Trust Preferred Claims shall deliver to the Property Trustee standard and customary evidence of their Trust Preferred Securities; and finally, that each holder of an HMI Common Stock Interest in Class 6 shall surrender its share certificates to the Transfer Agent for HMI Common Stock. The Plan also provides that no distribution of property will be made to or on behalf of any such holders unless and until they have complied with the foregoing requirements, and that Reorganized HMI may require any entity delivering an affidavit of loss and indemnity to furnish a surety bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized HMI from a surety company satisfactory to Reorganized HMI. Any holder that fails within five (5) years after the date of entry of the Confirmation Order (i) to surrender or cause to be surrendered such promissory note, share certificate or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized HMI, or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized HMI upon request, shall be deemed to have forfeited all rights, Claims, and Interests and shall not participate in any distribution hereunder.

     In order to assure compliance with the Jones Act, the Certificate of Incorporation of Reorganized HMI will contain provisions limiting the aggregate ownership of "Non-Citizens" of each class of Reorganized HMI's capital stock to 24.99% of the outstanding shares of each such class (see V.B.9, "Reorganized HMI Certificate of Incorporation and By-laws," and IX.N., "Restrictions on Foreign Ownership of Stock"). Consequently, in order to receive certificates for New HMI Common Stock following the Effective Date, holders of Senior Notes and Trust Preferred Securities will be required to provide information concerning citizenship.

     Any payment of Cash made by Reorganized HMI pursuant to the Plan will be made by check drawn on a domestic bank, and shall be deemed made when the check is transmitted. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

  6. Executory Contracts and Unexpired Leases

     The Bankruptcy Code gives the Debtors the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or other unexpired lease is rejected, the other party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code. Pursuant to the Plan, all unexpired real property leases which exist between any of the Debtors and any person are deemed assumed as of the Effective Date, except for any unexpired lease (i) which has been rejected pursuant to a Bankruptcy Court order entered on or prior to the Confirmation Date, or (ii) for which a motion for approval to reject such lease has been filed and served on or prior to the Confirmation Date.

     The Plan provides that all executory contracts and leases existing between any of the Debtors and any party (other than certain employee-related matters) are to be assumed as of the Effective Date unless the executory contract or lease (i) has been rejected pursuant to a Bankruptcy Court order entered on or prior to the Confirmation Date, (ii) is set forth on Schedule 7.1(a) to the Plan, or (iii) is the subject of a motion for the rejection of such contract filed and served on or prior to the Confirmation Date. The executory contracts set forth in Schedule 7.1(a) of the Plan, if any, will be rejected as of the Effective Date. The Debtors will pay all amounts that have come due and owing on or before the Effective Date with respect to obligations under assumed executory contracts and leases immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

     The Plan also provides that all employment and severance practices and policies, and all employee compensation and benefit plans, policies and programs of the Debtors for their employees, officers or directors, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, worker's compensation programs and life, disability and other insurance plans will be deemed to be, and will be treated as, executory contracts assumed under the Plan (subject to any and all modification and termination rights of the Debtor contained therein), unless any such contract (i) has been rejected pursuant to a Bankruptcy Court order entered on or prior to the Confirmation Date, or (ii) is the subject of a motion for the rejection of such contract filed and served on or prior to the Confirmation Date.

     Except as stated in Section VII, "Management of the Reorganized Debtor," the Debtors' obligations under such agreements, plans, policies and programs will be assumed pursuant to Section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby and will not be discharged in accordance with Section 1141 of the Bankruptcy Code. The Debtors will pay all amounts that have come due and owing on or before the Effective Date with respect to assumed pension and related obligations immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

  7. Retiree Benefits

     The Plan provides that, pursuant to Section 1114(a) of the Bankruptcy Code, the Debtors will provide, for the duration of the period for which they have obligated themselves to provide such benefits, payments due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical or hospital care or under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Commencement Date, and that such benefits will be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all modification and termination rights of the Debtors contained therein. The Debtors will pay all amounts that have come due and owing on or before the Effective Date with respect to assumed retiree benefits immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

  8. Provisions for Treatment of Disputed Claims

     Unless otherwise ordered by the Bankruptcy Court, the Debtors will have the exclusive right, except with respect to Claims of officers, directors and employees and applications for the allowance of compensation and reimbursement of expenses of professionals under Sections 330 and 503 of the Bankruptcy Code, to object to the allowance of Claims filed with the Bankruptcy Court with respect to which the liability is disputed in whole or in part. All objections will be litigated to Final Order; however, the Debtors may compromise and settle any objections to Claims, subject to the approval of the Bankruptcy Court. All objections to Claims will be served and filed no later than 90 days after the Effective Date, or within such other time period as may be fixed by the Bankruptcy Court, except as to Claims arising from the rejection of unexpired leases and other executory contracts and other Claims filed after the Confirmation Date.

     At such time as a disputed claim is resolved by Final Order and is Allowed, the holder thereof will receive, as soon as practicable thereafter, the distributions to which such holder is then entitled under the Plan; provided, however, that the undisputed portion of any disputed claim will be paid on the Effective

Date with interest thereon at to the same extent as an Allowed Claim in the same Class as such Claim. As to the disputed portion of any disputed claim, any distribution in respect thereof will be made in accordance with the Plan to the holder of such Claim based upon the amount of such disputed portion that becomes an Allowed Administrative Expense or Allowed Claim, as the case may be, with interest thereon at to the same extent as an Allowed Claim in the same Class as such Claim.

  9. Reorganized HMI Certificate of Incorporation and By-laws

     On the Effective Date, HMI will be reincorporated as Reorganized HMI under the laws of the State of Delaware. A new Certificate of Incorporation and new By-laws of Reorganized HMI will be adopted substantially in the forms attached as Exhibits C and D to the Plan (the "New Certificate" and "New By-laws," respectively).

     The New Certificate will, among other things, authorize Reorganized HMI to issue up to 20,000,000 shares of New HMI Common Stock, par value $.01 per share, and up to 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"). The New Certificate will prohibit the issuance of nonvoting equity securities; provided, however, that any series of Preferred Stock having the right, voting separately as a class, to elect any directors of HMI if and when dividends payable on shares of Preferred Stock will have been in arrears and unpaid for a specified period of time will not be deemed nonvoting equity securities. For a more detailed description of New HMI Common Stock, see Section V.B.1, "The Plan of Reorganization, Summary of Other Provisions of the Plan, Reorganized Hvide Common Stock."

     The New Certificate will provide that there will be a classified Board of Directors, initially consisting of seven directors comprising three classes. The New Certificate will also provide that the Board of Directors of Reorganized HMI will be empowered, without the necessity of further action or authorization of the stockholders (unless required in a specific case by applicable law, rules or regulations), to cause Reorganized HMI to issue the Preferred Stock from time to time in one or more series, and to fix by resolution the designations, preferences and relative, participating, optional or other special rights of each such series, if any, or the qualifications, limitations or restrictions of each such series, if any. Each series of Preferred Stock may rank senior to or pari passu with New HMI Common Stock with respect to dividends and liquidation rights. The Board of Directors of HMI believes it will be in the best interests of Reorganized HMI to authorize the Preferred Stock in order to provide Reorganized HMI with flexibility to respond to future developments and opportunities without the delay and expense of a special stockholders' meeting. The Preferred Stock provides such flexibility by providing an additional means of raising equity capital and undertaking acquisitions, and for other general corporate purposes.

     The Board of Directors of Reorganized HMI will be authorized to determine, among other things, with respect to each series of Preferred Stock that may be issued: (i) the distinctive designation of such series, (ii) subject to the requirements of Section 1123(a)(6) of the Bankruptcy Code described above, whether or not such shares have voting rights and the extent of such voting rights, (iii) whether or not holders will have the right to elect directors and, if so, the term of office, requirements for the filling of vacancies and other terms of the directorship of such directors, (iv) dividend rights, if any, including dividend rates, preferences with respect to other series or classes of stock, times of payment and the date from which dividends will be cumulative,
(v) the redemption price, the terms of redemption and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof,
(vi) the liquidation preferences and the amounts payable on dissolution or liquidation, and (vii) the terms and conditions, if any, under which the shares of a series of Preferred Stock may be converted into any other series or class of stock or debt of Reorganized HMI.

     At the Effective Date, there will be no shares of Preferred Stock outstanding, and there are no current agreements or understandings for the designation of any series of Preferred Stock or the issuance of shares thereunder. For a description of certain considerations relating to the Preferred Stock, see Section IX.R., "Certain Risk Factors To Be Considered, Preferred Stock."

     Generally, matters to be acted upon by the stockholders of Reorganized HMI, including without limitation amending certain provisions of the New By-laws or New Certificate, will require the affirmative vote of a majority of the voting power of the corporation. The election of directors will require a plurality of votes.

     The first annual meeting of the stockholders of Reorganized HMI will be held on a date in 2000 selected by the Board of Directors of Reorganized HMI. The New By-laws will provide, among other things, that (i) subsequent meetings of the stockholders of Reorganized HMI shall be held on such date as shall be designated from time to time by the Board of Directors and (ii) special meetings of the stockholders may be convened by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the New By-Laws of the Corporation, include the power to call such meetings. If and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the New Certificate or any amendment thereto, or any certificate filed under Section 151(g) of the Delaware General Corporation Law designating the number of shares of Preferred Stock to be issued and the rights, preferences, privileges and restrictions granted to and imposed on the holders of such designated Preferred Stock, as permitted by Section 5 of the New Certificate, then such special meeting may also be called by such other person or persons in the manner, at the times and for the purposes so specified.

     The New Certificate contains a provision eliminating, to the fullest extent permitted by the General Corporation Law of Delaware (the "GCL"), directors' personal liability to Reorganized HMI and to its stockholders for monetary damages for breaches of fiduciary duty. By virtue of this provision, under the GCL a director will not be personally liable for monetary damages for a breach of his or her fiduciary duty, except for liability arising out of (a) a breach of duty of loyalty to Reorganized HMI or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which such director receives an improper personal benefit. This provision pertains only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers.

     The New Certificate further provides that Reorganized HMI shall, to the fullest extent permitted by the GCL, indemnify each director, officer, employee or agent against, and hold each director, officer, employee or agent harmless from, all expenses, liabilities, and losses (including attorneys' fees) reasonably incurred in connection with a proceeding brought against such director or officer by reason of the fact that he or she was a director, officer, employee or agent of Reorganized HMI or was serving at the request of Reorganized HMI as a director, officer, employee or agent of another entity. The New Certificate requires Reorganized HMI to advance all reasonable costs incurred in defending any such proceeding to the fullest extent permitted by Delaware law.

     The New Certificate (i) contains provisions limiting the aggregate percentage ownership by Non-Citizens (as defined below) of each class of Reorganized HMI's capital stock (including New HMI Common Stock) to 24.99% of the outstanding shares of each such class (the "Permitted Percentage") to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable federal law (presently 25.0%), (ii) requires the institution of a dual stock certificate system to help determine such ownership, and (iii) permits the Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations. These provisions are intended to protect Reorganized HMI's ability to operate its vessels in the U.S. domestic trade governed by the Jones Act.

     To provide a method to enable Reorganized HMI reasonably to determine stock ownership by Non-Citizens, the New Certificate requires Reorganized HMI to institute (and to implement through the transfer agent for the New HMI Common Stock) a dual stock certificate system, pursuant to which certificates representing shares of New HMI Common Stock will bear legends that designate such certificates as either "citizen" or "non-citizen," depending on the citizenship of the owner. Accordingly, stock certificates are denominated as "citizen" (blue) in respect of New HMI Common Stock owned by

Citizens and as "non-citizen" (red) in respect of New HMI Common Stock owned by Non-Citizens. Reorganized HMI may also issue non-certificated shares through depositories if Reorganized HMI determines such depositories have established procedures that allow Reorganized HMI to monitor the ownership of New HMI Common Stock by Non-Citizens.

     For purposes of the dual stock certificate system, a "Non-Citizen" is defined as any person other than a Citizen, and a "Citizen" is defined as: (i) any individual who is a citizen of the U.S. by birth, naturalization, or as otherwise authorized by law; (ii) any corporation (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) of which title to not less than 75% of its stock is beneficially owned by and vested in Citizens, free from any trust or fiduciary obligations in favor of Non-Citizens, (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, (e) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in their absence or disability, are Citizens, and (f) of which more than 50% of the number of its directors necessary to constitute a quorum are Citizens; (iii) any partnership (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) all general partners of which are Citizens, and (c) of which not less than a 75% interest is beneficially owned and controlled by, and vested in, Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens; (iv) any association (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof,
(b) of which 100% of the members are Citizens, (c) whose president, chief executive officer, or equivalent position, chairman of the board of directors, or equivalent committee or body, and all persons authorized to act in their absence or disability, are Citizens, (d) of which not less than 75% of the voting power is beneficially owned by Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens, and (e) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (v) any limited liability company (a) organized under the law of the U.S., or a state, territory, district or possession thereof, (b) of which not less than 75% of the membership interests are beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor of Non-Citizens, and the remaining membership interests are beneficially owned by and vested in persons meeting the requirements of 46 U.S.C. sec.12102(a), (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which such voting power may be exercised directly or indirectly in behalf of Non-Citizens (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, (e) whose president or other chief executive officer or equivalent position, chairman of the board of directors or equivalent committee or body, managing members (or equivalent), if any, and all persons authorized to act in their absence or disability are Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, and (f) of which more than 50% of the number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (vi) any joint venture, if not an association, corporation, partnership, or limited liability company, (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, and
(b) of which 100% of the equity is beneficially owned and vested in Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens; and (vii) any trust (a) domiciled in and existing under the laws of the U.S., or a state, territory, district, or possession t hereof, (b) the trustee of which is a Citizen, and (c) of which not less than a 75% interest is held for the benefit of Citizens, free and clear of any trust or fiduciary obligation in favor or any Non-Citizens. The foregoing definition is applicable at all tiers of ownership and in both form and substance at each tier of ownership.

     Shares of New HMI Common Stock are transferable to Citizens at any time and are transferable to Non-Citizens if, at the time of such transfer, the transfer would not increase the aggregate ownership by Non-Citizens of HMI Common Stock above the Permitted Percentage in relation to the total outstanding shares of New HMI Common Stock. Non-Citizen certificates may be converted to Citizen certificates upon a showing, satisfactory to Reorganized HMI, that the holder is a Citizen. Any purported transfer to Non-Citizens of shares or of an interest in shares of Reorganized HMI represented by a Citizen certificate in excess of the Permitted Percentage will be ineffective as against Reorganized HMI for all purposes

(including for purposes of voting, dividends, and any other distribution, upon liquidation or otherwise). In addition, the shares may not be transferred on the books of Reorganized HMI, and Reorganized HMI, whether or not such stock certificate is validly issued, may refuse to recognize the holder thereof as a stockholder of the Company, except to the extent necessary to effect any remedy available to Reorganized HMI. Subject to the foregoing limitations, upon surrender of any stock certificate for transfer, the transferee will receive citizen (blue) certificates or non-citizen (red) certificates, as applicable.

     The New Certificate establishes procedures with respect to the transfer of shares to enforce the limitations referred to above and authorizes the Board of Directors to implement such procedures. The Board of Directors may take other ministerial actions or interpret Reorganized HMI's foreign ownership policy as it deems necessary in order to implement the policy. Pursuant to the procedures established in the New Certificate, as a condition precedent to each issuance and/or transfer of stock certificates representing shares of New HMI Common Stock, a citizenship certificate will be required from all transferees (and from any recipient upon original issuance) of New HMI Common Stock, and, with respect to the beneficial owner of the New HMI Common Stock being transferred, if the transferee (or the original recipient) is acting as a fiduciary or nominee for such beneficial owner. The registration (or original issuance) will be denied upon refusal to furnish such citizenship certificate, which must provide information about the purported transferee's or beneficial owner's citizenship. Furthermore, as part of the dual stock certificate system, depositories holding shares of New HMI Common Stock will be required to maintain separate accounts for "Citizen" and "Non-Citizen" shares. When the beneficial ownership of such shares is transferred, the depositories' participants will be required to advise such depositories as to the account in which the transferred shares should be held. In addition, to the extent necessary to enable Reorganized HMI to determine the number of shares owned by Non-Citizens, Reorganized HMI may from time to time require record holders and beneficial owners of shares of New HMI Common Stock to confirm their citizenship status and may, in the discretion of the Board of Directors, temporarily withhold dividends payable to, and deny voting rights to, any such record holder or beneficial owner until confirmation of citizenship is received.

     Should Reorganized HMI (or its transfer agent for the New HMI Common Stock) become aware that the ownership by Non-Citizens of New HMI Common Stock at any time exceeds the Permitted Percentage (the "Excess Shares"), the Board of Directors is authorized to withhold dividends and other distributions temporarily on the Excess Shares, pending the transfer of such shares to a Citizen or the reduction in the percentage of shares owned by Non-Citizens to or below the Permitted Percentage, and to deny voting rights with respect to the Excess Shares. If dividends and distributions are to be withheld, they will be set aside for the account for the Excess Shares. At such time as such shares are transferred to a Citizen or the ownership of such shares by Non-Citizens will not result in aggregate ownership by Non-Citizens in excess of the Permitted Percentage, the dividends withheld shall be paid to the then record holders of the related shares. Excess Shares shall, so long as the excess exists, not be deemed to be outstanding for purposes of determining the vote required on any matter brought before the stockholders for a vote. The New Certificate provides that the Board of Directors has the power, in its reasonable discretion and based upon the records maintained by Reorganized HMI's transfer agent, to determine those shares of New HMI Common Stock that constitute the Excess Shares. Such determination will be made by reference to the date or dates on which such shares were purchased by Non-Citizens, starting with the most recent acquisitions of shares by a Non-Citizen and including, in reverse chronological order, all other acquisitions of shares by Non-Citizens from and after the acquisition that first caused the Permitted Percentage to be exceeded; provided that Excess Shares resulting from a determination that a record holder or beneficial owner is no longer a Citizen will be deemed to have been acquired as of the date of such determination.

     To satisfy the Permitted Percentage described above, the New Certificate authorizes the Board of Directors, in its discretion, to redeem (upon written notice) Excess Shares in order to reduce the aggregate ownership by Non-Citizens to the Permitted Percentage. As long as the shares of New HMI Common Stock are authorized for listing on a national securities exchange or for quotation on the NASDAQ National Market, the redemption price will be the average of the closing sale price of the shares (as reported in composite trading on all exchanges or by the NASDAQ National Market, as the case may be) during the 30 trading days next preceding the date of the notice of redemption. The redemption price for Excess Shares will be payable in cash.

     The brief statements and descriptions set forth above concerning the New Certificate and New By-laws do not purport to be complete, and are qualified in their entirety by reference to the forms of New Certificate and New By-laws of Reorganized HMI, copies of which are attached as Exhibits C and D to the Plan, respectively, and to the GCL.

  10. Discharge of the Debtors

     The rights afforded in the Plan and the treatment of the Claims and Interests therein will be in exchange for and in complete satisfaction, discharge and release of all Claims and Interests of any nature whatsoever, including any interest accrued thereon from and after the Commencement Date, against the Debtors, or their estates, properties or interests in property. Except as otherwise provided in the Plan, upon the Effective Date, all such Claims against and Interests in the Debtors will be deemed satisfied, discharged and released in full. Pursuant to the Confirmation Order, except as otherwise provided in the Plan, all parties will be precluded from asserting against the Reorganized Debtors, their successors, or its assets or properties, any other or further Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

  11. Amendment of the Plan

     The Plan provides that the Debtors may, with the consent of the Creditors' Committee, alter, amend, or modify the treatment of any Claim provided for under the Plan; provided, however, that the holder of such Claim agrees or consents to any such alteration, amendment or modification.

     The Plan also provides that notwithstanding anything to the contrary in the Plan, if an objection to confirmation of the Plan is filed by holders of Class 4 Debt Securities Trading Claims and is not withdrawn or overruled by December 1, 1999, the Debtors may seek entry of the Confirmation Order notwithstanding such objection and, to the extent necessary, will withhold distributions to holders of Allowed Class 3C Trust Preferred Claims and/or Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Securities Trading Claims until resolution of such objections and the allowance or disallowance of such Class 4 Debt Securities Trading Claims. To the extent the Bankruptcy Court finds that the Plan cannot be confirmed because any distributions to holders of Allowed Class 3C Trust Preferred Claims and/or Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Securities Trading Claims would violate Section 1129 of the Bankruptcy Code, the Plan will be modified to provide that such distributions will be provided to the holders of Allowed Class 3B Senior Notes Claims in accordance with the absolute priority rule.

  12. Indemnification

     The Plan provides that the obligations of the Debtors to indemnify, reimburse or limit the liability of certain officers, directors and employees of the Debtors will remain unaffected by the Plan and will not be discharged. Specifically, the indemnification, reimbursement and limitation of liability obligations of the Debtors will continue as to any present or former officer, director or employee who was an officer, director or employee of any of the Debtors on the Commencement Date or who became an officer, director or employee of any of the Debtors after the Commencement Date. The continuation of such obligations as to such persons applies to any event occurring before, on or after the Commencement Date.

  13. Revocation of the Plan

     The Debtors may revoke or withdraw the Plan at any time prior to the Confirmation Date, subject to the consent of the Creditors' Committee which may not be unreasonably withheld. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then it will be deemed null and void.

  14. Preservation of Causes of Action

     Under Sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code, a debtor in possession has certain powers to recover money or other assets for the debtor's estate, eliminate security interests in estate property or eliminate debt incurred by the estate. Under the Plan, any rights of action accruing to the Debtors and Debtors in Possession, including those arising under Sections 544, 545, 547, 548, 549 and 553 of the Bankruptcy Code, shall remain assets of the estates of the Reorganized Debtors. The Plan further provides that to the extent necessary, the Reorganized Debtors shall be deemed representatives of the estate under Section 1123(b) of the Bankruptcy Code.

  15. Termination of Creditors' Committee

     Except as otherwise provided in Section 12.4 of the Plan, on the date by which both (a) the Effective Date has occurred and (b) the Confirmation Order has become a Final Order, the Creditors' Committee shall cease to exist, and its members and employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) will be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with their service on the Creditors' Committee. The Creditors' Committee will continue to exist after such date solely with respect to (i) applications filed pursuant to Section 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional, (ii) any post-confirmation modifications to, or motions seeking the enforcement of, the Plan or the Confirmation Order, and (iii) any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved.

  16. Exculpation and Releases

     In accordance with the Plan, neither the Reorganized Debtors, the Creditors' Committee, nor any of their respective members, officers, directors, employees, advisors or agents will have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and, in all respects, the Reorganized Debtors, the Creditors' Committee and each of their respective members, officers, directors, employees, advisors and agents will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     The Debtors do not believe that there are any potential claims against its present and former officers and directors. Accordingly, the Plan contemplates that upon the Effective Date, pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, any and all claims held by the Debtors against any present or former officers or directors shall be forever settled, waived, released and discharged, and will not be retained or enforced by the Reorganized Debtors. Further, to the extent allowable under applicable bankruptcy law, the Plan further provides that on the Effective Date any and all claims and causes of action, whether direct or derivative, against any present or former officer or director of the Debtors by any holder of an Allowed Claim or Allowed Interest under the Plan will similarly be forever settled, waived, released and discharged, and not retained or enforced by such holder.

     In accordance with the Plan, Reorganized HMI will indemnify and hold harmless each of the members of the Creditors' Committee, and their respective members, officers, directors, partners, employees, attorneys, agents, and advisors and each of their respective successors and assigns from and against any and all claims, suits, actions, liabilities, and judgments and costs related thereto (including any defense costs associated therewith on an "as incurred" basis) arising under or with respect to any act or omission in connection with, or arising out of, (i) the negotiation, documentation or implementation of the transactions contemplated in the Plan (including the consideration of alternatives thereto (if any)), (ii) the pursuit of confirmation of the Plan,
(iii) the consummation of the Plan or (iv) the administration of the Plan or property to be distributed under the Plan, except if such claim or liability is determined by a court of competent jurisdiction to have arisen as a direct result of such entity's gross negligence or willful misconduct.

  17. Termination of Hvide Capital Trust

     The Plan provides that on the Effective Date, pursuant to the Confirmation Order, Hvide Capital Trust will be terminated and dissolved.

  18. Supplemental Documents

     On or before substantial consummation of the Plan, the Debtors will file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Copies may be obtained by contacting Bankruptcy Services LLC at (212) 376-8494.

                  VI. CONFIRMATION AND CONSUMMATION PROCEDURE

A. SOLICITATION OF VOTES

     In accordance with Sections 1126 and 1129 of the Bankruptcy Code, the Claims and Interests in Classes 3B, 3C and 6 of the Plan are impaired and the holders of Claims and Interests in such Classes are entitled to vote to accept or reject the Plan. The holders of Allowed Claims and Interests in Classes 1, 2, 3A, 3D and 5 are unimpaired. Accordingly, such holders are conclusively presumed to have accepted the Plan and the solicitation of acceptances with respect to such Classes is not required under Section 1126(f) of the Bankruptcy Code. Because no distribution will be made to the holders of Debt Securities Trading Claims in Class 4 and HMI Option Interests in Class 9, such holders are impaired and conclusively presumed to have rejected the Plan.

     As to classes of Claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan. A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

     Any creditor of an impaired Class whose Claim is an Allowed Claim is entitled to vote.

     Each holder of Class 3A Senior Notes, Class 3B Trust Preferred Claims and Class 6 HMI Common Stock as of the date of the order approving the Disclosure Statement is entitled to vote to accept or reject the Plan.

B. THE CONFIRMATION HEARING

     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for December 1, 1999 at 11:30 a.m., Eastern Standard Time before the Honorable Peter J. Walsh, United States Bankruptcy Judge at the United States Bankruptcy Court, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or number of shares of stock held by the objector. Any such objection must be filed with the Bankruptcy Court and served so that it is received by the Bankruptcy Court and the following parties on or before November 29, 1999 at 4:00 p.m., Eastern Standard Time:

    HVIDE MARINE INCORPORATED
    2200 Eller Drive
    P.O. Box 13038
    Fort Lauderdale, Florida 33316
    Attn:  Robert B. Lamm, Esq.

    KRONISH LIEB WEINER & HELLMAN LLP
    Co-Counsel for the Debtors and Debtors in Possession
    1114 Avenue of the Americas
    New York, NY 10036-7798
    Attn:  Robert J. Feinstein, Esq.

    YOUNG, CONAWAY, STARGATT & TAYLOR LLP
    Co-Counsel for the Debtors and Debtors in Possession
    Rodney Square North, 11th Floor
    P.O. Box 391
    Wilmington, DE 19899-0391
    Attn:  Laura Davis Jones, Esq.

    MILBANK, TWEED, HADLEY & MCCLOY LLP
    Co-Counsel for the Creditors' Committee
    One Chase Manhattan Plaza
    New York, NY 10005-1413
    Attn:  Luc A. Despins, Esq.
           Dennis F. Dunne, Esq.

    ASHBY & GEDDES
    One Rodney Square
    P.O. Box 1150
    Wilmington, DE 19899
    Attn:  William P. Bowden, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.

C. CONFIRMATION

     At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly" and is "fair and equitable" as to such class, (ii) feasible, and (iii) in the "best interests" of creditors and stockholders which are impaired under the plan.

  1. Acceptance

     Classes 3B, 3C and 6 of the Plan are impaired under the Plan and are entitled to vote to accept or reject the Plan. The Debtors reserve the right to seek nonconsensual confirmation of the Plan under Section 1129(b) of the Bankruptcy Code with respect to any Class of Claims or Interests that rejects or is deemed to reject the Plan.

  2. Unfair Discrimination and Fair and Equitable Tests

     To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

     a. Secured Creditors

     Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds is provided in clause (i) or (ii) of this subparagraph.

     b. Unsecured Creditors

     Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan.

     c. Interests

     Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

     The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

  3. Feasibility

     The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed the Reorganized Debtors' ability to meet their obligations under the Plan. As part of this analysis, the Debtors have prepared consolidated projections of the Reorganized Debtors' financial performance for the four fiscal years in the period ending December 31, 2003 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in Reorganized HMI's Projected Financial Information annexed hereto as Exhibit E. Based upon such projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors further believe that Reorganized Debtors will be able to repay or refinance any and all of the then-outstanding secured indebtedness under the Plan at or prior to the maturity of such indebtedness.

     The Projected Financial Information appended to this Disclosure Statement as Exhibit E includes the following:

     - Pro Forma Consolidated Balance Sheet of Reorganized HMI as of December 31, 1999;

     - Projected Consolidated Balance Sheet of Reorganized HMI for each of the four fiscal years through the year ending December 31, 2003;

     - Projected Consolidated Income Statements of Reorganized HMI for each of the four fiscal years through the year ending December 31, 2003;

     - Projected Consolidated Cash Flow Statements of Reorganized HMI for each of the four fiscal years through the year ending December 31, 2003.

     The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan and the initial distributions thereunder take place as of December 31, 1999. Although the projections and information are based upon a December 31, 1999, Effective Date, the Debtors believe that an actual Effective Date later in 1999 would not have any material effect on the projections.

     The Debtors have prepared these financial projections based upon certain assumptions which they believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the Projected Financial Information, annexed hereto as Exhibit E. The Projected Financial Information has not been examined or compiled by independent accountants. The Debtors make no representation as to the accuracy of the projections or the Reorganized Debtors' ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. See Section IX.A., "Certain Risk Factors to be Considered, Projected Financial Information." Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims and Interests that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the Projected Financial Information is based in evaluating the Plan.

  4. Best Interests Test

     With respect to each impaired Class of Claims and Interests, confirmation of the Plan requires that each holder of a Claim or Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. To determine what holders of Claims and Interests of each impaired Class would receive if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors' assets and properties in the context of a Chapter 7 liquidation case. The cash amount which would be available for satisfaction of Unsecured Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets of the Debtors, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that may result from the termination of the Debtors' businesses and the use of Chapter 7 for the purposes of liquidation.

     The Debtors' costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtors in Possession during the pendency of the Chapter 11 Cases. The foregoing types of claims and other claims which may arise in a liquidation case or result from the pending Chapter 11 Cases, including any unpaid expenses incurred by the Debtors in Possession during the Chapter 11 Cases such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Unsecured Claims.

     To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of the liquidation of the Debtors' unencumbered assets and properties, after subtracting the amounts attributable to the foregoing Claims, are then compared with the value of the property offered to such Classes of Claims and Interests under the Plan.

     After considering the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Cases, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in Claims which would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Cases, the Debtors have determined that confirmation of the Plan will provide each holder of an Allowed Claim or Equity Interest with a recovery that is not less than such holder would receive pursuant to liquidation of the Debtors under Chapter 7.

     The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a Chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the Chapter 7 case, the delay could be prolonged.

     The HMI Liquidation Analysis is attached hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtors' assets assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtors' estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis.

     Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. The Liquidation Analysis is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The liquidation period is assumed to be a period of approximately six months, allowing for the (i) discontinuation of operations, (ii) sale of assets, and
(iii) collection of receivables.

  5. Valuation

     In order to comply with the "best interests" test as well as to determine the relative distributions to parties in interest under a potential plan of reorganization, an estimated reorganization value (hereinafter, "Reorganization Value") has been prepared by Seneca Financial Group, Inc. ("Seneca"), financial advisor to the Debtors. Seneca has made a determination of the Reorganization Value of the Company at the assumed effective date of December 31, 1999, giving effect to the implementation of the Plan.

     In reaching its conclusions on Reorganization Value, Seneca undertook an analysis of the Company's operations and projections, as well as the markets in which the Company competes. Among other analyses, Seneca: (a) reviewed certain historical financial information of the Company, (b) reviewed certain internal operating reports, including management-prepared financial projections and analyses, (c) discussed historical and projected financial performance with senior management and industry experts, (d) reviewed industry trends and operating statistics as well as analyzed the effects of certain economic factors on the industry, (e) analyzed the capital structures, financial performance and market valuations of the Company's competitors, and (f) prepared such other analyses as Seneca deemed necessary to its valuation determination.

     Seneca relied on the accuracy and reasonableness of the projections, historical financial information and underlying assumptions provided by the Company's management. Seneca's valuation assumes that the operating results anticipated by management will be achieved in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. Certain of the projected results are materially better than those achieved in the past. However, the Company has in the past exceeded performance levels contemplated in projections. To the extent that the valuation is dependent on the Company's achievement of the projections contained in this Disclosure Statement, the valuation must be considered speculative.

     In addition to relying on management's projections, Seneca's valuation analysis makes a number of assumptions, including but not limited to: (a) a successful and timely reorganization of the Company's capital structure, (b) the continuation of current market conditions through the Effective Date as well as the forecast period for the operating projections, (c) the Plan becoming effective in accordance with its proposed terms, and (d) the continuity of present operating management of the Company following consummation of the Plan.

     The Reorganization Value reflects the Company's going concern value, which includes the value of the Company's operating businesses and certain investments in unconsolidated operations. Seneca utilized both discounted cash flow and comparable company multiple methodologies to arrive at the going concern value of the Company's business. By using these valuation techniques, Seneca has considered both the market's current views of the Company and its industry as well as a longer-term view of intrinsic value embedded in the projected cash flows in the Company's operating plan. The valuation multiples and discount rates used by Seneca in its analyses were based on the public market valuation of selected public companies deemed generally comparable ("comparables") to the Company. In selecting comparables and evaluating appropriate multiples and discount rates, Seneca considered factors such as the markets in which the comparables compete, current and projected operating performance relative to the Company and other industry participants, and the comparables' relative capital structures and the associated inherent risks of financial distress.

     Based on the analysis performed to date, Seneca estimates the Reorganization Value as of December 31, 1999 to be from $565.0 million to $595.0 million, with a mid-point of $580.0 million. Based on this range, and assumed total debt (including the Exit Financing Facility, MARAD Claims, Capital Lease Claims and other Reinstated liabilities) of approximately $359.3 million, Seneca estimates a range of equity value for the Reorganized Debtors (i.e., the value of the New HMI Common Stock to be issued under the Plan, before dilution) of approximately $205.7 million to $235.7 million with a mid-point value of $220.7 million. It is thus apparent that the holders of Class 3B Senior Note Claims, who are to receive 98% of the New HMI Common Stock to be issued under the Plan, or stock valued at a mid-point of $216.3 million under the foregoing analysis, in satisfaction of their Allowed Senior Note Claims in the amount of $314,167,708, are receiving far less than a full recovery.

     THE REORGANIZATION VALUE REPRESENTS THE GOING CONCERN VALUE OF THE COMPANY ON AN UNLEVERAGED BASIS, GIVING EFFECT TO THE IMPLEMENTATION OF THE PLAN. AS SUCH, THE REORGANIZATION VALUE IS NOT A PREDICTION OF THE FUTURE TRADING PRICES OF SECURITIES OF REORGANIZED HMI. THE REORGANIZATION VALUE DOES NOT REPRESENT A LIQUIDATION VALUE OF THE COMPANY, OR ITS ASSETS; A LIQUIDATION ANALYSIS HAS BEEN PREPARED AND PROVIDED SEPARATELY IN EXHIBIT F. THE VALUATION ALSO DOES NOT REPRESENT AN APPRAISAL OF THE COMPANY'S ASSETS.

D. CONSUMMATION

     The Plan will be consummated following the Effective Date. The Effective Date of the Plan is the tenth (10th) Business Day after the date on which the conditions precedent to the effectiveness of the Plan, as set forth in Section
10.1 thereof, are satisfied or waived. For a more detailed discussion of the conditions precedent to the Plan and the impact of the failure to meet such conditions, see Section V.B.4, "The Plan of Reorganization, Summary of Other Provisions of the Plan, Conditions Precedent to the Plan."

     The Plan is to be implemented pursuant to the provisions of the Bankruptcy Code.

                   VII. MANAGEMENT OF THE REORGANIZED DEBTOR

     As of the Effective Date, the management, control and operation of the Reorganized Debtors will become the general responsibility of their respective Boards of Directors.

A. BOARD OF DIRECTORS AND MANAGEMENT

  1. Composition of the Board of Directors

     As of the Effective Date, the Board of Directors of Reorganized HMI shall initially consist of seven individuals designated by the Creditors' Committee after consultation with the Debtors, whose names shall be disclosed prior to the hearing to consider confirmation of the Plan.

  2. Identity of Officers and Directors

     It is currently anticipated that the current officers of the Debtor immediately prior to the Effective Date will continue in their then current positions as the initial officers of Reorganized HMI. Set forth below is the name, age and position with Hvide of each current officer, together with a description of each officer's prior business experience. Also set forth is the same information with regard to the current directors of HMI.

                NAME                   AGE                       CURRENT POSITION
                ----                   ---                       ----------------
Jean Fitzgerald(1)...................  73    Chairman of the Board, President, Chief Executive
                                             Officer and Director
John H. Blankley(1)(2)...............  52    Executive Vice President, Chief Financial Officer and
                                             Director
Eugene F. Sweeney(1).................  56    Executive Vice President, Chief Operating Officer and
                                             Director
Andrew W. Brauninger.................  53    Senior Vice President -- Offshore Division and
                                             President -- Seabulk Offshore, Ltd.
Robert B. Lamm.......................  52    Senior Vice President, General Counsel and Secretary
Walter S. Zorkers....................  53    Senior Vice President -- Corporate Development
Leo T. Carey.........................  47    Vice President -- Ship Management
Arthur T. Denning....................  44    Vice President -- Engineering
James S. Kimbrell....................  61    Vice President and President of Hvide Marine Towing,
                                             Inc.
William R. Ludt......................  52    Vice President, President -- Sun State Marine Services,
                                             Inc. and Managing Director of Seabulk Offshore, Ltd.
John J. O'Connell, Jr................  55    Vice President -- Corporate Communications
L. Stephen Willrich..................  47    Vice President and President -- Ocean Specialty Tankers
                                             Corporation
Robert B. Calhoun, Jr.(2)(3).........  57    Director
Gerald Farmer(3)(4)..................  54    Director
J. Erik Hvide(1)(2)..................  51    Director
John J. Lee(4).......................  63    Director
Josiah O. Low, III(4)................  60    Director
Walter C. Mink(3)....................  73    Director
Robert Rice(3).......................  77    Director
Raymond B. Vickers(4)................  50    Director

---------------
(1) Member of the Executive Committee.

(2) Member of the Special Acquisitions Committee.

(3) Member of the Audit Committee.

(4) Member of the Compensation Committee.

     Mr. Fitzgerald has been Chairman, President and Chief Executive Officer of the Company since June 2, 1999. He has served as a director of the Company since March 1994. Since 1992, he has served as the Chairman of Florida Alliance, Inc., a consortium of maritime interests. From 1990 to 1992, he was Executive Vice President of NDE Testing & Equipment, Inc., a nationwide storage-tank testing company. From 1988 to 1990, he was with Frederic R. Harris, Inc., an international consulting engineering firm. Mr. Fitzgerald was a co-founder and the President of American Tank Testing Service, Inc., a firm that was subsequently acquired by NDE Environmental Corporation, from 1986 to 1987. In 1982 and 1983, he served as the Company's Vice President for Governmental Affairs. His other business experience includes service as President of Tracor Marine, Inc. from 1976 to 1979 and Director of Engineering of Tracor's Systems Technology Division from 1974 to 1976. Mr. Fitzgerald retired from the U.S. Navy in 1974 in the rank of Captain. During his naval career he commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He is a past Commissioner and Chairman of the Port Everglades Authority.

     Mr. Blankley has been a director of the Company since 1991 and Executive Vice President -- Chief Financial Officer since September 1995. He served as a director and Chief Financial Officer of Harris Chemical Group Inc., a chemical manufacturing company, from April 1993 to August 1994. He served as Executive Vice President -- Finance and Chief Financial Officer of Stolt-Nielsen, Inc., a publicly traded international operator of specialty chemical tankers, from 1985 to 1991. From 1983 until 1985, Mr. Blankley was a director, Senior Vice President and Chief Financial Officer of BP North America Inc. Mr. Blankley is also a director of MC Shipping, a publicly traded operator of petroleum product and gas carriers and multi-purpose container feeder vessels.

     Mr. Sweeney has been Chief Operating Officer since April 1998, Executive Vice President since September 1994 and a director since 1984. He was Senior Vice President -- Operations of the Company from 1991 to September 1994. He joined the Company in 1981 as Vice President -- Ship Management. Prior to joining the Company, Mr. Sweeney was employed for 17 years by Texaco, Inc., where he served in seagoing and shore management positions, including operations manager of Texaco's U.S. tanker fleet. Mr. Sweeney is on the board of directors of the Chamber of Shipping of America and is a member of the American Bureau of Shipping.

     Mr. Brauninger has been Senior Vice President -- Offshore Division since August 1997. He was Vice President -- Offshore Division from 1990 until July 1997 and has been President of Seabulk Offshore, Ltd., the Company's offshore energy support services subsidiary, since September 1994. He was Vice President of Offshore Operations from 1990 to September 1994 and Vice
President -- Development from 1989 to 1990. From 1987 to 1989, Mr. Brauninger was President of OMI Offshore Services, Inc., an operator of offshore service vessels. Previously, he was employed by Sabine Towing and Transportation Company, where he held a variety of posts including Vice President -- Harbor Division.

     Mr. Lamm has been Senior Vice President, General Counsel and Secretary since July 1998. He was formerly Vice President and Secretary of W. R. Grace & Co., where he was employed for more than 18 years. Prior to that, he served as Assistant Secretary of Studebaker-Worthington, Inc. and was earlier associated with the New York law firm of Wofsey, Certilman, Haft, Snow & Becker. He is a member of the American and New York Bar Associations, an affiliate member of the Florida Bar and a member and director of the American Society of Corporate Secretaries and a member of the Society's Securities Law and Finance Committees. Mr. Lamm is President and a director of the Alzheimer's Association Greater Palm Beach Area Chapter and a director of the Association of Public Corporations (Miami).

     Mr. Zorkers has been Senior Vice President -- Corporate Development since April 1997. Prior to joining the Company, Mr. Zorkers was the principal of Commonwealth Management Group, a management consulting firm. From 1993 to 1995 he served as Executive Vice President of Boston Pacific Medical, Inc., a manufacturer of disposable medical products, and from 1991 to 1993 he was a Senior Vice President of Metcalf & Eddy, Inc., an environmental engineering and consulting firm.

     Mr. Carey has been Vice President -- Ship Management since November 1996. He previously served as Director of Operations for the Company's fleet of chemical and petroleum product carriers. He joined the Company in 1981 as Superintendent Engineer. Prior to that, he served with El Paso Marine Co. as a deck officer and maintenance manager.

     Mr. Denning has been Vice President -- Engineering since August 1997. He previously served as Director of Engineering of the Company from November 1994 to July 1997, and as Superintendent Engineering from September 1986 to October 1994.

     Mr. Kimbrell has been a Vice President of the Company and President of Hvide Marine Towing, Inc. since August 1998. He was formerly Executive Vice President, Chief Financial Officer and a director of Bay Transportation Company, Inc. of Tampa, Florida, which the Company acquired in October 1997. He joined the former St. Philip Towing in 1965. He is a member of the American Waterways Operators, the Tampa Club, the University Club (Tampa) and the Harvard Business School Club of the West Coast of Florida.

     Mr. Ludt has been Vice President since January 1995. He has also been a managing director of Seabulk Offshore, Ltd. since September 1998 and the President of Sun State Marine Services, Inc., the Company's energy tug and barge subsidiary, since 1994. He was Director -- Fleet Operations of the Company from 1982 to 1994. Since joining the Company in 1979, he has also served as Fleet Manager and Port Engineer. He served as President of the Chemical Carriers Association from 1989 to 1990 and as its Vice President from 1990 to 1992. Mr. Ludt has also served on various working groups within the U.S. Coast Guard's Chemical Transportation Advisory Committee concerning issues such as vapor control and marine occupational safety and health. Mr. Ludt holds a dual license as a Third Mate and Third Assistant Engineer, Steam and Motor Vessels.

     Mr. O'Connell has been Vice President -- Corporate Communications since August 1996, when he joined the Company. From September 1995 to August 1996 he was an independent consultant. Previously, he served in a variety of management positions with W. R. Grace & Co. for 20 years, most recently as Director of Public Affairs. Mr. O'Connell was a member of the President's Private Sector Survey on Cost Control in the Federal Government from 1982 to 1984.

     Mr. Willrich has been a Vice President of the Company and President of OSTC since March 1998. He was Senior Vice President of OSTC from August 1996. He served as Vice President of Chartering of OSTC from January 1988. Prior to joining the Company, Mr. Willrich was employed by Diamond Shamrock Chemical Company from 1975 to 1988, where he rose to Division General Manager. Prior to his service with Diamond Shamrock, he worked for Gulf Oil Corporation as a Third Assistant Engineer on various company tankers. He has more than 24 years of experience in the management of Jones Act product tankers.

     Mr. Calhoun has been a director of the Company since September 1994. Mr. Calhoun has been a Managing Director of Monitor Clipper Partners, L.P., a private investment firm, since 1997. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm. Mr. Calhoun serves as a director of Avondale Mills, Inc., a textile company, Interstate Bakeries Corporation, a national distributor of baked goods, as well as several privately held companies.

     Mr. Farmer has served as a director of the Company since 1975. He was Executive Vice President -- Chief Financial Officer and Treasurer of the Company from September 1994 until September 1, 1995. In September 1995 Mr. Farmer retired as Chief Financial Officer and Treasurer and continued to serve as an Executive Vice President of the Company through December 15, 1995. He was Senior Vice President -- Finance and Administration from January 1991 to September 1994, having joined the Company in 1973 as Vice President -- Finance. From 1967 to 1973, Mr. Farmer was a Certified Public Accountant with Haskins & Sells, the international auditing firm. He is President of JLF Investments, Inc., an investment management and financial advisory firm and is a past member of both the American Institute and Florida Institute of Certified Public Accountants.

     Mr. Hvide has served as a director of the Company since 1973. Until his resignation on June 2, 1999, he had served as the Company's President and Chief Executive Officer since 1991 and its Chairman since September 1994. Mr. Hvide is a past director of the American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping and a past appointee to the U.S. Coast Guard's Towing Safety Advisory Committee. In 1998, he was inducted into the International Maritime Hall of Fame. He is a past president of the Port Everglades Association and a former director of the United Way of Broward County. Mr. Hvide is the son of Hans J. Hvide, the founder of the Company.

     Mr. Lee has been a director of the Company since September 1994 and is Chairman and Chief Executive Officer of Hexcel Corporation, an advanced materials manufacturer. Mr. Lee has been Chairman, President and Chief Executive Officer of Lee Development Corporation, a corporation providing investment and merchant banking services, since 1987. He was a director of XTRA Corporation, a Massachusetts-based transportation and equipment leasing company, from 1990 through January 1996 and a director of Aviva Petroleum, Inc. from 1993 to 1998. Mr. Lee also served as Chairman and Chief Executive Officer of Seminole Corporation, a fertilizer manufacturer, from July 1989 through April 1993 and director of Tosco Corporation, a refiner, from April 1988 through April 1993 and was President and Chief Operating Officer of Tosco Corporation from April 1990 through April 1993.

     Mr. Low has been a director of the Company since March 1998. He has been an investment banker with Donaldson, Lufkin & Jenrette Securities Corporation since 1985, where he is currently a Managing Director. Mr. Low serves as a director of Musicland Stores Corporation, Centex Development Corporation and St. Laurent Paperboard, Inc.

     Mr. Mink has been a director of the Company since October 1990. He is President of Walter C. Mink & Associates, a maritime advisory and consulting firm in Las Vegas, Nevada. From 1978 to 1986, Mr. Mink was President of Mobil Shipping and Transportation Company. Previously, he was President of Seabrokers, Inc., a marine brokerage firm, and was earlier employed by Lago Oil, Esso Tankers and Mobil Oil Transport. Mr. Mink is a director of First Olsen Tankers Ltd. He served on the Board of Managers of the American Bureau of Shipping and is a member of the Society of Naval Architects and Marine Engineers.

     Mr. Rice has been a director of the Company since January 1992. A financial consultant, he was Senior Vice President of Citibank, N.A. from 1954 to his retirement in 1983. Mr. Rice is a director of ATCO Ltd., First Olsen Tankers Ltd. and Pride Refining Inc.

     Dr. Vickers has been a director of the Company since March 1994. An attorney in private practice in Florida, he has represented more than a hundred financial institutions. He is the author of Panic in Paradise: Florida's Banking Crash of 1926 and an adjunct professor of U.S. economic and business history at Florida State University. From 1975 to 1979, he served as Assistant Comptroller of the State of Florida.

B. COMPENSATION OF EXECUTIVE OFFICERS

     A presentation of the compensation of the five most highly compensated executive officers whose individual remuneration exceeded $100,000 for 1996, 1997 and 1998, including the former Chief Executive Officer, J. Erik Hvide, is set forth in the Form 10-K/A Amendment to HMI's 1998 Annual Report on Form 10-K (Exhibit C).

C. NEW LONG-TERM INCENTIVE PLAN

     The New Long-Term Incentive Plan will become effective on the Effective Date, subject to its approval by Reorganized HMI's stockholders within 12 months of such adoption. The New Long-Term Incentive Plan will replace the existing Stock Plans which will terminate on the Effective Date.

     The principal features of the New Long-Term Incentive Plan are as follows:

     A total of 500,000 shares of New HMI Common Stock will be reserved for issuance upon the exercise of options to be issued pursuant to the New Long-Term Incentive Plan, which will be adopted and become effective on the Effective Date. The exercise period of the options will be seven (7) years, subject to an earlier exercise requirement in the event that a recipient of options voluntarily terminates his employment with the Company or is terminated for cause. Options to purchase a total of 200,000 shares will be granted on the Effective Date to senior employees of the Company; half of these options will vest automatically on the Effective Date of the Plan and the remaining options will vest automatically on the

91st day following the Effective Date. The exercise price of these options will be established based upon the value of Reorganized HMI as of the Effective Date of the Plan. Set forth below is a table summarizing the allocation of the options that will be granted on the Effective Date.

                                                                                                 VESTED AT
                                                        OPTIONS      TOTAL                       EFFECTIVE
                                                          PER      OPTIONS TO     VESTED AT        DATE
                  POSITION                     NUMBER   EMPLOYEE   BE GRANTED   EFFECTIVE DATE   + 91 DAYS
                  --------                     ------   --------   ----------   --------------   ---------
Chief Executive Officer......................     1      20,000      20,000         10,000         10,000
Executive Vice President.....................     2      18,000      36,000         18,000         18,000
Senior Vice President........................     3      16,000      48,000         24,000         24,000
Vice President, Managing Director............    10       8,000      80,000         40,000         40,000
Other key employees..........................     8       2,000      16,000          8,000          8,000
                                                 --                 -------        -------        -------
          Total..............................    24                 200,000        100,000        100,000

     The 300,000 options that will not be granted on the Effective Date will be awarded following the Effective Date based upon incentive programs to be developed by the Board of Directors of Reorganized HMI. Options held by employees who resign or are terminated must be exercised within 60 days following the date of termination of employment.

D. POST-EFFECTIVE DATE SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth those entities which, to the knowledge of the Debtor, will own beneficially more than five percent of the New HMI Common Stock as of the Effective Date:

     Loomis Sayles & Company, L.P.

        VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS TO THE
            REORGANIZED HMI COMMON STOCK AND CLASS A WARRANTS TO BE
                           DISTRIBUTED UNDER THE PLAN

A. ISSUANCE OF SECURITIES

  1. Generally

     The Confirmation Order will authorize the issuance of the New HMI Common Stock (including the New HMI Common Stock issuable on exercise of the Class A Warrants) and the Class A Warrants (collectively, the "New Securities") to be issued under the Plan. The New Securities distributed to holders of Allowed Claims and Interests will be issued without registration under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or local law, in reliance on the exemptions set forth in Section 1145 of the Bankruptcy Code.

     In order for the issuance of New Securities to be exempt from registration under Section 1145 of the Bankruptcy Code, three principal requirements must be satisfied: (a) the securities must be issued by a debtor, its successor under a plan of reorganization, or an affiliate participating in a joint plan of reorganization with the debtor (for this purpose Reorganized HMI is considered a debtor or the successor to HMI); (b) each recipient of the securities must hold a claim against the debtor or an affiliate, an interest in the debtor or an affiliate, or a claim for an administrative expense against the debtor or an affiliate; and (c) the securities must be issued in exchange for the recipient's claim against or interest in the debtor or an affiliate, or "principally" in such exchange and "partly" for cash or other property.

     The Debtors believe that the issuance of the New Securities will satisfy all three requirements because (a) the securities to be issued will be securities of Reorganized HMI, which is a debtor or a successor thereto, and the issuance of the securities is specifically mandated under the Plan; (b) the recipients of the securities are holders of Claims or Interests; and (c) the recipients of the securities will receive such securities in exchange for their Claims and Interests.

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  2. Resale Considerations

     The Debtors believe that the resale or disposition by the recipients of the New Securities will be exempt from registration under the Securities Act if the recipients are not deemed to be "underwriters" under Section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines four types of underwriters: (a) a person who purchases a claim against, interest in, or claim for administrative expense in the case concerning, a debtor with a view to distributing any security received in exchange for that claim or interest; (b) a person who offers to sell securities offered or sold under a plan for the holders of those securities; (c) a person who offers to buy those securities from the holders of those securities, if the offer is (i) made with a view to distribution of the securities, and (ii) made under an agreement made in connection with the plan, its consummation or the offer or sale of securities under the plan; and (d) a person who is an "issuer" with respect to the securities as the term "issuer" is defined in Section 2(11) of the Securities Act.

     Under Section 2(11) of the Securities Act an "issuer" will include any person directly or indirectly controlling or controlled by Reorganized HMI, or any person under direct or indirect common control with Reorganized HMI (an "Affiliate"). Whether a person is an Affiliate, and therefore an "underwriter", with respect to Reorganized HMI for purposes of Section 1145(b) of the Bankruptcy Code will depend on a number of factors. These factors include: (a) the person's equity interest in Reorganized HMI; (b) the distribution and concentration of other equity interests in Reorganized HMI; (c) whether the person is an officer or director of Reorganized HMI; (d) whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of Reorganized HMI; and (e) whether the person actually has that power notwithstanding the absence of formal indicia of control. An officer or director of Reorganized HMI may be deemed an Affiliate.

     To the extent that a person deemed to be an "underwriter" receives securities, resales by that person would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act except in "ordinary trading transactions" (within the meaning of Section 1145(b)(1) of the Bankruptcy Code).

     The Bankruptcy Code does not define the term "ordinary trading transactions," and the SEC has not given definitive guidance with respect to the proper construction of the term. In a no-action letter the staff of the SEC has, however, concurred in the view that a transaction will be an "ordinary trading transaction" if it is carried out on an exchange or in the over-the-counter market at a time when the issuer of the traded securities is a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act") and does not involve any of the following factors:

          (i) (x) concerted action by two or more recipients of securities issued under a plan of reorganization in connection with the sale of those securities, or (y) concerted action by distributors on behalf of one or more such recipients in connection with sales;

          (ii) the preparation or use of informational documents concerning the offering of the securities to assist in the resale of the securities, other than the disclosure statement approved in connection with the plan (and any supplement thereto) and documents filed with the SEC by the debtor or the reorganized company pursuant to the Exchange Act; or

          (iii) special compensation to brokers or dealers in connection with the sale of the securities designed as a special incentive to resell the securities, other than compensation that would be paid pursuant to arm's-length negotiations between a seller and a broker or dealer, each acting unilaterally, that is not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer.

     In addition, a person deemed to be an "underwriter" solely because he is an Affiliate may be able to sell securities without registration, in accordance with Rule 144 under the Securities Act, which permits public sales of securities received pursuant to a plan by statutory underwriters subject to volume limitations and certain other conditions. Based on the views of the SEC expressed in no-action letters, a person

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deemed to be an underwriter solely because he is an Affiliate may be able to sell securities without registration in accordance with Rule 144, without complying with the holding period requirement of Rule 144(d).

     Because of the complex, subjective nature of the question whether a particular holder may be an underwriter, the Debtors make no representation concerning the ability of any person to dispose of the New Securities. The Debtors recommend that recipients of securities under the Plan consult with their own counsel concerning the limitations on their ability to dispose of those securities.

  3. Delivery of Disclosure Statement

     Under Section 1145(a)(4) of the Bankruptcy Code, "stockbrokers" (as that term is defined in Section 101(53A) of the Bankruptcy Code) are required to deliver to their customers, for the first 40 days after the Effective Date of the Plan, a copy of this Disclosure Statement (and any supplement to it ordered by the Bankruptcy Court) at or before the time of delivery of any security issued under the Plan. This requirement specifically applies to trading and other after-market transactions in the securities issued under the Plan. In this regard, however, the staff of the SEC has stated in no-action letters that when a company is and will be a "reporting person" required to file current information with the SEC under the Exchange Act, it would not recommend enforcement action if a stockbroker did not comply with the disclosure statement delivery requirements of Section 1145(a)(4) of the Bankruptcy Code. HMI has complied, and following the Effective Date of the Plan, Reorganized HMI will comply, with the reporting requirements of the Exchange Act, including by the filing of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other required information.

                   IX. CERTAIN RISK FACTORS TO BE CONSIDERED

     HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

     The ultimate recoveries under the Plan to holders of Claims (other than those holders whose Claims are paid in Cash or are Reinstated under the Plan) and Interests depend upon the realizable value of the New HMI Common Stock and Class A Warrants to be issued pursuant to the Plan. The New Securities to be issued pursuant to the Plan are subject to a number of material risks, including, but not limited to, those specified below. The factors specified below assume that the Plan is approved by the Bankruptcy Court and that the Effective Date occurs on or about December 31, 1999. Prior to voting on the Plan, each holder of a Claim or Interest entitled to vote should carefully consider the risk factors specified or referred to below, the Exhibits annexed hereto, as well as all of the information contained in the Plan and all exhibits thereto.

A. PROJECTED FINANCIAL INFORMATION

     The Projected Financial Information included in this Disclosure Statement is dependent upon the successful implementation of the business plan upon which the Projected Financial Information is based and upon the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of Hvide, industry performance, certain assumptions with respect to competitors of Hvide, general business and economic conditions and other matters, many of which are beyond the control of Hvide. In addition, unanticipated events and circumstances occurring subsequent to the preparation of the Projected Financial Information may affect the actual financial results of Hvide. Moreover, there is an inherent uncertainty as to questions of valuation of the New HMI Common Stock

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

for tax purposes. Although the Debtors believe that the assumptions are reasonable, there is a risk that the Internal Revenue Service ("IRS") will challenge these assumptions, which could affect Hvide's ability to utilize its pre-confirmation net operating losses, resulting in increased federal income taxes due in any given year. Although the Debtors believe that the projections are reasonably attainable, some or all of the estimates will vary and variations between the actual financial results and those projected may be material.

B. DEPRESSED INDUSTRY CONDITIONS AND SUBSTANTIAL CASH REQUIREMENTS HAVE ADVERSELY AFFECTED THE COMPANY'S LIQUIDITY

     Since mid-1998, there has been a severe downturn in offshore oil and gas exploration, development and production activities in the Gulf of Mexico. A similar downturn began in late 1998 in international markets. These downturns are primarily a result of a worldwide decline in oil and gas prices. This has resulted in a substantial decline in offshore energy support vessel day rates and utilization, which has adversely affected the Company's operating results. For supply boats operated by the Company in the Gulf of Mexico, average day rates declined from $8,214 during the second quarter of 1998 to $4,049 in the second quarter of 1999, while utilization declined from 80% to 69%. For anchor handling tug/supply boats operated by the Company in foreign waters, average day rates declined from $6,008 in the second quarter of 1998 to $5,433 in the second quarter of 1999, while utilization declined from 77% to 49%. As a result, the Company experienced a decline in revenue from $195.8 million for the second quarter of 1998 to $160.5 million for the second quarter of 1999 and a decline in EBITDA from $72.5 million to $32.7 million for the same periods. The Company reported a net loss of $32.8 million for the second quarter of 1999 as compared to net income of $15.0 million for the same period in 1998. The Company experienced further declines in vessel day rates and utilization in some of its operating sectors during the second quarter of 1999.

     For the six months ending December 31, 1999, the Company estimates that, in addition to working capital requirements, its cash requirements will be approximately $35.9 million, consisting of approximately $21.7 million for principal and interest payments on its debt and capital leases (at current rates), approximately $12 million for vessel maintenance and improvements and approximately $2.2 million for vessel operating lease obligations. Assuming that industry conditions do not improve significantly, the Company's cash flow from operations and cash on hand will not be sufficient to satisfy its short-term working capital needs, capital expenditures, debt service requirements and lease and other payment obligations.

C. RECENT ADVERSE PUBLICITY ABOUT THE COMPANY, INCLUDING ITS CHAPTER 11 FILING, HAS HARMED THE COMPANY'S ABILITY TO COMPETE IN HIGHLY COMPETITIVE BUSINESSES

     The marine transportation industry is highly competitive, and some of the Company's competitors have significantly greater financial resources than the Company. Recent adverse publicity concerning the Company's financial condition has harmed its ability to attract new customers and its ability to maintain favorable relationships with its existing customers and suppliers. For example, some of the Company's suppliers are requiring cash payments rather than extending credit, which adversely affects the Company's liquidity. Further, as a result of the Company's current financial condition, it has experienced attrition of employees in key functions. This attrition has had and is likely to continue to have an adverse effect on its ability to compete.

D. THE COMPANY IS DEPENDENT ON THE OIL AND GAS INDUSTRY, WHICH IS CYCLICAL

     The Company's business and operations are substantially dependent upon conditions in the oil and gas industry, particularly expenditures by oil and gas companies for offshore exploration and production activities. These expenditures, and hence the demand for offshore energy support and transportation services, are directly influenced by oil and gas prices, expectations concerning future prices, the cost of producing and delivering oil and gas and government regulation and policies regarding exploration and development of oil and gas reserves, including the ability of OPEC to set and maintain production levels and prices. Since mid-1998, there has been a severe downturn in the level of offshore exploration and

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

production activity, which has adversely affected the rates for and utilization of the Company's offshore energy support vessels. Offshore exploration and production expenditures are not expected to increase in the near future. The Company's business will continue to be adversely affected by oil and gas prices until there is a significant, sustained increase in such prices. It cannot be predicted when prices might reach a level that will significantly reverse the recent declines in vessel utilization and rates.

E. EXCESS VESSEL SUPPLY AND VESSEL NEWBUILDS ARE DEPRESSING DAY RATES AND ADVERSELY AFFECTING OPERATING RESULTS

     In addition to price, service and reputation, which affect all of the Company's operations, its offshore energy support business is affected by the supply of and demand for offshore energy support vessels. During periods when supply exceeds demand, as it currently does, there is significant downward pressure on the rates at which the Company can contract its vessels. Because vessel operating costs cannot be significantly reduced, any reduction in rates adversely affects the Company's results of operations.

F. EXCESS VESSEL SUPPLY AND VESSEL NEWBUILDS ARE LIKELY TO CAUSE ANY RECOVERY OF THE OFFSHORE ENERGY SUPPORT MARKET TO LAG INCREASES IN OIL AND GAS PRICES

     Although oil and gas prices have recently increased, there is likely to be a substantial lag between such increases and any recovery of the offshore energy support market. Currently, the industry supply of offshore energy support vessels significantly exceeds the demand for such vessels, and this imbalance is expected to increase with the delivery of additional vessels currently under construction or on order. The Company estimates that there are currently approximately 150 offshore energy support vessel newbuilds scheduled to be delivered industry-wide by the end of 2000. Newbuilds generally have substantially more cargo capacity than older vessels, thereby exacerbating the oversupply. In addition, because the supply of vessels currently exceeds demand, vessel operators, including the Company, have elected to defer drydocking and other significant maintenance capital expenditures and have "cold stacked" vessels, thereby creating an additional source of vessels if vessel demand increases. Thus, before there is significant improvement in vessel day rates and utilization, exploration and production activities will have to increase to levels that will generate demand for the current excess supply, cold stacked vessels and the newbuilds that come into service. Such an increase in exploration and production activities is not expected to occur until there is a significant, sustained increase in oil and gas prices.

G. THE COMPANY MAY BE AT A COMPETITIVE DISADVANTAGE IN RESPONDING TO ANY IMPROVED DEMAND IN THE OFFSHORE ENERGY SUPPORT INDUSTRY

     As a result of its need to reduce capital expenditures, the Company is deferring required drydockings of a number of its offshore energy support vessels that are laid up due to lack of demand. If and when increased demand should provide employment opportunities for these vessels, the Company might not have the capital resources with which to proceed with the required drydockings or to proceed with them on as timely a basis as its competitors that have such resources. The Company estimates that it would require aggregate expenditures of $9.4 million to return to service its 42 vessels that are currently laid up or otherwise not in seagoing condition. Additional amounts will be required to undertake the maintenance that will be deferred in 1999 and future periods as the Company implements its program to reduce expenditures.

H. THE COMPANY'S PLANS TO CANCEL THE CONSTRUCTION OF VESSELS CURRENTLY UNDER CONSTRUCTION COULD SUBJECT IT TO LIABILITIES

     As part of its plan to conserve cash, the Company is seeking to cancel the construction or dispose of three vessels currently under construction. The aggregate purchase price of these vessels and certain other equipment is $17.2 million, of which $2.8 million had been paid at June 30, 1999. If the Company is unable to negotiate mutually agreeable arrangements with its shipbuilders and proceeds with canceling construction of the vessels, the shipbuilders may take legal action against the Company, which could cause

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

it to incur significant legal expenses and subject it to significant liability for the remaining cost of construction.

I. THE COMPANY CONDUCTS INTERNATIONAL OPERATIONS, WHICH INVOLVE ADDITIONAL RISKS

     The Company operates vessels worldwide. Operations outside the United States involve additional risks, including the possibility of vessel seizure, foreign taxation, political instability, foreign and domestic monetary and tax policies, expropriation, nationalization, loss of contract rights, war and civil disturbances or other risks that may limit or disrupt markets. Additionally, the Company's ability to compete in the international offshore energy support market may be adversely affected by foreign government regulations that favor or require the awarding of contracts to local persons, or that require foreign persons to employ citizens of, or purchase supplies from, a particular jurisdiction. Further, the Company's foreign subsidiaries may face governmentally imposed restrictions on their ability to transfer funds to their parent company.

J. THE COMPANY'S OFFSHORE ENERGY SUPPORT FLEET INCLUDES MANY OLDER VESSELS

     The average age of the Company's offshore energy support vessels (based on the later of the date of construction or rebuilding) is approximately 16 years, and approximately 31% of these vessels are more than 20 years old. The Company believes that after a vessel has been in service for approximately 30 years, repair, vessel certification and maintenance costs may not be economically justifiable. The Company may not be able to maintain its fleet by extending the economic life of existing vessels through major refurbishment or by acquiring new or used vessels.

K. THE COMPANY'S BUSINESS IS SUBJECT TO ENVIRONMENTAL RISK AND REGULATIONS

     Current laws and regulations could impose substantial liability on the Company for damages, remediation costs and penalties associated with oil or hazardous-substance spills or other discharges into the environment involving its vessel operations. Its shoreside operations are also subject to federal, state and local environmental laws and regulations. In addition, tanker owners and operators are required to establish and maintain evidence of financial responsibility with respect to potential oil spill liability. The Company currently satisfies this requirement through self-insurance or third-party insurance. Amendments to existing laws and regulations or new laws and regulations may be adopted that could limit the Company's ability to do business or increase its cost of doing business.

L. THE COMPANY'S BUSINESS INVOLVES HAZARDOUS ACTIVITIES AND OTHER RISKS OF LOSS AGAINST WHICH IT MAY NOT BE ADEQUATELY INSURED

     The business of the Company is affected by a number of risks, including the mechanical failure of its vessels, collisions, vessel loss or damage, cargo loss or damage, hostilities and labor strikes. In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in the loss of revenues and increased costs and other liabilities. Although the Company's losses from such hazards have not historically exceeded its insurance coverage, there can be no assurance that this will continue to be the case.

     OPA 90, by imposing virtually unlimited liability upon vessel owners, operators and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive and has also prompted insurers to consider reducing available liability coverage. While the Company maintains insurance, there can be no assurance that all risks are adequately insured against, particularly in light of the virtually unlimited liability imposed by OPA 90, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance, and to premium increases based on prior loss experience. Any such shortfalls could have a material adverse impact on the Company.

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M. THE COMPANY COULD LOSE JONES ACT PROTECTION

     A substantial portion of the Company's operations is conducted in the U.S. domestic trade, which, under the U.S. coastwise laws, or the Jones Act, is restricted to vessels built in the United States, owned and crewed by U.S. citizens and registered under U.S. law. There have been repeated attempts to repeal the Jones Act, and these attempts are expected to continue in the future. Repeal of the Jones Act would result in additional competition from vessels built in lower-cost foreign shipyards and manned by foreign nationals accepting lower wages than U.S. citizens, which could have a material adverse effect on the Company's business.

N. RESTRICTION ON FOREIGN OWNERSHIP OF STOCK

     In order to maintain the eligibility of the Company to operate vessels in the U.S. domestic trade, 75% of each class of the outstanding capital stock, and 75% of the voting power, of Reorganized HMI is required to be held by U.S. citizens. See "Business -- Environmental and Other Regulation." Although the New Certificate of Reorganized HMI contains provisions limiting Non-Citizen ownership of the capital stock of Reorganized HMI (see Section V.B.9., "Summary of Other Provisions of the Plan; Reorganized HMI Certificate of Incorporation and By-laws."), Reorganized HMI could lose its ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of Citizen ownership. Such loss would have a material adverse effect on Reorganized HMI.

     As a result of this limitation upon the Non-Citizen ownership of New HMI Common Stock, any Non-Citizen holder of New HMI Common Stock will, to the extent such ownership would cause 25% of the outstanding New HMI Common Stock to be held by Non-Citizens, be required to sell its New HMI Common Stock to Reorganized HMI.

O. THE COMPANY WILL HAVE TO REMOVE SOME OF ITS VESSELS FROM THE JONES ACT TRADE

     OPA 90 establishes a phase-out schedule, depending upon vessel size and age, for single-hull vessels carrying crude oil and petroleum products. The phase-out dates for the Company's single-hull carriers are as follows: HMI Astrachem -- 2000, HMI Trader -- 2000, Seabulk Magnachem -- 2007, HMI
Defender -- 2008, HMI Dynachem -- 2011, HMI Petrochem -- 2011 and Seabulk America -- 2015. The phase-out date for some of its fuel barges is 2015. As a result of this requirement, these vessels will be prohibited from transporting petroleum products in U.S. waters after their phase-out dates. However, these vessels may be taken out of service for other reasons prior to their OPA 90 phase-out dates. For example, the Seabulk Challenger was taken out of service in 1999. Although the Company's remaining vessels are not subject to mandatory retirement, and it employs what it believes to be a rigorous maintenance program for all its vessels, the Company may not be able to maintain its fleet by extending the economic lives of existing vessels or acquiring new or used vessels.

P. THE COMPANY HAS BEEN REQUIRED TO CONSOLIDATE CERTAIN DEBT, CAUSING FURTHER DETERIORATION IN ITS REPORTED FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company currently holds a 50.75% equity interest in companies that own five recently delivered double-hull product carriers. The aggregate cost of the carriers was approximately $280.0 million, of which approximately $230.0 million has been financed with the proceeds of U.S. government-guaranteed debt. As the Company intends to reduce its equity interest to less than 50%, this investment has been considered temporary and has been accounted for under the equity method, which means that the related debt has not been included on the Company's balance sheet. However, because the Company has been unable to reduce its equity interest to below 50%, it has been required to include this debt on its balance sheet as of September'30, 1999, and include the related interest expense on its statements of operations, causing further deterioration in its reported financial condition and results of operations. There can be no assurance that the Company's efforts to reduce its equity interest in the carriers to below 50% will be successful.

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Q. THERE IS NO ESTABLISHED TRADING MARKET FOR THE NEW SECURITIES

     The New HMI Common Stock and Class A Warrants will be new issues of securities and will not have an established trading market. There is no assurance that an active trading market will develop for the New Securities.

R. DIVIDEND POLICY

     Reorganized HMI does not anticipate paying any dividends on the New HMI Common Stock in the foreseeable future. In addition, the covenants in certain debt instruments to which Reorganized HMI will be a party will likely prohibit payment of dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which may prohibit or limit their ability to invest in New HMI Common Stock.

S. PREFERRED STOCK

     Until such time (if any) as the Board of Directors of Reorganized HMI should issue preferred stock and establish the respective rights of the holders of one or more series thereof, it is not possible to state the actual effect of authorization of the preferred stock upon the rights of holders of New HMI Common Stock. The effects of such issuance could include, however: (i) reduction of the amount of cash otherwise available for payment of dividends on New HMI Common Stock, (ii) dilution of the voting power of New HMI Common Stock if the preferred stock has voting rights, and (iii) restriction of the rights of holders of New HMI Common Stock to share in Reorganized HMI's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of preferred stock. In addition, so-called "blank check" preferred stock may be viewed as having possible anti-takeover effects, if it were used to make a third party's attempt to gain control of Reorganized HMI more difficult, time consuming or costly. HMI has no current plans pursuant to which preferred stock would be issued as an anti-takeover device or otherwise.

             X. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Company and certain holders of Claims and Interests. The following summary does not address the federal income tax consequences to holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan.

     The following summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Company has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS or a reviewing court might adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations and investors in pass-through entities).

     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM OR EQUITY INTEREST. ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR OWN TAX

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ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE
UNDER THE PLAN.

A. CONSEQUENCES TO THE COMPANY

     As of December 31, 1998, the Company had consolidated net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $75.6 million, approximately $23.8 million of which were already subject to an annual limitation of approximately $3.3 million under Section 382 of the Code. The Company's NOL carryforwards remain subject to examination by the IRS and thus subject to possible reduction. Moreover, as discussed below, such NOL carryforwards (and possibly certain other tax attributes of the Company) will likely be reduced or eliminated, and any remaining NOL carryforwards may be subject to limitation, upon the implementation of the Plan.

  1. Cancellation of Debt

     In general, the Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes (such as its NOL carryforwards and possibly its tax basis in its assets) by the amount of any cancellation of debt, that is, the amount by which debt discharged exceeds any consideration given in exchange therefor. Any reduction in tax attributes generally occurs on a separate company basis, even though the debtor files a consolidated federal income tax return.

     The Company believes that it will suffer substantial attribute reduction as a result of the discharge of the Allowed Senior Note Claims and the Allowed Trust Preferred Securities Interests (which are treated for federal income tax purposes as interests in the Convertible Subordinated Debentures held by Hvide Capital Trust) pursuant to the Plan.

  2. Limitations on NOL Carryforwards and Other Tax Attributes

     Following the implementation of the Plan, any remaining consolidated NOLs (and carryforwards thereof) and certain other tax attributes of the Company allocable to periods prior to the Effective Date will be subject to the rules of
Section 382 of the Code.

     Under Section 382, if a loss corporation undergoes an "ownership change," the amount of its pre-change losses that may be utilized to offset future taxable income is, in general, subject to an annual limitation. Such limitation also may apply to certain losses or deductions that are "built-in" (i.e., economically accrued but unrecognized) as of the date of the ownership change and are subsequently recognized. The Company will undergo an ownership change as a result of the issuance of the New HMI Common Stock pursuant to the Plan. The following discussion is based on the Section 382 rules as applied to ownership changes pursuant to a confirmed chapter 11 plan.

     The amount of the annual limitation to which a loss corporation undergoing such an ownership change is subject generally equals the product of (i) the lesser of the value of the equity of the reorganized loss corporation immediately after the ownership change or the value of the loss corporation's gross assets immediately before such change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (5.45% for ownership changes occurring in October 1999). However, if the loss corporation does not continue its historic business or use a significant portion of its historic assets in a new business for two years after the ownership change, the annual limitation is zero. The annual limitation is determined on a consolidated basis.

     As indicated above, Section 382 also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If the loss corporation has a net unrealized built-in loss at the time of the ownership change (taking into account most assets and all items of built-in income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of the ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, so that the loss corporation is permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of the loss corporation's assets (with certain adjustments) before the ownership change. Net unrealized built-in gain or loss is determined on a consolidated basis. It is not known whether the Company will be in a net unrealized built-in gain or a net unrealized built-in loss position on the Effective Date.

     An exception to the foregoing annual limitation (and built-in gain and loss) rules generally applies where stockholders and qualified (so-called "old and cold") creditors of the loss corporation receive at least 50% of the vote and value of the stock of the reorganized loss corporation pursuant to a confirmed chapter 11 plan. Under this exception, the debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

     An old and cold creditor includes a creditor that has held its debt for at least 18 months prior to the filing of the chapter 11 case. In addition, any stock received by a creditor that does not become a direct or indirect 5-percent shareholder of the reorganized debtor generally will be treated as received by an old and cold creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period.

     Even if a loss corporation qualifies for this exception, it may elect not to apply the exception and instead remain subject to the annual limitation and built-in gain and loss rules described above. The Code and the regulations issued thereunder do not address whether the exception can be applied on a consolidated basis or only to the debtor whose qualified creditors receive stock.

  3. Alternative Minimum Tax

     In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation may be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of the corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

     In addition, if a corporation undergoes an "ownership change" within the meaning of Section 382 and is in a net unrealized built-in loss position ( as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.

     Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.

B. CONSEQUENCES TO HOLDERS OF SENIOR NOTES

     Pursuant to the Plan, holders of Senior Notes will receive, in discharge of their Allowed Claims, New HMI Common Stock.

     The federal income tax consequences of the Plan to a holder of Senior Notes depend, in part, on whether such Notes constitute "securities" for federal income tax purposes. The term "security" is not defined in the Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of 10 years or more constitute securities. The following discussion assumes that the Senior Notes constitute "securities" for federal income tax purposes. However, each holder is urged to consult its tax advisor regarding the status of such Notes.

  1. Gain or Loss

     In general, each holder of Senior Notes will not recognize any gain or loss upon the implementation of the Plan, except as described below under "Distributions in Discharge of Accrued Interest."

     A holder's aggregate tax basis in the New HMI Common Stock received (except to the extent the New HMI Common Stock was issued in respect of accrued interest) will equal the holder's adjusted tax basis in its Senior Notes. In general, the holder's holding period for the New HMI Common Stock received will include the holder's holding period for the Senior Notes (except to the extent the New HMI Common Stock was issued in respect of accrued interest). The holder's tax basis in any New HMI Common Stock issued in respect of accrued interest will be the fair market value thereof on the Effective Date, and the holder's holding period therefor will begin the day following the Effective Date.

  2. Distributions in Discharge of Accrued Interest

     In general, to the extent any amount received (whether stock, cash or other property) by a holder of a debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

     Each holder of Senior Notes is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

  3. Subsequent Sale of New HMI Common Stock

     Any gain recognized by a holder of Senior Notes upon a subsequent taxable disposition of New HMI Common Stock received pursuant to the Plan (or any stock or other property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Senior Notes and (ii) with respect to a cash-basis holder, also any amount that would have been included in its gross income if the holder's Senior Notes had been satisfied in full but that was not included by reason of the cash method of accounting.

     In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any holder of Senior Notes that have accrued market discount would carry over such accrued market discount to the New HMI Common Stock received pursuant to the Plan. Any gain recognized by the holder upon a subsequent disposition of such New HMI Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Senior Note will have accrued "market discount" if such Note was acquired after its original issuance at a discount to its issue price.

  4. Withholding

     All distributions to holders of allowed claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate.

Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

C. CONSEQUENCES TO HOLDERS OF TRUST PREFERRED SECURITIES

     Pursuant to the Plan, holders of Trust Preferred Securities will receive, in discharge of their Allowed Interests, a combination of New HMI Common Stock and Class A Warrants.

     For federal income tax purposes, holders of Trust Preferred Securities are generally treated as owning undivided interests in the Convertible Subordinated Debentures held by the Hvide Capital Trust. Accordingly, the federal income tax consequences of the Plan to a holder of Trust Preferred Securities depend on whether such Debentures constitute "securities" for federal income tax purposes. The following discussion assumes that the Convertible Subordinated Debentures constitute "securities" for federal income tax purposes. However, each holder is urged to consult its tax advisor regarding the status of such Debentures.

  1. Gain or Loss

     In general, holders of Trust Preferred Securities will not recognize any gain or loss upon the implementation of the Plan, except as described below under "Distributions in Discharge of Accrued Interest or OID."

     A holder's aggregate tax basis in the New HMI Common Stock and Class A Warrants received (except to the extent the New HMI Common Stock or Class A Warrants were issued in respect of accrued interest or original issue discount ("OID")) will equal the holder's adjusted tax basis in its Trust Preferred Securities, allocated between the New HMI Common Stock and the Class A Warrants in proportion to their fair market values. In general, the holder's holding period for the New HMI Common Stock and Class A Warrants received will include the holder's holding period for the Trust Preferred Securities (except to the extent the New HMI Common Stock or Class A Warrants were issued in respect of accrued interest or OID). The holder's tax basis in any New HMI Common Stock or Class A Warrants issued in respect of accrued interest or OID will be the fair market value thereof on the Effective Date, and the holder's holding period therefor will begin the day following the Effective Date.

  2. Distributions in Discharge of Accrued Interest or OID

     In general, to the extent any amount received (whether stock, cash or other property) by a holder of a debt is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange for stock, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is unclear whether a holder of Trust Preferred Securities would be entitled to a current deduction to the extent unpaid accrued interest on the Convertible Subordinated Debentures was properly includible in such holder's gross income as OID.

     Each holder of Trust Preferred Securities is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest for tax purposes.

  3. Subsequent Sale of New HMI Common Stock

     Any gain recognized by a holder of Trust Preferred Securities upon a subsequent taxable disposition of New HMI Common Stock received pursuant to the Plan (or any stock or other property received for it in a later tax-free exchange) will be treated as ordinary income to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to its Trust Preferred Securities, and (ii) with respect to a cash-basis holder, any amount that would have been included in its gross income if the holder's Trust Preferred Securities had been satisfied in full but that was not included by reason of the cash method of accounting.

     In addition, the Treasury Department is expected to promulgate regulations that will provide that any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan, any holder of Trust Preferred Securities that have accrued market discount would carry over such accrued market discount to the New HMI Common Stock and Class A Warrants received pursuant to the Plan, so that any gain recognized by the holder upon a subsequent disposition of such New HMI Common Stock or Class A Warrants would be treated as ordinary income to the extent of any accrued market discount not previously included in income. In general, a Trust Preferred Security will have accrued "market discount" if such Security was acquired after its original issuance at a discount to its issue price.

  4. Withholding

     All distributions to holders of allowed interests under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the holder (a) fails to furnish its TIN, (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

D. CONSEQUENCES TO HOLDERS OF EXISTING HMI COMMON STOCK

     Pursuant to the Plan, holders of existing HMI Common Stock will receive, in discharge of their Allowed Interests, Class A Warrants.

     In general, each holder of existing HMI Common Stock will recognize gain or loss upon the implementation of the Plan in an amount equal to the difference between (i) the aggregate fair market value of the Class A Warrants received and
(ii) its tax basis in its existing HMI Common Stock. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holder has held its existing HMI Common Stock for more than one year on the Effective Date. A holder's tax basis in the Class A Warrants received will be the fair market value thereof on the Effective Date, and the holder's holding period therefor will begin the day following the Effective Date.

     THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     If the Plan is not confirmed and consummated, the Debtors' alternatives include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the preparation and presentation of an alternative plan or plans of reorganization.

A. LIQUIDATION UNDER CHAPTER 7

     If no Chapter 11 plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a Chapter 7 liquidation would have on the recovery of holders of Claims and Interests is set forth in Section VI.C.4., "Confirmation and Consummation Procedure, Best Interests Test." The Debtors believe that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors and Equity Interest Holders than those provided for in the Plan because of the additional administrative expenses involved in the appointment of a trustee and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors' operations and (iii) the failure to realize the greater, going concern value of the Debtors' assets.

B. ALTERNATIVE PLAN OF REORGANIZATION

     If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets.

     The Debtors believe that the Plan enables the Debtors to successfully and expeditiously emerge from Chapter 11, preserves their businesses and allows creditors and shareholders to realize the highest recoveries under the circumstances. In a liquidation under Chapter 11 of the Bankruptcy Code, the assets of the Debtor would be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7 and a trustee need not be appointed. Accordingly, creditors and shareholders would receive greater recoveries than in a Chapter 7 liquidation. Although a Chapter 11 liquidation is preferable to a Chapter 7 liquidation, the Debtors believe that a liquidation under Chapter 11 is a much less attractive alternative to creditors and shareholders because a greater return is provided for in the Plan to creditors and shareholders.

                       XII. CONCLUSION AND RECOMMENDATION

     The Debtors believe that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Claims and Interests. In addition, other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Creditors' Committee also believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest recoveries to holders of Unsecured Claims. The Debtors urge holders of impaired Claims and Interests entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received not later than 4:00 p.m., Eastern Standard Time on November 29, 1999.

Dated: November 1, 1999

                                          HVIDE MARINE INCORPORATED,

                                          By: /s/
                                            ------------------------------------

                                          HVIDE MARINE INTERNATIONAL, INC.
                                          HVIDE MARINE TRANSPORT, INC.
                                          HVIDE MARINE TOWING, INC.
                                          HVIDE MARINE TOWING SERVICES, INC.
                                          HVIDE CAPITAL TRUST
                                          HMI CAYMAN HOLDINGS, INC.
                                          HMI OPERATORS, INC.
                                          LIGHTSHIP LIMITED PARTNER
                                            HOLDINGS, LLC
                                          LONE STAR MARINE SERVICES, INC.
                                          OCEAN SPECIALTY TANKERS
                                          CORPORATION
                                          OFFSHORE MARINE MANAGEMENT
                                            INTERNATIONAL, INC.
                                          SEABULK ALBANY, INC.
                                          SEABULK ALKATAR, INC.
                                          SEABULK AMERICA PARTNERSHIP, LTD.
                                          SEABULK ARABIAN, INC.
                                          SEABULK ARCTIC EXPRESS, INC.
                                          SEABULK ARIES II, INC.
                                          SEABULK ARZANAH, INC.
                                          SEABULK BARRACUDA, INC.
                                          SEABULK BATON ROUGE, INC.
                                          SEABULK BECKY, INC.
                                          SEABULK BETSY, INC.
                                          SEABULK BUL HANIN, INC.
                                          SEABULK CAPRICORN, INC.
                                          SEABULK CARDINAL, INC.
                                          SEABULK CAROL, INC.
                                          SEABULK CAROLYN, INC.
                                          SEABULK CHAMP, INC.
                                          SEABULK CHRISTOPHER, INC
                                          SEABULK CLAIBORNE, INC.
                                          SEABULK CLIPPER, INC.
                                          SEABULK COMMAND, INC.
                                          SEABULK CONDOR, INC.
                                          SEABULK CONSTRUCTOR, INC.
                                          SEABULK COOT I, INC.
                                          SEABULK COOT II, INC.
                                          SEABULK CORMORANT, INC.
                                          SEABULK CYGNET I, INC.
                                          SEABULK CYGNET II, INC.
                                          SEABULK DANAH, INC.
                                          SEABULK DAYNA, INC.
                                          SEABULK DEBBIE, INC.
                                          SEABULK DEFENDER, INC.
                                          SEABULK DIANA, INC.
                                          SEABULK DISCOVERY, INC.
                                          SEABULK DUKE, INC.
                                          SEABULK EAGLE II, INC.

                                          SEABULK EAGLE, INC.
                                          SEABULK EMERALD, INC.
                                          SEABULK ENERGY, INC.
                                          SEABULK EXPLORER, INC.
                                          SEABULK FALCON II, INC.
                                          SEABULK FALCON, INC.
                                          SEABULK FREEDOM, INC.
                                          SEABULK FULMAR, INC.
                                          SEABULK GABRIELLE, INC.
                                          SEABULK GANNET I, INC.
                                          SEABULK GANNET II, INC.
                                          SEABULK GAZELLE, INC.
                                          SEABULK GIANT, INC.
                                          SEABULK GREBE, INC.
                                          SEABULK HABARA, INC.
                                          SEABULK HAMOUR, INC.
                                          SEABULK HARRIER, INC.
                                          SEABULK HATTA, INC.
                                          SEABULK HAWAII, INC.
                                          SEABULK HAWK, INC.
                                          SEABULK HERCULES, INC.
                                          SEABULK HERON, INC.
                                          SEABULK HORIZON, INC.
                                          SEABULK HOUBARE, INC.
                                          SEABULK IBEX, INC.
                                          SEABULK ISABEL, INC.
                                          SEABULK JASPER, INC.
                                          SEABULK JEBEL ALI, INC.
                                          SEABULK KATIE, INC.
                                          SEABULK KESTREL, INC.
                                          SEABULK KING, INC.
                                          SEABULK KNIGHT, INC.
                                          SEABULK LAKE EXPRESS, INC.
                                          SEABULK LARA, INC.
                                          SEABULK LARK, INC.
                                          SEABULK LIBERTY, INC.
                                          SEABULK LINCOLN, INC.
                                          SEABULK LULU, INC.
                                          SEABULK MAINTAINER, INC.
                                          SEABULK MALLARD, INC.
                                          SEABULK MARLENE, INC.
                                          SEABULK MARTIN I, INC.
                                          SEABULK MARTIN II, INC.
                                          SEABULK MASTER, INC.
                                          SEABULK MERLIN, INC.
                                          SEABULK MUBARRAK, INC.
                                          SEABULK NEPTUNE, INC.
                                          SEABULK OCEAN SYSTEMS
                                            CORPORATION
                                          SEABULK OCEAN SYSTEMS
                                            HOLDINGS CORPORATION
                                          SEABULK OFFSHORE ABU DHABI, INC.
                                          SEABULK OFFSHORE DUBAI, INC.
                                          SEABULK OFFSHORE HOLDINGS, INC.
                                          SEABULK OFFSHORE INTERNATIONAL,
                                            INC.

                                          SEABULK OFFSHORE GLOBAL
                                            HOLDINGS, INC.
                                          SEABULK OFFSHORE LTD.
                                          SEABULK OFFSHORE OPERATORS, INC.
                                          SEABULK OFFSHORE OPERATORS
                                            NIGERIA LIMITED
                                          SEABULK OFFSHORE OPERATORS
                                            TRINIDAD LIMITED
                                          SEABULK OFFSHORE U.K. LTD.
                                          SEABULK OREGON, INC.
                                          SEABULK ORYX INC.
                                          SEABULK OSPREY, INC.
                                          SEABULK PELICAN, INC.
                                          SEABULK PENGUIN I, INC.
                                          SEABULK PENGUIN II, INC.
                                          SEABULK PENNY, INC.
                                          SEABULK PERSISTENCE, INC.
                                          SEABULK PETREL, INC.
                                          SEABULK PLOVER, INC.
                                          SEABULK POWER, INC.
                                          SEABULK PRIDE, INC.
                                          SEABULK PRINCE, INC.
                                          SEABULK PRINCESS, INC.
                                          SEABULK PUFFIN, INC.
                                          SEABULK QUEEN, INC.
                                          SEABULK RAVEN, INC
                                          SEABULK RED TERN LIMITED
                                          SEABULK ROOSTER, INC.
                                          SEABULK SABINE, INC.
                                          SEABULK SALIHU, INC.
                                          SEABULK SAPPHIRE, INC.
                                          SEABULK SARA, INC.
                                          SEABULK SEAHORSE, INC.
                                          SEABULK SENGALI, INC.
                                          SEABULK SERVICE, INC.
                                          SEABULK SHARI, INC.
                                          SEABULK SHINDAGA, INC.
                                          SEABULK SKUA I, INC.
                                          SEABULK SNIPE, INC.
                                          SEABULK SUHAIL, INC.
                                          SEABULK SWAN, INC.
                                          SEABULK SWIFT, INC.
                                          SEABULK TANKERS, LTD.
                                          SEABULK TAURUS, INC.
                                          SEABULK TENDER, INC.
                                          SEABULK TIMS I, INC.
                                          SEABULK TITAN, INC.
                                          SEABULK TOOTA, INC.
                                          SEABULK TOUCAN, INC.
                                          SEABULK TRADER, INC.
                                          SEABULK TRANSMARINE II, INC
                                          SEABULK TRANSMARINE
                                            PARTNERSHIP, LTD.
                                          SEABULK TREASURE ISLAND, INC.
                                          SEABULK UMM SHAIF, INC.
                                          SEABULK VERITAS, INC.
                                          SEABULK VIRGO I, INC.

                                          SEABULK VOYAGER, INC.
                                          SEABULK ZAKUM, INC.
                                          SEAMARK LTD. INC.
                                          SUN STATE MARINE SERVICES, INC.

                                          HVIDE MARINE de VENEZUELA, S.R.L.

                                          By: /s/
                                            ------------------------------------

                                          MARANTA, S.A.

                                          By: /s/
                                            ------------------------------------

                                          KRONISH LIEB WEINER & HELLMAN LLP

                                          By: /s/
                                            ------------------------------------
                                                 Robert J. Feinstein, Esq.
                                          1114 Avenue of the Americas
                                          New York, New York 10036-7798
                                          (212) 479-6000

                                                          -and-

                                          YOUNG, CONAWAY, STARGATT & TAYLOR

                                          By: /s/
                                            ------------------------------------
                                                  Laura Davis Jones, Esq.
                                          Rodney Square North, 11 Floor
                                          P.O. Box 391
                                          Wilmington, Delaware 19899-0391
                                          (302) 571-6600

                                          Co-Counsel for the Debtors and
                                          Debtors in Possession

                                                                       EXHIBIT A

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

---------------------------------------------------------------

In re:
HVIDE MARINE INCORPORATED,
et al.,
                       Debtors.

---------------------------------------------------------------

                                                  Chapter 11
                                                  Case No. 99-3024 (PJW)
                                                  (Jointly Administered)

              DEBTORS' FIRST AMENDED JOINT PLAN OF REORGANIZATION

                                      KRONISH LIEB WEINER & HELLMAN LLP
                                      1114 Avenue of the Americas
                                      New York, New York 10036-7798
                                      (212) 479-6000

                                                        - and -

                                      YOUNG, CONAWAY, STARGATT &
                                      TAYLOR LLP
                                      Rodney Square North, 11 Floor
                                      P.O. Box 391
                                      Wilmington, Delaware 19899-0391
                                      (302) 571-6600

                                      Co-Counsel for the Debtors and
                                        Debtors in Possession

Dated: Wilmington, Delaware
       November 1, 1999

                             PLAN OF REORGANIZATION

                               TABLE OF CONTENTS

                                                                             PAGE NO.
                                                                             --------
ARTICLE I.     DEFINITION AND CONSTRUCTION OF TERMS........................      2

ARTICLE II.    TREATMENT OF ADMINISTRATIVE EXPENSE CLAIMS AND PRIORITY TAX
                 CLAIMS....................................................      8
   2.1.        Administrative Expense Claims...............................      8
   2.2.        Priority Tax Claims.........................................      8

ARTICLE III.   CLASSIFICATION OF CLAIMS AND INTERESTS......................      8
   3.1.        Class 1 (Other Priority Claims).............................      9
   3.2.        Class 2 (Secured Claims)....................................      9
               3.2.1.  Class 2A (MARAD Claims).............................      9
               3.2.2.  Class 2B (Capital Lease Claims).....................      9
               3.2.3.  Class 2C (Other Secured Claims).....................      9
   3.3.        Class 3 (Unsecured Claims)..................................      9
               3.3.1.  Class 3A (General Unsecured Claims).................      9
               3.3.2.  Class 3B (Senior Note Claims).......................      9
               3.3.3.  Class 3C (Trust Preferred Claims)...................      9
               3.3.4.  Class 3D (Intercompany Claims)......................      9
   3.4.        Class 4 (Debt Securities Trading Claims)....................      9
               3.4.1.  Class 4A (Senior Note Securities Trading Claims)....      9
               3.4.2.  Class 4B (Convertible Subordinated Debenture
                       Securities Trading Claims)..........................      9
   3.5.        Class 5 (Common Stock in Debtor Subsidiaries)...............      9
   3.6.        Class 6 (HMI Common Stock and HMI Common Stock Securities
                       Trading Claims).....................................      9
   3.7.        Class 7 (HMI Options).......................................      9

ARTICLE IV.    TREATMENT OF CLAIMS AND INTERESTS...........................     10
   4.1.        Class 1 -- Other Priority Claims............................     10
               4.1.1.  Nonimpairment.......................................     10
               4.1.2.  Distributions.......................................     10
   4.2.        Class 2 -- Secured Claims...................................     10
               4.2.1.  Class 2A -- MARAD Claims............................     10
               4.2.2.  Class 2B -- Capital Lease Claims....................     10
               4.2.3.  Class 2C -- Other Secured Claims....................     10
   4.3.        Class 3 -- Unsecured Claims.................................     11
               4.3.1.  Class 3A -- General Unsecured Claims................     11
               4.3.2.  Class 3B -- Senior Note Claims......................     11
               4.3.3.  Class 3C -- Trust Preferred Claims..................     11
               4.3.4.  Class 3D -- Intercompany Claims.....................     12
   4.4.        Class 4 -- Debt Securities Trading Claims...................     12
               4.4.1.  Class 4A -- Senior Note Securities Trading Claims...     12
               4.4.2.  Class 4B -- Convertible Subordinated Debenture
                       Securities Trading Claims...........................     12
   4.5.        Class 5 -- Common Stock in Subsidiaries.....................     12
               4.5.1.  Nonimpairment.......................................     12
               4.5.2.  Distributions.......................................     12

                                                                             PAGE NO.
                                                                             --------
   4.6.        Class 6 -- HMI Common Stock and Common Stock Securities
                          Trading Claims...................................     12
               4.6.1.  Impairment..........................................     12
               4.6.2.  Distributions.......................................     12
   4.7.        Class 7 -- HMI Options......................................     12
               4.7.1.  Impairment..........................................     12
               4.7.2.  Distributions.......................................     12

ARTICLE V.     PROVISIONS OF NEW SECURITIES TO BE ISSUED PURSUANT TO THE
                 PLAN......................................................     13
   5.1.        New HMI Common Stock........................................     13
   5.2.        Class A Warrants............................................     13

ARTICLE VI.    MEANS OF IMPLEMENTATION, PROVISIONS REGARDING VOTING AND
                 DISTRIBUTIONS UNDER THE PLAN AND TREATMENT OF DISPUTED,
                 CONTINGENT, AND UNLIQUIDATED ADMINISTRATIVE EXPENSE
                 CLAIMS, CLAIMS AND INTERESTS..............................     13
   6.1.        Voting of Claims and Interests..............................     13
               6.1.1.  In General..........................................     13
               6.1.2.  Controversy Concerning Impairment...................     13
   6.2.        Method of Distributions Under the Plan......................     13
               6.2.1.  In General..........................................     13
               6.2.2.  Distributions of Cash...............................     13
               6.2.3.  Timing of Distributions.............................     14
               6.2.4.  Trustees' Fees and Expenses.........................     14
               6.2.5.  Hart-Scott-Rodino Compliance........................     14
               6.2.6.  Jones Act Compliance................................     14
               6.2.7.  Minimum Distributions...............................     14
               6.2.8.  Fractional Shares and Warrants......................     14
               6.2.9.  Unclaimed Distributions.............................     14
   6.3.        Distributions Relating to Disputed Claims...................     14
   6.4.        Resolution of Disputed Administrative Expense Claims and
                 Disputed Claims...........................................     15
   6.5.        Refinancing of DIP Credit Facility..........................     15
   6.6.        Cancellation and Surrender of Existing Securities and
                 Agreements................................................     15
   6.7.        Termination of Hvide Capital Trust..........................     16
   6.8.        Listing of New HMI Common Stock and Class A Warrants........     16

ARTICLE VII.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES....................     16
   7.1.        Assumption or Rejection of Executory Contracts and Unexpired
                 Leases....................................................     16
               7.1.1.  Executory Contracts.................................     16
               7.1.2.  Unexpired Leases....................................     16
               7.1.3.  Approval of Assumption or Rejection of Leases and
                       Contracts...........................................     16
               7.1.4.  Cure of Defaults....................................     17
               7.1.5.  Bar Date for Filing Proofs of Claim Relating to
                       Executory Contracts   and Unexpired Leases Rejected
                       Pursuant to the Plan................................     17
   7.2.        Indemnification Obligations.................................     17
   7.3.        Compensation and Benefit Programs...........................     17
   7.4.        Retiree Benefits............................................     17

                                                                             PAGE NO.
                                                                             --------
ARTICLE VIII.  PROVISIONS REGARDING CORPORATE OF THE REORGANIZED DEBTOR....     17
   8.1.        General.....................................................     17
   8.2.        Meetings of Stockholders....................................     17
   8.3.        Directors and Officers of Reorganized HMI...................     17
               8.3.1.  Board of Directors..................................     17
               8.3.2.  Officers............................................     18
   8.4.        New Certificate of Incorporation and New By-laws............     18
   8.5.        Issuance of New Securities..................................     18

ARTICLE IX.    EFFECT OF CONFIRMATION OF PLAN..............................     18
   9.1.        Revesting of Assets.........................................     18
   9.2.        Discharge of Debtors........................................     18

ARTICLE X.     EFFECTIVENESS OF THE PLAN...................................     18
  10.1.        Conditions Precedent........................................     18
  10.2.        Effect of Failure of Conditions.............................     19
  10.3.        Waiver of Conditions........................................     19

ARTICLE XI.    RETENTION OF JURISDICTION...................................     19

ARTICLE XII.   MISCELLANEOUS PROVISIONS....................................     20
  12.1.        Effectuating Documents and Further Transactions.............     20
  12.2.        Exemption from Transfer Taxes...............................     20
  12.3.        Exculpation, Releases, and Indemnification..................     20
  12.4.        Termination of Creditors' Committee.........................     21
  12.5.        Amendment or Modification of the Plan; Severability.........     21
  12.6.        Revocation or Withdrawal of the Plan........................     21
  12.7.        Binding Effect..............................................     22
  12.8.        Notices.....................................................     22
  12.9.        Post-Effective Date Professional Fees.......................     22
  12.10.       Governing Law...............................................     22
  12.11.       Withholding and Reporting Requirements......................     22
  12.12.       Plan Supplement.............................................     23
  12.13.       Headings....................................................     23
  12.14.       Exhibits....................................................     23
  12.15.       Filing of Additional Documents..............................     23

EXHIBITS(1)

Exhibit A  --  Registration Rights Agreement
Exhibit B  --  Class A Warrant Agreement
Exhibit C  --  New Certificate of Incorporation of Reorganized Hvide Marine
               Incorporated
Exhibit D  --  New By-laws of Hvide Marine Incorporated

SCHEDULES(1)

Schedule 7.1(a)  --  Rejected Executory Contracts

---------------

1 Will be filed as part of the Plan Supplement no later than 10 days prior to the Confirmation Hearing.

     Hvide Marine Incorporated ("HMI") and its direct and indirect subsidiaries listed below(2) (collectively, the "Debtors" or the "Company"), hereby propose the following First Amended Joint Plan of Reorganization pursuant to Section 1121(a) of title 11 of the United States Code:

     All holders of Claims and Interests are encouraged to read the Plan and the Disclosure Statement in their entirety before voting to accept or reject the Plan.
---------------

(2) HVIDE MARINE INTERNATIONAL, INC.
HVIDE MARINE TRANSPORT, INC.
HVIDE MARINE TOWING, INC.
HVIDE MARINE TOWING  SERVICES, INC.
HVIDE CAPITAL TRUST
HMI CAYMAN HOLDINGS, INC.
HMI OPERATORS, INC.
LIGHTSHIP LIMITED PARTNER HOLDINGS, LLC
LONE STAR MARINE SERVICES, INC.
OCEAN SPECIALTY TANKERS CORPORATION
OFFSHORE MARINE MANAGEMENT INTERNATIONAL, INC.
SEABULK ALBANY, INC.
SEABULK ALKATAR, INC.
SEABULK AMERICA PARTNERSHIP, LTD.
SEABULK ARABIAN, INC.
SEABULK ARCTIC EXPRESS, INC.
SEABULK ARIES II, INC.
SEABULK ARZANAH, INC.
SEABULK BARRACUDA, INC.
SEABULK BATON ROUGE, INC.
SEABULK BECKY, INC.
SEABULK BETSY, INC.
SEABULK BUL HANIN, INC.
SEABULK CAPRICORN, INC.
SEABULK CARDINAL, INC.
SEABULK CAROL, INC.
SEABULK CAROLYN, INC.
SEABULK CHAMP, INC.
SEABULK CHRISTOPHER, INC
SEABULK CLAIBORNE, INC.
SEABULK CLIPPER, INC.
SEABULK COMMAND, INC.
SEABULK CONDOR, INC.
SEABULK CONSTRUCTOR, INC.
SEABULK COOT I, INC.
SEABULK COOT II, INC.
SEABULK CORMORANT, INC.
SEABULK CYGNET I, INC.
SEABULK CYGNET II, INC.
SEABULK DANAH, INC.
SEABULK DAYNA, INC.
SEABULK DEBBIE, INC.
SEABULK DEFENDER, INC.
SEABULK DIANA, INC.
SEABULK DISCOVERY, INC.
SEABULK DUKE, INC.
SEABULK EAGLE II,
SEABULK EAGLE, INC.
SEABULK EMERALD, INC.
SEABULK ENERGY, INC.
SEABULK EXPLORER, INC.
SEABULK FALCON II, INC.
SEABULK FALCON, INC.
SEABULK FREEDOM, INC.
SEABULK FULMAR, INC.
SEABULK GABRIELLE, INC.
SEABULK GANNET I, INC.
SEABULK GANNET II, INC.
SEABULK GAZELLE, INC.
SEABULK GIANT, INC.
SEABULK GREBE, INC.
SEABULK HABARA, INC.
SEABULK HAMOUR, INC.
SEABULK HARRIER, INC.
SEABULK HATTA, INC.
SEABULK HAWAII, INC.
SEABULK HAWK, INC.
SEABULK HERCULES, INC.
SEABULK HERON, INC.
SEABULK HORIZON, INC.
SEABULK HOUBARE, INC.
SEABULK IBEX, INC.
SEABULK ISABEL, INC.
SEABULK JASPER, INC.
SEABULK JEBEL ALI, INC
SEABULK KATIE, INC.
SEABULK KESTREL, INC.
SEABULK KING, INC.
SEABULK KNIGHT, INC.
SEABULK LAKE EXPRESS, INC.
SEABULK LARA, INC.
SEABULK LARK, INC.
SEABULK LIBERTY, INC.
SEABULK LINCOLN, INC.
SEABULK LULU, INC.
SEABULK MAINTAINER, INC.
SEABULK MALLARD, INC.
SEABULK MARLENE, INC.
SEABULK MARTIN I, INC.
SEABULK MARTIN II, INC.
SEABULK MASTER, INC.
SEABULK MERLIN, INC.
SEABULK MUBARRAK, INC.
SEABULK NEPTUNE, INC.
SEABULK OCEAN SYSTEMS CORPORATION
SEABULK OCEAN SYSTEMS HOLDINGS CORPORATION
SEABULK OFFSHORE ABU DHABI, INC.
SEABULK OFFSHORE DUBAI, INC.
SEABULK OFFSHORE HOLDINGS, INC.
SEABULK OFFSHORE  INTERNATIONAL, INC.
SEABULK OFFSHORE GLOBAL HOLDINGS, INC.
SEABULK OFFSHORE LTD.
SEABULK OFFSHORE OPERATORS NIGERIA LIMITED
SEABULK OFFSHORE OPERATORS TRINIDAD LIMITED
SEABULK OFFSHORE U.K. LTD.
SEABULK OREGON, INC.
SEABULK ORYX INC.
SEABULK OSPREY, INC.
SEABULK PELICAN, INC.
SEABULK PENGUIN I, INC.
SEABULK PENGUIN II, INC.
SEABULK PENNY, INC.
SEABULK PERSISTENCE, INC.
SEABULK PETREL, INC.
SEABULK PLOVER, INC.
SEABULK POWER, INC.
SEABULK PRIDE, INC.
SEABULK PRINCE, INC.
SEABULK PRINCESS, INC.
SEABULK PUFFIN, INC.
SEABULK QUEEN, INC.
SEABULK RAVEN, INC
SEABULK RED TERN LIMITED
SEABULK ROOSTER, INC.
SEABULK SABINE, INC.
SEABULK SALIHU, INC.
SEABULK SAPPHIRE, INC.
SEABULK SARA, INC.
SEABULK SEAHORSE, INC.
SEABULK SENGALI, INC.
SEABULK SERVICE, INC.
SEABULK SHARI, INC.
SEABULK SHINDAGA, INC.
SEABULK SKUA I, INC.
SEABULK SNIPE, INC.
SEABULK SUHAIL, INC.
SEABULK SWAN, INC.
SEABULK SWIFT, INC.
SEABULK TANKERS, LTD.
SEABULK TAURUS, INC.
SEABULK TENDER, INC.
SEABULK TIMS I, INC.
SEABULK TITAN, INC.
SEABULK TOOTA, INC.
SEABULK TOUCAN, INC.
SEABULK TRADER, INC.
SEABULK TRANSMARINE II, INC.
SEABULK TRANSMARINE
 PARTNERSHIP LTD.
SEABULK TREASURE ISLAND, INC.
SEABULK UMM SHAIF, INC.
SEABULK VERITAS, INC.
SEABULK VIRGO I, INC.
SEABULK VOYAGER, INC.
SEABULK ZAKUM, INC.
SEAMARK LTD. INC.
SUN STATE MARINE SERVICES, INC.
HVIDE MARINE DE VENEZUELA, S.R.L.
MARANTA S.A.

     Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and those restrictions on modifications set forth in Article
12.5 of the Plan, the Debtors reserve their right to alter, amend or modify the Plan one or more times before its substantial consummation.

                                   ARTICLE I.

                      DEFINITION AND CONSTRUCTION OF TERMS

     Definitions. As used herein, the following terms have the respective meanings specified below, unless the context otherwise requires:

     1.1. Administrative Expense Claim means any Claim for payment of an administrative expense of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including, without limitation, all of the Debtors' obligations under the DIP Credit Facility, any actual and necessary expenses of preserving the estate of the Debtors, any actual and necessary expenses of operating the business of the Debtors, all compensation or reimbursement of expenses allowed by the Bankruptcy Court under Section 330 or 503 of the Bankruptcy Code, including without limitation the actual, necessary expenses of members of the Creditors' Committee, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

     1.2. Allowed means

          1.2.1. with respect to a Claim other than a Senior Note Claim, a Claim or any portion thereof (a) that has been allowed pursuant to a Final Order,
     (b) for which a proof of claim bar date has been established and a proof of claim has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or any Final Order of the Bankruptcy Court, and as to which either (i) no objection to its allowance has been filed within the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or by any Final Order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled, withdrawn, or has been denied by a Final Order, or (c) that has been expressly allowed in the Plan; provided, however, that all Claims for which no proof of claim bar date has been established shall be treated for all purposes as if the Chapter 11 Cases had not been commenced and the determination of whether any such Claims shall be allowed and/or the amount thereof shall be determined, resolved or adjudicated, as the case may be, in the procedural manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced;

          1.2.2. with respect to a Senior Note Claim, any such Claim as is properly reflected in the records of the registrar for the Senior Notes or any agent thereof pursuant to the Senior Note Indenture and allowed in the amount set forth in Section 3.3.2 hereof;

          1.2.3. with respect to a Trust Preferred Claim, any such Claim as is properly reflected in the records of the registrar for the Trust Preferred Securities of Hvide Capital Trust or any agent thereof pursuant to the Trust Preferred Securities Declaration;

          1.2.4. with respect to an HMI Common Stock Interest, any such Interest as is properly reflected in the records of the transfer agent for HMI Common Stock at the close of business on the Effective Date; and

          1.2.5. with respect to an HMI Option, any Options as is reflected in the records of HMI on the Effective Date.

     1.3. Articles of Incorporation means the Amended and Restated Articles of Incorporation of HMI in effect immediately prior to the Effective Date.

     1.4. Ballot means each of the voting forms to be distributed with the Plan and the Disclosure Statement to holders of Claims or Interests in Classes that are impaired under the terms of the Plan and are entitled to vote in connection with the solicitation of acceptances of the Plan.

     1.5. Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

     1.6. Bankruptcy Court means the United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code, the unit of such District Court pursuant to section 151 of title 28 of the United States Code.

     1.7. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms and the Federal Rules of Civil Procedure, as amended from time to time, as applicable to the Chapter 11 Cases or proceedings therein, including the Local Rules of the Bankruptcy Court.

     1.8. Business Day means any day on which commercial banks are open for business in the City and County of New York, New York other than a Saturday, Sunday or legal holiday in the State of New York.

     1.9. Bylaws means the Bylaws of HMI in effect immediately prior to the Effective Date.

     1.10. Capital Lease Claims means all obligations of any of the Debtors under or related to certain sale leaseback transactions for the Leased Vessels.

     1.11. Cash means the legal tender of the United States of America.

     1.12. Chapter 11 Cases means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors, procedurally consolidated under the caption styled In re Hvide Marine Incorporated, Case No. 99-3024 (PJW) currently pending in the Bankruptcy Court.

     1.13. Claim means (a) any right to payment from any of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment from any of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

     1.14. Class means a category of holders of Claims or Interests as established by the terms of Article III of the Plan.

     1.15. Commencement Date means September 8, 1999, the date on which the Debtors commenced the Chapter 11 Cases.

     1.16. Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

     1.17. Confirmation Order means the order, in form and substance acceptable to the Creditors' Committee, entered by the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

     1.18. Convertible Subordinated Debenture Claims means all Claims directly or indirectly arising under or related in any way to the Convertible Subordinated Debenture Indenture, the Convertible Subordinated Debentures, and any of the documents, instruments and agreements relating thereto, as amended, supplemented or modified other than Convertible Subordinated Debenture Securities Trading Claims.

     1.19. Convertible Subordinated Debenture Indenture means that certain Indenture dated as of June 27, 1997 among HMI and the Bank of New York as Trustee pursuant to which HMI issued the Convertible Subordinated Debentures.

     1.20. Convertible Subordinated Debenture Indenture Trustee means the indenture trustee under the Convertible Subordinated Debenture Indenture.

     1.21. Convertible Subordinated Debenture Securities Trading Claim means a Securities Trading Claim arising from or related to the Convertible Subordinated Debentures or the Trust Preferred Securities.

     1.22. Convertible Subordinated Debentures means all debentures issued under or pursuant to the Convertible Subordinated Debenture Indenture.

     1.23. Creditors' Committee means the statutory committee of unsecured creditors, if any, appointed by the United States Trustee in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code on September 23, 1999, as such committee may be constituted from time to time.

     1.24. Cure means the distribution of Cash, or such other property as may be agreed upon by the Debtors and the recipient thereof or ordered by the Bankruptcy Court, as and to the extent required for the assumption of an unexpired lease or executory contract pursuant to the provisions of Section 365(b) of the Bankruptcy Code in an amount equal to all accrued, due, and unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties or ordered by the Bankruptcy Court, under such executory contract or unexpired lease to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

     1.25. Debt Securities Trading Claims means all Convertible Subordinated Debenture Securities Trading Claims and Senior Note Securities Trading Claims.

     1.26. Debtors means HMI and each of the Subsidiary Debtors.

     1.27. Debtors in Possession means the Debtors, as debtors in possession in the Chapter 11 Cases.

     1.28. Delaware Trustee means The Bank of New York (Delaware) in its capacity as Delaware Trustee under the Trust Preferred Securities Declaration.

     1.29. DIP Credit Facility means the $60 million revolving credit facility and the term loan of $240,889,767.23 extended to the Debtors pursuant to the Debtor in Possession Revolving Credit and Term Loan Agreement dated as of September 10, 1999, and all related documents, instruments and agreements.

     1.30. Disclosure Statement means the disclosure statement relating to the Plan, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code, in form and substance satisfactory to the Creditors' Committee, as such Disclosure Statement may be amended, modified, or supplemented from time to time.

     1.31. Effective Date means the date on which the conditions specified in
Section 10.1 of the Plan have been satisfied or waived.

     1.32. Exit Financing Facility means a credit facility in a principal amount sufficient to repay the DIP Credit Facility and provide working capital of not less than $25 million, or such other amount as may be agreed to by the Debtors and the Creditors' Committee, to be obtained by Reorganized HMI to meet its ordinary working capital requirements, in form and substance satisfactory to the Creditors' Committee.

     1.33. Final Order means an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors or, in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired.

     1.34. General Unsecured Claims means all Unsecured Claims against the Debtors, other than Claims in Classes 3B, 3C and 3D. Such Claims include, without limitation, Claims for payment for goods and services rendered to the Debtors and all Claims in respect of the rejection of leases and executory contracts. Such Claims shall not include any Securities Trading Claims.

     1.35. Guarantee Agreement means the Guarantee Agreement by HMI, as Guarantor, in favor of The Bank of New York, as Guarantee Trustee, for the benefit of the Holders as defined therein, dated June 27, 1997.

     1.36. Guarantee Claim means a claim arising from or under the Guarantee Agreement.

     1.37. Guarantee Trustee means The Bank of New York, in its capacity as the Guarantee Trustee under the Guarantee Agreement.

     1.38. Guarantor means HMI, in its capacity as Guarantor under the Guarantee Agreement.

     1.39. HMI means Hvide Marine Incorporated.

     1.40. HMI Common Stock means collectively the Class A Common Stock and Class B Common Stock of HMI, par value $0.001 per share, issued and outstanding prior to the Effective Date, including any restricted or other Common Stock issued, or earned or vested and issuable, pursuant to any of the Stock Plans.

     1.41. HMI Common Stock Interests means all Interests in HMI represented by the shares of Common Stock of HMI.

     1.42. HMI Common Stock Securities Trading Claim means a Securities Trading Claim arising from or relating to the HMI Common Stock.

     1.43. HMI Options means options to purchase HMI Common Stock and all other rights and awards granted prior to the Effective Date pursuant to any of the Stock Plans, but does not include any restricted or other Common Stock issuable but not earned or vested thereunder (which shares shall be included in Class 6).

     1.44. Intercompany Claim means any Claim held by any one of the Debtors against any other Debtor, except Trust Preferred Claims.

     1.45. Interest means any equity or other ownership interest in any of the Debtors, and any option, warrant or other agreement requiring the issuance of any such equity interest.

     1.46. Leased Vessels means the New River SDM I, St. Johns SDM II, Escambia SDM III, Seabulk Arizona, Seabulk Wisconsin, Seabulk St. Andrew, Seabulk St. James, Seabulk Kansas and Seabulk Nebraska.

     1.47. MARAD Claims means all obligations of the Debtors under and with respect to U.S. government-guaranteed ship financing bonds issued pursuant to Title XI of the Merchant Marine Act, 1936, as amended, repayment of which is guaranteed by the full faith and credit of the United States, acting through the Maritime Administration ("MARAD").

     1.48. New HMI Common Stock means the common stock, par value $.01 per share, of Reorganized HMI to be issued by Reorganized HMI on and after the Effective Date.

     1.49. New By-laws of Reorganized HMI means new by-laws of Reorganized HMI, in form and substance satisfactory to the Creditors' Committee, to be adopted as of the Effective Date.

     1.50. New Certificate of Incorporation of Reorganized HMI means the new certificate of incorporation of Reorganized HMI in form and substance satisfactory to the Creditors' Committee, to be adopted as of the Effective Date.

     1.51. New Long-Term Incentive Plan means the new stock incentive plan for key employees which will become effective on the Effective Date.

     1.52. Other Priority Claim means any Claim, other than a Priority Tax Claim and an Administrative Expense Claim, entitled to priority in right of payment under Section 507(a) of the Bankruptcy Code.

     1.53. Other Secured Claim means any Secured Claim other than MARAD Claims and Capital Lease Claims.

     1.54. Petitions means the voluntary petitions filed with the Bankruptcy Court to commence the Chapter 11 Cases on the Commencement Date.

     1.55. Plan means this chapter 11 plan of reorganization (including all exhibits and schedules annexed hereto), either in its present form or as it may be altered, amended, or modified from time to time, in form and substance satisfactory to the Creditors' Committee.

     1.56. Plan Supplement means the forms of documents specified in Section
12.12 of the Plan.

     1.57. Postconfirmation List means the United States Trustee, the Debtors, the Debtors' attorneys, counsel for the Creditors' Committee (until termination of any such Committee's operations pursuant to Section 12.4 of the Plan), and those parties that, subsequent to the Confirmation Date, file with the Court and serve upon the Debtors and their attorneys written requests for special notice as provided by the terms of the Plan, which requests, in order to be effective, must include street addresses and telephone and telecopy numbers for purposes of service; provided that parties may be eliminated from such list from time to time by order of the Bankruptcy Court, pursuant to motions of the Debtors on notice to the then-constituted Postconfirmation List, upon a showing that such parties no longer hold material Interests or Claims in the Chapter 11 Cases, or no longer require notice.

     1.58. Priority Tax Claim means a Claim of a governmental unit of a kind specified in Sections 502(i) and 507(a)(7) of the Bankruptcy Code.

     1.59. Pro Rata means (i) regarding Claims, the ratio of the amount of an Allowed Claim in a particular Class to the aggregate amount of Allowed Claims in such Class; and (ii) regarding Interests, the ratio of the amount of the Allowed Interest to the aggregate amount of Allowed Interests.

     1.60. Property Trustee means the property trustee under the Trust Preferred Securities Declaration.

     1.61. Record Holder of HMI Common Stock means a stockholder of record of HMI Common Stock as of the close of business on the Effective Date.

     1.62. Reinstated or Reinstatement means leaving a Claim unimpaired in accordance with the provisions of Section 1124 of the Bankruptcy Code, thereby entitling the holder of such Claim to, but not more than, (a) reinstatement of the original maturity of the obligations on which such Claim is based, and (b) payment, as provided herein, of an amount of Cash consisting solely of the sum of (i) matured but unpaid principal installments, without regard to any acceleration of maturity, accruing prior to the Effective Date, (ii) accrued but unpaid interest as of the Petition Date, and (iii) reasonable fees, expenses, and charges, to the extent such fees, expenses, and charges are allowed under the Bankruptcy Code and are provided for in the agreement or agreements on which such Claim is based; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be reinstated in order to accomplish Reinstatement; provided further, that upon the reinstatement set forth herein, the interest rate of such obligations shall be the non-default interest rate notwithstanding any default on account of such obligations.

     1.63. Reorganized Debtors means collectively the Debtors, or any successors thereto by merger, consolidation or otherwise, on and after the Effective Date.

     1.64. Reorganized HMI means HMI, or any successor thereto by merger, consolidation or otherwise, on and after the Effective Date.

     1.65. Schedules means the schedules of assets and liabilities and the statement of financial affairs filed by the Debtor as required by Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments thereto.

     1.66. Securities Trading Claim means a Claim (a) arising from or relating to the rescission of a purchase or sale of a security of any of the Debtors, including but not limited to the Senior Notes, the Convertible Subordinated Debentures, the Trust Preferred Securities, the HMI Common Stock, and the HMI Options, (b) for damages arising from or relating to the purchase or sale of such a security, or (c) for reimbursement, contribution or indemnification allowed under Section 502 of the Bankruptcy Code on account of a Claim described in clause (a) or (b) of this Section, other than a Claim for reimbursement or contribution described in Section 7.2 of the Plan.

     1.67. Secured Claim means an Allowed Claim held by any entity to the extent of the value, as set forth in the Plan or as determined after reasonable notice to the Creditors' Committee by a Final Order of the Bankruptcy Court pursuant to
Section 506(a) of the Bankruptcy Code, of any interest in property of the Debtors' estates securing such Allowed Claim.

     1.68. Senior Note Claims means all Claims directly or indirectly arising from or under or related in any way to the Senior Note Indenture, the Senior Notes, and any of the documents, instruments and agreements relating thereto, as amended, supplemented or modified, other than Senior Note Securities Trading Claims.

     1.69. Senior Note Indenture means that certain Indenture dated as of February 19, 1998 among HMI, the Subsidiary Guarantors (as defined therein) and the Bank of New York as Trustee pursuant to which HMI issued the Senior Notes, as amended by the Supplemental Indenture dated as of November 16, 1998, the Second Supplemental Indenture dated as of June 11, 1999 and the Third Supplemental Indenture dated as of June 15, 1999.

     1.70. Senior Note Indenture Trustee means the indenture trustee under the Senior Note Indenture.

     1.71. Senior Note Securities Trading Claim means a Securities Trading Claim arising from or related to the Senior Notes.

     1.72. Senior Notes means all notes issued under or pursuant to the Senior
Note Indenture.

     1.73. Stock Plans means collectively the HMI Equity Ownership Plan, Key Employee Stock Compensation Plan, Board of Directors Stock Compensation Plan, Stock Option Plan for Nonemployee Directors and Non-Qualified Plan.

     1.74. Subsidiary means any entity of which HMI owns directly or indirectly more than 50% of the outstanding capital stock or other equity interests.

     1.75. Subsidiary Debtors means each of the direct and indirect subsidiaries of HMI listed in footnote 1 of this Plan which are Debtors in the Chapter 11 Cases.

     1.76. Trust Preferred Claims means all Claims of holders of Trust Preferred Securities arising from or relating to their Trust Preferred Securities, Convertible Subordinated Debenture Claims and Guarantee Claims, other than a Convertible Subordinated Debenture Securities Trading Claims.

     1.77. Trust Preferred Securities means all 6 1/2% Trust Convertible Preferred Securities of Hvide Capital Trust issued and outstanding prior to the Effective Date.

     1.78. Trust Preferred Securities Declaration means the Amended and Restated Declaration among HMI, the Bank of New York, as Property Trustee, the Bank of New York (Delaware), as Delaware Trustee, and the Administrative Trustees named therein, dated as of June 27, 1997, for Hvide Capital Trust.

     1.79. Trustees means collectively (i) the Convertible Subordinated Debenture Indenture Trustee, (ii) the Delaware Trustee, (iii) the Guarantee Trustee, (iv) the Property Trustee, and (v) the Senior Note Indenture Trustee.

     1.80. Unsecured Claim means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim or Securities Trading Claims.

     1.81. Warrants means the Class A Warrants to be issued by Reorganized HMI on the Effective Date.

     Other Terms. Any term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

     Construction of Certain Terms.

          i. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan.

          ii. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                                  ARTICLE II.

                          TREATMENT OF ADMINISTRATIVE
                     EXPENSE CLAIMS AND PRIORITY TAX CLAIMS

     2.1. Administrative Expense Claims. Except to the extent that the holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Reorganized Debtors shall provide to each holder of an Allowed Administrative Expense Claim (a) Cash in an amount equal to such Allowed Administrative Expense Claim on the latest of (i) the Effective Date, (ii) the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim and (iii) the date such Allowed Administrative Expense Claim is due in accordance with the terms and conditions of the particular transactions or governing documents or (b) such other treatment as the Debtors and such holders shall have agreed upon in writing, subject to the consent of the Creditors' Committee, provided, however, that Allowed Administrative Expense Claims (other than Claims under Section 330 of the Bankruptcy Code) representing obligations incurred in the ordinary course of business of or assumed by the Debtors in Possession shall be paid in full and performed by the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. All obligations under the DIP Credit Facility will be paid in full in Cash on the Effective Date, and an amount equal to 110% of the maximum drawing amount on all letters of credit issued under the DIP Credit Facility and outstanding on the Effective Date will be deposited with BankBoston, N.A., as required under the DIP Credit Facility, to secure the Debtors' reimbursement obligations therefor.

     2.2. Priority Tax Claims. Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, the Reorganized Debtors shall pay to each holder of an Allowed Priority Tax Claim, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, (b) equal annual cash payments in arrears in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to five percent (5%), over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, (c) upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim or (d) such other treatment as the Debtors and such holders shall have agreed upon in writing, subject to the consent of the Creditors' Committee.

                                  ARTICLE III.

                     CLASSIFICATION OF CLAIMS AND INTERESTS

     The following is a designation of the Classes of Claims and Interests in the Plan. Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following Classes, in accordance with the provisions of Section 1123(a)(1) of the Bankruptcy Code. The treatment accorded Administrative Expense Claims and Priority Tax Claims is set forth in Article II, above.

Consistent with Section 1122 of the Bankruptcy Code, a Claim or Interest is classified by the Plan in a particular Class only to the extent that the Claim or Interest is within the description of the Class and is classified in a different Class to the extent the Claim or Interest is within the description of that different Class.

     3.1. Class 1 (Other Priority Claims) consists of all Other Priority Claims against the Debtors.

     3.2. Class 2 (Secured Claims) consists of all Secured Claims, each of which shall be within a separate subclass (with each subclass to be deemed a separate class for all purposes under applicable provisions of the Bankruptcy Code), as follows:

          3.2.1. Class 2A (MARAD Claims) consists of all MARAD Claims.

          3.2.2. Class 2B (Capital Lease Claims) consists of all Capital Lease Claims.

          3.2.3. Class 2C (Other Secured Claims) consists of all Other Secured Claims.

     3.3. Class 3 (Unsecured Claims) consists of all Unsecured Claims, each of which shall be within a separate subclass (with each subclass to be deemed a separate class for all purposes under applicable provisions of the Bankruptcy
Code), as follows:

          3.3.1. Class 3A (General Unsecured Claims) consists of all General Unsecured Claims.

          3.3.2. Class 3B (Senior Note Claims) consists of all Senior Note Claims. Notwithstanding anything herein to the contrary, the Senior Note Claims shall be deemed to be Allowed Claims in the aggregate amount of $314,167,708.

          3.3.3. Class 3C (Trust Preferred Claims) consists of all Trust Preferred Claims. Notwithstanding anything herein to the contrary, the Convertible Subordinated Debenture Claims, which are included in Trust Preferred Claims, shall be deemed to be Allowed Claims in the aggregate amount of $120,128,680.

          3.3.4. Class 3D (Intercompany Claims) consists of all Intercompany Claims.

     3.4. Class 4 (Debt Securities Trading Claims) consists of Senior Note Securities Trading Claims and Convertible Subordinated Debenture Securities Trading Claims, which shall be within separate subclasses (with each subclass to be deemed a separate class for all purposes under applicable provisions of the Bankruptcy Code), as follows:

          3.4.1. Class 4A (Senior Note Securities Trading Claims) consists of all Senior Note Securities Trading Claims.

          3.4.2. Class 4B (Convertible Subordinated Debenture Securities Trading Claims) consists of all Convertible Subordinated Debenture Securities Trading Claims.

     3.5. Class 5 (Common Stock in Debtor Subsidiaries) consists of all Interests directly or indirectly arising from or under, or relating in any way, to the Interests in the Subsidiary Debtors.

     3.6. Class 6 (HMI Common Stock and HMI Common Stock Securities Trading Claims) consists of all Interests directly or indirectly arising from or under, or relating in any way, to HMI Common Stock, including but not limited to all shares of HMI Common Stock issued or issuable pursuant to the Stock Plans, and all HMI Common Stock Securities Trading Claims.

     3.7. Class 7 (HMI Options) consists of all Interests directly or indirectly arising from or under, or relating in any way, to HMI Options.

                                  ARTICLE IV.

                       TREATMENT OF CLAIMS AND INTERESTS

     4.1. Class 1 -- Other Priority Claims

          4.1.1. Nonimpairment. Class 1 is unimpaired by the Plan. Each holder of a Claim in Class 1 is conclusively presumed to have accepted the Plan as a holder of a Class 1 Claim and is not entitled to vote to accept or reject the Plan.

          4.1.2. Distributions. The Reorganized Debtors shall pay to each holder of an Allowed Claim in Class 1 Cash in an amount equal to such Allowed Claim on the later of the Effective Date and the date such Claim becomes an Allowed Claim.

     4.2. Class 2 -- Secured Claims

          4.2.1. Class 2A -- MARAD Claims

             (a) Nonimpairment. Class 2A is unimpaired by the Plan. Each holder of a Claim in Class 2A is conclusively presumed to have accepted the Plan as a holder of a Class 2A Claim and is not entitled to vote to accept or reject the Plan.

             (b) Distributions. On the Effective Date, the MARAD Claims in Class 2A shall be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing, subject to the consent of the Creditors' Committee. Notwithstanding anything to the contrary in the definition of Reinstated in Section 1.60 of the Plan, the Debtors shall not amend, abridge or modify any contractual right, covenant, term or condition of any kind under the documents, instruments and agreements upon which the MARAD Claims are based, whether or not such contract rights, covenants, terms or conditions pertain to the payment when due of principal and interest.

             (c) Retention of Liens. Each holder of a Claim in Class 2A shall retain the liens securing such holder's Secured Claim as of the Effective Date.

          4.2.2. Class 2B -- Capital Lease Claims

             (a) Nonimpairment. Class 2B is unimpaired by the Plan. Each holder of a Claim in Class 2B is conclusively presumed to have accepted the Plan as a holder of a Class 2B Claim and is not entitled to vote to accept or reject the Plan.

             (b) Distributions. On the Effective Date, the Capital Lease Claims in Class 2B shall be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing, subject to the consent of the Creditors' Committee.

             (c) Retention of Liens. Each holder of a Claim in Class 2B shall retain the liens securing such holder's Secured Claim as of the Effective Date.

          4.2.3. Class 2C -- Other Secured Claims

             (a) Nonimpairment. Class 2C is unimpaired by the Plan. Each holder of a Claim in Class 2C is conclusively presumed to have accepted the Plan as a holder of a Claim 2C Claim and is not entitled to vote to accept or reject the Plan.

             (b) Distributions. On the Effective Date, the Other Secured Claims, if any, in Class 2C shall be Reinstated or receive such other treatment as the Debtors and such holders shall have agreed upon in writing, subject to the consent of the Creditors' Committee.

             (c) Retention of Liens. Each holder of a Claim in Class 2C shall retain the liens securing such holder's Secured Claim as of the Effective Date.

     4.3. Class 3 -- Unsecured Claims

          4.3.1. Class 3A -- General Unsecured Claims

             (a) Nonimpairment. Class 3A is unimpaired by the Plan. Each holder of a Claim in Class 3A is conclusively presumed to have accepted the Plan as a holder of an Allowed Class 3A General Unsecured Claim and is not entitled to vote to accept or reject the Plan.

             (b) Distributions. Each holder of an Allowed Class 3A General Unsecured Claim shall, at the Debtors' option, (i) retain unaltered its legal, equitable and contractual rights; (ii) receive payment in full in Cash on the Effective Date; (iii) receive payment in any other manner agreed upon by such holder and the Debtors, subject to the consent of the Creditors' Committee; or (iv) receive such other treatment as will render the Claim unimpaired. Such Claims shall remain subject to all legal and equitable defenses of the Debtors or the Reorganized Debtors.

          4.3.2. Class 3B -- Senior Note Claims

             (a) Impairment. Class 3B is impaired by the Plan. Each holder of an Allowed Class 3B Senior Note Claim as of the date of the order approving the Disclosure Statement is entitled to vote to accept or reject the Plan.

             (b) Distributions. Subject to the potential upward adjustments set forth in Section 12.5.3. herein, on the Effective Date, in full satisfaction of its Senior Note Claim, each holder of an Allowed Class 3B Senior Note Claim shall receive its Pro Rata share of 9,800,000 shares of New HMI Common Stock, and the Senior Notes shall be cancelled.

             (c) Senior Note Indenture Trustee Expenses. Subject to (i) the applicable provisions of the Bankruptcy Code and (ii) Bankruptcy Court authorization and approval to the extent necessary, the Senior Note Indenture Trustee shall be entitled to payment in full in Cash on the Effective Date for its reasonable and actual fees, costs and expenses as provided under the Senior Note Indenture notwithstanding any contrary provision in the Plan including without limitation Section 12.5.3. herein or the absolute priority rule.

          4.3.3. Class 3C -- Trust Preferred Claims

             (a) Impairment. Class 3C is impaired by the Plan. Each holder of an Allowed Class 3C Trust Preferred Claim as of the date of the Order approving the Disclosure Statement is entitled to vote to accept or reject the Plan.

             (b) Distributions. Subject to the potential adjustments set forth in Section 12.5.3. herein, on the Effective Date, in full satisfaction of its Class 3C Trust Preferred Claim each holder of an Allowed Class 3C Trust Preferred Claim shall receive its Pro Rata share of (i) 200,000 shares of New HMI Common Stock and (ii) 125,000 Class A Warrants, and the Trust Preferred Securities and Convertible Subordinated Debentures shall be cancelled. Fractional shares and warrants shall be treated in accordance with Section 6.2.8. hereof.

             (c) Expenses. Subject to (x) the applicable provisions of the Bankruptcy Code, and (y) Bankruptcy Court authorization and approval to the extent necessary, each of (i) the Property Trustee and the Delaware Trustee, as provided under the Trust Preferred Securities Declaration,
        (ii) the Convertible Subordinated Debenture Indenture Trustee, as provided under the Convertible Subordinated Debenture Indenture, and
        (iii) the Guarantee Trustee, as provided under the Guarantee Agreement, shall be entitled to payment in full in Cash on the Effective Date for its reasonable and actual fees, costs and expenses notwithstanding any contrary provision in the Plan including without limitation Section
        12.5.3. herein or the absolute priority rule.

          4.3.4. Class 3D -- Intercompany Claims

             (a) Nonimpairment. Class 3D is unimpaired by the Plan. Each holder of a Claim in Class 3D is conclusively presumed to have accepted the Plan as a holder of an Allowed Class 3D Intercompany Claim and is not entitled to vote to accept or reject the Plan.

             (b) Distributions. On the Effective Date, each Claim in Class 3D shall be Reinstated.

     4.4. Class 4 -- Debt Securities Trading Claims

          4.4.1. Class 4A -- Senior Note Securities Trading Claims

             (a) Impairment. Class 4A is impaired by the Plan. Because no distribution will be made to holders of Class 4A Senior Note Securities Trading Claims nor shall such holders retain any property on account of such Claims, the holders of Class 4A Senior Note Securities Trading Claims are deemed to reject the Plan.

             (b) Distributions. The holders of Class 4A Senior Note Securities Trading Claims shall not be entitled to receive any distribution under the Plan on account of their Claims in such Class.

          4.4.2. Class 4B -- Convertible Subordinated Debenture Securities Trading Claims

             (a) Impairment. Class 4B is impaired by the Plan. Because no distribution will be made to holders of Class 4B Convertible Subordinated Debenture Securities Trading Claims nor shall such holders retain any property on account of such Claims, the holders of Class 4B Convertible Subordinated Debenture Securities Claims are deemed to reject the Plan.

             (b) Distributions. The holders of Class 4B Convertible Subordinated Debenture Securities Trading Claims shall not be entitled to receive any distribution under the Plan on account of their Claims in such Class.

     4.5. Class 5 -- Common Stock in Subsidiaries

          4.5.1. Nonimpairment. Class 5 is unimpaired by the Plan. Each holder of an Interest in Class 5, i.e., HMI and its subsidiaries, is conclusively presumed to have accepted the Plan as a holder of Class 5 Interest and is not entitled to vote to accept or reject the Plan.

          4.5.2. Distributions. On the Effective Date, each Interest in Class 5 will be Reinstated.

     4.6. Class 6 -- HMI Common Stock and Common Stock Securities Trading Claims

          4.6.1. Impairment. Class 6 is impaired by the Plan. Each holder of an HMI Common Stock Interest and/or Allowed HMI Common Stock Securities Trading Claim as of the date of the order approving the Disclosure Statement shall be entitled to vote to accept or reject the Plan.

          4.6.2. Distributions. Subject to the potential adjustments set forth in Section 12.5.3 herein, on the Effective Date, each holder of an HMI Common Stock Interest and/or Allowed HMI Common Stock Securities Trading Claim as of the Effective Date shall receive its Pro Rata share of 125,000 Class A Warrants, the HMI Common Stock Interests shall be cancelled and the HMI Common Stock Securities Trading Claims shall be satisfied and released. Fractional warrants shall be treated in accordance with Section 6.2.8. hereof.

     4.7. Class 7 -- HMI Options

          4.7.1. Impairment. Class 7 is impaired by the Plan. Because no distribution will be made to holders of Class 7 Interests nor shall such holders retain any property on account of such Interests, the holders of Class 7 Interests are deemed to reject the Plan.

          4.7.2. Distributions. No distribution shall be made to holders of HMI Options in Class 7 on account of such Interests, and such HMI Options shall be cancelled on the Effective Date.

                                   ARTICLE V.

                          PROVISIONS OF NEW SECURITIES
                       TO BE ISSUED PURSUANT TO THE PLAN

     5.1. New HMI Common Stock. The principal terms of the New HMI Common Stock shall be as follows:

          (a) Authorization: 20,000,000 shares.

          (b) Par Value: $.01 per share.

          (c) Voting: One vote per share, with cumulative voting rights.

          (d) Preemptive Rights: None.

          (e) Registration: Shall be deemed a registered public offering under
     Section 1145(c) of the Bankruptcy Code.

          (f) Anti-Dilution: Subject to dilution by the exercise of Class A Warrants and shares issued pursuant to the New Long-Term Incentive Plan.

     5.2. Class A Warrants. The principal terms of the Class A Warrants shall be as follows:

          (a) Authorization: 250,000 Class A Warrants, each exercisable to purchase one share of New HMI Common Stock.

          (b) Exercise Price: $38.49 per share payable in Cash.

          (c) Term: 4 years from the Effective Date.

          (d) Anti-Dilution: No anti-dilution provision.

          (e) The Class A Warrants shall be in form and substance satisfactory to the Creditors' Committee.

                                  ARTICLE VI.

     MEANS OF IMPLEMENTATION, PROVISIONS REGARDING VOTING AND DISTRIBUTIONS
             UNDER THE PLAN AND TREATMENT OF DISPUTED, CONTINGENT,
      AND UNLIQUIDATED ADMINISTRATIVE EXPENSE CLAIMS, CLAIMS AND INTERESTS

     6.1. Voting of Claims and Interests

          6.1.1. In General. Each holder of Claims and Interests in an impaired Class shall be entitled to vote separately to accept or reject the Plan as provided in the order entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (a copy of which is annexed to the Disclosure Statement as Exhibit B).

          6.1.2. Controversy Concerning Impairment. In the event of a controversy as to whether any Claim or Class of Claims or Interests is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

     6.2. Method of Distributions Under the Plan

          6.2.1. In General. All distributions under the Plan shall be made by the Reorganized Debtors. All distributions under the Plan to the holders of Allowed Claims or Interests governed by an indenture shall be made in accordance with the provisions of the applicable indenture.

          6.2.2. Distributions of Cash. Any payment of Cash made by the Reorganized Debtors pursuant to the Plan shall be made by check and payment shall be deemed made when the check is transmitted.

          6.2.3. Timing of Distributions. Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be due on the next succeeding Business Day. All payments or distributions due on the Effective Date shall be made thereon or as soon as practicable thereafter, but in no event later than 10 calendar days after the Effective Date.

          6.2.4. Trustees' Fees and Expenses. The Trustees shall be entitled to payment from Reorganized HMI for the Trustees' reasonable fees and reimbursement of the Trustees' actual and reasonable costs and expenses incurred in connection with the Trustees' making distributions under the Plan.

          6.2.5. Hart-Scott-Rodino Compliance. Any shares of New HMI Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

          6.2.6. Jones Act Compliance. In order to assure compliance with the Jones Act, the Certificate of Incorporation of Reorganized HMI contains provisions limiting the aggregate ownership of "Non-Citizens" of each class of Reorganized HMI's capital stock to 24.99% of the outstanding shares of each such class. Consequently, in order to receive certificates for New HMI Common Stock following the Effective Date, holders of Senior Notes and Trust Preferred Securities will be required to provide information concerning citizenship.

          6.2.7. Minimum Distributions. Payment of Cash less than twenty-five dollars need not be made by Reorganized HMI to any holder of a Claim unless a request therefor is made in writing to Reorganized HMI within one year following the Effective Date.

          6.2.8. Fractional Shares and Warrants. Notwithstanding any other provision in the Plan to the contrary, no fractional shares of New HMI Common Stock or fractional Class A Warrants shall be issued pursuant to the Plan. Whenever any payment of a fraction of a share of New HMI Common Stock or of a Warrant would otherwise be required under the Plan, the actual distribution made shall reflect a rounding of such fraction to the nearest whole share or Warrant (up or down), with half shares or Warrants or less being rounded down and fractions in excess of half of a share or Warrant being rounded up.

     6.2.9. Unclaimed Distributions

             (A) Any Cash or other distributions pursuant to the Plan, including but not limited to any distributions of interest, that are unclaimed for a period of five (5) years after distribution thereof shall be forfeited and revested in the Reorganized Debtors.

             (B) Any distribution made on behalf of a holder of a Class 5 Claim to the indenture trustee for the Senior Notes pursuant to the Plan that is unclaimed by the holder of a Senior Note Claim for a period of five
        (5) years after distribution thereof shall be forfeited and returned to and revested in Reorganized HMI.

             (C) Any distribution made on behalf of a holder of a Class 6 Trust Preferred Securities Interest to the Property Trustee for the Trust Preferred Securities pursuant to the Plan that is unclaimed by the holder of Trust Preferred Securities for a period of five (5) years after distribution thereof shall be forfeited and returned to and revested in Reorganized HMI.

     6.3. Distributions Relating to Disputed Claims. Cash, shares of New HMI Common Stock and Warrants shall be distributed by Reorganized HMI to a holder of a Disputed Administrative Expense Claim or disputed Claim when, and to the extent that, such Disputed Administrative Expense Claim or disputed Claim becomes an Allowed Administrative Expense Claim or Allowed Claim pursuant to a Final Order; provided, however, that the undisputed portion of any disputed Claim shall be paid on the Effective Date together with interest thereon to the same extent as an Allowed Claim in the same Class as that Claim. As to the disputed portion of any disputed Claim, any distribution in respect thereof shall be made in accordance with the Plan to the holder of such Claim based upon the amount of such disputed portion that becomes an Allowed Administrative Expense Claim or Allowed Claim, as the case may be, together with interest thereon to the same extent as an Allowed Claim in the same Class as that Claim.

     6.4. Resolution of Disputed Administrative Expense Claims and Disputed Claims. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing (and except as to (i) Claims of the Debtors' officers, directors and employees and (ii) applications for allowances of compensation and reimbursement of expenses, under Sections 330 and 503 of the Bankruptcy Code), the Debtors from and after the Effective Date shall have the exclusive right to make and file objections to Administrative Expense Claims and Claims.

     6.5. Refinancing of DIP Credit Facility. On the Effective Date, the Reorganized Debtors will enter into the Exit Financing Facility, the proceeds of which will be used to repay all of the Debtors' obligations under the DIP Credit Facility and provide working capital to the Reorganized Debtors.

     6.6. Cancellation and Surrender of Existing Securities and Agreements

          6.6.1. On the Effective Date, except as otherwise provided herein, (a) all promissory notes and other instruments evidencing any Claims under the DIP Credit Facility, any Senior Note Claims or any Convertible Subordinated Debenture Claims, will be terminated, cancelled and extinguished and will have no further legal effect other than as evidence of any right to receive distributions under the Plan, and (b)(i) the Senior Note Indenture, (ii) the Convertible Subordinated Debenture Indenture, (iii) the Trust Preferred Securities Declaration, and (iv) the Guarantee Agreement shall each be terminated and cancelled, provided, however, that each of the foregoing documents (i)-(iv) shall continue in effect solely for the purposes of (A) allowing the Trustees to make the distributions to be made on account of the Senior Note Claims, the Convertible Subordinated Debenture Claims and the Guarantee Claims, as applicable, under the Plan, (B) permitting the Trustees to maintain any rights or liens they may have for fees, costs and expenses under each of the Senior Note Indenture, the Convertible Subordinated Debenture Indenture, the Trust Preferred Securities Declaration and the Guarantee Agreement, as applicable, (C) preserving the rights, protections and immunities of each of the Trustees as set forth in the applicable documents, and (D) allowing the Delaware Trustee to take the actions set forth in Section 6.7 hereof. Also on the Effective Date, all Trust Preferred Securities, shares of HMI Common Stock and HMI Options will be cancelled and extinguished, and will have no further legal effect other than as evidence, in the case of Trust Preferred Securities and shares of HMI Common Stock, of any right to receive distributions under the Plan.

          6.6.2. Each holder of a promissory note or other instrument evidencing an obligation under the DIP Credit Facility shall surrender such promissory note or instrument to Reorganized HMI. The holders of Class 3B Senior Note Claims shall deliver to the Senior Note Indenture Trustee standard and customary evidence of their Senior Notes. The holders of Class 3C Trust Preferred Claims shall deliver to the Property Trustee standard and customary evidence of their Trust Preferred Securities. Each holder of an HMI Common Stock Interest in Class 6 shall surrender its share certificates to the Transfer Agent for HMI Common Stock. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, share certificate or instrument is received by Reorganized HMI or the relevant Trustee or transfer agent, as the case may be, or the unavailability of such note or instrument is established to the reasonable satisfaction of Reorganized HMI. Reorganized HMI may require any entity delivering an affidavit of loss and indemnity to furnish a surety bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to Reorganized HMI from a surety company satisfactory to Reorganized HMI. Any holder that fails within five (5) years after the date of entry of the Confirmation Order (i) to surrender or cause to be surrendered such promissory note, share certificate or instrument, (ii) to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to Reorganized HMI, or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized HMI upon request, shall be deemed to have forfeited all rights, Claims, and interests and shall not participate in any distribution hereunder.

     6.7. Termination of Hvide Capital Trust. On the Effective Date, pursuant to the Confirmation Order, Hvide Capital Trust will be terminated and dissolved without any further action required on the part of any person, and the Delaware Trustee is hereby authorized to file a certificate of dissolution with the Secretary of State of Delaware and to take such other action as may be necessary in furtherance thereof.

     6.8. Listing of New HMI Common Stock and Class A Warrants. Reorganized HMI shall use its reasonable best efforts to cause the shares of New HMI Common Stock and the Class A Warrants to be listed on a national securities exchange or the NASDAQ National Market System, and to obtain and maintain a trading symbol for each of the New HMI Common Stock and Class A Warrants. Certain entities that may hold, or manage or advise accounts that hold, more than 10% of the New HMI Common Stock upon the Effective Date shall be entitled to the benefits of the Registration Rights Agreement attached as Exhibit "A" hereto.

                                  ARTICLE VII.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     7.1. Assumption or Rejection of Executory Contracts and Unexpired Leases

          7.1.1. Executory Contracts. Except as otherwise provided herein or by the Confirmation Order, as of the Effective Date, all executory contracts (other than unexpired leases) that exist between any Debtor and any person shall be deemed assumed as of the Effective Date, including without limitation all indemnification obligations described in Section 7.2 hereof and all benefit obligations described in Sections 7.3 and 7.4 hereof, except for any executory contract (i) which has been rejected pursuant to an order of the Bankruptcy Court entered on or prior to the Confirmation Date, (ii) set forth in Schedule 7.1(a) hereto to be filed on or prior to seven days prior to the hearing on confirmation of the Plan, or (iii) as to which a motion for approval of the rejection of such contract has been filed and served on or prior to the Confirmation Date. The executory contracts set forth in Schedule 7.1(a) hereto shall be deemed rejected as of the Effective Date. Each Debtor shall pay all amounts that have come due and owing on or before the Effective Date with respect to its respective obligations under assumed executory contracts immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

          7.1.2. Unexpired Leases. Except as otherwise provided herein or by the Confirmation Order, as of the Effective Date, all unexpired leases that exist between any Debtor and any person shall be deemed assumed as of the Effective Date, except for any unexpired lease (i) which has been rejected pursuant to an order of the Bankruptcy Court entered on or prior to the Confirmation Date or by operation of law, or (ii) as to which a motion for approval of the rejection of such lease has been filed and served on or prior to the Confirmation Date. Each Debtor shall pay all amounts that have come due and owing on or before the Effective Date with respect to its respective obligations under assumed leases immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

          7.1.3. Approval of Assumption or Rejection of Leases and
     Contracts. Entry of the Confirmation Order shall constitute (i) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Section 7.1(a) and (b) hereof, (ii) the extension of time pursuant to
     Section 365(d)(4) of the Bankruptcy Code within which the Debtors may assume or reject the executory contracts and unexpired leases specified in
     Section 7.1(a) and (b) hereof through the date of entry of an order approving the assumption or rejection of such contracts and leases, (iii) the approval, pursuant to Section 365(a) of the Bankruptcy Code, of the rejection of the executory contracts set forth in Schedule 7.1(a) hereto, and (iv) the disallowance of all Claims arising from contracts and leases assumed prior to or as of the Effective Date.

          7.1.4. Cure of Defaults. On the Effective Date, each of the Reorganized Debtors shall Cure any and all defaults under any executory contract or unexpired lease it respectively assumed pursuant to the Plan in accordance with Section 365(b)(1) of the Bankruptcy Code.

          7.1.5. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan. Unless the Bankruptcy Court fixes a different time period pursuant to an order approving the rejection of a contract or lease, Claims arising out of the rejection of an executory contract or unexpired lease pursuant to this
     Section 7.1 must be filed with the Bankruptcy Court no later than thirty days after notice of entry of an order approving the rejection of such contract or lease. Any Claims not filed within such time will be forever barred from assertion against their estate, the Reorganized Debtors and their property and will not receive any distributions under the Plan. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Class 3 Claims under the Plan.

     7.2. Indemnification Obligations. For purposes of the Plan, the obligations of each Debtor to indemnify, reimburse or limit the liability of its present and any former directors, officers or employees that were directors, officers or employees on or after the Commencement Date against any obligations pursuant to their Articles of Incorporation, Bylaws, similar organizational documents, applicable state law or specific agreement, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, reimbursement or limitation is owed in connection with an event occurring before, on, or after the Commencement Date.

     7.3. Compensation and Benefit Programs. All employment and severance practices and policies, and all compensation and benefit plans, policies, and programs of each Debtor applicable to its directors, officers or employees, including, without limitation, all savings plans, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans are treated as executory contracts under the Plan and are hereby assumed pursuant to Section 365(a) of the Bankruptcy Code, subject to any and all modification and termination rights of the Debtors contained therein.

     7.4. Retiree Benefits. Payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise), maintained or established in whole or in part by the Debtors prior to the Commencement Date, shall be continued for the duration of the period the Debtors have obligated themselves to provide such benefits, subject to any and all modification and termination rights of the Debtors contained therein. The Debtors shall pay all amounts that have come due and owing on or before the Effective Date with respect to assumed retiree benefits immediately upon resolution of amounts thereby owing, and execution of appropriate documents evidencing withdrawal of claims therefor, or upon further order of the Bankruptcy Court.

                                 ARTICLE VIII.

      PROVISIONS REGARDING CORPORATE GOVERNANCE OF THE REORGANIZED DEBTOR

     8.1. General. On the Effective Date, the management, control and operation of each of the Reorganized Debtors shall become the general responsibility of the respective Boards of Directors of the Reorganized Debtors (or as otherwise provided in its governing instruments), which shall thereafter have the responsibility for the management, control and operation of the Reorganized Debtors.

     8.2. Meetings of Stockholders. The first annual meeting of the stockholders of Reorganized HMI shall be held on a date selected by the Board of Directors of Reorganized HMI in calendar year 2000.

     8.3. Directors and Officers of Reorganized HMI

          8.3.1. Board of Directors. As of the Effective Date, the Board of Directors of Reorganized HMI shall initially consist of seven individuals designated by the Creditors' Committee after consultation with HMI. The names of such individuals shall be disclosed prior to the hearing to consider confirmation of the Plan.

          8.3.2. Officers. The officers of Reorganized HMI immediately prior to the Effective Date shall serve as the initial officers of Reorganized HMI on and after the Effective Date in accordance with any employment agreement with Reorganized HMI and applicable nonbankruptcy law.

     8.4. New Certificate of Incorporation and New By-laws. Effective as of the Effective Date, HMI will be reincorporated under the laws of the State of Delaware and the New Certificate of Incorporation and By-laws of Reorganized HMI shall be adopted in substantially the form annexed hereto as Exhibits C and D, respectively.

     8.5. Issuance of New Securities. The issuance of the following equity securities by Reorganized HMI is hereby authorized under Section 1145 of the Bankruptcy Code without further act or action under applicable law, regulation, order, or rule:

          (a) approximately 10,000,000 shares of New HMI Common Stock; and

          (b) approximately 250,000 Class A Warrants.

                                  ARTICLE IX.

                         EFFECT OF CONFIRMATION OF PLAN

     9.1. Revesting of Assets

          9.1.1. The property of the estate of the Debtors shall revest in the respective Reorganized Debtors on the Effective Date.

          9.1.2. From and after the Effective Date, the Reorganized Debtors may operate their businesses, and may use, acquire, and dispose of their properties free of any restrictions of the Bankruptcy Code except as provided herein.

          9.1.3. As of the Effective Date, all property of the Debtors shall be free and clear of all Claims and Interests of holders of Claims and Interests, except as provided herein.

          9.1.4. Any rights or causes of action accruing to the Debtors and Debtors in Possession, including those accruing or arising under chapter 5 of the Bankruptcy Code, shall remain assets of the estates of the respective Reorganized Debtors. To the extent necessary, the Reorganized Debtors shall be deemed representatives of the estate under Section 1123(b) of the Bankruptcy Code.

     9.2. Discharge of Debtors. The rights afforded herein and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties. Except as otherwise provided herein, (a) on the Effective Date, all such Claims against, and Interests in, the Debtors shall be satisfied, discharged, and released in full and (b) all persons shall be precluded from asserting against the respective Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature occurring prior to the Confirmation Date.

                                   ARTICLE X.

                           EFFECTIVENESS OF THE PLAN

     10.1. Conditions Precedent. The Plan shall not become effective unless the following conditions have been satisfied: (a) the Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors and the Creditors' Committee providing, among other things, (i) that the New HMI Stock (including New HMI Stock issued upon the exercise of the Class A Warrants) and the Class

A Warrants to be issued to holders of Claims and Interests pursuant to the Plan, are exempt from registration pursuant to Section 1145 of the Bankruptcy Code,
(ii) for the approval of (A) the Class A Warrant Agreement, (B) the Registration Rights Agreement, (C) the New By-laws of Reorganized HMI, (D) the New Certificate of Incorporation of Reorganized HMI, (E) the Exit Financing Facility and (F) the New Long-Term Incentive Plan, and all of which shall be in form and substance satisfactory to the Creditors' Committee, and such Order shall have become a Final Order unless such requirement of finality is waived by the mutual consent of the Debtors and the Creditors' Committee; (b) the Reorganized Debtors shall have closed on the Exit Financing Facility such that the Reorganized Debtors shall have credit availability thereunder to repay the DIP Credit Facility and to provide working capital sufficient to meet their requirements as determined by the Reorganized Debtors and the Creditors' Committee; and (c) consummation of the Plan, including distribution of the securities in accordance with the terms of the Plan, shall not preclude the Reorganized Debtors from operating their respective businesses in compliance with the Jones Act.

     10.2. Effect of Failure of Conditions. In the event that any of the conditions specified in Section 10.1 of the Plan has not been satisfied or waived (in the manner provided in Section 10.3 below) within 60 days after entry of the Confirmation Order, then the Debtors may, upon notification to the Creditors' Committee and the Bankruptcy Court, terminate the Plan. Upon termination of the Plan (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (d) all the Debtors' obligations with respect to the Claims and Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

     10.3. Waiver of Conditions. The conditions to effectiveness of the Plan set forth in Section 10. 1 of the Plan may be waived only upon the express written consent of the Debtors and the Creditors' Committee.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

     The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

     11.1. To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

     11.2. To determine any and all pending adversary proceedings, applications, and contested matters;

     11.3. To hear and determine any objection to Administrative Expense Claims or to Claims, including but not limited to the reasonableness of the Trustees' Claims;

     11.4. To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

     11.5. To issue such orders in aid of execution of the Plan or in furtherance of the discharge, to the extent authorized by Section 1142 of the Bankruptcy Code;

     11.6. To consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

     11.7. To hear and determine all applications for compensation and reimbursement of expenses of professionals under Sections 330, 331 and 503(b) of the Bankruptcy Code;

     11.8. To ensure that distributions and rights granted to holders of Allowed Claims and Interests are accomplished as provided herein;

     11.9. To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan;

     11.10. To recover all assets of the Debtors and property of the estate, wherever located;

     11.11. To hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

     11.12. To hear any other matter not inconsistent with the Bankruptcy Code; and

     11.13. To enter a final decree closing the Chapter 11 Cases.

                                  ARTICLE XII.

                            MISCELLANEOUS PROVISIONS

     12.1. Effectuating Documents and Further Transactions. Each of the Chief Executive Officer, President and each Executive and Senior Vice President of each Debtor and Reorganized Debtor is authorized in accordance with his authority under the resolutions of the Board of Directors of each such Debtor or Reorganized Debtor, as the case may be, to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan.

     12.2. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax, including but not limited to the Florida document stamp tax.

     12.3. Exculpation, Releases, and Indemnification. None of the Reorganized Debtors, the Creditors' Committee, or the Trustees or any of their respective members, officers, directors, employees, attorneys, advisors or agents shall have or incur any liability to any holder of a Claim or Interest for any act or omission in connection with, or arising out of, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and, in all respects, the Reorganized Debtor, the Creditors' Committee, each of the Trustees and each of their respective members, officers, directors, employees, attorneys, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Upon the Effective Date, pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code, any and all claims held by the Debtors against any present or former officers or directors shall be forever settled, waived, released and discharged, and will not be retained or enforced by the Reorganized Debtors. Further, upon the Effective Date any and all claims and causes of action, whether direct or derivative, against any present or former officer or director of the Debtors by any holder of a Claim or Interest under the Plan shall similarly be forever settled, waived, released and discharged, and not retained or enforced by such holder.

     Reorganized HMI agrees to indemnify and hold harmless each of the members of the Creditors' Committee, and their respective members, officers, directors, partners, employees, attorneys, agents, and advisors and each of their respective successors and assigns from and against any and all claims, suits, actions, liabilities, and judgments and costs related thereto (including any defense costs associated therewith on an "as incurred" basis) arising under or with respect to any act or omission in connection with, or arising out of, (i) the negotiation, documentation or implementation of the transactions contemplated herein (including the consideration of alternatives thereto (if any)), (ii) the pursuit of confirmation of the Plan,
(iii) the consummation of the Plan or (iv) the administration of the Plan or property to be distributed under the Plan, except if such claim or liability is determined by a court of competent jurisdiction to have arisen as a direct result of such entity's gross negligence or willful misconduct.

     12.4. Termination of Creditors' Committee. Except as otherwise provided in this section 12.4, on the date by which both (a) the Effective Date has occurred and (b) the Confirmation Order has become a Final Order, the Creditors' Committee shall cease to exist and its members, employees or agents (including, without limitation, attorneys, investment bankers, financial advisors, accountants and other professionals) shall be released and discharged from any further authority, duties, responsibilities and obligations relating to, arising from, or in connection with the Creditors' Committee. The Creditors' Committee shall continue to exist after such date (i) solely with respect to all the applications filed pursuant to section 330 and 331 of the Bankruptcy Code seeking payment of fees and expenses incurred by any professional, (ii) any post-confirmation modifications to, or motions seeking the enforcement of the provisions of the Plan or the Confirmation Order, and (iii) any matters pending as of the Effective Date in the Chapter 11 Cases, until such matters are finally resolved.

     12.5. Amendment or Modification of the Plan; Severability

          12.5.1. The Debtors may, with the consent of the Creditors' Committee, alter, amend, or modify the treatment of any Claim provided for under the Plan; provided, however, that the holder of such Claim agrees or consents to any such alteration, amendment or modification.

          12.5.2. In the event that the Bankruptcy Court determines, prior to the Confirmation Date, that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

          12.5.3. Notwithstanding anything to the contrary herein, in the event an objection to confirmation of the Plan is filed by holders of Class 4 Debt Securities Trading Claims and is not withdrawn or overruled by December 1, 1999, the Debtors reserve the right to seek entry of the Confirmation Order notwithstanding such objection and, to the extent necessary, shall withhold distributions to holders of Allowed Class 3C Trust Preferred Claims and/or Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Trading Claims (if any) until resolution of such objections and the allowance or disallowance of such Class 4 Debt Securities Trading Claims. To the extent the Bankruptcy Court finds that the Plan cannot be confirmed because any distributions to holders of Allowed Class 3C Trust Preferred Claims and/or Allowed Class 6 HMI Common Stock Interests and HMI Common Stock Trading Claims (if any) would violate section 1129 of the Bankruptcy Code, the Plan shall be modified to provide that such distributions shall be provided to the holders of Allowed Class 3B Senior Notes Claims in accordance with the absolute priority rule.

     12.6. Revocation or Withdrawal of the Plan

          12.6.1. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date, subject to the consent of the Creditors' Committee, which shall not be unreasonably withheld.

          12.6.2. If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

     12.7. Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims and Interests, and their respective successors and assigns, except as expressly set forth herein.

     12.8. Notices. Any notice required or permitted to be provided under the Plan shall be in writing and served by either (a) certified mail, return receipt requested, postage prepaid, (b) hand delivery, or (c) reputable overnight delivery service, freight prepaid, to be addressed as follows:

     To the Debtors:

       HVIDE MARINE INCORPORATED
       2200 Eller Drive
       P.O. Box 13038
       Fort Lauderdale, Florida 33316
       Attn: Robert B. Lamm, Esq.

     with copies to:

       KRONISH LIEB WEINER & HELLMAN LLP
       1114 Avenue of the Americas
       New York, New York 10036-7798
       Attn: Robert J. Feinstein, Esq.

           and

       YOUNG, CONAWAY, STARGATT & TAYLOR LLP
       11th Floor, Rodney Square North
       Wilmington, Delaware 19899-0391
       Attn: Laura Davis Jones, Esq.

     To the Creditors' Committee:

       c/o MILBANK, TWEED, HADLEY & McCLOY LLP
       One Chase Manhattan Plaza
       New York, New York 10005-1413
       Attn: Luc A. Despins, Esq.
             Dennis F. Dunne, Esq.

           and

       ASHBY & GEDDES
       One Rodney Square
       P.O. Box 1150
       Wilmington, DE 19899
       Attn: William P. Bowden, Esq.

     12.9. Post-Effective Date Professional Fees. The Reorganized Debtors may retain and compensate professionals and reimburse such professionals' expenses, for services rendered on or after the Effective Date, without the necessity of approval by the Bankruptcy Court pursuant to the provisions of Sections 327, 328 et seq. of the Bankruptcy Code.

     12.10. Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would require the application of any laws of any other jurisdiction.

     12.11. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors or the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     12.12. Plan Supplement. Forms of the Registration Rights Agreement, the Class A Warrant Agreement, the New By-laws of Reorganized HMI, the New Certificate of Incorporation of Reorganized HMI, the Exit Financing Facility documents and other documents shall be in form and substance satisfactory to the Creditors' Committee and contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least ten days prior to the Confirmation Date. Upon its filing with the Court, the Plan Supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Interests may obtain a copy of the Plan Supplement upon written request in accordance with applicable provisions of the Disclosure Statement.

     12.13. Headings. Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

     12.14. Exhibits. All Exhibits to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

     12.15. Filing of Additional Documents. On or before substantial consummation of the Plan, the Debtors shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, provided such documents are in form and substance satisfactory to the Creditors' Committee.

Dated: November 1, 1999

                                          HVIDE MARINE INCORPORATED,
                                          a Florida corporation

                                          By: /s/
                                            ------------------------------------

                                          HVIDE MARINE INTERNATIONAL, INC.
                                          HVIDE MARINE TRANSPORT, INC.
                                          HVIDE MARINE TOWING, INC.
                                          HVIDE MARINE TOWING SERVICES, INC.
                                          HMI CAYMAN HOLDINGS, INC.
                                          HMI OPERATORS, INC.
                                          LIGHTSHIP LIMITED PARTNER
                                            HOLDINGS, LLC
                                          LONE STAR MARINE SERVICES, INC.
                                          OCEAN SPECIALTY TANKERS
                                            CORPORATION
                                          OFFSHORE MARINE MANAGEMENT
                                            INTERNATIONAL, INC.
                                          SEABULK ALBANY, INC.
                                          SEABULK ALKATAR, INC.
                                          SEABULK AMERICA PARTNERSHIP, LTD.
                                          SEABULK ARABIAN, INC.
                                          SEABULK ARCTIC EXPRESS, INC.
                                          SEABULK ARIES II, INC.
                                          SEABULK ARZANAH, INC.
                                          SEABULK BARRACUDA, INC.
                                          SEABULK BATON ROUGE, INC.
                                          SEABULK BECKY, INC.
                                          SEABULK BETSY, INC.
                                          SEABULK BUL HANIN, INC.
                                          SEABULK CAPRICORN, INC.
                                          SEABULK CARDINAL, INC.
                                          SEABULK CAROL, INC.
                                          SEABULK CAROLYN, INC.
                                          SEABULK CHAMP, INC.
                                          SEABULK CHRISTOPHER, INC
                                          SEABULK CLAIBORNE, INC.
                                          SEABULK CLIPPER, INC.
                                          SEABULK COMMAND, INC.
                                          SEABULK CONDOR, INC.
                                          SEABULK CONSTRUCTOR, INC.
                                          SEABULK COOT I, INC.
                                          SEABULK COOT II, INC.
                                          SEABULK CORMORANT, INC.
                                          SEABULK CYGNET I, INC.
                                          SEABULK CYGNET II, INC.
                                          SEABULK DANAH, INC.
                                          SEABULK DAYNA, INC.
                                          SEABULK DEBBIE, INC.

                                          SEABULK DEFENDER, INC.
                                          SEABULK DIANA, INC.
                                          SEABULK DISCOVERY, INC.
                                          SEABULK DUKE, INC.
                                          SEABULK EAGLE II, INC.
                                          SEABULK EAGLE, INC.
                                          SEABULK EMERALD, INC.
                                          SEABULK ENERGY, INC.
                                          SEABULK EXPLORER, INC.
                                          SEABULK FALCON II, INC.
                                          SEABULK FALCON, INC.
                                          SEABULK FREEDOM, INC.
                                          SEABULK FULMAR, INC.
                                          SEABULK GABRIELLE, INC.
                                          SEABULK GANNET I, INC.
                                          SEABULK GANNET II, INC.
                                          SEABULK GAZELLE, INC.
                                          SEABULK GIANT, INC.
                                          SEABULK GREBE, INC.
                                          SEABULK HABARA, INC.
                                          SEABULK HAMOUR, INC.
                                          SEABULK HARRIER, INC.
                                          SEABULK HATTA, INC.
                                          SEABULK HAWAII, INC.
                                          SEABULK HAWK, INC.
                                          SEABULK HERCULES, INC.
                                          SEABULK HERON, INC.
                                          SEABULK HORIZON, INC.
                                          SEABULK HOUBARE, INC.
                                          SEABULK IBEX, INC.
                                          SEABULK ISABEL, INC.
                                          SEABULK JASPER, INC.
                                          SEABULK JEBEL ALI, INC
                                          SEABULK KATIE, INC..
                                          SEABULK KESTREL, INC.
                                          SEABULK KING, INC.
                                          SEABULK KNIGHT, INC.
                                          SEABULK LAKE EXPRESS, INC.
                                          SEABULK LARA, INC.
                                          SEABULK LARK, INC.
                                          SEABULK LIBERTY, INC.
                                          SEABULK LINCOLN, INC.
                                          SEABULK LULU, INC.
                                          SEABULK MAINTAINER, INC.
                                          SEABULK MALLARD, INC.
                                          SEABULK MARLENE, INC.
                                          SEABULK MARTIN I, INC.
                                          SEABULK MARTIN II, INC.
                                          SEABULK MASTER, INC.
                                          SEABULK MERLIN, INC.
                                          SEABULK MUBARRAK, INC.
                                          SEABULK NEPTUNE, INC.

                                          SEABULK OCEAN SYSTEMS
                                            CORPORATION
                                          SEABULK OCEAN SYSTEMS
                                            HOLDINGS CORPORATION
                                          SEABULK OFFSHORE ABU DHABI, INC.
                                          SEABULK OFFSHORE DUBAI, INC.
                                          SEABULK OFFSHORE
                                            HOLDINGS, INC.
                                          SEABULK OFFSHORE INTERNATIONAL,
                                            INC.
                                          SEABULK OFFSHORE GLOBAL
                                            HOLDINGS, INC.
                                          SEABULK OFFSHORE LTD.
                                          SEABULK OFFSHORE OPERATORS, INC.
                                          SEABULK OFFSHORE OPERATORS
                                            NIGERIA LIMITED
                                          SEABULK OFFSHORE OPERATORS
                                            TRINIDAD LIMITED
                                          SEABULK OFFSHORE U.K. LTD.
                                          SEABULK OREGON, INC.
                                          SEABULK ORYX INC.
                                          SEABULK OSPREY, INC.
                                          SEABULK PELICAN, INC.
                                          SEABULK PENGUIN I, INC.
                                          SEABULK PENGUIN II, INC.
                                          SEABULK PENNY, INC.
                                          SEABULK PERSISTENCE, INC.
                                          SEABULK PETREL, INC.
                                          SEABULK PLOVER, INC.
                                          SEABULK POWER, INC.
                                          SEABULK PRIDE, INC.
                                          SEABULK PRINCE, INC.
                                          SEABULK PRINCESS, INC.
                                          SEABULK PUFFIN, INC.
                                          SEABULK QUEEN, INC.
                                          SEABULK RAVEN, INC
                                          SEABULK RED TERN LIMITED
                                          SEABULK ROOSTER, INC.
                                          SEABULK SABINE, INC.
                                          SEABULK SALIHU, INC.
                                          SEABULK SAPPHIRE, INC.
                                          SEABULK SARA, INC.
                                          SEABULK SEAHORSE, INC.
                                          SEABULK SENGALI, INC.
                                          SEABULK SERVICE, INC.
                                          SEABULK SHARI, INC.
                                          SEABULK SHINDAGA, INC.
                                          SEABULK SKUA I, INC.
                                          SEABULK SNIPE, INC.
                                          SEABULK SUHAIL, INC.
                                          SEABULK SWAN, INC.
                                          SEABULK SWIFT, INC.
                                          SEABULK TANKERS, LTD.

                                          SEABULK TAURUS, INC.
                                          SEABULK TENDER, INC.
                                          SEABULK TIMS I, INC.
                                          SEABULK TITAN, INC.
                                          SEABULK TOOTA, INC.
                                          SEABULK TOUCAN, INC.
                                          SEABULK TRADER, INC.
                                          SEABULK TRANSMARINE II, INC
                                          SEABULK TRANSMARINE
                                            PARTNERSHIP, LTD.
                                          SEABULK TREASURE ISLAND, INC.
                                          SEABULK UMM SHAIF, INC.
                                          SEABULK VERITAS, INC.
                                          SEABULK VIRGO I, INC.
                                          SEABULK VOYAGER, INC.
                                          SEABULK ZAKUM, INC.
                                          SEAMARK LTD. INC.
                                          SUN STATE MARINE SERVICES, INC.

                                          HVIDE MARINE de VENEZUELA, S.R.L.

                                          By: /s/
                                            ------------------------------------

                                          MARANTA, S.A.

                                          By: /s/
                                            ------------------------------------

                                          HVIDE CAPITAL TRUST

                                          By: /s/
                                            ------------------------------------

                                          KRONISH LIEB WEINER & HELLMAN LLP

                                          By: /s/
                                            ------------------------------------
                                              Robert J. Feinstein, Esq.
                                              1114 Avenue of the Americas
                                              New York, New York 10036-7798
                                              (212) 479-6000

                                                          -and-

                                                 YOUNG, CONAWAY, STARGATT
                                                       & TAYLOR LLP

                                          By: /s/
                                            ------------------------------------
                                              Laura Davis Jones, Esq.
                                              Rodney Square North, 11 Floor
                                              P.O. Box 391
                                              Wilmington, Delaware 19899-0391
                                              (302) 571-6600

                                              Co-Counsel for the Debtors and
                                                Debtors in Possession

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

---------------------------------------------------------------

In re:
HVIDE MARINE INCORPORATED,
et al.,
                              Debtors.

---------------------------------------------------------------

                                                  Chapter 11
                                                  Case No. 99-3024 (PJW)
                                                  (Jointly Administered)

           ORDER (A) APPROVING THE FIRST AMENDED DISCLOSURE STATEMENT
            PROPOSED BY THE DEBTORS PURSUANT TO SECTION 1125 OF THE
         BANKRUPTCY CODE; (B) ESTABLISHING PROCEDURES FOR SOLICITATION
             AND TABULATION OF VOTES TO ACCEPT OR REJECT PLAN; (C)
           SCHEDULING HEARING ON CONFIRMATION OF PLAN; (D) APPROVING
         NOTICE OF (1) LAST DAY FOR RECEIPT OF BALLOTS WITH RESPECT TO
          THE PLAN, (2) LAST DAY FOR FILING OBJECTIONS TO CONFIRMATION
            OF THE PLAN, AND (3) HEARING ON CONFIRMATION OF THE PLAN

     Upon the record of the hearing held on November 2, 1999 (the "Disclosure Statement Hearing") to consider approval of the First Amended Disclosure Statement Pursuant to sec.1125 of the Bankruptcy Code for the First Amended Joint Plan of Reorganization (the "Plan"), proposed by the Debtors herein (the "Debtors"), dated November 1, 1999 (the "Disclosure Statement"); and each of the objections filed with respect to the Disclosure Statement having been withdrawn, overruled by the Court or rendered moot by reason of modifications made to the Disclosure Statement; and upon the record of the Disclosure Statement Hearing and all of the proceedings had before the Court; and the Court having determined after due deliberation that the Disclosure Statement contains adequate information as such term is defined in sec.1125 of the Bankruptcy Code; and sufficient cause appearing therefor, it is

     ORDERED that in accordance with sec.1125 of the Bankruptcy Code and Bankruptcy Rule 3017(b), the Disclosure Statement be, and it hereby is, approved substantially in the form annexed hereto and subject to any non-material, technical or corrective modifications as may be made subsequent hereto; and it is further

     ORDERED that the forms of ballots (the "Ballots") annexed hereto as Exhibit A be, and they hereby are, approved in all respects; and it is further

     ORDERED that, pursuant to Bankruptcy Rules 3017(c) and 3018(a), the holders of claims as of the date of this Order in Classes 3B and 3C of the Plan and equity interests in Class 6 of the Plan may vote to accept or reject the Plan by indicating their acceptance or rejection of the proposed plan on the Ballots provided therefor; and it is further

     ORDERED that, with respect to any entity that (x) is entitled to vote to accept or reject the Plan and (y) holds or beneficially owns any security of the Debtors, such entity shall be treated as a creditor for purposes of determining whether the particular class has accepted the Plan in accordance with section 1126(c) of the Bankruptcy Code, notwithstanding the fact that such entity may have delegated the power to buy, sell and/or vote the securities to an investment manager or advisor; and it is further

     ORDERED that in order to be counted as a vote to accept or reject the Plan, a Ballot must be properly completed and executed by the holder of a claim and mailed or delivered by hand or courier to Bankruptcy Services LLC, Heron Tower, 70 East 55th Street, 6th Floor, New York, New York 10022, so that it is actually received no later than 4:00 p.m., Eastern Standard Time, on November 29, 1999 and Ballots may not be cast by facsimile transmission; and it is further

     ORDERED that the following Ballots will be counted and will be deemed to be cast as acceptances of the Plan:

          (a) Any Ballot timely received that contains sufficient information to permit the identification of the claimant and is cast as an acceptance of the Plan;

          (b) Any Ballot timely received that indicates neither an acceptance or rejection of the Plan but does contain sufficient information to permit the identification of the claimant; and

          (c) Any Ballot timely received that contains sufficient information to permit the identification of the claimant and indicates both acceptance and rejection of the Plan; and it is further

     ORDERED that, unless otherwise ordered by the Court after notice to the Debtors and a hearing, the following Ballots will not the counted in determining whether the Plan has been accepted or rejected:

          (a) Any Ballot received after 4:00 p.m. (prevailing Eastern Time) on November 29, 1999;

          (b) Any Ballot that is illegible or contains insufficient information to permit the identification of the claimant; and

          (c) Any Ballot cast by a person that does not hold a Claim or Interest in a Class that is entitled to vote to accept or reject the Plan; and it is further

     ORDERED that a hearing (the "Confirmation Hearing") to consider confirmation of the Plan shall be held before the Court at 824 Market Street, 6th Floor, Wilmington, Delaware, December 1, 1999 at 11:30 a.m., or as soon thereafter as counsel may be heard; and it is further

     ORDERED that pursuant to Bankruptcy Rule 3020(b)(1) objections, if any, to confirmation of the Plan shall be in writing, and shall (a) state the name and address of the objecting party and the nature of the claim or interest of such party, (b) state with particularity the basis and nature of each objection to the Plan and (c) be filed, together with proof of service, with the Court (with a copy to Chambers) and served so that such objections are received no later than November 29, 1999 at 4:00 p.m., Eastern Standard Time, by the Court, Chambers and the following parties: (i) Kronish Lieb Weiner & Hellman LLP, Co-Counsel to the Debtors, 1114 Avenue of the Americas, New York, New York 10036, Attn: Robert J. Feinstein, Esq., (ii) Young Conaway Stargatt & Taylor, LLP, Co-Counsel to the Debtors, 11th Floor, One Rodney Square, Wilmington, Delaware 19899-0391, Attn: Laura Davis Jones, Esq., (iii) Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316,
Attn: Robert B. Lamm, Esq., (iv) Milbank, Tweed, Hadley & McCloy LLP, Co-Counsel to the Official Committee of Unsecured Creditors, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Dennis F. Dunne, Esq., (v) Ashby & Geddes, Co-Counsel to the Official Committee of Unsecured Creditors, One Rodney Square, P.O. Box 1150, Wilmington, Delaware 19899, Attn: William P. Bowden, Esq., and
(vi) the Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: John D. McLaughlin, Jr., Esq.; and it is further

     ORDERED that the Confirmation Hearing may be adjourned from time to time without prior notice to holders of claims, holders of equity interests or parties in interest other than by announcement of the adjourned hearing date at the Confirmation Hearing; and it is further

     ORDERED that the Debtors be, and they hereby are, authorized and directed to mail or cause to be mailed by first-class mail on or before November 5, 1999 a copy of the notice (the "Notice") of, among other things, the Confirmation Hearing, substantially in the form annexed hereto as Exhibit B, and the Disclosure Statement, including a copy of the Plan and this Order annexed as exhibits thereto, to (i) all holders of Hvide Marine Incorporated's 8.375% Senior Notes as reflected in the records of the indenture trustee for such notes, as of the date of this Order, (ii) all general unsecured creditors of the Debtors; (iii) all known holders of 6 1/2% Trust Convertible Preferred Securities of Hvide Capital Trust as reflected in the records of the securities registrar for those securities as of the date of this Order, (iv) all known holders of shares of common stock in Hvide Marine Incorporated as reflected in the records of the transfer agent for such common stock as of the date of this Order, (v) all parties in interest that have filed a notice pursuant to Bankruptcy Rule 2002 in the Debtors' chapter 11 case on or before the date of this Order, (vi) the indenture trustees under any debt instruments of the Debtor and (vii) the Office of the United States Trustee; and it is further

     ORDERED that the Debtors be, and they hereby are, authorized and directed to mail or cause to be mailed, the Notice, the Disclosure Statement, an appropriate form of Ballot to holders of claims in Classes 3B and 3C of the Plan and equity interests in Class 6 of the Plan; and it is further

     ORDERED that each holder of Trust Preferred Securities in Class 3C that submits a ballot to vote in connection with such Trust Preferred Securities shall be and hereby is authorized and directed to vote its Claim in an amount equal to its pro rata share of the aggregate amount of the allowed Claim for the Trust Preferred Claims (as defined in the Plan); and it is further

     ORDERED that pursuant to Bankruptcy Rule 2002(a), the Debtors be, and they hereby are, authorized and directed to give supplemental publication notice (the "Publication Notice") by causing the Publication Notice to be published no less than twenty (20) days prior to the date of the Confirmation Hearing in the global edition of The Wall Street Journal, the national edition of The New York Times and Trade Winds; and it is further

     ORDERED that the Publication Notice shall be adequate and sufficient notice and no further notice shall be necessary, to any holder of an unclassified Claim or Interest or a classified Claim or Interest of which the Debtors do not have actual notice as of the date of this Order; and it is further

     ORDERED that the provision of notice in accordance with the procedures set forth in this Order shall be deemed good and sufficient notice of the Confirmation Hearing, the time fixed for filing objections to the Plan and the time within which holders of claims and interest may vote to accept or reject the Plan and the time for the holders of Securities Trading Claims, if any, to assert their claims; and it is further

     ORDERED that the Debtors be, and they hereby are, authorized and empowered to take such steps and perform such acts as may be necessary to implement and effectuate this Order.

Dated: Wilmington, Delaware
       November 2, 1999

                                          /s/ Honorable Peter J. Walsh
                                          --------------------------------------
                                          United States Bankruptcy Judge

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.
------------------------------------------------

HVIDE MARINE INCORPORATED, ET AL.,

DEBTORS.

2200 ELLER DRIVE
FT. LAUDERDALE, FLORIDA
33316

TAX ID NO. 65-0524593
------------------------------------------------

                       BALLOT FOR ACCEPTING OR REJECTING
          PLAN OF REORGANIZATION OF HVIDE MARINE INCORPORATED, ET AL.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                     BALLOT FOR VOTING 8.375% SENIOR NOTES
                      CLASS 3B: 8.375% SENIOR NOTE CLAIMS
                                CUSIP #448515AE6

If you are a beneficial owner of 8.375% SENIOR NOTES (the "8.375% Notes") issued by HVIDE MARINE INCORPORATED, et al., please use this Ballot to cast your vote to accept or reject the chapter 11 plan of reorganization (the "Plan") which is being proposed by HVIDE MARINE INCORPORATED, et al. The Plan is Exhibit "A" to the Disclosure Statement, dated November 1, 1999, (the "Disclosure Statement"), which accompanies this Ballot. The Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in each class that vote on the Plan, and by the holders of two-thirds in amount of equity security interests in each class that vote on the Plan, and if it otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

                                   IMPORTANT

VOTING DEADLINE 4:00 P.M., EASTERN TIME ON NOVEMBER 29, 1999.
REVIEW THE ACCOMPANYING DISCLOSURE STATEMENT FOR THE PLAN.
BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE TRANSMISSION.
DO NOT RETURN ANY SECURITIES WITH THIS BALLOT. This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

                                  HOW TO VOTE

     1. COMPLETE ITEM I (if not already filled out by your nominee) AND ITEM 2 AND COMPLETE ITEM 3 (if applicable).

     2.  REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 4.

     3. SIGN THE BALLOT (unless your Ballot has already been signed or "prevalidated" by your nominee).

     4. RETURN THE BALLOT IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE (if the enclosed envelope is addressed to your nominee, make sure your nominee receives your Ballot in time to submit it before the Voting Deadline).

     5. YOU WILL RECEIVE A SEPARATE BALLOT FOR EACH ISSUE OF SECURITIES YOU OWN WHICH IS ENTITLED TO BE VOTED UNDER THE PLAN.

     6. YOU MUST VOTE ALL YOUR 8.375% NOTES EITHER TO ACCEPT OR TO REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.

ITEM 1.  PRINCIPAL AMOUNT OF 8.375% NOTES VOTED.

     The undersigned certifies that as of November 2, 1999 (the record date), the undersigned was either the beneficial owner, or the nominee of a beneficial owner, of 8.375% Notes in the following aggregate unpaid principal amount (insert amount in the box below). If your 8.375% Notes are held by a nominee on your behalf and you do not know the amount, please contact your nominee immediately.

                               $

ITEM 2.  VOTE.

     The beneficial owner of the 8.375 % Notes identified in Item 1 votes as follows (check one box only if you do not check a box your vote will not be counted):

           [ ]  to Accept the Plan.          [ ]  to Reject the Plan.

ITEM 3.  IDENTIFY ALL OTHER 8.375% NOTES VOTED.

     By returning this Ballot, the beneficial owner of the 8.375% Notes identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the 8.375% Notes owned by such beneficial owner, except for the 8.375% Notes identified in the following table, and (b) all Ballots for 8.375% Notes submitted by the beneficial owner indicate the same vote to accept or reject the Plan that the beneficial owner has indicated in Item 2 of this Ballot (please use additional sheets of paper if necessary):

            ONLY COMPLETE ITEM 3 IF YOU HAVE SUBMITTED OTHER BALLOTS

----------------------------------------------------------------------------------
                                                           PRINCIPAL AMOUNT OF
                                                            OTHER 8.375% NOTES
      ACCOUNT NUMBER              NAME OF HOLDER                  VOTED*
----------------------------------------------------------------------------------
                                                        $
----------------------------------------------------------------------------------
                                                        $
----------------------------------------------------------------------------------

     * Insert your name if the notes are held by you in record name or, if held in street name, insert the name of your broker or bank.

ITEM 4.  AUTHORIZATION.

     By returning this Ballot, the beneficial owner of the 8.375% Notes identified in Item 1 certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the 8.375% Notes listed in Item 1,
(b) was the beneficial owner of the 8.375% Notes described in Item 1 on November 2, 1999, and (c) has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

Name:
--------------------------------------------------------------------------------
                                   (Print or Type)

Social Security or Federal Tax I.D. No.:
----------------------------------------------------------------------
                                                   (Optional)

Signature:
--------------------------------------------------------------------------------

By:
--------------------------------------------------------------------------------
                                  (If Appropriate)

Title:
--------------------------------------------------------------------------------
                                  (If Appropriate)

Street Address:
--------------------------------------------------------------------------------

City, State, Zip Code:
--------------------------------------------------------------------------------
Telephone Number:
(     )
------------------------------------------------------------------------------
Date Completed:
--------------------------------------------------------------------------------

No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan. This Ballot shall not constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

     YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY BANKRUPTCY SERVICES LLC, BY 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999, OR YOUR VOTE WILL NOT BE COUNTED. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR NOMINEE, MAKE SURE YOUR NOMINEE RECEIVES YOUR BALLOT IN TIME TO SUBMIT IT BEFORE THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT (212) 376-8494.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.
------------------------------------------------
HVIDE MARINE INCORPORATED ET AL.,

                       DEBTORS.

2200 ELLER DRIVE
FT. LAUDERDALE, FLORIDA
33316

TAX ID NO. 65-0524593
------------------------------------------------

                    MASTER BALLOT FOR ACCEPTING OR REJECTING
                           PLAN OF REORGANIZATION OF
                        HVIDE MARINE INCORPORATED ET AL.
              TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                  MASTER BALLOT FOR VOTING 8.375% SENIOR NOTES
                      CLASS 3B: 8.375% SENIOR NOTE CLAIMS
                               CUSIP # 448515AE6

THE VOTING DEADLINE BY WHICH YOUR MASTER BALLOT MUST BE RECEIVED BY BANKRUPTCY SERVICES LLC IS 4:00 P.M., EASTERN TIME ON NOVEMBER 29, 1999. IF YOUR MASTER BALLOT IS NOT RECEIVED ON OR BEFORE THE VOTING DEADLINE, THE VOTES REPRESENTED BY YOUR MASTER BALLOT WILL NOT BE COUNTED.

     This Master Ballot is to be used by you, as a broker, bank, or other nominee (or as their proxy holder or agent) (each of the foregoing, a "Nominee"), for beneficial owners of the 8.375% Senior Notes (the "8.375% Notes") issued by HVIDE MARINE INCORPORATED, et al., to transmit the votes of such holders in respect of their 8.375% Notes to accept or reject the chapter 11 plan of reorganization (the "Plan") described in, and attached as Exhibit "A" to the Disclosure Statement, dated November 1, 1999 (the "Disclosure Statement") provided to you. Before you transmit such votes, please review the Disclosure Statement carefully, including the voting procedures explained in Section I, page 6.

     The Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you and the beneficial owners of the 8.375% Notes for which you are the Nominee if it is accepted by the holders of two-thirds in amount and-more than one-half in number of claims in each class that vote on the Plan, and by the holders of two-thirds in amount of equity security interests in each class that vote on the Plan, and if it otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. COMPLETE, SIGN, AND DATE THIS MASTER BALLOT, AND RETURN IT SO THAT IT IS RECEIVED BY BANKRUPTCY SERVICES LLC ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999. IF THIS MASTER BALLOT IS NOT COMPLETED, SIGNED, AND TIMELY RECEIVED, THE VOTES TRANSMITTED BY THIS MASTER BALLOT WILL NOT BE COUNTED.

ITEM 1.  CERTIFICATION OF AUTHORITY TO VOTE.

     The undersigned certifies that as of the November 2, 1999 record date, the undersigned (please check the applicable box):

          Is a broker, bank, or other nominee for the beneficial owners of the aggregate principal amount of 8.375% Notes listed in Item 2 below, and is the registered holder of such securities, or

          Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank, or other nominee that is the registered holder of the aggregate principal amount of 8.375% Notes listed in Item 2 below, or

          Has been granted a proxy (an original of which is attached hereto) from a broker, bank, or other nominee, or a beneficial owner, that is the registered holder of the aggregate principal amount of 8.375% Notes listed in Item 2 below, and, accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial owners of the 8.375% Notes described in Item 2 below,

ITEM 2.  CLASS 3B (8.375% NOTE CLAIMS) VOTE.

     The undersigned transmits the following votes of beneficial owners in respect of their 8.375% Notes, and certifies that the following beneficial owners of the 8.375% Notes, as identified by the respective customer account numbers set forth below, are beneficial owners of such securities as of the November 2, 1999 record date and have delivered to the undersigned, as Nominee, Ballots casting such votes (Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table. Please note: Each beneficial owner must vote all his, her, or its Class 3B claims (8.375% Notes) either to accept or reject the Plan, and may not split such vote.):

      YOUR CUSTOMER ACCOUNT            PRINCIPAL AMOUNT OF 8.375%                     PRINCIPAL AMOUNT OF 8.375%
    NUMBER FOR EACH BENEFICIAL         NOTES VOTED TO ACCEPT THE                      NOTES VOTED TO REJECT THE
      OWNER OF 8.375% NOTES                       PLAN                                           PLAN
--------------------------------------------------------------------------------------------------------------------
 1.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 2.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 3.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 4.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 5.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 6.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 7.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 8.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 9.                                $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
 10.                               $                                  OR          $
--------------------------------------------------------------------------------------------------------------------
          TOTALS                   $                                              $

ITEM 3. CERTIFICATION AS TO TRANSCRIPTION OF INFORMATION FROM ITEM 3 AS TO OTHER 8.375% NOTES VOTED BY BENEFICIAL OWNERS.

     The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 3 of the 8.375% Note Ballots, identifying any other 8.375% Notes for which such beneficial owners have submitted other Ballots:

                               TRANSCRIBE FROM ITEM 3 OF THE 8.375% NOTES BALLOT:

                                                                      PRINCIPAL AMOUNT OF
YOUR CUSTOMER ACCOUNT     ACCOUNT NUMBER           NAME HOLDER        OTHER 8.375% NOTES
   NUMBER FOR EACH                                                           VOTED
BENEFICIAL OWNER WHO
 COMPLETED ITEM 3 OF   (TRANSCRIBE FROM ITEM  (TRANSCRIBE FROM ITEM  (TRANSCRIBE FROM ITEM
   THE 8.375% NOTE       3 OF 8.375% NOTE       3 OF 8.375% NOTE       3 OF 8.375% NOTE
       BALLOT                 BALLOT)                BALLOT)                BALLOT)
 1.                                                                  $
 2.                                                                  $
 3.                                                                  $
 4.                                                                  $
 5.                                                                  $
 6.                                                                  $
 7.                                                                  $
 8.                                                                  $
 9.                                                                  $
10.                                                                  $

ITEM 4.  CERTIFICATION.

     By signing this Master Ballot, the undersigned certifies that each beneficial owner of 8.375% Notes listed in Item 2, above, has been provided with a copy of the Disclosure Statement, including the exhibits thereto, and acknowledges that the solicitation of votes is subject to all the terms and conditions set forth in the Disclosure Statement.

                                          Name of Broker, Bank, or Other
                                          Nominee:

                                          --------------------------------------
                                          (Print or Type)

                                          Name of Proxy Holder or Agent for
                                          Broker, Bank, or Other Nominee (if
                                          applicable):

                                          --------------------------------------
                                          (Print or Type)

                                          Social Security or Federal Tax I.D.
                                          No.:

                                          --------------------------------------
                                                                 (If Applicable)

                                          Signature:
                                          --------------------------------------

                                          By:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Title:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Street Address:
                                          --------------------------------------

                                          City, State, Zip Code:

                                          --------------------------------------

                                          Telephone Number:
                                                            (  )
                                          --------------------------------------

                                          Date Completed:

                                          --------------------------------------

THIS MASTER BALLOT MUST BE RECEIVED BY BANKRUPTCY SERVICES LLC, BEFORE 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999 OR THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

PLEASE NOTE: BALLOTS AND MASTER BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE TRANSMISSION.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BALLOTS, DISCLOSURE STATEMENT, OR OTHER RELATED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT
(212) 376-8494.

                 INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

VOTING DEADLINE:

     The Voting Deadline is 4:00 p.m., Eastern Time, on November 29, 1999, unless extended by the Debtors. To have the vote of your customers count, you must complete, sign, and return this Master Ballot so that it is received by BANKRUPTCY SERVICES LLC, HERON TOWER, 7O EAST 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10022, on or before the Voting Deadline.

HOW TO VOTE:

     If you are both the registered owner and beneficial owner of any principal amount of 8.375% Notes and you wish to vote such 8.375% Notes, you may complete, execute, and return to BANKRUPTCY SERVICES LLC either a 8.375% Note Ballot or a 8.375% Note Master Ballot.

     IF YOU ARE TRANSMITTING THE VOTES OF ANY BENEFICIAL OWNERS OF 8.375% NOTES OTHER THAN YOURSELF, YOU MAY EITHER:

     1. Complete and execute the 8.375% Note Ballot (other than Items 2 and 3) and deliver to the beneficial owner such "prevalidated" 8.375% Note Ballot, along with the Disclosure Statement and other materials requested to be forwarded. The beneficial owner should complete Items 2 and 3 of that Ballot and return the completed Ballot to BANKRUPTCY SERVICES LLC so as to be received before the Voting Deadline;

                                       OR

     2. For any 8.375% Note Ballots you do not "prevalidate":

          Deliver the 8.375% Note Ballot to the beneficial owner, along with the Disclosure Statement and other materials requested to be forwarded, and take the necessary actions to enable such beneficial owner to complete and execute such Ballot voting to accept or reject the Plan, and (ii) return the complete, executed Ballot to you in sufficient time to enable you to complete the Master Ballot and deliver it to BANKRUPTCY SERVICES LLC before the Voting Deadline; and

          With respect to all 8.375% Note Ballots returned to you, you must properly complete the Master Ballot, as follows:

             a. Check the appropriate box in Item 1 on the Master Ballot;

             b. Indicate the votes to accept or reject the Plan in Item 2 of this Master Ballot, as transmitted to you by the beneficial owners of 8.375% Notes. To identify such beneficial owners without disclosing their names, please use the customer account number assigned by you to each such beneficial owner, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number).
        IMPORTANT: BENEFICIAL OWNERS MAY NOT SPLIT THEIR VOTES. EACH BENEFICIAL OWNER MUST VOTE ALL HIS, HER, OR ITS 8.375% NOTES EITHER TO ACCEPT OR REJECT THE PLAN. IF ANY BENEFICIAL OWNER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT BANKRUPTCY SERVICES LLC IMMEDIATELY. Any Ballot or Master Ballot which is validly executed but which does not indicate acceptance or rejection of the Plan by the indicated beneficial owner or which impermissibly attempts to split a vote will not be counted;

             c. Please note that Item 3 of this Master Ballot requests that you transcribe the information provided by each beneficial owner from Item 3 of each completed 8.375% Note Ballot relating to other 8.375% Notes voted;

             d. Review the certification in Item 4 of the Master Ballot;

             e. Sign and date the Master Ballot, and provide the remaining information requested;

             f. If additional space is required to respond to any item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item of the Master Ballot to which you are responding;

             g. Contact BANKRUPTCY SERVICES LLC to arrange for delivery of the completed Master Ballot to its offices; and

             h. Deliver the completed, executed Master Ballot so that it is actually received by BANKRUPTCY SERVICES LLC on or before the Voting Deadline. For each completed, executed 8.375% Note Ballot returned to you by a beneficial owner, either forward such Ballot (along with your Master Ballot) to BANKRUPTCY SERVICES LLC or retain such 8.375% Note Ballot in your files for one year from the Voting Deadline.

PLEASE NOTE:

     This Master Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan. Holders should not surrender, at this time, certificates representing their securities. BANKRUPTCY SERVICES LLC will not accept delivery of any such certificates surrendered together with this Master Ballot. Surrender of securities for exchange may only be made by you, and will only be accepted pursuant to a letter of transmittal which will be furnished to you by the Debtors following confirmation of the Plan by the United States Bankruptcy Court.

     No Ballot or Master Ballot shall constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

     No fees or commissions or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan. We will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Ballots and other enclosed materials to the beneficial owners of 8.375% Notes held by you as a nominee or in a fiduciary capacity. We will also pay all transfer taxes, if any, applicable to the transfer and exchange of your securities pursuant to and following confirmation of the Plan.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE DEBTORS OR BANKRUPTCY SERVICES LLC, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE ENCLOSED DOCUMENTS.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BALLOTS, DISCLOSURE STATEMENT, OR OTHER RELATED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT
(212) 376-8494.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.
------------------------------------------------

HVIDE MARINE INCORPORATED, ET AL.,

                       DEBTORS.

2200 ELLER DRIVE
FT. LAUDERDALE, FLORIDA

TAX ID NO. 65-0524593
------------------------------------------------

                       BALLOT FOR ACCEPTING OR REJECTING
          PLAN OF REORGANIZATION OF HVIDE MARINE INCORPORATED, ET AL.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                    BALLOT FOR VOTING TRUST PREFERRED CLAIMS
                       CLASS 3C : TRUST PREFERRED CLAIMS
                               CUSIP # 48513-200

If you are a beneficial owner of TRUST PREFERRED CLAIMS (the "Trust Preferred Claims") issued by HVIDE CAPITAL TRUST, please use this Ballot to cast your vote to accept or reject the chapter 11 plan of reorganization (the "Plan") which is being proposed by HVIDE MARINE INCORPORATED, et al. The Plan is Exhibit "A" to the Disclosure Statement, dated November 1, 1999, (the "Disclosure Statement"), which accompanies this Ballot. The Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in each class that vote on the Plan, and by the holders of two-thirds in amount of equity security interests in each class that vote on the Plan, and if it otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

                                   IMPORTANT

VOTING DEADLINE: 4:00 P.M., EASTERN TIME ON NOVEMBER 29, 1999.
REVIEW THE ACCOMPANYING DISCLOSURE STATEMENT FOR THE PLAN.
BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE TRANSMISSION.
DO NOT RETURN ANY SECURITIES WITH THIS BALLOT. This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

                                  HOW TO VOTE

1. COMPLETE ITEM 1 (if not already filled out by your nominee) AND ITEM 2 AND COMPLETE ITEM 3 (if applicable).

2.  REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 4.

3. SIGN THE BALLOT (unless your Ballot has already been signed or "prevalidated" by your nominee).

4. RETURN THE BALLOT IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE (if the enclosed envelope is addressed to your nominee, make sure your nominee receives your Ballot in time to submit it before the Voting Deadline).

5. YOU WILL RECEIVE A SEPARATE BALLOT FOR EACH ISSUE OF SECURITIES YOU OWN WHICH IS ENTITLED TO BE VOTED UNDER THE PLAN.

6. YOU MUST VOTE ALL YOUR TRUST PREFERRED CLAIMS EITHER TO ACCEPT OR TO REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.

ITEM 1.  PRINCIPAL AMOUNT OF TRUST PREFERRED CLAIMS VOTED.

     The undersigned certifies that as of November 2, 1999 (the record date) the undersigned was either the beneficial owner, or the nominee of a beneficial owner, of the Trust Preferred Claims in the following aggregate unpaid principal amount (insert amount in the box below).* If your Trust Preferred Claims are held by a nominee on your behalf and you do not know the amount, please contact your nominee immediately.

                               $

* Each holder of a Trust Preferred Claims in Class 3C who submits this Ballot shall calculate the amount of its claim by multiplying (i) the number of Trust Preferred Securities held and (ii) $52.23, being the total amount of Trust Preferred Claims ($120,128,680) divided by the total number of Trust Preferred Securities (2,300,000).

ITEM 2.  VOTE.

     The beneficial owner of the Trust Preferred Claims identified in Item 1 votes as follows (check one box only if you do not check a box your vote will not be counted):

           [ ]  to Accept the Plan.          [ ]  to Reject the Plan.

ITEM 3.  IDENTIFY ALL OTHER TRUST PREFERRED CLAIMS VOTED.

     By returning this Ballot, the beneficial owner of the Trust Preferred Claims identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Trust Preferred Claims owned by such beneficial owner, except for the Trust Preferred Claims identified in the following table, and (b) all Ballots for Trust Preferred Claims submitted by the beneficial owner indicate the same vote to accept or reject the Plan that the beneficial owner has indicated in Item 2 of this Ballot (please use additional sheets of paper if necessary):

            ONLY COMPLETE ITEM 3 IF YOU HAVE SUBMITTED OTHER BALLOTS

----------------------------------------------------------------------------------
                                                           PRINCIPAL AMOUNT OF
                                                          OTHER TRUST PREFERRED
      ACCOUNT NUMBER             NAME OF HOLDER**             CLAIMS VOTED*
----------------------------------------------------------------------------------
                                                        $
----------------------------------------------------------------------------------
                                                        $
----------------------------------------------------------------------------------

** Insert your name if the notes are held by you in record name or, if held in street name, insert the name of your broker or bank.

ITEM 4.  AUTHORIZATION.

     By returning this Ballot, the beneficial owner of the Trust Preferred Claims identified in Item 1 certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the Trust Preferred Claims listed in Item 1, (b) was the beneficial owner of the Trust Preferred Claims described in Item 1 on November 2, 1999, and (c) has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

Name:
--------------------------------------------------------------------------------
                                   (Print or Type)

Social Security or Federal Tax I.D. No.:
----------------------------------------------------------------------
                                                   (Optional)

Signature:
--------------------------------------------------------------------------------

By:
--------------------------------------------------------------------------------
                                (If Appropriate)

Title:
--------------------------------------------------------------------------------
                                  (If Appropriate)

Street Address:
--------------------------------------------------------------------------------

City, State, Zip Code:
--------------------------------------------------------------------------------
Telephone Number:
(   )
------------------------------------------------------------------------------
Date Completed:
--------------------------------------------------------------------------------

     NO FEES, COMMISSIONS, OR OTHER REMUNERATION WILL BE PAYABLE TO ANY BROKER, DEALER, OR OTHER PERSON FOR SOLICITING VOTES ON THE PLAN. THIS BALLOT SHALL NOT CONSTITUTE OR BE DEEMED A PROOF OF CLAIM OR EQUITY INTEREST OR AN ASSERTION OF A CLAIM OR EQUITY INTEREST.

YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY BANKRUPTCY SERVICES LLC, BY 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999, OR YOUR VOTE WILL NOT BE COUNTED. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR NOMINEE, MAKE SURE YOUR NOMINEE RECEIVES YOUR BALLOT IN TIME TO SUBMIT IT BEFORE THE VOTING DEADLINE.

     IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT (212) 376-8494.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

------------------------------------------------

HVIDE MARINE INCORPORATED ET AL.,

                         DEBTORS.

2200 ELLER DRIVE
FT. LAUDERDALE, FLORIDA
33316

TAX ID NO. 65-0524593

------------------------------------------------

                    MASTER BALLOT FOR ACCEPTING OR REJECTING
                           PLAN OF REORGANIZATION OF
                        HVIDE MARINE INCORPORATED ET AL.
              TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                MASTER BALLOT FOR VOTING TRUST PREFERRED CLAIMS
                        CLASS 3C: TRUST PREFERRED CLAIMS
                               CUSIP # 448513-200

     THE VOTING DEADLINE BY WHICH YOUR MASTER BALLOT MUST BE RECEIVED BY BANKRUPTCY SERVICES LLC IS 4:00 P.M., EASTERN TIME ON NOVEMBER 29, 1999. IF YOUR MASTER BALLOT IS NOT RECEIVED ON OR BEFORE THE VOTING DEADLINE, THE VOTES REPRESENTED BY YOUR MASTER BALLOT WILL NOT BE COUNTED.

     This Master Ballot is to be used by you, as a broker, bank, or other nominee (or as their proxy holder or agent) (each of the foregoing, a "Nominee"), for beneficial owners of Trust Preferred Claims (the "Trust Preferred Claims") issued by HVIDE CAPITAL TRUST, to transmit the votes of such holders in respect of their Trust Preferred Claims to accept or reject the chapter 11 plan of reorganization (the "Plan") described in, and attached as Exhibit "A" to the Disclosure Statement, dated November 1, 1999 (the "Disclosure Statement") provided to you. Before you transmit such votes, please review the Disclosure Statement carefully, including the voting procedures explained in
Section I, page 6.

     The Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you and the beneficial owners of the Trust Preferred Claims for which you are the Nominee if it is accepted by the holders of two-thirds in amount and-more than one-half in number of claims in each class that vote on the Plan, and by the holders of two-thirds in amount of equity security interests in each class that vote on the Plan, and if it otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

     PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. COMPLETE, SIGN, AND DATE THIS MASTER BALLOT, AND RETURN IT SO THAT IT IS RECEIVED BY BANKRUPTCY SERVICES LLC ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999. IF THIS MASTER BALLOT IS NOT COMPLETED, SIGNED, AND TIMELY RECEIVED, THE VOTES TRANSMITTED BY THIS MASTER BALLOT WILL NOT BE COUNTED.

ITEM 1.  CERTIFICATION OF AUTHORITY TO VOTE.

     The undersigned certifies that as of the November 2, 1999 record date, the undersigned (please check the applicable box):

          Is a broker, bank, or other nominee for the beneficial owners of the aggregate principal amount of Trust Preferred Claims listed in Item 2 below, and is the registered holder of such securities, or

          Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank, or other nominee that is the registered holder of the aggregate principal amount of Trust Preferred Claims listed in Item 2 below, or

          Has been granted a proxy (an original of which is attached hereto) from a broker, bank, or other nominee, or a beneficial owner, that is the registered holder of the aggregate principal amount of Trust Preferred Claims listed in Item 2 below, and, accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial owners of the Trust Preferred Claims described in Item 2 below,

ITEM 2.  CLASS 3C (PREFERRED SECURITIES) VOTE.

     The undersigned transmits the following votes of beneficial owners in respect of their Trust Preferred Claims, and certifies that the following beneficial owners of the Trust Preferred Claims, as identified by the respective customer account numbers set forth below, are beneficial owners of such securities as of the November 2, 1999 record date and have delivered to the undersigned, as Nominee, Ballots casting such votes (Indicate in the appropriate column the aggregate principal amount voted for each account, or attach such information to this Master Ballot in the form of the following table. Please note: Each beneficial owner must vote all his, her, or its Class 3C Claims (Trust Preferred Claims) either to accept or reject the Plan, and may not split such vote.):

------------------------------------------------------------------------------------------------------
     YOUR CUSTOMER ACCOUNT               AMOUNT OF TRUST                  AMOUNT OF TRUST PREFERRED
  NUMBER FOR EACH BENEFICIAL        PREFERRED CLAIMS VOTED TO              CLAIMS VOTED TO REJECT
OWNER OF TRUST PREFERRED CLAIMS         ACCEPT THE PLAN*                          THE PLAN*
------------------------------------------------------------------------------------------------------
  1.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  2.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  3.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  4.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  5.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  6.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  7.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  8.                             $                                OR   $
------------------------------------------------------------------------------------------------------
  9.                             $                                OR   $
------------------------------------------------------------------------------------------------------
 10.                             $                                OR   $
------------------------------------------------------------------------------------------------------
          TOTALS                 $                                     $
------------------------------------------------------------------------------------------------------

---------------

* Each holder of a Trust Preferred Claims in Class 3C who submits this Ballot shall calculate the amount of its claim by multiplying (i) the number of Trust Preferred Securities held and (ii) $52.23, being the total amount of Trust Preferred Claims ($120,128,680) divided by the total number of Trust Preferred Securities (2,300,000).

ITEM 3. CERTIFICATION AS TO TRANSCRIPTION OF INFORMATION FROM ITEM 3 AS TO OTHER TRUST PREFERRED CLAIMS VOTED BY BENEFICIAL OWNERS.

     The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 3 of the Trust Preferred Claims Ballots, identifying any other Trust Preferred Claims for which such beneficial owners have submitted other Ballots:

                          TRANSCRIBE FROM ITEM 3 OF THE TRUST PREFERRED CLAIMS BALLOT:

                                                                     AMOUNT OF OTHER TRUST
                                                   NAME HOLDER         PREFERRED CLAIMS
YOUR CUSTOMER ACCOUNT     ACCOUNT NUMBER                                     VOTED
   NUMBER FOR EACH
BENEFICIAL OWNER WHO   (TRANSCRIBE FROM ITEM  (TRANSCRIBE FROM ITEM  (TRANSCRIBE FROM ITEM
 COMPLETED ITEM 3 OF           3 OF                   3 OF              3 OF THE TRUST
 THE TRUST PREFERRED    THE TRUST PREFERRED    THE TRUST PREFERRED         PREFERRED
    CLAIMS BALLOT         CLAIMS BALLOT)         CLAIMS BALLOT)         CLAIMS BALLOT)
 1.                                                                  $
 2.                                                                  $
 3.                                                                  $
 4.                                                                  $
 5.                                                                  $
 6.                                                                  $
 7.                                                                  $
 8.                                                                  $
 9.                                                                  $
10.                                                                  $

ITEM 4.  CERTIFICATION.

     By signing this Master Ballot, the undersigned certifies that each beneficial owner of the Trust Preferred Claims listed in Item 2, above, has been provided with a copy of the Disclosure Statement, including the exhibits thereto, and acknowledges that the solicitation of votes is subject to all the terms and conditions set forth in the Disclosure Statement.

                                          Name of Broker, Bank, or Other
                                          Nominee:

                                          --------------------------------------
                                          (Print or Type)

                                          Name of Proxy Holder or Agent for
                                          Broker, Bank, or Other Nominee (if
                                          applicable):

                                          --------------------------------------
                                          (Print or Type)

                                          Social Security or Federal Tax I.D.
                                          No.:
                                          --------------------------------------
                                                                 (If Applicable)

                                          Signature:
                                          --------------------------------------

                                          By:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Title:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Street Address:
                                          --------------------------------------

                                          City, State, Zip Code:
                                          --------------------------------------

                                          Telephone Number:
                                                            (   )
                                          -------------------------------------

                                          Date Completed:
                                          --------------------------------------

THIS MASTER BALLOT MUST BE RECEIVED BY BANKRUPTCY SERVICES LLC, BEFORE 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999 OR THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

PLEASE NOTE: BALLOTS AND MASTER BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE TRANSMISSION.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BALLOTS, DISCLOSURE STATEMENT, OR OTHER RELATED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT
(212) 376-8494.

                 INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

VOTING DEADLINE:

     The Voting Deadline is 4:00 p.m., Eastern Time, on November 29, 1999, unless extended by the Debtors. To have the vote of your customers count, you must complete, sign, and return this Master Ballot so that it is received by BANKRUPTCY SERVICES LLC, HERON TOWER, 7O EAST 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10022, on or before the Voting Deadline.

HOW TO VOTE:

     If you are both the registered owner and beneficial owner of any principal amount of Trust Preferred Claims and you wish to vote such Trust Preferred Claims, you may complete, execute, and return to BANKRUPTCY SERVICES LLC either a Trust Preferred Claims Ballot or a Trust Preferred Claims Master Ballot.

     IF YOU ARE TRANSMITTING THE VOTES OF ANY BENEFICIAL OWNERS OF TRUST PREFERRED CLAIMS OTHER THAN YOURSELF, YOU MAY EITHER:

     1. Complete and execute the Trust Preferred Claims Ballot (other than Items 2 and 3) and deliver to the beneficial owner such "prevalidated" Trust Preferred Claims Ballot, along with the Disclosure Statement and other materials requested to be forwarded. The beneficial owner should complete Items 2 and 3 of that Ballot and return the completed Ballot to BANKRUPTCY SERVICES LLC so as to be received before the Voting Deadline;

                                       OR

     2. For any Trust Preferred Claims Ballots you do not "prevalidate":

          Deliver the Trust Preferred Claims Ballot to the beneficial owner, along with the Disclosure Statement and other materials requested to be forwarded, and take the necessary actions to enable such beneficial owner to complete and execute such Ballot voting to accept or reject the Plan, and (ii) return the complete, executed Ballot to you in sufficient time to enable you to complete the Master Ballot and deliver it to BANKRUPTCY SERVICES LLC before the Voting Deadline; and

          With respect to all of the Trust Preferred Claims Ballots returned to you, you must properly complete the Master Ballot, as follows:

             a. Check the appropriate box in Item 1 on the Master Ballot;

             b. Indicate the votes to accept or reject the Plan in Item 2 of this Master Ballot, as transmitted to you by the beneficial owners of the Trust Preferred Claims. To identify such beneficial owners without disclosing their names, please use the customer account number assigned by you to each such beneficial owner, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number). IMPORTANT: BENEFICIAL OWNERS MAY NOT SPLIT THEIR VOTES. EACH BENEFICIAL OWNER MUST VOTE ALL HIS, HER, OR ITS TRUST PREFERRED CLAIMS EITHER TO ACCEPT OR REJECT THE PLAN. IF ANY BENEFICIAL OWNER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT BANKRUPTCY SERVICES LLC IMMEDIATELY. Any Ballot or Master Ballot which is validly executed but which does not indicate acceptance or rejection of the Plan by the indicated beneficial owner or which impermissibly attempts to split a vote will not be counted;

             c. Please note that Item 3 of this Master Ballot requests that you transcribe the information provided by each beneficial owner from Item 3 of each completed Trust Preferred Claims Ballot relating to other Trust Preferred Claims voted;

             d. Review the certification in Item 4 of the Master Ballot;

             e. Sign and date the Master Ballot, and provide the remaining information requested;

             f. If additional space is required to respond to any item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item of the Master Ballot to which you are responding;

             g. Contact BANKRUPTCY SERVICES LLC to arrange for delivery of the completed Master Ballot to its offices; and

             h. Deliver the completed, executed Master Ballot so that it is actually received by BANKRUPTCY SERVICES LLC on or before the Voting Deadline. For each completed, executed Trust Preferred Claims Ballot returned to you by a beneficial owner, either forward such Ballot (along with your Master Ballot) to BANKRUPTCY SERVICES LLC or retain such Trust Preferred Claims Ballot in your files for one year from the Voting Deadline.

PLEASE NOTE:

     This Master Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan. Holders should not surrender, at this time, certificates representing their securities. BANKRUPTCY SERVICES LLC will not accept delivery of any such certificates surrendered together with this Master Ballot. Surrender of securities for exchange may only be made by you, and will only be accepted pursuant to a letter of transmittal which will be furnished to you by the Debtors following confirmation of the Plan by the United States Bankruptcy Court.

     No Ballot or Master Ballot shall constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

     No fees or commissions or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan. We will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Ballots and other enclosed materials to the beneficial owners of Trust Preferred Claims held by you as a nominee or in a fiduciary capacity. We will also pay all transfer taxes, if any, applicable to the transfer and exchange of your securities pursuant to and following confirmation of the Plan.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE DEBTORS OR BANKRUPTCY SERVICES LLC, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE ENCLOSED DOCUMENTS.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BALLOTS, DISCLOSURE STATEMENT, OR OTHER RELATED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT
(212) 376-8494.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.
------------------------------------------------

HVIDE MARINE INCORPORATED, ET AL.,
DEBTORS.

2200 ELLER DRIVE
FT. LAUDERDALE, FLORIDA
33316
TAX ID NO. 65-0524593
------------------------------------------

                       BALLOT FOR ACCEPTING OR REJECTING
          PLAN OF REORGANIZATION OF HVIDE MARINE INCORPORATED, ET AL.
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                  BALLOT FOR VOTING COMMON STOCK CERTIFICATES
                       CLASS 6: COMMON STOCK CERTIFICATES
                               CUSIP #448515-106

If you are a beneficial owner of COMMON STOCK CERTIFICATES (the "Common Stock") issued by HVIDE MARINE INCORPORATED, et al., please use this Ballot to cast your vote to accept or reject the chapter 11 plan of reorganization (the "Plan") which is being proposed by HVIDE MARINE INCORPORATED, et al. The Plan is Exhibit "A" to the Disclosure Statement, dated November 1, 1999, (the "Disclosure Statement"), which accompanies this Ballot. The Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in each class that vote on the Plan, and by the holders of two-thirds in amount of equity security interests in each class that vote on the Plan, and if it otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

                                   IMPORTANT

VOTING DEADLINE:  4:00 P.M., EASTERN TIME ON NOVEMBER 29, 1999.
REVIEW THE ACCOMPANYING DISCLOSURE STATEMENT FOR THE PLAN.
BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE TRANSMISSION.
DO NOT RETURN ANY SECURITIES WITH THIS BALLOT. This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

                                  HOW TO VOTE

     1. COMPLETE ITEM 1 (if not already filled out by your nominee) AND ITEM 2 AND COMPLETE ITEM 3 (if applicable).

     2.  REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 4.

     3. SIGN THE BALLOT (unless your Ballot has already been signed or "prevalidated" by your nominee).

     4. RETURN THE BALLOT IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE (if the enclosed envelope is addressed to your nominee, make sure your nominee receives your Ballot in time to submit it before the Voting Deadline).

     5. YOU WILL RECEIVE A SEPARATE BALLOT FOR EACH ISSUE OF SECURITIES YOU OWN WHICH IS ENTITLED TO BE VOTED UNDER THE PLAN.

     6. YOU MUST VOTE ALL YOUR COMMON STOCK EITHER TO ACCEPT OR TO REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.

ITEM 1.  NUMBER OF SHARES OF COMMON STOCK VOTED.

     The undersigned certifies that as of November 2, 1999 (the record date), the undersigned was either the beneficial owner, or the nominee of a beneficial owner, of the following number of shares of Common Stock. If your Common Stock is held by a nominee on your behalf and you do not know the number of shares, please contact your nominee immediately.

ITEM 2.  VOTE.

     The beneficial owner of the Common Stock identified in Item 1 votes as follows (check one box only if you do not check a box your vote will not be counted):

           [ ]  to Accept the Plan.          [ ]  to Reject the Plan.

ITEM 3.  IDENTIFY ALL OTHER COMMON STOCK VOTED.

     By returning this Ballot, the beneficial owner of the Common Stock identified in Item 1 certifies that (a) this Ballot is the only Ballot submitted for the Common Stock owned by such beneficial owner, except for the Common Stock identified in the following table, and (b) all Ballots for Common Stock submitted by the beneficial owner indicate the same vote to accept or reject the Plan that the beneficial owner has indicated in Item 2 of this Ballot (please use additional sheets of paper if necessary):

            ONLY COMPLETE ITEM 3 IF YOU HAVE SUBMITTED OTHER BALLOTS

----------------------------------------------------------------------------------
                                                           NUMBER OF SHARES OF
                                                            OTHER COMMON STOCK
      ACCOUNT NUMBER              NAME OF HOLDER                  VOTED*
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

     * Insert your name if the common stock is held by you in record name or, if held in street name, insert the name of your broker or bank.

ITEM 4.  AUTHORIZATION.

     By returning this Ballot, the beneficial owner of the Common Stock identified in Item 1 certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the Common Stock listed in Item 1,
(b) was the beneficial owner of the Common Stock described in Item 1 on November 2, 1999, and (c) has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

Name:
--------------------------------------------------------------------------------
                                   (Print or Type)

Social Security or Federal Tax I.D. No.:
----------------------------------------------------------------------
                                                   (Optional)

Signature:
--------------------------------------------------------------------------------

By:
--------------------------------------------------------------------------------
                                  (If Appropriate)

Title:
--------------------------------------------------------------------------------
                                  (If Appropriate)

Street Address:
--------------------------------------------------------------------------------

City, State, Zip Code:
--------------------------------------------------------------------------------
Telephone Number:
(   )
------------------------------------------------------------------------------
Date Completed:
--------------------------------------------------------------------------------

No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan. This Ballot shall not constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

YOUR VOTE MUST BE FORWARDED IN AMPLE TIME FOR YOUR VOTE TO BE RECEIVED BY BANKRUPTCY SERVICES LLC, BY 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999, OR YOUR VOTE WILL NOT BE COUNTED. IF THE ENCLOSED ENVELOPE IS ADDRESSED TO YOUR NOMINEE, MAKE SURE YOUR NOMINEE RECEIVES YOUR BALLOT IN TIME TO SUBMIT IT BEFORE THE VOTING DEADLINE.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT OR OTHER ENCLOSED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT (212) 376-8494.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.
------------------------------------------------

HVIDE MARINE INCORPORATED ET AL.,

               DEBTORS.

2200 ELLER DRIVE
FT. LAUDERDALE, FLORIDA
33316

TAX ID NO. 65-0524593
------------------------------------------------

                    MASTER BALLOT FOR ACCEPTING OR REJECTING
                           PLAN OF REORGANIZATION OF
                        HVIDE MARINE INCORPORATED ET AL.
              TO BE FILED UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
               MASTER BALLOT FOR VOTING COMMON STOCK CERTIFICATES
                       CLASS 6: COMMON STOCK CERTIFICATES
                               CUSIP # 448515-106

THE VOTING DEADLINE BY WHICH YOUR MASTER BALLOT MUST BE RECEIVED BY BANKRUPTCY SERVICES LLC IS 4:00 P.M., EASTERN TIME ON NOVEMBER 29, 1999. IF YOUR MASTER BALLOT IS NOT RECEIVED ON OR BEFORE THE VOTING DEADLINE, THE VOTES REPRESENTED BY YOUR MASTER BALLOT WILL NOT BE COUNTED.

     This Master Ballot is to be used by you, as a broker, bank, or other nominee (or as their proxy holder or agent) (each of the foregoing, a "Nominee"), for beneficial owners of the Common Stock Certificates (the "Common Stock") issued by HVIDE MARINE INCORPORATED, et al., to transmit the votes of such holders in respect of their Common Stock to accept or reject the chapter 11 plan of reorganization (the "Plan") described in, and attached as Exhibit "A" to the Disclosure Statement, dated November 1, 1999 (the "Disclosure Statement") provided to you. Before you transmit such votes, please review the Disclosure Statement carefully, including the voting procedures explained in Section I, page 6.

     The Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you and the beneficial owners of the Common Stock for which you are the Nominee if it is accepted by the holders of two-thirds in amount and-more than one-half in number of claims in each class that vote on the Plan, and by the holders of two-thirds in amount of equity security interests in each class that vote on the Plan, and if it otherwise satisfies the requirements of section 1129(a) of the Bankruptcy Code. If the requisite acceptances are not obtained, the Bankruptcy Court may nonetheless confirm the Plan if it finds that the Plan provides fair and equitable treatment to, and does not discriminate unfairly against, the class or classes rejecting it, and otherwise satisfies the requirements of section 1129(b) of the Bankruptcy Code.

     PLEASE READ AND FOLLOW THE ATTACHED INSTRUCTIONS CAREFULLY. COMPLETE, SIGN, AND DATE THIS MASTER BALLOT, AND RETURN IT SO THAT IT IS RECEIVED BY BANKRUPTCY SERVICES LLC ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999. IF THIS MASTER BALLOT IS NOT COMPLETED, SIGNED, AND TIMELY RECEIVED, THE VOTES TRANSMITTED BY THIS MASTER BALLOT WILL NOT BE COUNTED.

ITEM 1.  CERTIFICATION OF AUTHORITY TO VOTE.

     The undersigned certifies that as of the November 2, 1999 record date, the undersigned (please check the applicable box):

          Is a broker, bank, or other nominee for the beneficial owners of the aggregate number of shares of Common Stock listed in Item 2 below, and is the registered holder of such securities, or

          Is acting under a power of attorney and/or agency (a copy of which will be provided upon request) granted by a broker, bank, or other nominee that is the registered holder of the number of shares of Common Stock listed in Item 2 below, or

          Has been granted a proxy (an original of which is attached hereto) from a broker, bank, or other nominee, or a beneficial owner, that is the registered holder of the aggregate number of shares of Common Stock listed in Item 2 below, and, accordingly, has full power and authority to vote to accept or reject the Plan on behalf of the beneficial owners of the Common Stock described in Item 2 below,

ITEM 2.  CLASS 6 (COMMON STOCK) VOTE.

     The undersigned transmits the following votes of beneficial owners in respect of their Common Stock, and certifies that the following beneficial owners of Common Stock, as identified by the respective customer account numbers set forth below, are beneficial owners of such securities as of the November 2, 1999 record date and have delivered to the undersigned, as Nominee, Ballots casting such votes (Indicate in the appropriate column the aggregate number of shares voted for each account, or attach such information to this Master Ballot in the form of the following table. Please note: Each beneficial owner must vote all his, her, or its Class 6 Interests (Common Stock) either to accept or reject the Plan, and may not split such vote.):

------------------------------------------------------------------------------------------------------
YOUR CUSTOMER ACCOUNT NUMBER
 FOR EACH BENEFICIAL OWNER    NUMBER OF SHARES OF COMMON STOCK        NUMBER OF SHARES OF COMMON STOCK
      OF COMMON STOCK             VOTED TO ACCEPT THE PLAN                VOTED TO REJECT THE PLAN
------------------------------------------------------------------------------------------------------
  1.                                                             OR
------------------------------------------------------------------------------------------------------
  2.                                                             OR
------------------------------------------------------------------------------------------------------
  3.                                                             OR
------------------------------------------------------------------------------------------------------
  4.                                                             OR
------------------------------------------------------------------------------------------------------
  5.                                                             OR
------------------------------------------------------------------------------------------------------
  6.                                                             OR
------------------------------------------------------------------------------------------------------
  7.                                                             OR
------------------------------------------------------------------------------------------------------
  8.                                                             OR
------------------------------------------------------------------------------------------------------
  9.                                                             OR
------------------------------------------------------------------------------------------------------
 10.                                                             OR
------------------------------------------------------------------------------------------------------
          TOTALS
------------------------------------------------------------------------------------------------------

ITEM 3. CERTIFICATION AS TO TRANSCRIPTION OF INFORMATION FROM ITEM 3 AS TO OTHER COMMON STOCK VOTED BY BENEFICIAL OWNERS.

     The undersigned certifies that the undersigned has transcribed in the following table the information, if any, provided by beneficial owners in Item 3 of the Common Stock, identifying any other Common Stock for which such beneficial owners have submitted other Ballots:

                               TRANSCRIBE FROM ITEM 3 OF THE COMMON STOCK BALLOT:

                                                                      NUMBER OF SHARES OF
YOUR CUSTOMER ACCOUNT     ACCOUNT NUMBER           NAME HOLDER        OTHER COMMON STOCK
   NUMBER FOR EACH                                                           VOTED
BENEFICIAL OWNER WHO
 COMPLETED ITEM 3 OF   (TRANSCRIBE FROM ITEM  (TRANSCRIBE FROM ITEM  (TRANSCRIBE FROM ITEM
  THE COMMON STOCK     3 OF THE COMMON STOCK    3 OF COMMON STOCK      3 OF COMMON STOCK
       BALLOT                 BALLOT)                BALLOT)                BALLOT)
 1.
 2.
 3.
 4.
 5.
 6.
 7.
 8.
 9.
10.

ITEM 4.  CERTIFICATION.

     By signing this Master Ballot, the undersigned certifies that each beneficial owner of Common Stock listed in Item 2, above, has been provided with a copy of the Disclosure Statement, including the exhibits thereto, and acknowledges that the solicitation of votes is subject to all the terms and conditions set forth in the Disclosure Statement.

                                          Name of Broker, Bank, or Other
                                          Nominee:

                                          --------------------------------------
                                          (Print or Type)

                                          Name of Proxy Holder or Agent for
                                          Broker, Bank, or Other Nominee (if
                                          applicable):

                                          --------------------------------------
                                          (Print or Type)

                                          Social Security or Federal Tax I.D.
                                          No.:
                                          --------------------------------------
                                                                 (If Applicable)

                                          Signature:
                                          --------------------------------------

                                          By:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Title:
                                          --------------------------------------
                                                     (If Appropriate)

                                          Street Address:
                                          --------------------------------------

                                          City, State, Zip Code:
                                          --------------------------------------

                                          Telephone Number: (     )
                                          --------------------------------------

                                          Date Completed:
                                          --------------------------------------

THIS MASTER BALLOT MUST BE RECEIVED BY BANKRUPTCY SERVICES LLC, BEFORE 4:00 P.M., EASTERN TIME, ON NOVEMBER 29, 1999 OR THE VOTES TRANSMITTED HEREBY WILL NOT BE COUNTED.

PLEASE NOTE: BALLOTS AND MASTER BALLOTS WILL NOT BE ACCEPTED BY FACSIMILE TRANSMISSION.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BALLOTS, DISCLOSURE STATEMENT, OR OTHER RELATED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT
(212) 376-8494.

                 INSTRUCTIONS FOR COMPLETING THE MASTER BALLOT

VOTING DEADLINE:

     The Voting Deadline is 4:00 p.m., Eastern Time, on November 29, 1999, unless extended by the Debtors. To have the vote of your customers count, you must complete, sign, and return this Master Ballot so that it is received by BANKRUPTCY SERVICES LLC, HERON TOWER, 70 EAST 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10022, on or before the Voting Deadline. HOW TO VOTE:

     If you are both the registered owner and beneficial owner of any principal amount of Common Stock and you wish to vote Common Stock, you may complete, execute, and return to BANKRUPTCY SERVICES LLC either a Common Stock Ballot or a Common Stock Master Ballot.

     IF YOU ARE TRANSMITTING THE VOTES OF ANY BENEFICIAL OWNERS OF COMMON STOCK OTHER THAN YOURSELF, YOU MAY EITHER:

     1. Complete and execute the Common Stock Ballot (other than Items 2 and 3) and deliver to the beneficial owner such "prevalidated" Common Stock Ballot, along with the Disclosure Statement and other materials requested to be forwarded. The beneficial owner should complete Items 2 and 3 of that Ballot and return the completed Ballot to BANKRUPTCY SERVICES LLC so as to be received before the Voting Deadline;

                                       OR

     2. For any Common Stock Ballots you do not "prevalidate":

          Deliver the Common Stock Ballot to the beneficial owner, along with the Disclosure Statement and other materials requested to be forwarded, and take the necessary actions to enable such beneficial owner to complete and execute such Ballot voting to accept or reject the Plan, and (ii) return the complete, executed Ballot to you in sufficient time to enable you to complete the Master Ballot and deliver it to BANKRUPTCY SERVICES LLC before the Voting Deadline; and

          With respect to all Common Stock Ballots returned to you, you must properly complete the Master Ballot, as follows:

             a. Check the appropriate box in Item 1 on the Master Ballot;

             b. Indicate the votes to accept or reject the Plan in Item 2 of this Master Ballot, as transmitted to you by the beneficial owners of Common Stock Notes. To identify such beneficial owners without disclosing their names, please use the customer account number assigned by you to each such beneficial owner, or if no such customer account number exists, please assign a number to each account (making sure to retain a separate list of each beneficial owner and the assigned number). IMPORTANT: BENEFICIAL OWNERS MAY NOT SPLIT THEIR VOTES. EACH BENEFICIAL OWNER MUST VOTE ALL HIS, HER, OR ITS COMMON STOCK EITHER TO ACCEPT OR REJECT THE PLAN. IF ANY BENEFICIAL OWNER HAS ATTEMPTED TO SPLIT SUCH VOTE, PLEASE CONTACT BANKRUPTCY SERVICES LLC IMMEDIATELY. Any Ballot or Master Ballot which is validly executed but which does not indicate acceptance or rejection of the Plan by the indicated beneficial owner or which impermissibly attempts to split a vote will not be counted;

             c. Please note that Item 3 of this Master Ballot requests that you transcribe the information provided by each beneficial owner from Item 3 of each completed Common Stock Ballot relating to other Common Stock voted;

             d. Review the certification in Item 4 of the Master Ballot;

             e. Sign and date the Master Ballot, and provide the remaining information requested;

             f. If additional space is required to respond to any item on the Master Ballot, please use additional sheets of paper clearly marked to indicate the applicable Item of the Master Ballot to which you are responding;

             g. Contact BANKRUPTCY SERVICES LLC to arrange for delivery of the completed Master Ballot to its offices; and

             h. Deliver the completed, executed Master Ballot so that it is actually received by BANKRUPTCY SERVICES LLC on or before the Voting Deadline. For each completed, executed Common Stock Ballot returned to you by a beneficial owner, either forward such Ballot (along with your Master Ballot) to BANKRUPTCY SERVICES LLC or retain such Common Stock Ballot in your files for one year from the Voting Deadline.

PLEASE NOTE:

     This Master Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan. Holders should not surrender, at this time, certificates representing their securities. BANKRUPTCY SERVICES LLC will not accept delivery of any such certificates surrendered together with this Master Ballot. Surrender of securities for exchange may only be made by you, and will only be accepted pursuant to a letter of transmittal which will be furnished to you by the Debtors following confirmation of the Plan by the United States Bankruptcy Court.

     No Ballot or Master Ballot shall constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

     No fees or commissions or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan. We will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the Ballots and other enclosed materials to the beneficial owners of Common Stock held by you as a nominee or in a fiduciary capacity. We will also pay all transfer taxes, if any, applicable to the transfer and exchange of your securities pursuant to and following confirmation of the Plan.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE DEBTORS OR BANKRUPTCY SERVICES LLC, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE PLAN, EXCEPT FOR THE STATEMENTS CONTAINED IN THE ENCLOSED DOCUMENTS.

IF YOU HAVE ANY QUESTIONS REGARDING THIS MASTER BALLOT OR THE VOTING PROCEDURES, OR IF YOU NEED ADDITIONAL COPIES OF THE MASTER BALLOT, BALLOTS, DISCLOSURE STATEMENT, OR OTHER RELATED MATERIALS, PLEASE CALL BANKRUPTCY SERVICES LLC, AT
(212) 376-8494.

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

---------------------------------------------------------------

In re:
HVIDE MARINE INCORPORATED,
et al.,
                       Debtors,

---------------------------------------------------------------

                                                  Chapter 11
                                                  Case No. 99-3024 (PJW)
                                                  (Jointly Administered)

NOTICE OF (A) SOLICITATION OF VOTES TO ACCEPT OR REJECT THE FIRST AMENDED JOINT
    PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS, (B) HEARING TO CONSIDER CONFIRMATION OF THE FIRST AMENDED PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS, AND (C) PROPOSED DISCHARGE OF CERTAIN CLAIMS, INCLUDING WITHOUT
 LIMITATION, CLAIMS FOR DAMAGES ARISING FROM THE PURCHASE OR SALE OF SECURITIES

TO ALL CREDITORS, TRUSTEES, HOLDERS OF
SECURITIES TRADING CLAIMS, EQUITY
SECURITY HOLDERS AND PARTIES IN INTEREST:

     NOTICE IS HEREBY GIVEN that on November 2, 1999, the United States Bankruptcy Court for the District of Delaware (the "Court") entered an order (the "Order") approving the disclosure statement (the "Disclosure Statement") in respect of the First Amended Joint Plan of Reorganization (the "Plan") filed by the debtors, Hvide Marine Incorporated and its subsidiaries and affiliates listed below (collectively, the "Debtors"). Pursuant to the Order, copies of the Plan and Disclosure Statement have been mailed to all known creditors and equity security holders of the Debtor. Ballots for voting to accept or reject the Plan have been mailed to all known creditors and equity security holders entitled to vote to accept or reject the Plan. If you are a creditor or equity security holder of the Debtor and have not received a copy of the Plan, Disclosure Statement, or if applicable, a ballot, you may obtain a copy of same by telephoning the Debtors' tabulation agent, Bankruptcy Services LLC at (212) 376-8494.

     NOTICE IS FURTHER GIVEN that all ballots cast to accept or reject the Plan must be properly completed, executed and mailed or delivered to Bankruptcy Services LLC, the Debtors' tabulation agent, by mail or delivered by hand or courier to Heron Tower, 70 East 55th Street, 6th Floor, New York, New York 10022, so that they are received no later than 4:00 p.m., Eastern Standard Time, on November 29, 1999. If your ballot is not properly completed or received within such time, it will not be counted as a vote to accept or reject the Plan.

     NOTICE IS FURTHER GIVEN that the Court has fixed December 1, 1999 at 11:30 a.m. as the date and time for the hearing to consider confirmation of the Plan and related matters (the "Confirmation Hearing"). The Confirmation Hearing will be held at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware. The Confirmation Hearing may be adjourned from time to time without further notice other than announcement made at the Confirmation Hearing or any adjourned hearing.

     NOTICE IS FURTHER GIVEN that objections, if any, to the confirmation of the Plan shall be in writing, and (a) shall state the name and address of the objecting party and the nature of the claim or interest of such party, (b) shall state with particularity the basis and nature of each objection to confirmation of the Plan and (c) be filed, together with proof of service, with the Court (with a copy to

Chambers) and served so that they are received no later than 4:00 p.m., Eastern Standard Time, on November 29, 1999, by the Court, Chambers and the following parties: (i) Kronish Lieb Weiner & Hellman LLP, Co-Counsel to the Debtors, 1114 Avenue of the Americas, New York, New York 10036, Attn: Robert J. Feinstein, Esq., (ii) Young Conaway Stargatt & Taylor, LLP, Co-Counsel to the Debtors, 11th Floor, One Rodney Square, Wilmington, Delaware 19899-0391, Attn: Laura Davis Jones, Esq., (iii) Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316, Attn: Robert B. Lamm, Esq., (iv) Milbank, Tweed, Hadley & McCloy LLP, Co-Counsel to the Official Committee of Unsecured Creditors, 1 Chase Manhattan Plaza, New York, New York 10005, Attn: Dennis F. Dunne, Esq., (v) Ashby & Geddes, Co-Counsel to the Official Committee of Unsecured Creditors, One Rodney Square, P.O. Box 1150, Wilmington, Delaware 19899, Attn: William P. Bowden, Esq. and (vi) the Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, Attn: John D. McLaughlin, Jr., Esq.

     NOTICE IS FURTHER GIVEN TO ALL PERSONS WHO MIGHT SEEK TO ASSERT OR BELIEVE THEY MAY HOLD A CLAIM OF ANY KIND AGAINST ANY OF THE DEBTORS (A) ARISING FROM THE RESCISSION OF A PURCHASE OR SALE OF ANY SECURITY ISSUED BY ANY OF THE DEBTORS, INCLUDING BUT NOT LIMITED TO, THE 8 3/8% SENIOR NOTES, THE 6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES OR SHARES OF COMMON STOCK ISSUED BY HVIDE MARINE INCORPORATED, OR THE 6 1/2% TRUST CONVERTIBLE PREFERRED SECURITIES ISSUED BY HVIDE CAPITAL TRUST (COLLECTIVELY, THE "SECURITIES"); (B) FOR DAMAGES ARISING FROM THE PURCHASE OR SALE OF ANY OF THE SECURITIES; OR (C) FOR REIMBURSEMENT OR CONTRIBUTION FROM ANY OF THE DEBTORS ON ACCOUNT OF A CLAIM DESCRIBED IN CLAUSE
(A) OR (B) (COLLECTIVELY, "SECURITIES TRADING CLAIMS"). BASED ON THE FACT THAT NO SECURITIES TRADING CLAIMS HAVE BEEN THREATENED OR ASSERTED AGAINST ANY OF THE DEBTORS, THE PLAN CLASSIFIES THESE CLAIMS BUT PROVIDES FOR NO DISTRIBUTION TO BE MADE TO SUCH CLASSES (OTHER THAN SECURITIES TRADING CLAIMS, IF ANY, RELATING TO HVIDE MARINE INCORPORATED COMMON STOCK), AND ALL SECURITIES TRADING CLAIMS (INCLUDING, WITHOUT LIMITATION, SUCH CLAIMS RELATING TO HVIDE MARINE INCORPORATED COMMON STOCK) WILL BE DEEMED TO BE DISCHARGED, SATISFIED AND BARRED BY THE ORDER TO BE ENTERED ON OR ABOUT DECEMBER 1, 1999 CONFIRMING THE PLAN. ACCORDINGLY, ANY PERSON WHO DESIRES TO ASSERT A SECURITIES TRADING CLAIM AGAINST ANY OF THE DEBTORS MUST DO SO BY NOVEMBER 29, 1999 OR SUCH CLAIM WILL BE FOREVER WAIVED AND, UNDER THE PLAN AND THE CONFIRMATION ORDER, DISCHARGED, SATISFIED AND BARRED. IN ORDER TO ASSERT A SECURITIES TRADING CLAIM, SUCH CLAIM MUST BE FILED WITH THE COURT (WITH A COPY TO CHAMBERS) AND SERVED SO THAT IT IS RECEIVED NO LATER THAN 4:00 P.M., EASTERN STANDARD TIME ON NOVEMBER 29, 1999, BY THE COURT, CHAMBERS AND THE FOLLOWING PARTIES: (I) HVIDE MARINE INCORPORATED, 2200 ELLER DRIVE, P.O. BOX 13038, FT. LAUDERDALE, FLORIDA, 33316, ATTN: ROBERT B. LAMM, ESQ., AND (II) KRONISH LIEB WEINER & HELLMAN LLP, 1114 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036, ATTN: ROBERT J. FEINSTEIN, ESQ., CO-COUNSEL TO THE DEBTORS, AND (III) MILBANK, TWEED, HADLEY & MCCLOY LLP, 1 CHASE MANHATTAN PLAZA, NEW YORK, NEW YORK 10005, ATTN: DENNIS F. DUNNE, ESQ., CO-COUNSEL TO THE CREDITORS' COMMITTEE. ALL SECURITIES TRADING CLAIMS SHALL STATE WITH PARTICULARITY THE BASIS AND NATURE OF THE CLAIM IN CONFORMITY WITH RULE 7009 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE, AND STATE THE DOLLAR AMOUNT OF SECURITIES AND/OR NUMBER OF SHARES WHICH ARE THE SUBJECT OF THE CLAIM.

Dated: Wilmington, Delaware
       November 2, 1999

                                          BY ORDER OF THE UNITED STATES
                                          BANKRUPTCY COURT FOR THE DISTRICT OF
                                          DELAWARE

KRONISH LIEB WEINER & HELLMAN LLP
Robert J. Feinstein, Esq. (No. 2836)
James A. Beldner, Esq. (No. 2441)
1114 Avenue of the Americas
New York, New York 10036-7798
Telephone: (212) 479-6000

                  - and -

YOUNG CONAWAY STARGATT & TAYLOR LLP
Laura Davis Jones, Esq. (No. 2436)
Robert S. Brady, Esq. (No. 2847)
Brendan Linehan Shannon, Esq. (No. 3136)
11th Floor, Rodney Square North
P.O. Box 391
Wilmington, Delaware 19899-0391
(302) 571-6600

Co-Counsel for Debtors in Possession

                                  EXHIBIT "A"

HVIDE MARINE INCORPORATED
HVIDE MARINE INTERNATIONAL,
 INC.
HVIDE MARINE TRANSPORT, INC.
HVIDE MARINE TOWING, INC.
HVIDE MARINE TOWING
 SERVICES, INC.
HVIDE CAPITAL TRUST
HMI OPERATORS, INC.
LIGHTSHIP LIMITED PARTNER
 HOLDINGS, LLC
LONE STAR MARINE SERVICES,
 INC.
OCEAN SPECIALTY TANKERS
 CORPORATION
OFFSHORE MARINE MANAGEMENT
 INTERNATIONAL, INC.
SEABULK ALBANY, INC.
SEABULK ALKATAR, INC.
SEABULK ARABIAN, INC.
SEABULK ARCTIC EXPRESS, INC.
SEABULK ARIES II, INC.
SEABULK ARZANAH, INC.
SEABULK BARRACUDA, INC.
SEABULK BATON ROUGE, INC.
SEABULK BECKY, INC.
SEABULK BUL HANIN, INC.
SEABULK CAPRICORN, INC.
SEABULK CARDINAL, INC.
SEABULK CAROL, INC.
SEABULK CAROLYN, INC.
SEABULK CHAMP, INC.
SEABULK CHRISTOPHER, INC.
SEABULK CLAIBORNE, INC.
SEABULK CLIPPER, INC.
SEABULK COMMAND, INC.
SEABULK CONDOR, INC.
SEABULK CONSTRUCTOR, INC.
SEABULK COOT I, INC.
SEABULK COOT II, INC.
SEABULK CORMORANT, INC.
SEABULK CYGNET I, INC.
SEABULK CYGNET II, INC.
SEABULK DANAH, INC.
SEABULK DAYNA, INC.
SEABULK DEBBIE, INC.
SEABULK DEFENDER, INC.
SEABULK DIANA, INC.
SEABULK DISCOVERY, INC.
SEABULK DUKE, INC.
SEABULK EAGLE II, INC.
SEABULK EAGLE, INC.
SEABULK EMERALD, INC.
SEABULK ENERGY, INC.
SEABULK EXPLORER, INC.
SEABULK FALCON II, INC.
SEABULK FALCON, INC.
SEABULK FREEDOM, INC.
SEABULK FULMAR, INC.
SEABULK GABRIELLE, INC.
SEABULK GANNET I, INC.
SEABULK GANNET II, INC.
SEABULK GAZELLE, INC.
SEABULK GIANT, INC.
SEABULK GREBE, INC.
SEABULK HABARA, INC.
SEABULK HAMOUR, INC.
SEABULK HARRIER, INC.
SEABULK HATTA, INC.
SEABULK HAWAII, INC.
SEABULK HAWK, INC.
SEABULK HERCULES, INC.
SEABULK HERON, INC.
SEABULK HORIZON, INC.
SEABULK HOUBARE, INC.
SEABULK IBEX, INC.
SEABULK ISABEL, INC.
SEABULK JASPER, INC.
SEABULK JEBEL ALI, INC.
SEABULK KATIE, INC.
SEABULK KESTREL, INC.
SEABULK KING, INC.
SEABULK KNIGHT, INC.
SEABULK LAKE EXPRESS, INC.
SEABULK LARA, INC.
SEABULK LARK, INC.
SEABULK LINCOLN, INC.
SEABULK LULU, INC.
SEABULK MAINTAINER, INC.
SEABULK MALLARD, INC.
SEABULK MARLENE, INC.
SEABULK MARTIN I, INC.
SEABULK MARTIN II, INC.
SEABULK MERLIN, INC.
SEABULK MUBARRAK, INC.
SEABULK NEPTUNE, INC.
SEABULK OCEAN SYSTEMS
 CORPORATION
SEABULK OCEAN SYSTEMS
 HOLDINGS CORPORATION
SEABULK OFFSHORE ABU DHABI,
 INC.
SEABULK OFFSHORE DUBAI, INC.
SEABULK OFFSHORE
 HOLDINGS, INC.
SEABULK OFFSHORE
 INTERNATIONAL, INC.
SEABULK OFFSHORE GLOBAL
 HOLDINGS, INC.
SEABULK OFFSHORE LTD.
SEABULK OFFSHORE OPERATORS,
 INC.
SEABULK OFFSHORE OPERATORS
 NIGERIA LIMITED
SEABULK OFFSHORE OPERATORS
 TRINIDAD LIMITED
SEABULK OFFSHORE U.K. LTD.
SEABULK OREGON, INC.
SEABULK ORYX, INC.
SEABULK OSPREY, INC.
SEABULK PELICAN, INC.
SEABULK PENGUIN I, INC.
SEABULK PENGUIN II, INC.
SEABULK PENNY, INC.
SEABULK PERSISTENCE, INC.
SEABULK PETREL, INC.
SEABULK PLOVER, INC.
SEABULK POWER, INC.
SEABULK PRIDE, INC.
SEABULK PRINCE, INC.
SEABULK PRINCESS, INC.
SEABULK PUFFIN, INC.
SEABULK QUEEN, INC.
SEABULK RAVEN, INC.
SEABULK RED TERN LIMITED
SEABULK ROOSTER, INC.
SEABULK SABINE, INC.
SEABULK SALIHU, INC.
SEABULK SAPPHIRE, INC.
SEABULK SARA, INC.
SEABULK SEAHORSE, INC.
SEABULK SENGALI, INC.
SEABULK SERVICE, INC.
SEABULK SHARI, INC.
SEABULK SHINDAGA, INC.
SEABULK SKUA I, INC.
SEABULK SNIPE, INC.
SEABULK SUHAIL, INC.
SEABULK SWAN, INC.
SEABULK SWIFT, INC.
SEABULK TANKERS, LTD.
SEABULK TAURUS, INC.
SEABULK TENDER, INC.
SEABULK TIMS I, INC.
SEABULK TITAN, INC.
SEABULK TOOTA, INC.
SEABULK TOUCAN, INC.
SEABULK TRADER, INC.
SEABULK TRANSMARINE II, INC.
SEABULK TRANSMARINE
 PARTNERSHIP, LTD.
SEABULK TREASURE ISLAND, INC.
SEABULK UMM SHAIF, INC.
SEABULK VERITAS, INC.
SEABULK VIRGO I, INC.
SEABULK VOYAGER, INC.
SEABULK ZAKUM, INC.
SEABULK LTD. INC.
SUN STATE MARINE SERVICES,
 INC.
SEABULK BETSY, INC.
SEABULK LIBERTY, INC.
SEABULK MASTER, INC.
HMI CAYMAN HOLDINGS, INC.
HVIDE MARINE DE VENEZUELA,
 S.R.L.
MARANTA S.A.
SEABULK AMERICA PARTNERSHIP,
 LTD.

                                                                       EXHIBIT E

                                  INTRODUCTION

     Management has prepared the financial forecasts contained herein with the assistance of its financial advisors. Management has prepared the forecasts using what it considers to be conservative assumptions based upon current market conditions. In preparing these financial forecasts, management has assumed that the Plan will be confirmed in December 1999 and become effective on December 31, 1999. In the event the plan is not confirmed on that date but is confirmed within 30 days thereafter, management believes there will be no material change in the forecasts presented herein.

     For purposes of preparing the balance sheets that are shown in the forecasts, management assumed that the Company will apply the tenets of The American Institute of Certified Public Accountants' Statement of Position 90-7, or "Fresh Start Accounting", in preparing the actual balance sheet as of the Effective Date of the Plan. Management has estimated the impact of fresh start accounting in its projections by allocating the reorganization value of the enterprise to the Company's assets on a category-by-category basis as opposed to a vessel-by-vessel basis, which GAAP accounting may require.

     Management has assumed that the current recovery that has been underway for the past three months in the price of crude oil and rig counts will continue for the forecast period. In addition, management has included $5 million in asset sales in preparing its financial forecasts for the fiscal year ending December 31, 2000. Management intends to continue its efforts to reduce the Company's borrowing levels over time. As part of this effort, management intends to dispose of assets from time to time in the ordinary course of business. Assets disposed of in this manner will be vessels which, in management's opinion, do not fit in with the Company's long-term strategy for servicing its markets and customers.

     For purposes of preparing the forecasts, it has been assumed that all capital expenditures for maintaining the Company's existing fleet are capitalized and depreciated over a ten-year period once the Company emerges from reorganization. Each vessel will be valued based upon appraised values, subject to the application of fresh start accounting, and the remaining useful life will be used to determine future depreciation. Therefore, there may be significant changes in the future balances of the fixed asset and accumulated depreciation accounts which could, in the aggregate, produce material differences from the amounts shown in the forecasts. Management believes the cash flow impact from such changes will not be material.

     The forecasts include sufficient financing to repay the current outstanding obligations to the Company's bank lenders and to finance the Company's operations for the projection period. The Company expects to obtain a commitment to provide financing in the form of a senior secured loan facility, a senior secured revolving loan facility and senior secured second lien notes. Total long-term debt amortization for the period January 1, 2000 through December 31, 2003 is expected to be $81.6 million, comprised of $52.5 million for the senior secured loan facility, and $29.1 million for the existing MARAD obligations.

     Operating expense items for the most part have been assumed to increase at the rate of inflation or 3% over the forecast period. Some expense items have been assumed to increase at rates that may differ depending upon specific conditions that management was able to identify in preparing the forecasts.

     The Company owns a 50.75% interest in companies that own five recently delivered double-hull product carriers (referred to collectively as the "Tankers"). The Tankers are financed by U.S. government-guaranteed ship financing bonds which are non-recourse to the Company. At the time the Company purchased its interest in the Tankers, the Company intended to reduce its ownership to less than 50% and accounted for its investment under the equity method, meaning that the Company's investment was temporary in nature and that the Tankers, including the ship financing bonds, need not be consolidated and included in the Company's financial statements. For purposes of the projected financial statements included herein, management has not consolidated the Tankers or the related indebtedness. The Company has not yet been able to reduce its interest and therefore has been required to consolidate the Tankers and the related indebtedness in its September 30, 1999 financial statements. Therefore, the Company's consolidated balance sheet, statement of operations and cash flows will be materially different from those presented herein. Summary financial information for the Tankers for the nine-month period ended September 30, 1999 is as follows (in thousands):

Current assets..............................................  $ 23,813
Vessel and other assets.....................................   255,186
Current liabilities.........................................    10,144
U.S. government-guaranteed ship financing bonds.............   277,409
Revenues....................................................    35,910
Income from operations......................................     8,195
Net loss....................................................     2,125

                           HVIDE MARINE INCORPORATED

                   PROFORMA ADJUSTMENTS AT DECEMBER 31, 1999

                                                                                PROJECTED OPENING
                                                  PROJECTED                       BALANCE SHEET
                                                  12/31/99     ADJUSTMENTS          12/31/99
                                                  ---------    -----------      -----------------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
Cash............................................  $   8,000    $     3,517(A)       $ 11,517
Accounts Receivable.............................     58,792              0            58,792
Inventory, Prepaid & Other......................     16,033              0            16,033
                                                  ---------                         --------
          Total Current Assets..................  $  82,825                         $ 86,342
Construction in Progress, Property, Plant &
  Equipment, & Other Long-Term Assets...........  $ 974,976    $  (473,705)(B)      $501,271
Accumulated Depreciation........................   (152,806)       152,806(B)              0
                                                  ---------                         --------
          Total Long-Term Assets................  $ 822,170                         $501,271
Goodwill........................................  $  87,927    $   (87,927)(B)      $      0
                                                  ---------                         --------
          Total Assets..........................  $ 992,922                         $587,613
                                                  =========                         ========

LIABILITIES
Current Maturities..............................  $   9,999    $         0          $  9,999
Accounts Payable................................     13,646              0            13,646
Other Current Liabilities.......................     28,897              0            28,897
Secured Bank Debt...............................    240,983       (240,983)(C)             0
                                                  ---------                         --------
          Total Current Liabilities.............  $ 293,525                         $ 52,542
Marad, Capital Leases & Other...................  $  74,255    $         0          $ 74,255
DIP Facility....................................     21,375        (21,375)(A)             0
Senior Secured Notes............................    307,098       (307,098)(A)             0
Long-Term Financing.............................          0        200,000(A)        200,000
Senior Secured Second Lien Notes................          0         75,000(A)         75,000
Deferred Tax Liab. .............................      5,464              0             5,464
Other Long-Term Liabilities.....................      4,780              0             4,780
                                                  ---------                         --------
          Total Long-Term Liabilities...........  $ 412,972                         $359,499
                                                  ---------                         --------
          Total Liabilities.....................  $ 706,497                         $412,041
Minority Interest...............................  $   1,356    $         0          $  1,356
Trust Preferred Securities......................    116,840       (116,840)(C)             0
STOCKHOLDERS' EQUITY............................  $ 168,227    $     5,989(A)       $174,216
                                                  ---------                         --------
          Total Liabilities & Stockholders'
            Equity..............................  $ 992,922                         $587,613
                                                  =========                         ========

---------------

(A) Adjustment resulting from the consummation of the Plan.
(B) The American Institute of Certified Public Accountants has issued a Statement of Position on Financial Reporting by Entities in Reorganization Under the Bankruptcy Code -- Statement of Position 90-7. The tenets of SOP 90-7, also known as "Fresh Start Accounting", have been applied in preparing the projected December 31, 1999 balance sheet. Among other adjustments, "Fresh Start Accounting" requires the value of assets and liabilities to be adjusted to reflect estimates of current market values.
(C) The Senior Secured Notes and Trust Preferred Securities are presented net of associated deferred financing costs and accrued interest and comprise the Company's liabilities subject to compromise pursuant to the Plan. The classifications and presentation of certain liabilities differs from that in the Company's filings to better illustrate the effects of the Plan.

                           HVIDE MARINE INCORPORATED

                                 BALANCE SHEET

                                                         2000       2001       2002       2003
                                                       --------   --------   --------   ---------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS
Cash.................................................  $  8,000   $  8,000   $  8,000   $   8,000
Accounts Receivable..................................    67,994     68,883     73,713      78,262
Inventory, Prepaid & Other...........................    19,707     19,249     18,891      18,433
                                                       --------   --------   --------   ---------
          Total Current Assets.......................  $ 95,701   $ 96,132   $100,604   $ 104,695
Construction in Progress, Property, Plant &
  Equipment, & Furniture & Equipment.................  $519,765   $539,765   $564,765   $ 589,765
Accum. Deprec........................................   (27,097)   (58,543)   (92,489)   (128,935)
                                                       --------   --------   --------   ---------
Net Property, Plant & Equipment......................  $492,668   $481,222   $472,276   $ 460,830
          Total Assets...............................  $588,369   $577,354   $572,880   $ 565,525
                                                       ========   ========   ========   =========
LIABILITIES
Current Maturities...................................  $  8,795   $  6,720   $  6,720   $   6,720
Accounts Payable.....................................    13,810     14,157     14,747      15,368
Other Current Liabilities............................    28,897     28,897     28,897      28,897
                                                       --------   --------   --------   ---------
          Total Current Liabilities..................  $ 51,502   $ 49,774   $ 50,364   $  50,985
Marad, Capital Leases & Other........................    65,460     58,740     52,020      45,151
Revolving Loan Facility..............................    19,482     15,521     16,231       5,441
Long-Term Financing..................................   193,750    185,000    171,250     147,500
Senior Secured Second Lien Notes.....................    77,281     79,632     82,054      84,515
Deferred Tax Liabilities.............................     5,464      5,464      5,464       5,464
Other Long-Term Liabilities..........................     4,780      4,780      4,780       4,780
                                                       --------   --------   --------   ---------
          Total Long-Term Liabilities................  $366,217   $349,137   $331,799   $ 292,851
          Total Liabilities..........................  $417,719   $398,911   $382,163   $ 343,836
Minority Interest....................................     1,356      1,356      1,356       1,356
STOCKHOLDERS' EQUITY.................................  $169,293   $177,087   $189,360   $ 220,333
          Total Liabilities & Stockholders' Equity...  $588,369   $577,354   $572,880   $ 565,525
                                                       ========   ========   ========   =========

                           HVIDE MARINE INCORPORATED

                            STATEMENT OF OPERATIONS

                                                        FISCAL YEARS ENDING DECEMBER 31,
                                                  --------------------------------------------
                                                    2000        2001        2002        2003
                                                  --------    --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
REVENUE:
Marine support services:
  Offshore energy support.......................  $168,231    $191,339    $209,095    $225,535
  Offshore and harbor towing....................    47,484      48,909      50,376      51,887
Marine transportation services..................    61,889      59,241      61,019      62,849
                                                  --------    --------    --------    --------
          Total Revenue.........................  $277,604    $299,489    $320,490    $340,271
OPERATING EXPENSES:
Marine support services:
  Offshore energy support.......................  $115,508    $119,980    $125,173    $130,674
  Offshore and harbor towing....................    23,060      23,752      24,464      25,198
Marine transportation services..................    34,893      33,235      34,697      36,225
                                                  --------    --------    --------    --------
          Total operating expenses..............  $173,461    $176,967    $184,334    $192,097
DIRECT OVERHEAD EXPENSES:
Marine support services:
  Offshore energy support.......................  $ 19,918    $ 21,066    $ 22,031    $ 23,303
  Offshore and harbor towing....................     5,291       5,608       5,945       6,302
Marine transportation services..................     4,386       3,184       3,342       3,507
                                                  --------    --------    --------    --------
          Total direct overhead.................  $ 29,595    $ 29,858    $ 31,318    $ 33,112
FLEET EBITDA:
Marine support services:
  Offshore energy support.......................  $ 32,805    $ 50,293    $ 61,891    $ 71,558
  Offshore and harbor towing....................    19,133      19,549      19,967      20,387
Marine transportation services..................    22,610      22,822      22,980      23,117
                                                  --------    --------    --------    --------
          Total Fleet EBITDA....................  $ 74,548    $ 92,664    $104,838    $115,062
Corporate overhead expenses.....................    11,904      12,618      13,375      14,178
                                                  --------    --------    --------    --------
EBITDA..........................................    62,644      80,046      91,463     100,884
Depreciation and amortization expenses..........    27,097      31,446      33,946      36,446
                                                  --------    --------    --------    --------
INCOME FROM OPERATIONS..........................  $ 35,547    $ 48,600    $ 57,517    $ 64,438
Interest expense................................    40,468      39,047      37,718      30,021
Income Tax Expense..............................        --       1,759       7,523      13,078
                                                  --------    --------    --------    --------
NET INCOME......................................  $ (4,921)   $  7,794    $ 12,276    $ 21,339
                                                  ========    ========    ========    ========

                           HVIDE MARINE INCORPORATED

                            STATEMENT OF CASH FLOWS

                                                        FISCAL YEARS ENDING DECEMBER 31,
                                                  --------------------------------------------
                                                    2000        2001        2002        2003
                                                  --------    --------    --------    --------
                                                             (DOLLARS IN THOUSANDS)
Net Income......................................  $ (4,921)   $  7,794    $ 12,276    $ 21,339
Adjustments to reconcile net (loss) income to
  net cash:
     Depreciation and Amortization..............    27,097      31,446      33,946      36,446
     Non-Cash Interest Expense..................     2,281       2,351       2,422       2,462
     Changes in Working Capital.................   (12,712)        (83)     (3,883)     (3,471)
                                                  --------    --------    --------    --------
          Net cash provided by operating
            activities..........................  $ 11,745    $ 41,508    $ 44,761    $ 56,776
  Investing Activities:
     Proceeds from Sale of Assets...............     5,000
     Purchase of property.......................   (23,493)    (20,000)    (25,000)    (25,000)
                                                  --------    --------    --------    --------
       Cash Flow from Investment Activities.....   (18,493)   $(20,000)   $(25,000)   $(25,000)
  Financing Activities:
     Proceeds from short term borrowings........    19,482                     710
     Proceeds from Exercise of Warrants.........                                         9,635
     Repayment of short-term borrowings.........                (3,961)                (10,790)
     Repayment of long-term borrowings..........   (16,251)    (17,546)    (20,470)    (30,620)
                                                  --------    --------    --------    --------
       Cash Flow from Financing Activities......  $  3,231    $(21,507)   $(19,760)   $(31,775)
  Increase in cash and cash equivalents.........    (3,517)         --          --          --
  Cash and cash equivalents at beginning of
     period.....................................    11,517       8,000       8,000       8,000
  Cash and cash equivalents at end of period....     8,000       8,000       8,000       8,000

                                                                       EXHIBIT F

               HVIDE MARINE INCORPORATED -- LIQUIDATION ANALYSIS

     Confirmation of the Plan requires that the "Best Interests Test" under
Section 1129(a)(7) of the Bankruptcy Code be satisfied with respect to each impaired Class of Claims or Interests. The "Best Interests Test" is satisfied if the Plan provides each impaired Class of Claims or Interests with a recovery which is at least as great as the recovery which such Class would receive if the Company were liquidated. Accordingly, management has prepared two hypothetical liquidation analyses. Management believes these liquidation analyses demonstrate that the Plan meets the "Best Interests Test."

     Liquidation was first calculated on a "Forced Sale" basis. All assets were assumed to be liquidated over a period of six months. Under the Forced Sale scenario, appraisal values for each vessel were adjusted to reflect estimated sale prices given the assumed time constraints and current market conditions. It was also assumed that the sale of vessels would not give rise to any tax claims. Table 1 compares the most recent appraisal values of vessels with estimated sale prices under this scenario.

       TABLE 1 -- FORCED SALE BASIS -- INDIVIDUAL VESSEL PROCEEDS SUMMARY
                                ($ IN THOUSANDS)

                                                             APPRAISAL VALUE(1)   FORCED SALE VALUE(2)
                                                             ------------------   --------------------
Offshore Energy Support....................................       $505,663              $271,025
Harbor Towing/Tugs.........................................        103,600                76,640
Marine Transportation......................................        111,250                89,000
Equity Investment in Lightship Tankers(3)..................             --                23,000
                                                                  --------              --------
          GRAND TOTAL......................................       $720,513              $459,665
                                                                  ========              ========

---------------

(1) Appraisals include values for all vessels, including those leased or financed. MARAD and Lease obligations on vessels are treated as secured claims
(2) The Forced Sale scenario assumes the liquidation of all vessels under current market conditions over a six-month period
(3) Represents a 50.75% equity interest in five 45,300 dead weight ton double-hull tankers

     Proceeds from the sale of all of the Company's assets (including the sale of its vessels) under a Forced Sale scenario were combined in order to determine the total amount of distributable proceeds, as shown in Table 2.

      TABLE 2 -- FORCED SALE BASIS -- PROCEEDS AVAILABLE FOR DISTRIBUTION
                                ($ IN THOUSANDS)

                                                        BOOK VALUE OF ASSETS   FORCED SALE   DISTRIBUTABLE
                                                            AS OF 9/8/99       ADJUSTMENT      PROCEEDS
                                                        --------------------   -----------   -------------
Cash and Equivalents..................................        $ 17,183             100%        $ 17,183
Accounts Receivable, Net..............................          54,967              85%          46,722
Vessels & Improvements -- Net.........................         754,526              61%         459,665
Spare Parts & Supplies................................          17,960              25%           4,490
Prepaid Expenses......................................           3,939               0%               0
Construction in Progress..............................           2,907               0%               0
Furniture, Equipment & Other..........................          16,801              20%           3,360
Capital Construction Funds............................              45               0%               0
All Other.............................................           4,327              50%           2,164
                                                                                               --------
          TOTAL DISTRIBUTABLE PROCEEDS................                                         $533,584
                                                                                               ========

     Proceeds from the sale of assets were then distributed to the Holders of Secured Claims. For purposes of estimating the claims, interest was accrued on the Bank Group Claims for six months during the liquidation period at the contract rate of interest then in effect. Proceeds remaining after the Holders of Secured Claims were fully satisfied were then applied to priority claims, administrative expenses, and unsecured claims. As can be seen in Table 3, under the Forced Sale scenario, liquidation produces a recovery to Senior Note Claims of 26%.

       TABLE 3 -- FORCED SALE BASIS -- DISTRIBUTION OF AVAILABLE PROCEEDS
                                ($ IN THOUSANDS)

                                                              EST. OBLIGATION   RECOVERY    RECOVERY
                                                               AS OF 9/8/99      VALUE     PERCENTAGE
                                                              ---------------   --------   ----------
Proceeds from Sale of Assets................................                    $533,584
Secured Claims:
  Bank Group Claims(1)......................................     $241,001       $241,001     100%
  Interest Accrued through Distribution.....................       21,635         21,635     100%
  DIP Credit Facility.......................................       42,000         42,000     100%
  Facility Fees.............................................          800            800     100%
  MARAD, Capital Lease, Other Claims (Classes 2A, 2B, 2C)...       94,635         94,635     100%
                                                                 --------       --------
          Total Secured Claims..............................     $400,071       $400,071     100%

Administrative Expense Claims
  Trustee Fees(2)...........................................       10,672         10,672     100%
  Legal, Financial and Brokerage Fees(3)....................       26,679         26,679     100%
  Wind Down Costs(4)........................................        1,800          1,800     100%
Priority Tax Claims.........................................        1,524          1,524     100%
Other Priority Claims (Class 1).............................        5,000          5,000     100%

Unsecured Claims:
  General Unsecured Claims (Class 3A).......................     $ 33,007       $  6,273      19%
  Senior Note Claims (Class 3B).............................      314,168         81,565      26%
  Intercompany Claims (Class 3D)............................      200,000              0       0%
  Trust Preferred Securities (Class 3C)(5)..................      119,700              0       0%
                                                                 --------       --------
          Total Unsecured Claims............................     $666,875       $ 87,838      13%

---------------

(1) See Table 6
(2) Assumed to be approximately two percent of asset sale proceeds
(3) Assumed to be approximately five percent of asset sale proceeds
(4) Operating Expenses assumed to be $500,000 per month, gradually decreasing to $100,000 over a six-month period
(5) The Trust Preferred Securities are instruments issued by a trust which holds convertible subordinated notes issued by HMI. In a liquidation, management has assumed that the convertible subordinated notes would participate as general unsecured claims. Due to the express subordination of the Trust Preferred Securities to the Senior Notes, any proceeds distributable to the Trust Preferred Securities would be given to the Trustee of the Senior Notes.

     Management believes that a more efficient liquidation would be achieved by selling certain assets on a "going concern" basis. Under this scenario, certain of the Company's business segments were assumed to be sold as going concerns. Estimated proceeds from the sale of the operating entities are set forth in Table 4.

     TABLE 4 -- GOING CONCERN BASIS -- PROCEEDS AVAILABLE FOR DISTRIBUTION
                                ($ IN THOUSANDS)

                                                                 ANNUALIZED
                                                              LAST EIGHT MONTHS
                                                                ENDED 9/08/99        ESTIMATED
                                                                  EBITDA(1)        SELLING PRICE
                                                              -----------------    -------------
Offshore Energy Support.....................................       31,730             271,025
Harbor Towing / Tugs........................................       17,981             140,000
Marine Transportation.......................................       24,260             100,000
Equity Investment in Lightship Tankers......................         N.A.              23,000
Cash and Equivalents........................................                           17,183
Furniture, Equipment & Other................................                            3,360
                                                                                     --------
          Total Proceeds from Sale of Assets and
            Subsidiaries....................................                         $554,568

---------------

(1) The sum of individual segment EBITDA exceeds consolidated EBITDA since corporate overhead is excluded. EBITDA for the period January 1, 1999 through September 8, 1999 is annualized to account for vessel sales consummated prior to September 8, 1999 and changing market conditions

     Estimated proceeds from sales of Harbor Towing / Tugs and Marine Transportation segments were based upon management's estimates of sales proceeds using ranges of values derived from informal purchase proposals from third parties received over the past year. Proceeds from the sale of operating segments within the Offshore Energy Support segment were based upon the estimated sale proceeds used in the Forced Sale scenario. Liquidation proceeds were distributed to Claims and Interests as set forth in Table 5.

      TABLE 5 -- GOING CONCERN BASIS -- DISTRIBUTION OF AVAILABLE PROCEEDS
                                ($ IN THOUSANDS)

                                                          EST. OBLIGATION    RECOVERY     RECOVERY
                                                           AS OF 9/8/99       VALUE      PERCENTAGE
                                                          ---------------    --------    ----------
Proceeds from Sale of Assets and Subsidiaries...........                     $554,568
Secured Claims:
  Bank Group Claims(1)..................................     $241,001        $241,001       100%
  Interest Accrued through Distribution.................       21,635          21,635       100%
  DIP Credit Facility...................................       42,000          42,000       100%
  Facility Fees.........................................          800             800       100%
  MARAD, Capital Lease, Other Claims (Classes
     2A,2B,2C)..........................................       94,635          94,635       100%
                                                             --------        --------
          Total Secured Claims..........................     $400,071        $400,071       100%
Administrative Expense Claims
  Trustee Fees(2).......................................       11,091          11,091       100%
  Legal, Financial and Brokerage Fees(3)................       27,728          27,728       100%
  Wind Down Costs(4)....................................        1,800           1,800       100%
Priority Tax Claims.....................................        1,524           1,524       100%
Other Priority Claims (Class 1).........................        5,000           5,000       100%

                                                          EST. OBLIGATION    RECOVERY     RECOVERY
                                                           AS OF 9/8/99       VALUE      PERCENTAGE
                                                          ---------------    --------    ----------
Unsecured Claims:
  General Unsecured Claims (Class 3A)...................     $ 33,007        $  7,590        23%
  Senior Note Claims (Class 3B).........................      314,168          99,764        32%
  Intercompany Claims (Class 3D)........................      200,000               0         0%
  Trust Preferred Securities (Class 3C)(5)..............      119,700               0         0%
                                                             --------        --------
          Total Unsecured Claims........................     $666,875        $107,353        16%

---------------

(1) See Table 6
(2) Assumed to be approximately two percent of asset sale proceeds
(3) Assumed to be approximately five percent of asset sale proceeds
(4) Operating Expenses assumed to be $500,000 per month, gradually decreasing to $100,000 over a six-month period
(5) The Trust Preferred Securities are instruments issued by a trust which holds convertible subordinated notes issued by HMI. In a liquidation, management has assumed that the convertible subordinated notes would participate as general unsecured claims. Due to the express subordination of the Trust Preferred Securities to the Senior Notes, any proceeds distributable to the Trust Preferred Securities would be given to the Trustee of the Senior Notes.

     As can be seen in Table 5, under the going concern scenario, liquidation produces a recovery to the Senior Note Claims of 32%.

     Finally, a detailed breakdown of claims estimates is presented in Table 6.

                         TABLE 6 -- SCHEDULE OF CLAIMS
                            AS OF SEPTEMBER 8, 1999
                                ($ IN THOUSANDS)

                                                              ESTIMATED
                                                               CLAIMS
                                                              ---------
Bank Group Claims:
  Revolver..................................................  $ 157,008
  Term Loan.................................................     83,882
  Less: Escrow Deposits.....................................       (500)
                                                              ---------
     Net Bank Group Principal...............................  $ 240,390
  Interest Payable..........................................        612
  Accrued Interest -- Post-petition(1)......................     21,635
                                                              ---------
          Total Bank Group Claim............................  $ 262,636
MARAD/Capital Lease Claims:
  Capital Lease Obligations.................................  $  38,356
  MARAD Debt................................................     33,970
  Other Current(2)..........................................     18,375
  Interest Payable..........................................      1,222
  Accrued Interest -- Post-petition(3)......................      2,712
                                                              ---------
          Total MARAD/Capital Lease Claim...................  $  94,635
Priority Tax Claims:
  Accrued Taxes:
     Tangible Property Tax..................................        721
     Sales Tax..............................................        491
     Payroll Taxes..........................................        312
                                                              ---------
          Total Tax Claims..................................  $   1,524

                                                              ESTIMATED
                                                               CLAIMS
                                                              ---------
Other Priority Claims:
  Employee Claims:
     Accrued Payroll........................................  $   3,092
     Estimated Additional Claims(4).........................      1,908
                                                              ---------
          Total Other Priority Claims.......................  $   5,000
General Unsecured Claims:
  Accounts Payable..........................................  $  16,558
  Charter Hire Payable......................................      1,679
  Accrued Other.............................................     12,236
  Accrued Voyage Expense....................................      1,380
  Accrued Non-Compete Fee...................................      1,154
                                                              ---------
          Total General Unsecured Claims....................  $  33,007
Senior Note Claims:
  Senior Note Principal.....................................  $ 300,000
  Interest Payable..........................................     14,168
                                                              ---------
          Total Senior Note Claims..........................  $ 314,168

---------------

(1) Interest is accrued on the balance of the revolver and term loan less escrow deposits at an interest rate of Prime plus 10% (8/14/99 Prime is 8%) for a period of six months.
(2) Debt owed on the Seabulk St. Frances, Seabulk Houston, Seabulk Kansas, Seabulk Nebraska, and HMI Astrachem.
(3) Interest is accrued on MARAD and Capital Lease debt at a rate of 7.5% for a period of six months.
(4) Estimated Additional Claims are based on a total employee claim estimate using an average cost of $2,000 per employee, or $5 million total.